     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 6, 1998
                                                           REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                           __________________________
                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                           __________________________
                                ALLIANCE BANCORP
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

    DELAWARE                             6711                               36-3811768
(State of Incorporation)     (Primary standard industrial        (IRSEmployer Identification No.)
                              classification code number)

                               ONE GRANT SQUARE
                           HINSDALE, ILLINOIS  60521
                                (630) 323-1776
              (Address, including zip code and telephone number,
       including area code, of registrant's principal executive offices)
                               KENNE P. BRISTOL
                               ALLIANCE BANCORP
                               ONE GRANT SQUARE
                           HINSDALE, ILLINOIS  60521
                                (630) 323-1776
           (Name, address, including zip code and telephone number,
                  including area code, of agent for service)
                                  COPIES TO:

   JOHN J. GORMAN, ESQUIRE                         MARY SJOQUIST, ESQUIRE
   ROBERT LIPSHER, ESQUIRE                          PATTON BOGGS, L.L.P.
     LUSE LEHMAN GORMAN                              2550 M STREET, NW
   POMERENK & SCHICK, P.C.                        WASHINGTON, DC 20037-1350
 5335 WISCONSIN AVENUE, N.W.                           (202) 457-6000
   WASHINGTON, D.C.  20015
       (202) 274-2000

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with
             General Instruction G, check the following box.[_]

                                                  CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                    PROPOSED MAXIMUM      AMOUNT OF
  TITLE OF EACH CLASS OF SECURITIES                                     PROPOSED MAXIMUM                AGGREGATE       REGISTRATION
        TO BE REGISTERED               AMOUNT TO BE REGISTERED (1)    OFFERING PRICE PER UNIT(2)   OFFERING PRICE(2)       FEE (3)
------------------------------------------------------------------------------------------------------------------------------------
   Common Stock
  Par Value $.01................            3,857,231                        $23.934                  $92,318,980         $27,235
------------------------------------------------------------------------------------------------------------------------------------


(1) Represents the estimated number of shares of common stock, par value $.01 per share, issuable by Alliance Bancorp upon consummation of the Merger described herein, including shares issuable upon the exercise of outstanding employee and director stock options.
(2) Pursuant to Rules 457(f)(1) and 457(c), the registration fee for the Alliance Bancorp common stock is based on the average of the high and low sale prices of Southwest Bancshares, Inc. ("Southwest Bancshares") on the Nasdaq National Market on April 30, 1998 ($32.50) and computed based upon the estimated maximum number of such shares (2,840,584) that may be exchanged for the securities being registered.
(3) Pursuant to Rule 457(b), a fee of $18,202 was paid in connection with the filing of preliminary proxy materials. Consequently, the amount paid herewith is reduced to $9,033.


  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                               ALLIANCE BANCORP
                               ONE GRANT SQUARE
                           HINSDALE, ILLINOIS 60521
                                (630) 323-1776


                                 May ___, 1998

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of Alliance Bancorp to be held on Tuesday, June 30, 1998, at Ashton Place, 341 W. 75th Street, Willowbrook, Illinois, at 10:00 a.m., Chicago time (the "Annual Meeting"). Notice of the Annual Meeting, a Joint Proxy Statement/Prospectus and a form of proxy are enclosed.

     At the Annual Meeting, you will be asked to consider and vote upon the Agreement and Plan of Merger, dated as of December 16, 1997, by and between Alliance Bancorp and Southwest Bancshares, Inc. ("Southwest Bancshares"), and a related Plan of Merger (together, the "Agreement"), pursuant to which Southwest Bancshares will be acquired by Alliance Bancorp (the "Merger").

     In connection with the Merger, each share of Southwest Bancshares Common Stock outstanding immediately prior to consummation of the Merger (other than shares held directly by Alliance Bancorp or Southwest Bancshares) will be converted into shares of Alliance Bancorp Common Stock based on an exchange ratio, as described in the accompanying Joint Proxy Statement/Prospectus.

     Consummation of the Merger is conditional upon, among other things, receipt of all required shareholder and regulatory approvals. YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE AGREEMENT AND THE MERGER, which the Board believes is in the best interests of the shareholders of Alliance Bancorp. The Board of Directors has received the opinion of Friedman, Billings, Ramsey & Co., Inc., Alliance Bancorp's financial advisor, to the effect that, as of the date of such opinion and based on the considerations described therein, the consideration to be paid by Alliance Bancorp in the Merger is fair to the holders of the outstanding shares of Alliance Bancorp Common Stock from a financial point of view.

     At the Annual Meeting, you will also be asked to vote on an amendment to Alliance Bancorp's Certificate of Incorporation to increase the number of authorized shares of Alliance Bancorp Common Stock. In addition, at the Annual Meeting, you will be asked to vote on the election of four directors and the ratification of the appointment of independent auditors for the fiscal year ending December 31, 1998. During the Annual Meeting, we will also report on the operations of Alliance Bancorp and its subsidiaries. Directors and officers of Alliance Bancorp, as well as representatives of our independent auditors, will be present to respond to any questions which stockholders may have.

     We have enclosed a Notice of the Annual Meeting, a Joint Proxy Statement/Prospectus containing a discussion of the Agreement and the Merger and a Proxy Card to record your vote on the matters submitted for shareholder action at the Annual Meeting. Also enclosed is the Alliance Bancorp Annual Report on Form 10-K for the fiscal year ended December 31, 1997, which serves as the Annual Report to Stockholders for this meeting, and the Southwest Bancshares Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

     I encourage you to attend the Annual Meeting in person. Whether or not you do, I hope you will read the Joint Proxy Statement/Prospectus and sign and date the Proxy Card and return it in the enclosed postage-paid envelope. This will save Alliance Bancorp additional expense in soliciting proxies and will ensure that your shares are represented. Please note that you may vote in person at the Annual Meeting even if you have previously returned the Proxy Card.

     Thank you for your attention to this important matter.

Sincerely,



Fredric G. Novy                          Kenne P. Bristol
Chairman of the Board                    President and Chief Executive Officer

                          SOUTHWEST BANCSHARES, INC.
                            4062 SOUTHWEST HIGHWAY
                           HOMETOWN, ILLINOIS 60456
                                (708) 636-2700

                                 May ___, 1998

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of Southwest Bancshares, Inc. ("Southwest Bancshares") to be held on Tuesday, June 30, 1998, at The Oak Lawn Hilton Hotel, 9333 South Cicero Avenue, Oak Lawn, Illinois, at 9:30 a.m., Chicago time (the "Annual Meeting"). Notice of the Annual Meeting, a Joint Proxy Statement/Prospectus and a form of proxy are enclosed.

     At the Annual Meeting, you will be asked to consider and vote upon the Agreement and Plan of Merger, dated as of December 16, 1997, by and between Alliance Bancorp and Southwest Bancshares, and a related Plan of Merger (together, the "Agreement"), pursuant to which Southwest Bancshares will be acquired by Alliance Bancorp (the "Merger").

     In connection with the Merger, each share of Southwest Bancshares Common Stock outstanding immediately prior to consummation of the Merger (other than shares held directly by Alliance Bancorp or Southwest Bancshares) will be converted into shares of Alliance Bancorp Common Stock based on an exchange ratio, as described in the accompanying Joint Proxy Statement/Prospectus.

     Consummation of the Merger is conditional upon, among other things, receipt of all required shareholder and regulatory approvals. YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE AGREEMENT AND THE MERGER, which the Board believes is in the best interests of the shareholders of Southwest Bancshares. The Board of Directors has received the opinion of Robert W. Baird & Co. Incorporated, Southwest Bancshares' financial advisor, to the effect that, as of the date of such opinion and based on the considerations described therein, the exchange ratio was fair, from a financial point of view, to the holders of Southwest Bancshares Common Stock.

     The exchange of Southwest Bancshares Common Stock for Alliance Bancorp Common Stock (other than cash paid in lieu of fractional shares) will be a tax-free transaction for federal income tax purposes.

     We have enclosed a Notice of the Annual Meeting, a Joint Proxy Statement/Prospectus containing a discussion of the Agreement and the Merger and a proxy to record your vote on the matters submitted for shareholder action at the Annual Meeting. Please complete, sign and date the enclosed proxy and return it as soon as possible in the envelope provided. If you decide to attend the Annual Meeting, you may vote your shares in person whether or not you have previously submitted a proxy. It is important to understand that the Agreement and the Merger must be approved by the holders of a majority of all outstanding shares of Southwest Bancshares Common

Stock and that the failure to vote will have the same effect as a vote against the proposal. On behalf of the Board, thank you for your attention to this important matter.

     At the Annual Meeting, you will also be asked to vote on the election of two directors to hold office until the Merger is consummated or, if the Merger is not consummated, for a term of three years each and the ratification of the appointment of independent auditors for the fiscal year ending December 31, 1998. Directors and officers of Southwest Bancshares, as well as representatives of our independent auditors, will be present to respond to any questions which stockholders may have.

     We have enclosed a Notice of the Annual Meeting, a Joint Proxy Statement/Prospectus containing a discussion of the Agreement and the Merger and a proxy to record your vote on the matters submitted for shareholder action at the Annual Meeting. Also enclosed is the Southwest Bancshares Annual Report on Form 10-K for the fiscal year ended December 31, 1997, which serves as the Annual Report to Stockholders for this meeting and the Alliance Bancorp Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

     I encourage you to attend the Annual Meeting in person. Whether or not you do, I hope you will read the Joint Proxy Statement/Prospectus and sign and date the Proxy and return it in the enclosed postage-paid envelope. This will save Southwest Bancshares additional expense in soliciting proxies and will ensure that your shares are represented. Please note that you may vote in person at the Annual Meeting even if you have previously returned the Proxy Form.

     Thank you for your attention to this important matter.

                                    Sincerely,



                                    Lawrence M. Cox
                                    Chairman of the Board of Directors



PLEASE DO NOT SEND IN ANY STOCK CERTIFICATES AT THIS TIME. YOU WILL RECEIVE INSTRUCTIONS FOLLOWING THE MERGER FOR EXCHANGE OF STOCK CERTIFICATES.

                               ALLIANCE BANCORP
                               ONE GRANT SQUARE
                           HINSDALE, ILLINOIS 60521
                                (630) 323-1776
                               _________________

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 30, 1998

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Alliance Bancorp will be held on Tuesday, June 30, 1998, at Ashton Place, 341 W. 75th Street, Willowbrook, Illinois, at 10:00 a.m., Chicago time.

     A Proxy Card and a Joint Proxy Statement/Prospectus for the Annual Meeting are enclosed. The Annual Meeting is being held for the purpose of considering and voting upon the following matters:

     (1) The approval of the Agreement and Plan of Merger (the "Merger Agreement"), dated as of December 16, 1997, by and between Alliance Bancorp and Southwest Bancshares, Inc. ("Southwest Bancshares"), a copy of which is attached to the accompanying Joint Proxy Statement/Prospectus as Appendix I, and the transactions contemplated thereby, including the merger of Southwest Bancshares into Alliance Bancorp, pursuant to which each outstanding share of Southwest Bancshares Common Stock would be converted into shares of Alliance Bancorp Common Stock based on an exchange ratio as described in the accompanying Joint Proxy Statement/Prospectus (with cash paid in lieu of fractional share interests), and the merger of Southwest Federal Savings and Loan Association of Chicago into Liberty Federal Bank;

     (2) The election of four directors of Alliance Bancorp for a term of three years each;

     (3) The ratification of KPMG Peat Marwick LLP as independent auditors of Alliance Bancorp for the fiscal year ending December 31, 1998;

     (4) The approval of an amendment to Alliance Bancorp's Certificate of Incorporation to increase the total number of authorized shares of common stock to 21,000,000; and

     (5) To transact such other business as may properly come before the Annual Meeting or any and all adjournments and postponements thereof, including proposals to adjourn the Annual Meeting to permit the further solicitation of proxies by the Board of Directors in the event that there are not sufficient votes to approve the Merger proposal or the proposal to amend the Certificate of Incorporation at the time of the Annual Meeting; provided, however, that a proxy which is voted against the Merger proposal or the proposal to amend the Certificate of Incorporation will not be voted in favor of adjournment to solicit further proxies for such proposal.

     Pursuant to the Bylaws, the Board of Directors has fixed May 14, 1998 as the voting record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. Only holders of the Common Stock of Alliance Bancorp as of the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. A list of stockholders entitled to vote at the Annual Meeting will be available at One Grant Square, Hinsdale, Illinois for a period of ten days prior to the Annual Meeting and will also be available for inspection at the meeting itself.



                              By Order of the Board of Directors,



                              Richard A. Hojnicki
                              Secretary

Hinsdale, Illinois
May ___, 1998



IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE ANNUAL MEETING, PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                          SOUTHWEST BANCSHARES, INC.
                            4062 SOUTHWEST HIGHWAY
                           HOMETOWN, ILLINOIS 60456
                                (708) 636-2700


                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 30, 1998


       NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Southwest Bancshares, Inc. ("Southwest Bancshares") is scheduled to be held Tuesday, June 30, 1998, at The Oak Lawn Hilton Hotel, 9333 South Cicero Avenue, Oak Lawn, Illinois, at 9:30 a.m., Chicago time.

     A Proxy form and a Joint Proxy Statement/Prospectus for the Annual Meeting are enclosed. The Annual Meeting is being held for the purpose of considering and voting upon the following matters:

     (1) The approval of the Agreement and Plan of Merger (the "Merger Agreement"), dated as of December 16, 1997, by and between Alliance Bancorp and Southwest Bancshares, a copy of which is attached to the accompanying Joint Proxy Statement/Prospectus as Appendix I, and the transactions contemplated thereby, including the merger of Southwest Bancshares into Alliance Bancorp, pursuant to which each outstanding share of Southwest Bancshares Common Stock would be converted into shares of Alliance Bancorp Common Stock based on an exchange ratio as described in the accompanying Joint Proxy Statement/Prospectus (with cash paid in lieu of fractional share interests), and the merger of Southwest Federal Savings and Loan Association of Chicago into Liberty Federal Bank;

     (2) The election of two directors of Southwest Bancshares to hold office until the Merger is consummated or, if the Merger is not consummated, for a term of three years each;

     (3) The ratification of Cobitz, VandenBerg & Fennessy as independent auditors of Southwest Bancshares for the fiscal year ending December 31, 1998; and

     (4) To transact such other business as may properly come before the Annual Meeting or any and all adjournments and postponements thereof, including proposals to adjourn the Annual Meeting to permit the further solicitation of proxies by the Board of Directors in the event that there are not sufficient votes to approve the Merger proposal at the time of the Annual Meeting; provided, however, that a proxy which is voted against the Merger proposal will not be voted in favor of adjournment to solicit further proxies for such proposal.

     The Board of Directors has established May 14, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournments thereof. Only holders of the Common Stock of Southwest Bancshares as of the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. A list of stockholders entitled to vote at the Annual Meeting will be available at 4062 Southwest Highway, Hometown, Illinois for a period of ten days prior to the Annual Meeting and will also be available for inspection at the meeting itself.




                              By Order of the Board of Directors



                              Mary A. McNally
                              Secretary


Hometown, Illinois
_________________, 1998



IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE SOUTHWEST BANCSHARES THE EXPENSE OF FURTHER REQUESTS FOR PROXIES. AN ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

PLEASE DO NOT SEND IN ANY STOCK CERTIFICATES AT THIS TIME.

                               ALLIANCE BANCORP
                          SOUTHWEST BANCSHARES, INC.

                             JOINT PROXY STATEMENT

                             _____________________


                                  PROSPECTUS

                                      FOR

                               ALLIANCE BANCORP


                             _____________________

     This Joint Proxy Statement/Prospectus is being furnished to the shareholders of Alliance Bancorp, a Delaware corporation, in connection with the solicitation of proxies by the Board of Directors of Alliance Bancorp for use at the Annual Meeting of Stockholders of Alliance Bancorp (the "Alliance Bancorp Annual Meeting") scheduled to be held Tuesday, June 30, 1998, at Ashton Place, 341 W. 75th Street, Willowbrook, Illinois, at 10:00 a.m., Chicago time, and at any and all adjournments or postponements thereof.

     This Joint Proxy Statement/Prospectus also is being furnished to the shareholders of Southwest Bancshares, Inc. ("Southwest Bancshares"), a Delaware corporation, in connection with the solicitation of proxies by the Board of Directors of Southwest Bancshares for use at the Annual Meeting of Stockholders of Southwest Bancshares scheduled to be held on Tuesday, June 30, 1998, at The Oak Lawn Hilton Hotel, 9333 South Cicero Avenue, Oak Lawn, Illinois, at 9:30 a.m., Chicago time (the "Southwest Bancshares Annual Meeting" and, together with the Alliance Bancorp Annual Meeting, the "Annual Meetings").

     At the Annual Meetings, Alliance Bancorp shareholders and Southwest Bancshares shareholders will be asked to consider and vote upon, among other things, the proposed merger of Southwest Bancshares with and into Alliance Bancorp and the merger of Southwest Bancshares' subsidiary, Southwest Federal Savings and Loan Association of Chicago ("Southwest Federal"), with and into Alliance Bancorp's principal subsidiary, Liberty Federal Bank (collectively, the "Merger"), as contemplated by the Agreement and Plan of Merger, dated as of December 16, 1997 (the "Merger Agreement"), by and between Alliance Bancorp and Southwest Bancshares. Pursuant to the Merger Agreement, upon consummation of the Merger, each outstanding share of common stock, par value $.01 per share, of Southwest Bancshares ("Southwest Bancshares Common Stock") would be converted into shares of common stock, par value $.01 per share, of Alliance Bancorp ("Alliance

Bancorp Common Stock") based on an exchange ratio (the "Exchange Ratio"), and the payment of cash in lieu of fractional shares. The Merger Agreement is attached as Appendix I to this Joint Proxy Statement/Prospectus and incorporated herein by reference.

     The Exchange Ratio shall be determined as follows: (i) if the "Alliance Bancorp Market Value" (as described below) is less than or equal to $30.475 and greater than or equal to $22.525, then 1.1981 shares of Alliance Bancorp Common Stock; (ii) if the Alliance Bancorp Market Value is greater than $30.475 and less than or equal to $35.00, then that number of shares of Alliance Bancorp Common Stock, determined by dividing $36.5125 by the Alliance Bancorp Market Value; (iii) if the Alliance Bancorp Market Value is greater than $35.00, then
1.0432 shares of Alliance Bancorp Common Stock; and (iv) if the Alliance Bancorp Market Value is less than $22.525, then that number of shares of Alliance Bancorp Common Stock, determined by dividing $26.9875 by the Alliance Bancorp Market Value, subject to the right of Alliance Bancorp to terminate the Merger Agreement. If the Alliance Bancorp Market Value is less than $19.875, then Alliance Bancorp shall have the right to terminate the Merger Agreement unless Southwest Bancshares provides written notice that it wants to proceed with the Merger, in which event the Exchange Ratio will be 1.3579. The term "Alliance Bancorp Market Value" is defined in the Merger Agreement to mean the average of the inside closing bid price of Alliance Bancorp Common Stock on the Nasdaq National Market System (as reported by The Wall Street Journal) for each of the twenty (20) consecutive trading days ending on the fifth business day before the closing date.

     Alliance Bancorp's and Southwest Bancshares' respective financial advisors have rendered opinions to the effect that as of May ____, 1998, from a financial point of view, the Exchange Ratio was fair to the respective holders of shares of Alliance Bancorp Common Stock and Southwest Bancshares Common Stock. The Merger is subject to certain conditions, including the approval of the holders of shares of Alliance Bancorp Common Stock and Southwest Bancshares Common Stock and the approval of the Office of Thrift Supervision ("OTS"). For additional information regarding the Merger Agreement and the terms of the Merger, see "The Merger."

     This Joint Proxy Statement/Prospectus also constitutes a prospectus of Alliance Bancorp, filed as part of the Registration Statement (defined below) with respect to [3,339,806] shares of Alliance Bancorp Common Stock to be issued upon consummation of the Merger pursuant to the terms of the Merger Agreement.

     This Joint Proxy Statement/Prospectus does not cover any resales of the Alliance Bancorp Common Stock offered hereby to be received by the stockholders deemed to be affiliates of Alliance Bancorp or Southwest Bancshares upon consummation of the Merger. No person is authorized to make use of this Joint Proxy Statement/Prospectus in connection with such resales, although such securities may be traded without the use of this Joint Proxy Statement/Prospectus by those stockholders of Southwest Bancshares not deemed to be affiliates of Alliance Bancorp or Southwest Bancshares.

     At the Alliance Bancorp Annual Meeting, the holders of Alliance Bancorp Common Stock will also be asked to consider and vote upon proposals to (i) elect four directors for a term of three years each, (ii) ratify the appointment of KPMG Peat Marwick LLP as independent auditors for

Alliance Bancorp for the fiscal year ending December 31, 1998 and (iii) amend Alliance Bancorp's Certificate of Incorporation to increase the total number of authorized shares of Alliance Bancorp Common Stock to 21,000,000.

     At the Southwest Bancshares Annual Meeting, the holders of Southwest Bancshares Common Stock will also be asked to consider and vote upon proposals to (i) elect two directors to hold office until the Merger is consummated or, if the Merger is not consummated, for a term of three years each, and (ii) ratify the appointment of Cobitz, VandenBerg & Fennessy as independent auditors of Southwest Bancshares for the fiscal year ending December 31, 1998.

     This Joint Proxy Statement/Prospectus, and the accompanying notice and Proxy, are first being mailed to stockholders of Alliance Bancorp and Southwest Bancshares on or about May 18, 1998.


     THE SHARES OF ALLIANCE BANCORP COMMON STOCK OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, THE OFFICE OF THRIFT SUPERVISION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AGENCY, AND NEITHER THE SECURITIES AND EXCHANGE COMMISSION, THE OFFICE OF THRIFT SUPERVISION, ANY STATE SECURITIES COMMISSION NOR ANY OTHER AGENCY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE SHARES OF ALLIANCE BANCORP COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.

                             ______________________



       THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS IS MAY __, 1998.

                             AVAILABLE INFORMATION

     Alliance Bancorp and Southwest Bancshares are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information filed by Alliance Bancorp and Southwest Bancshares can be obtained, upon payment of prescribed fees, from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. In addition, such information can be inspected and copied at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the SEC's Regional Offices located at Northwestern Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Alliance Bancorp and Southwest Bancshares file their reports, proxy statements and other information (including the registration statement referred to below) with the SEC electronically through the Electronic Data Gathering, Analysis, and Retrieval ("EDGAR") system, which filings are publicly available through the SEC's Web site at http://www.sec.gov.

     Alliance Bancorp has filed with the SEC a registration statement on Form S-4 (together with all amendments, schedules, and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Alliance Bancorp Common Stock to be issued pursuant to and as contemplated by the Merger Agreement. This Joint Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC. The Registration Statement is available for inspection and copying as set forth above. Statements contained in this Joint Proxy Statement/Prospectus or in any document incorporated by reference in this Joint Proxy Statement/Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (EXCLUDING EXHIBITS NOT SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS JOINT PROXY STATEMENT/PROSPECTUS IS DELIVERED BY OR ON BEHALF OF ALLIANCE BANCORP OR SOUTHWEST BANCSHARES, UPON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON, IN THE CASE OF DOCUMENTS RELATING TO ALLIANCE BANCORP, TO RICHARD A. HOJNICKI, CORPORATE SECRETARY, ALLIANCE BANCORP, ONE GRANT SQUARE, HINSDALE, ILLINOIS 60521, TELEPHONE (630) 323-1776; OR IN THE CASE OF DOCUMENTS RELATING TO SOUTHWEST BANCSHARES, TO MARY A. MCNALLY, SECRETARY, SOUTHWEST BANCSHARES, INC., 4062 SOUTHWEST HIGHWAY, HOMETOWN, ILLINOIS 60456, TELEPHONE (708) 636-2700. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS PRIOR TO THE ANNUAL MEETINGS, ANY REQUEST SHOULD BE MADE BY ___________, 1998. PERSONS REQUESTING

                                      (i)

COPIES OF EXHIBITS TO DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS MAY BE CHARGED THE COST OF REPRODUCTION AND MAILING.

     The following documents previously filed with the SEC by Alliance Bancorp (File No. 0-20082) are hereby incorporated by reference in this Joint Proxy Statement/Prospectus. Except as noted below, these documents are not presented or delivered herewith:

     1. The Annual Report on Form 10-K of Alliance Bancorp for the fiscal year ended December 31, 1997.
     2. The Current Report on Form 8-K of Alliance Bancorp dated December 16, 1997.

     Accompanying this Joint Proxy Statement/Prospectus is Alliance Bancorp's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

     The following documents previously filed with the SEC by Southwest Bancshares (File No. 0-19968) are hereby incorporated by reference in this Joint Proxy Statement/Prospectus. Except as noted below, these documents are not presented or delivered herewith:

     1. The Annual Report on Form 10-K of Southwest Bancshares for the year ended December 31, 1997.
     2. The Current Report on Form 8-K of Southwest Bancshares dated December 16, 1997.
     3. Description of Southwest Bancshares Common Stock set forth in Southwest Bancshares' registration statement filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed for purposes of updating any such description.

     Accompanying this Joint Proxy Statement/Prospectus is Southwest Bancshares' Annual Report on Form 10-K for the year ended December 31, 1997

     All documents filed by Alliance Bancorp or Southwest Bancshares, respectively, with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Joint Proxy Statement/Prospectus and prior to the date of the Annual Meetings shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

                             ______________________

                                     (ii)

     All information contained in this Joint Proxy Statement/Prospectus with respect to Alliance Bancorp and its subsidiaries has been supplied by Alliance Bancorp, and all information with respect to Southwest Bancshares and its subsidiaries has been supplied by Southwest Bancshares.

     No person is authorized to give any information or to make any representation other than those contained or incorporated by reference in this Joint Proxy Statement/Prospectus, and, if given or made, such information or representation should not be relied upon as having been authorized. This Joint Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Joint Proxy Statement/Prospectus, or the solicitation of a proxy, in any jurisdiction, to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction.

                             ______________________


     THIS JOINT PROXY STATEMENT/PROSPECTUS CONTAINS FORWARD-LOOKING INFORMATION REGARDING THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR ALLIANCE BANCORP AND SOUTHWEST BANCSHARES AND THE PRO FORMA INFORMATION REGARDING THE COMBINED COMPANIES. THIS INFORMATION IS SUBJECT TO NUMEROUS ASSUMPTIONS, RISKS AND UNCERTAINTIES. THE INFORMATION FOR FUTURE PERIODS IS SUBJECT TO GREATER UNCERTAINTY BECAUSE OF THE INCREASED LIKELIHOOD OF CHANGES IN THE UNDERLYING FACTORS AND ASSUMPTIONS. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE FORWARD-LOOKING INFORMATION PRESENTED HEREIN.

     THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE FORWARD-LOOKING INFORMATION CONTAINED HEREIN INCLUDE THE FOLLOWING: PRICING PRESSURES ON LOAN AND DEPOSIT PRODUCTS, ACTIONS OF COMPETITORS, CHANGES IN ECONOMIC CONDITIONS, THE EXTENT AND TIMING OF ACTIONS OF THE FEDERAL RESERVE BOARD AS TO INTEREST RATES, CONTINUED CONSUMER DISINTERMEDIATION, CUSTOMERS' ACCEPTANCE OF PRODUCTS AND SERVICES, THE EXTENT AND TIMING OF LEGISLATIVE AND REGULATORY ACTIONS AND CHANGES, AND THE ABILITY OF ALLIANCE BANCORP TO REALIZE THE BENEFITS OF ITS INTEGRATION OF THE OPERATIONS OF SOUTHWEST BANCSHARES.

     THE FORWARD-LOOKING INFORMATION CONTAINED HEREIN SPEAKS ONLY AS OF THE DATE OF THIS PRESENTATION. THE COMPANY ASSUMES NO DUTY TO UPDATE THE INFORMATION CONTAINED HEREIN TO REFLECT CHANGING OR UNANTICIPATED EVENTS OR CIRCUMSTANCES.

                                     (iii)

                               TABLE OF CONTENTS

AVAILABLE INFORMATION......................................................... (i)

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................... (i)

SUMMARY.......................................................................   1

     The Parties to The Merger................................................   1
     Alliance Bancorp and Liberty Federal Bank................................   1
     Southwest Bancshares, Inc. and Southwest Federal Savings and
      Loan Association of Chicago.............................................   2

     The Annual Meetings......................................................   3
     Alliance Bancorp Annual Meeting..........................................   3
     Southwest Bancshares Annual Meeting......................................   4

     The Merger...............................................................   6
     General..................................................................   6
     Reasons for the Merger; Recommendations of the Boards of Directors.......   6
     Merger Consideration.....................................................   7
     Opinions of Financial Advisors...........................................   8
     Effective Date and Closing Date..........................................   9
     No Appraisal Rights......................................................   9
     Interests of Certain Persons in the Merger...............................   9
     Conditions to the Merger.................................................   9
     Regulatory Approvals.....................................................   9
     Waiver and Amendment; Termination........................................  10
     Covenants Pending Closing................................................  10
     Expenses.................................................................  11
     Accounting Treatment.....................................................  11
     Federal Income Tax Consequences of the Merger............................  11
     Effects of the Merger on Stockholders....................................  12
     Nasdaq Listing...........................................................  12

     Certain Related Transactions.............................................  12
     Stock Option Agreements..................................................  12
     The Bank Merger Agreement................................................  13

     Unaudited Comparative Per Common Share Data..............................  13

     Comparative Stock Prices and Dividend Information........................  15

                                     (iv)

SELECTED CONSOLIDATED FINANCIAL AND OTHER
  DATA OF ALLIANCE BANCORP....................................................  17

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
OF SOUTHWEST BANCSHARES, INC..................................................  20

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS.............................  23
     Pro Forma Unaudited Combined Condensed Balance Sheet as of
      December 31, 1997.......................................................  24
     Pro Forma Unaudited Combined Condensed Statements of Income..............  25
     Pro Forma Capital Ratios.................................................  28

ALLIANCE BANCORP AND LIBERTY FEDERAL BANK.....................................  29
     Alliance Bancorp.........................................................  29
     Liberty Federal Bank.....................................................  29

SOUTHWEST BANCSHARES, INC. AND SOUTHWEST FEDERAL SAVINGS AND
  LOAN ASSOCIATION OF CHICAGO.................................................  30
     Southwest Bancshares, Inc................................................  30
     Southwest Federal Savings and Loan Association of Chicago................  30

ALLIANCE BANCORP ANNUAL MEETING...............................................  31
     Security Ownership of Certain Beneficial Owners..........................  34
     Election of Alliance Bancorp Directors...................................  35
     Meetings of the Board of Directors and Committees of the Board...........  38
     Directors' Compensation..................................................  39
     Executive Compensation...................................................  39
     Transactions With Certain Related Persons................................  49
     Ratification of Appointment of Independent Auditors......................  49
     Stockholder Proposals....................................................  50
     Advance Notice of Business to Be Conducted at an Annual Meeting..........  50
     Other Matters Which May Properly Come Before
      The Alliance Bancorp Annual Meeting.....................................  50

SOUTHWEST BANCSHARES ANNUAL MEETING...........................................  51
     Vote Required to Approve the Merger; Principal Stockholders..............  54
     Solicitation of Proxies..................................................  54
     Election of Southwest Bancshares' Directors..............................  55
     Information with Respect to Nominees, Continuing Directors and Certain
      Executive Officers......................................................  55
     Meetings of the Board and Committees of the Board........................  57
     Directors' Compensation..................................................  58

                                      (v)

     Executive Compensation...................................................  59
     Indebtedness of Management and Transactions with Certain Related Persons.  68
     Security Ownership of Certain Beneficial Owners and Management...........  68

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS...........................  68
     Stockholder Proposal.....................................................  69
     Notice of Business to be Conducted at an Annual Meeting..................  69
     Other Matters Which May Properly Come Before the Southwest
      Bancshares Annual Meeting...............................................  70

THE MERGER....................................................................  71
     Background of the Merger.................................................  71
     Reasons for the Merger...................................................  74
     Recommendations of the Boards of Directors...............................  77
     Merger Consideration.....................................................  78
     Treatment of Southwest Bancshares Stock Options..........................  80
     Opinion of Financial Advisor to Alliance Bancorp.........................  80
     Opinion of Southwest Bancshares' Financial Advisor.......................  86
     Effective Date and Closing Date..........................................  93
     No Appraisal Rights......................................................  93
     Fractional Shares........................................................  93
     Exchange of Certificates.................................................  94
     Employment and Consulting Agreements.....................................  95
     Supplemental Executive Retirement Plan...................................  96
     Board Membership and Advisory Board......................................  96
     Effect on Employees and Employee Benefit Plans of Southwest Bancshares
      and Alliance Bancorp....................................................  97
     Representations and Warranties...........................................  97
     Conditions to the Merger.................................................  98
     Regulatory Approvals.....................................................  99
     Amendments, Extensions and Waivers....................................... 100
     Termination; Effect of Termination....................................... 100
     Covenants Pending Closing................................................ 101
     No Solicitation of Bids.................................................. 102
     Expenses................................................................. 102
     Accounting Treatment..................................................... 103
     Resales of Alliance Bancorp Common Stock by Affiliates................... 103
     Federal Income Tax Consequences of the Merger............................ 104
     Nasdaq Listing........................................................... 106

MANAGEMENT AND OPERATIONS AFTER THE MERGER.................................... 106

CERTAIN RELATED TRANSACTIONS.................................................. 106

                                     (vi)

     Stock Option Agreements.................................................. 106
     The Bank Merger Agreement................................................ 110

DESCRIPTION OF ALLIANCE BANCORP CAPITAL STOCK................................. 110
     General.................................................................. 111
     Common Stock............................................................. 111
     Preferred Stock.......................................................... 112
     Certain Provisions of Delaware Corporate Law and Alliance Bancorp's...... 113

COMPARISON OF RIGHTS OF STOCKHOLDERS OF ALLIANCE BANCORP AND
  SOUTHWEST BANCSHARES, INC................................................... 114

AMENDMENT TO CERTIFICATE OF INCORPORATION OF ALLIANCE BANCORP................. 114
     General.................................................................. 114
     Increase in Authorized Shares of Capital Stock........................... 115

LEGAL MATTERS................................................................. 116

EXPERTS....................................................................... 116

INDEPENDENT ACCOUNTANTS....................................................... 117

OTHER MATTERS................................................................. 117

APPENDICES

     I Agreement and Plan of Merger (including the Stock Option Agreement and the Bank Merger Agreement but omitting other schedules and exhibits)

     II Text of proposed amendment to Certificate of Incorporation of Alliance Bancorp

     III  Fairness Opinion of Friedman, Billings, Ramsey & Co. Inc.

     IV   Fairness Opinion of Robert W. Baird & Co. Incorporated

                                     (vii)

--------------------------------------------------------------------------------

                                    SUMMARY

     The following is a brief summary of certain information contained elsewhere or incorporated by reference in this Joint Proxy Statement/Prospectus. Certain capitalized terms used in this summary are defined elsewhere in this Joint Proxy Statement/Prospectus. This summary is not intended to be a complete description of all material facts regarding Alliance Bancorp, Southwest Bancshares and the matters to be considered at the Annual Meetings and is qualified in its entirety by, and reference is made to, the more detailed information contained elsewhere in this Joint Proxy Statement/Prospectus, the accompanying Appendices and the documents referred to and incorporated by reference herein.

                           THE PARTIES TO THE MERGER

 ALLIANCE BANCORP AND LIBERTY FEDERAL BANK

     Alliance Bancorp, a Delaware corporation, is the holding company for Liberty Federal Bank ("Liberty Federal"), a federally chartered savings bank headquartered in Hinsdale, Illinois. As of December 31, 1997, Alliance Bancorp had total consolidated assets of $1.4 billion, deposits of $1.0 billion and stockholders' equity of $130.9 million. Alliance Bancorp's business has consisted primarily of the business of Liberty Federal and its subsidiaries. The executive offices of Alliance Bancorp are located at One Grant Square, Hinsdale, Illinois 60521, and the telephone number is (630) 323-1776.

     Alliance Bancorp is a registered savings and loan holding company incorporated under the laws of the state of Delaware and is engaged in the business of providing financial service products to the public through its wholly-owned subsidiary, Liberty Federal. On February 10, 1997, Hinsdale Financial Corporation, the holding company for Hinsdale Federal Bank for Savings, and Liberty Bancorp, Inc., the holding company for Liberty Federal Savings Bank, consummated their merger of equals transaction in a stock-for-stock exchange. The resulting organization was renamed Alliance Bancorp. Liberty Federal Savings Bank was merged into Hinsdale Federal Bank for Savings, and the resulting Bank operates under the name Liberty Federal Bank.

     Liberty Federal is a community-oriented institution providing financial services through 14 retail banking facilities in DuPage and Cook counties in Illinois. Liberty Federal offers a variety of deposit products in an attempt to attract funds from the general public in highly competitive market areas surrounding its offices. In addition to deposit products, Liberty Federal also offers its customers financial advice and security brokerage services through INVEST Financial Corporation ("INVEST"). Liberty Federal invests its retail deposits in mortgage and consumer loans, investment securities and mortgage-backed securities, secured primarily by one-to four-family residential loans. Liberty Federal also owns Preferred Mortgage Associates, Ltd. ("Preferred"), which is one of the largest mortgage brokers in the Chicago metropolitan area and which has six mortgage origination offices, including its headquarters in Downers Grove, Illinois. See "Selected Consolidated Financial

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

and Other Data of Alliance Bancorp," "Alliance Bancorp and Liberty Federal Bank" and "Unaudited Pro Forma Combined Financial Statements."

     Additional information concerning Alliance Bancorp and Liberty Federal is included in the Alliance Bancorp documents incorporated by reference herein. See "Incorporation of Certain Documents by Reference."

 SOUTHWEST BANCSHARES, INC. AND SOUTHWEST FEDERAL SAVINGS AND LOAN ASSOCIATION OF CHICAGO

     Southwest Bancshares was incorporated under Delaware law on February 11, 1992. On June 11, 1992, Southwest Bancshares acquired Southwest Federal as a part of Southwest Federal's conversion from a mutual to a stock federally chartered savings and loan association. Southwest Bancshares is a savings and loan holding company and is subject to regulation by the OTS, the Federal Deposit Insurance Corporation (the "FDIC") and the SEC. Currently, Southwest Bancshares does not transact any material business other than through Southwest Federal, and Southwest Bancshares Development Corporation. Upon consummation of Southwest Federal's conversion, Southwest Bancshares retained 50% of the net conversion proceeds amounting to $13.4 million, which was invested in federal funds and high-grade, marketable securities. At December 31, 1997, Southwest Bancshares had total assets of $368.3 million and stockholders' equity of $44.0 million, or 12.0% of total assets.

     Southwest Federal has operated for over 114 years, and was originally organized in 1883 as an Illinois-chartered building and loan association. In 1937, it converted to a federally chartered and insured savings and loan association. Southwest Federal is a member of the Federal Home Loan Bank (the "FHLB") System and its deposit accounts are insured up to applicable limits by the FDIC.

     Southwest Federal's principal business has been, and continues to be, attracting retail deposits from the general public and investing those deposits, together with funds generated from operations, primarily in one- to four-family, owner-occupied, fixed-rate loans, and to a lesser extent, multi-family residential mortgage loans, commercial real estate loans, land and construction loans, mortgage-backed securities and other marketable securities. Southwest Federal's revenues are derived principally from interest on its mortgage loans and mortgage-backed securities portfolios and interest and dividends on its investment securities. Southwest Federal's primary sources of funds are deposits, principal and interest payments on loans and mortgage-backed securities and, to a much lesser extent, FHLB-Chicago advances.

     Southwest Bancshares Development Corporation, an Illinois corporation, was incorporated on November 19, 1992, for the primary purpose of engaging in real estate development projects as a joint venture partner.

     For more information about Southwest Bancshares, reference is made to the 1997 Southwest Bancshares Form 10-K, which is incorporated herein by reference. See "Available Information" and "Incorporation of Certain Documents by Reference."

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

     Additional information concerning Southwest Bancshares is included in the Southwest Bancshares documents incorporated by reference herein. See "Incorporation of Certain Documents by Reference."

                              THE ANNUAL MEETINGS

 ALLIANCE BANCORP ANNUAL MEETING

     Meeting Date. The Alliance Bancorp Annual Meeting will be held on Tuesday, June 30, 1998, at Ashton Place, 341 W. 75th Street, Willowbrook, Illinois, at 10:00 a.m., Chicago time, and any and all adjournments or postponements thereof.

     Record Date. Only holders of record of Alliance Bancorp Common Stock at the close of business on May 14, 1998 (the "Alliance Bancorp Record Date") are entitled to notice of and to vote at the Alliance Bancorp Annual Meeting.

     Matters to be Considered. At the Alliance Bancorp Annual Meeting, holders of shares of Alliance Bancorp Common Stock will vote on the following proposals (the "Alliance Bancorp Proposals"): (i) the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger of Southwest Bancshares with and into Alliance Bancorp and the issuance by Alliance Bancorp of up to [3,339,806] shares of Alliance Bancorp Common Stock in connection with the Merger; (ii) the election of four directors for a term of three years each;
(iii) the ratification of KPMG Peat Marwick LLP as independent auditors of Alliance Bancorp for the fiscal year ending December 31, 1998 and (iv) the approval of an amendment to Alliance Bancorp's Certificate of Incorporation to increase the total number of authorized shares of Alliance Bancorp Common Stock to 21,000,000. See "The Merger" and "Amendment to the Certificate of Incorporation of Alliance Bancorp." ALLIANCE BANCORP'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ALLIANCE BANCORP STOCKHOLDERS VOTE FOR EACH OF THE ALLIANCE BANCORP PROPOSALS. Alliance Bancorp stockholders may also consider and vote upon such other matters as are properly brought before the Alliance Bancorp Annual Meeting, including proposals to adjourn the Alliance Bancorp Annual Meeting to permit the further solicitation of proxies by Alliance Bancorp's Board of Directors in the event that there are not sufficient votes to approve the Merger proposal or the proposal to amend the Certificate of Incorporation at the time of the Alliance Bancorp Annual Meeting; provided, however, that any proxy which is voted against the Merger proposal or the proposal to amend the Certificate of Incorporation will not be voted in favor of adjournment to solicit further proxies for such proposal.

     Votes Required. The affirmative vote of the holders of a majority of the outstanding shares of Alliance Bancorp Common Stock is required for approval and adoption of the Merger Agreement, and the amendment to the Alliance Bancorp Certificate of Incorporation. Directors are elected by a plurality of votes cast, and the ratification of auditors requires a majority of votes cast. As of the Alliance Bancorp Record Date, there were [8,024,293] shares of Alliance Bancorp Common Stock entitled to be voted at the Alliance Bancorp Annual Meeting.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

     With a quorum, or in the absence of such, the affirmative vote of a majority of the shares represented at the Alliance Bancorp Annual Meeting may authorize the adjournment of the meeting.

     Approval of the Merger Agreement by the holders of shares of Alliance Bancorp Common Stock is a condition to, and required for, consummation of the Merger. See "The Merger --Conditions to the Merger."

     Proxies. Any proxy given pursuant to this solicitation or otherwise may be revoked by the person giving it at any time before it is voted either by delivering to the Secretary of Alliance Bancorp at One Grant Square, Hinsdale, Illinois 60521 on or before the taking of the vote at the Alliance Bancorp Annual Meeting, a written notice of revocation bearing a later date than the date of the proxy or a later dated proxy relating to the same shares, or by attending the Alliance Bancorp Annual Meeting and voting in person. Attendance at the Alliance Bancorp Annual Meeting will not in itself constitute the revocation of a proxy. Moreover, if you are a stockholder whose shares are not registered in your own name, you will need appropriate documentation from your record holder to vote personally at the Annual Meeting.

     Security Ownership. As of the Alliance Bancorp Record Date, directors and executive officers of Alliance Bancorp and their affiliates were beneficial owners of [783,139] shares (excluding shares underlying stock options), or [9.8]% of the then outstanding shares, of Alliance Bancorp Common Stock. The directors of Alliance Bancorp have entered into voting agreements with Southwest Bancshares (the "Southwest Bancshares Voting Agreements") whereby such directors have agreed to vote or cause to be voted the shares of Alliance Bancorp Common Stock owned by them ([745,609] shares in the aggregate) for approval and adoption of the Merger Agreement at the Alliance Bancorp Annual Meeting. As of the Alliance Bancorp Record Date, directors and executive officers of Southwest Bancshares and their affiliates owned 2,681 shares of Alliance Bancorp Common Stock. It is expected that such shares will be voted in favor of the Alliance Bancorp Proposals.

     For additional information, see "Alliance Bancorp Annual Meeting."

 SOUTHWEST BANCSHARES ANNUAL MEETING

     Meeting Date. The Southwest Bancshares Annual Meeting is scheduled to be held on Tuesday, June 30, 1998, at The Oak Lawn Hilton Hotel, 9333 South Cicero Avenue, Oak Lawn, Illinois, at 9:30 a.m., Chicago time, unless adjourned or postponed.

     Record Date. Only holders of record of Southwest Bancshares Common Stock at the close of business on May 14, 1998 (the "Southwest Bancshares Record Date") are entitled to notice of and to vote at the Southwest Bancshares Annual Meeting.

     Matters to be Considered. At the Southwest Bancshares Annual Meeting, holders of shares of Southwest Bancshares Common Stock will vote on the following proposals (the "Southwest

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Bancshares Proposals"): (i) the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger of Southwest Bancshares with and into Alliance Bancorp, (ii) the election of two directors to hold office until the Merger is consummated or, if the Merger is not consummated, for a term of three years each and (iii) the ratification of Cobitz, VandenBerg & Fennessy as independent auditors of Southwest Bancshares for the fiscal year ending December 31, 1998. SOUTHWEST BANCSHARES' BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SOUTHWEST BANCSHARES' STOCKHOLDERS VOTE FOR EACH OF THE SOUTHWEST BANCSHARES PROPOSALS. Southwest Bancshares stockholders also may consider and vote upon such other matters as are properly brought before the Southwest Bancshares Annual Meeting, including proposals to adjourn the Southwest Bancshares Annual Meeting to permit the further solicitation of proxies by Southwest Bancshares' Board of Directors in the event that there are not sufficient votes to approve the Merger proposal at the time of the Southwest Bancshares Annual Meeting; provided, however, that no proxy which is voted against the Southwest Bancshares Merger Proposal will be voted in favor of adjournment to solicit further proxies for such proposal.

     Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Southwest Bancshares Common Stock entitled to vote at the Southwest Bancshares Annual Meeting is required for approval of the Southwest Bancshares Merger Proposal. Directors are elected by a plurality of votes cast and the ratification of auditors requires a majority of votes cast. As of the Southwest Bancshares Record Date, there were 2,787,585 shares of Southwest Bancshares Common Stock entitled to be voted at the Southwest Bancshares Annual Meeting.

     With a quorum, or in the absence of such, the affirmative vote of a majority of the shares of Southwest Bancshares Common Stock represented at the Southwest Bancshares Annual Meeting may authorize the adjournment of the meeting.

     Approval of the Southwest Bancshares Merger Proposal by the stockholders of Southwest Bancshares is a condition to, and required for, consummation of the Merger. See "The Merger --Conditions to the Merger."

     Proxies. Any proxy given pursuant to this solicitation or otherwise may be revoked by the person giving it at any time before it is voted by delivering to the Secretary of Southwest Bancshares at 4062 Southwest Highway, Hometown, Illinois 60456 on or before the taking of the vote at the Southwest Bancshares Annual Meeting, a written notice of revocation bearing a later date than the proxy or a later dated proxy relating to the same shares of Southwest Bancshares Common Stock, or by attending the Southwest Bancshares Annual Meeting and voting in person. Attendance at the Southwest Bancshares Annual Meeting will not in itself constitute the revocation of a proxy. Moreover, if you are a stockholder whose shares are not registered in your own name, you will need appropriate documentation from your record holder to vote personally at the Annual Meeting.

     Security Ownership. As of the Southwest Bancshares Record Date, directors and executive officers of Southwest Bancshares and their affiliates beneficially owned 952,541 shares, or 34.2% of the then outstanding shares, of Southwest Bancshares Common Stock. The directors and

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

executive officers of Southwest Bancshares have entered into voting agreements with Alliance Bancorp (the "Alliance Bancorp Voting Agreements") whereby such directors, executive officers and their affiliates have agreed to vote the shares of Southwest Bancshares Common Stock owned by them (952,541 shares in the aggregate) for approval of the Merger Agreement. As of the Southwest Bancshares Record Date, directors and executive officers of Alliance Bancorp and their affiliates beneficially owned 500 shares of Southwest Bancshares Common Stock.

     For additional information, see "Southwest Bancshares Annual Meeting."

                                  THE MERGER

     The following summary is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached hereto in Appendix I and incorporated by reference herein.

 GENERAL

     The holders of shares of Alliance Bancorp Common Stock and Southwest Bancshares Common Stock, respectively, are each being asked to consider and vote upon, among other things, a proposal to approve the Merger Agreement. Pursuant to the Merger Agreement, at the Effective Date of the Merger, Southwest Bancshares will merge with and into Alliance Bancorp whereby the separate existence of Southwest Bancshares will cease. At the Effective Date of the Merger, each outstanding share of Southwest Bancshares Common Stock (other than shares held directly by Alliance Bancorp or Southwest Bancshares, which shall be canceled without payment therefore) will be converted, based on the Exchange Ratio, into and represent the right to receive a number of shares of Alliance Bancorp Common Stock determined by the Exchange Ratio. Cash will be paid in lieu of fractional shares of Alliance Bancorp Common Stock. At the Effective Date of the Merger, each share of Southwest Bancshares Common Stock held by Alliance Bancorp or Southwest Bancshares, excluding shares held in a fiduciary capacity, shall be canceled, retired and cease to exist, and no exchange or payment shall be made with respect thereto. Alliance Bancorp does not directly hold any shares of Southwest Bancshares Common Stock.

     Immediately following the Effective Date of the Merger, Southwest Federal will merge with and into Liberty Federal in accordance with the Bank Plan of Merger, and the separate existence of Southwest Federal will cease.

 REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

     General. The Boards of Directors of Alliance Bancorp and Southwest Bancshares believe that the terms of the Merger are fair to and in the best interest of their respective companies and stockholders and that the Merger will enhance the operational and strategic value of each of the company's franchise. See "The Merger -- Reasons for the Merger."

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                                       6

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     Alliance Bancorp.  The Alliance Bancorp Board of Directors has unanimously adopted the Merger Agreement and approved the transactions contemplated thereby and has determined that the Merger and the issuance of the shares of Alliance Bancorp Common Stock pursuant thereto are fair to, and in the best interests of, Alliance Bancorp and its stockholders. THE ALLIANCE BANCORP BOARD OF DIRECTORS THEREFORE RECOMMENDS A VOTE FOR APPROVAL OF THE ALLIANCE BANCORP PROPOSALS AT THE ALLIANCE BANCORP ANNUAL MEETING.

     For a discussion of the factors considered by the Alliance Bancorp Board of Directors in reaching its decision to adopt the Merger Agreement and approve the transactions contemplated thereby, see "The Merger -- Reasons for the Merger."

     Southwest Bancshares. The Southwest Bancshares Board of Directors has unanimously adopted the Merger Agreement and approved the transactions contemplated thereby and has determined that the Merger is fair to, and in the best interests of, Southwest Bancshares and its stockholders. THE SOUTHWEST BANCSHARES BOARD OF DIRECTORS THEREFORE RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE SOUTHWEST BANCSHARES PROPOSALS AT THE SOUTHWEST BANCSHARES ANNUAL MEETING.

     For a discussion of the factors considered by the Southwest Bancshares Board of Directors in reaching its decision to adopt the Merger Agreement and approve the transactions contemplated thereby, see "The Merger -- Reasons for the Merger."

 MERGER CONSIDERATION

     Subject to the terms, conditions and procedures set forth in the Merger Agreement, each share of Southwest Bancshares Common Stock issued and outstanding immediately prior to the Merger will be converted into the right to receive shares of Alliance Bancorp Common Stock based upon the Exchange Ratio (the "Merger Consideration"). See "The Merger -- Merger Consideration." Each share of Alliance Bancorp Common Stock issued and outstanding at the Effective Date (as hereinafter defined) will remain outstanding and unchanged as a share of Alliance Bancorp Common Stock as a result of the Merger.

     The number of shares of Alliance Bancorp Common Stock to be received for each share of Southwest Bancshares Common Stock will depend upon the "Alliance Bancorp Market Value" which is defined in the Merger Agreement to mean the average of the inside closing bid price of Alliance Bancorp Common Stock on the Nasdaq National Market System (as reported by The Wall Street Journal) for each of the twenty (20) consecutive trading days ending on the fifth business day before the Closing Date. The Exchange Ratio shall be determined as follows:
(i) if the "Alliance Bancorp Market Value" (as described above) is less than or equal to $30.475 and greater than or equal to $22.525, then 1.1981 shares of Alliance Bancorp Common Stock; (ii) if the Alliance Bancorp Market Value is greater than $30.475 and less than or equal to $35.00, then that number of

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                                       7

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shares of Alliance Bancorp Common Stock, determined by dividing $36.5125 by the
Alliance Bancorp Market Value; (iii) if the Alliance Bancorp Market Value is greater than $35.00, then 1.0432 shares of Alliance Bancorp Common Stock; and
(iv) if the Alliance Bancorp Market Value is less than $22.525, then that number of shares of Alliance Bancorp Common Stock, determined by dividing $26.9875 by the Alliance Bancorp Market Value, subject to the right of Alliance Bancorp to terminate the Merger Agreement. If the Alliance Bancorp Market Value is less than $19.875, then Alliance Bancorp shall have the right to terminate the Merger Agreement unless Southwest Bancshares provides written notice that it wants to proceed with the Merger, in which event the Exchange Ratio will be 1.3579. See "The Merger--Merger Consideration."

     Following the Effective Date (as hereinafter defined), the former stockholders of Southwest Bancshares would own approximately [3,339,806] shares or [29]%, of the shares of Alliance Bancorp Common Stock to be outstanding assuming an Exchange Ratio of 1.1981.

 OPINIONS OF FINANCIAL ADVISORS

     Alliance Bancorp. Alliance Bancorp has retained Friedman, Billings, Ramsey & Co., Inc. ("FBR"), as its financial advisor in connection with the transactions contemplated by the Merger Agreement and to evaluate the financial terms of the Merger. See "The Merger -- Background of and Reasons for the Merger."

     FBR has delivered opinions to the Alliance Bancorp Board that as of December 16, 1997 and __________, 1998, the consideration to be paid by Alliance Bancorp in the Merger is fair to Alliance Bancorp and its stockholders from a financial point of view. A copy of FBR's opinion dated __________, 1998, is attached to this Joint Proxy Statement/Prospectus as Appendix III and is incorporated by reference herein. See "The Merger -- Opinion of Financial Advisor to Alliance Bancorp."

     Southwest Bancshares. Southwest Bancshares has retained Robert W. Baird & Co. Incorporated ("Baird") as its financial advisor in connection with the transactions contemplated by the Merger Agreement and to assist the Board of Directors of Southwest Bancshares in the evaluation of the financial terms of the Merger. See "The Merger -- Background of the Merger."

     On December 16, 1997, Baird delivered its opinion to the Board of Directors of Southwest Bancshares to the effect that, as of such date, the Exchange Ratio was fair, from a financial point of view, to the holders of Southwest Bancshares Common Stock (other than Alliance Bancorp and its affiliates). Baird subsequently confirmed its earlier opinion and delivered to the Board of Directors of Southwest Bancshares its written opinion dated May __, 1998, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to such holders. A copy of the opinion of Baird dated __________, 1998, is attached to this Joint Proxy Statement/Prospectus as Appendix IV, and is incorporated by reference herein. See "The Merger -- Opinion of Southwest Bancshares' Financial Advisor."

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                                       8

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 EFFECTIVE DATE AND CLOSING DATE

     The Merger shall become effective at the time and on the date (the "Effective Date") of the filing of a certificate of merger with the Secretary of State of Delaware. Such filing will occur only after the receipt of all requisite regulatory approvals, approval of the Merger Agreement by the requisite vote of Alliance Bancorp's and Southwest Bancshares' respective stockholders and the satisfaction or waiver of all other conditions to the Merger. The closing of the Merger shall occur within 30 days after the satisfaction or waiver of all conditions and obligations precedent of Alliance Bancorp and Southwest Bancshares to consummate the Merger, or at another time agreed to by Alliance Bancorp and Southwest Bancshares (the "Closing Date"). Unless the parties otherwise agree, the Merger Agreement shall terminate if the Effective Date does not occur by September 30, 1998.

 NO APPRAISAL RIGHTS

     Stockholders of Alliance Bancorp and Southwest Bancshares will not have appraisal rights under the Delaware General Corporation Law (the "DGCL") in connection with the Merger.

 INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of Southwest Bancshares' management and the Southwest Bancshares Board of Directors may be deemed to have certain interests in the Merger in addition to their interests as stockholders of Southwest Bancshares generally. These interests include, among others, provisions in the Merger Agreement relating to indemnification of Southwest Bancshares directors and officers, directors' and officers' liability insurance, the election or appointment of Richard E. Webber or his designee as a member of the Board of Directors of Alliance Bancorp, the establishment of an advisory board of directors comprised of former members of Southwest Federal's board and the consulting agreement to be entered into with Richard E. Webber. See "The Merger -- Interests of Certain Persons in the Merger."

 CONDITIONS TO THE MERGER

     The respective obligations of the parties to consummate the Merger are subject to the satisfaction or waiver of certain conditions specified in the Merger Agreement, including, among other things, the receipt of the requisite regulatory and stockholder approvals, the accuracy of the representations and warranties contained therein, the performance of all obligations imposed thereby, the receipt by Alliance Bancorp and Southwest Bancshares of certain tax opinions and the satisfaction of certain other conditions. See "The Merger -- Conditions to the Merger."

 REGULATORY APPROVALS

     The Merger is subject to the approval of the OTS. On March 16, 1998, Alliance Bancorp filed an application for approval of the Merger with the OTS. Alliance Bancorp expects OTS

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                                       9

--------------------------------------------------------------------------------

approval of the Merger by mid-June, 1998. No assurance can be given, however, as to the ultimate timing of OTS approval. Under federal law, a period of 15 days must expire following approval by the OTS within which period the United States Department of Justice (the "Department of Justice") may file objections to the Merger under the federal antitrust laws. The parties do not expect the Department of Justice to file any such objection to the proposed Merger.

     It is a condition to the consummation of the Merger that all requisite regulatory approvals be obtained without any condition or restriction that would be unduly burdensome in the reasonable judgement of Alliance Bancorp. See "The Merger -- Regulatory Approvals."

 WAIVER AND AMENDMENT; TERMINATION

     Prior to the Effective Date, the Alliance Bancorp and Southwest Bancshares Boards may extend the time for performance of any obligations under the Merger Agreement, waive any inaccuracies in the representations and warranties contained in the Merger Agreement and waive compliance with any agreements or conditions of the Merger Agreement.

     Subject to applicable law, the Merger Agreement may be amended by action of the Alliance Bancorp and Southwest Bancshares Boards at any time before or after approval of the Merger Agreement by the holders of shares of Alliance Bancorp Common Stock and Southwest Bancshares Common Stock.

     The Merger Agreement may be terminated on or at any time prior to the Closing Date by the mutual written consent of the parties to the Merger Agreement. The Closing Date shall be determined by Alliance Bancorp, in its sole discretion, upon five days prior written notice to Southwest Bancshares, but in no event later than thirty days after the last condition precedent pursuant to the Merger Agreement has been fulfilled or waived, or such other date as Alliance Bancorp and Southwest Bancshares shall agree. In addition, the Merger Agreement may be terminated by Alliance Bancorp or Southwest Bancshares in certain circumstances including, among others, generally: (i) certain breaches of representations, warranties, covenants or other obligations; (ii) if the Closing Date has not occurred on or before September 30, 1998; (iii) if either party is notified that a necessary regulatory approval is unlikely to be granted; or (iv) if stockholder approval is not obtained. In addition, if the Alliance Bancorp Market Value is less than $19.875, then Alliance Bancorp shall have the right to terminate the Merger Agreement unless Southwest Bancshares provides written notice that it wants to proceed with the Merger, in which event the Exchange Ratio will be 1.3579. See "The Merger--Termination; Effect of Termination."

 COVENANTS PENDING CLOSING

     Each of Alliance Bancorp and Southwest Bancshares has agreed to certain covenants with respect to the conduct of its business and other matters pending the closing of the Merger. See "The Merger -- Covenants Pending Closing."

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                                       10

--------------------------------------------------------------------------------

 EXPENSES

     All expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby are to be paid by the party incurring such expenses, except that Alliance Bancorp and Southwest Bancshares shall bear equally all printing and mailing expenses associated with this Joint Proxy Statement/Prospectus as well as certain proxy solicitation costs.

     In the event of any termination of the Merger Agreement by a party based on certain breaches of a representation, warranty, or covenant, by the other party thereto, the breaching party shall pay to the non-breaching party all out-of-pocket costs and expenses, including, without limitation, reasonable legal, accounting and investment banking fees and expenses, incurred by the non-breaching party in connection with entering into the Merger Agreement and carrying out of any and all acts contemplated thereunder, plus a sum equal to $500,000.

 ACCOUNTING TREATMENT

     The Merger is expected to qualify as a "pooling of interests" for accounting and financial reporting purposes. Under this method of accounting, the recorded assets and liabilities of Alliance Bancorp and Southwest Bancshares will be carried forward to the combined corporation at their recorded amounts; earnings of the combined corporation will include earnings of both Alliance Bancorp and Southwest Bancshares for the entire fiscal year of Alliance Bancorp in which the Merger occurs; and the reported earnings of the separate corporations for prior periods will be combined and restated as earnings of the combined corporation. Expenses incurred in connection with the Merger will constitute expenses for the accounting periods to which such expenses relate. The receipt of a letter from Alliance Bancorp's independent auditors confirming that the Merger will qualify for "pooling of interests" accounting is a condition to Alliance Bancorp's obligation to complete the Merger. In order for the Merger to be accounted for as a "pooling of interests" under generally accepted accounting principles, it is anticipated that Southwest Bancshares will sell to a nonaffiliated third party or parties prior to the Effective Date of the Merger, approximately 53,000 shares of Southwest Bancshares Common Stock presently held as treasury shares in one or more privately negotiated transactions.

 FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     It is a condition to the obligations of Alliance Bancorp and Southwest Bancshares to consummate the Merger that each shall have received an opinion of Luse Lehman Gorman Pomerenk & Schick to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and for federal income tax purposes no gain or loss will be recognized as a result of the Merger by Alliance Bancorp, Southwest Bancshares, Liberty Federal, any Alliance Bancorp stockholder or any Southwest Bancshares stockholder upon receipt solely of Alliance Bancorp Common Stock in the Merger (except with respect to cash received by a Southwest Bancshares stockholder in lieu of a fractional share interest in Alliance Bancorp Common Stock). Each of these conditions is waivable

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                                       11

--------------------------------------------------------------------------------

at the option of the party entitled to receipt of the requisite opinion. Southwest Bancshares stockholders are urged to consult their tax advisors concerning the specific tax consequences to them of the Merger, including the applicability and effect of various state, local and foreign tax laws. See "The Merger -- Federal Income Tax Consequences of the Merger" and "-- Conditions to the Merger."

 EFFECTS OF THE MERGER ON STOCKHOLDERS

     As a result of the Merger, holders of Southwest Bancshares Common Stock who receive shares of Alliance Bancorp Common Stock in the Merger will become stockholders of Alliance Bancorp. The law applicable to, and the corporate charters and bylaws of, Alliance Bancorp and Southwest Bancshares are substantially identical. See "Comparison of Rights of Stockholders of Alliance Bancorp and Southwest Bancshares" For information regarding the financial impact of the Merger to the respective stockholders of Alliance Bancorp and Southwest Bancshares, see the unaudited pro forma combined financial information regarding Alliance Bancorp and Southwest Bancshares upon the consummation of the Merger, including unaudited pro forma per share data, in "Unaudited Comparative Per Common Share Data" and "Unaudited Pro Forma Combined Financial Statements."

 NASDAQ LISTING

     Both Alliance Bancorp Common Stock and Southwest Bancshares Common Stock currently are quoted on the Nasdaq National Market (symbols: ABCL and SWBI, respectively). It is a condition to consummation of the Merger that the Alliance Bancorp Common Stock to be issued to the stockholders of Southwest Bancshares pursuant to the Merger Agreement will be quoted on the Nasdaq National Market. See "The Merger -- Conditions to the Merger."

                         CERTAIN RELATED TRANSACTIONS

 STOCK OPTION AGREEMENTS

     As an inducement and a condition to entering into the Merger Agreement, Southwest Bancshares granted to Alliance Bancorp an option to purchase under certain circumstances up to 297,471 shares or approximately 9.9%, of the issued and outstanding shares of Southwest Bancshares Common Stock pursuant to the Stock Option Agreement dated as of December 16, 1997. The option may be exercised only upon the occurrence of an "Initial Triggering Event," such as a person commencing a tender offer for 25% or more of Southwest Bancshares' outstanding common stock, followed by a "Subsequent Triggering Event," such as a person acquiring 25% or more of Southwest Bancshares' Common Stock or Southwest Bancshares, without the consent of Alliance Bancorp, entering into an agreement with an other person to enter into various forms of acquisition transactions.
No triggering event has occurred as of the date hereof. The exercise price per share to purchase Southwest Bancshares Common Stock under the option is equal to $25.50, subject to adjustment and limitations in certain circumstances. In addition, the Stock Option Agreement grants

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                                       12

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to Alliance Bancorp, upon the occurrence of a "Repurchase Event," the right to require Southwest Bancshares to repurchase for cash the option and any shares that may have been acquired thereunder.

     The Stock Option Agreement is intended to increase the likelihood that the Merger will be consummated in accordance with the terms of the Merger Agreement. Consequently, certain aspects of the Stock Option Agreement may have the effect of discouraging persons who might now or prior to the Effective Date be interested in acquiring all or a significant interest in Southwest Bancshares from considering or proposing such an acquisition, even if such persons were prepared to pay a higher price per share for Southwest Bancshares Common Stock than the price per share implicit in the Merger Consideration.

     A copy of the Stock Option Agreement is attached to this Joint Proxy Statement/Prospectus at Appendix I. For additional information regarding the Stock Option Agreement, see "Certain Related Transactions -- Stock Option Agreement."

 THE BANK MERGER AGREEMENT

     Pursuant to a Plan of Merger, dated December 16, 1997 (the "Bank Merger Agreement"), by and between Liberty Federal and Southwest Federal, Southwest Federal will be merged with and into Liberty Federal (the "Bank Merger") immediately following the Merger of Southwest Bancshares into Alliance Bancorp, and the resulting financial institution shall operate under the name "Liberty Federal Bank." See "Certain Related Transactions -- The Bank Merger Agreement."

                  UNAUDITED COMPARATIVE PER COMMON SHARE DATA

     The following table sets forth certain unaudited comparative data relating to book value per common share, cash dividends declared per common share and diluted earnings per common share (i) on an historical basis for Alliance Bancorp and Southwest Bancshares; (ii) on a pro forma basis per share of Alliance Bancorp Common Stock to reflect consummation of the Merger at the beginning of each period; and (iii) on an equivalent pro forma basis per share of Southwest Bancshares Common Stock to reflect consummation of the Merger at the Exchange Ratio. Pro forma information has been prepared giving effect to the Merger using the "pooling of interests" accounting method. For a description of the effect of "pooling of interests" accounting, see "The Merger- -Accounting Treatment." The following equivalent per share data assumes an Exchange Ratio of 1.1981 shares of Alliance Bancorp Common Stock for each share of Southwest Bancshares Common Stock (based on a closing sale price of $[27.75] per share for Alliance Bancorp Common Stock as of [MARCH 31], 1998); the Exchange Ratio is subject to adjustment based on the Alliance Bancorp Market Value as of the Effective Date. The following pro forma information does not give effect to any potential cost savings or any Merger-related expenses which may be realized or incurred as a result of the Merger. This information should be read in conjunction with the consolidated financial statements of Alliance Bancorp, which are attached to, or incorporated by reference in, this Joint Proxy Statement/Prospectus, and the financial statements of Southwest

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                                       13

--------------------------------------------------------------------------------

Bancshares which are attached to, or incorporated by reference in, this Joint Proxy Statement/Prospectus. See "Incorporation of Certain Documents by Reference."

     The following information is not necessarily indicative of the results of operations or combined financial position that would have resulted had the Merger been consummated at the beginning of the periods indicated, nor is it necessarily indicative of the results of operations for future periods or future combined financial position.

                                                  AT
                                           DECEMBER 31, 1997
                                           -----------------
Book Value Per Common Share:
 Historical:
  Alliance Bancorp.......................       $16.32
  Southwest Bancshares...................       $16.22

 Pro Forma:
  Pro forma combined per share
   of Alliance Bancorp Common Stock (1)..       $15.40
   Equivalent pro forma per share
   of Southwest Bancshares Common
   Stock (2).............................       $18.45

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                                       14

--------------------------------------------------------------------------------

                                                    FISCAL YEAR   THREE MONTHS   FISCAL YEAR     FISCAL YEAR
                                                       ENDED         ENDED          ENDED           ENDED
                                                    DECEMBER 31,  DECEMBER 31,  SEPTEMBER 30,   SEPTEMBER 30,
                                                       1997          1996         1996 (4)        1995 (5)
                                                    ------------  ------------  --------------  --------------
Cash Dividends Declared Per Common Share:
 Historical:
   Alliance Bancorp..............................        $0.395            --             --              --
   Southwest Bancshares..........................          0.77          0.20           0.73            0.68

 Pro Forma:
   Combined per share of
     Alliance Bancorp Common Stock (1)(3)........        $ 0.44            --             --              --
   Equivalent pro forma per share of
     Southwest Bancshares Common Stock (2)(3)....         0.527            --             --              --

Diluted Earnings Per Common Share:
 Historical:
   Alliance Bancorp..............................        $ 1.26          0.26           0.73            1.07
   Southwest Bancshares..........................          1.49          0.33           0.91            1.31

 Pro Forma:
   Combined per share of Alliance  Bancorp
     Common Stock (1)............................        $ 1.25          0.26           0.76            1.20
    Equivalent pro forma per share of
     Southwest Bancshares Common Stock (2).......          1.50          0.31           0.91            1.44

_______________________
(1) Pro forma amounts are calculated based upon the assumption that all of the issued and outstanding shares of Southwest Bancshares Common Stock are converted into shares of Alliance Bancorp Common Stock assuming an exchange ratio of 1.1981and that no cash is paid for fractional shares.
(2) The equivalent pro forma amounts are calculated by multiplying the pro forma combined amounts by the assumed exchange ratio of 1.1981.
(3) Pro forma dividend amounts assume that Alliance Bancorp would have declared a cash dividend per common share at an annual rate equal to $0.44 per share.
(4) In 1996 Alliance Bancorp changed its fiscal year end from September 30, to December 31, therefore, comparable Southwest Bancshares information is for the year ended December 31, 1996.
(5)  Southwest Bancshares information is for the year ended December 31, 1995.


               COMPARATIVE STOCK PRICES AND DIVIDEND INFORMATION

     Alliance Bancorp Common Stock and Southwest Bancshares Common Stock are quoted on the Nasdaq National Market (symbols: ABCL and SWBI, respectively). The following table sets forth the reported high and low sales prices of shares of Alliance Bancorp Common Stock and Southwest Bancshares Common Stock, as reported on the Nasdaq National Market, and the quarterly cash dividends per share declared, for the periods indicated. The stock prices and dividend amounts have been restated to give the effect to stock splits and stock dividends. The stock prices do not include retail mark-ups, mark-downs or commissions.

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                                      15

-------------------------------------------------------------------------------

                                                 Alliance Bancorp                  Southwest Bancshares
                                                    Common Stock                       Common Stock
                                                  -----------------                    ------------
                                    High    Low   Dividends   High      Low              Dividends
                                   ------  -----  ---------  ------    -----            -----------
1996 CALENDAR YEAR
 First Quarter...................  $15.00  14.00     $   --  $18.50    17.34                 $0.18
 Second Quarter..................   17.83  14.00         --   18.34    17.84                  0.18
 Third Quarter...................   18.00  14.50         --   18.34    17.84                  0.18
 Fourth Quarter..................   18.50  15.50         --   18.75    17.92                  0.19

1997 CALENDAR YEAR
 First Quarter...................   21.17  16.50      0.067   20.50    18.00                  0.19
 Second Quarter..................   20.50  18.33      0.108   21.25    18.75                  0.19
 Third Quarter...................   24.31  19.92       0.11   21.75    20.00                  0.19
 Fourth Quarter..................   28.50  23.94       0.11   30.25    20.75                  0.20

1998 CALENDAR YEAR
First Quarter....................   29.25  24.50       0.11   33.00    28.00                  0.20
Second Quarter (through ______)..                                                             0.20

     Alliance Bancorp intends to pay a quarterly cash dividend at an annual rate of $0.44 per share.

     The following table sets forth the last reported sale prices per share of Alliance Bancorp Common Stock and Southwest Bancshares Common Stock and the equivalent per share price for Southwest Bancshares Common Stock giving the effect to the Merger on (i) December 16, 1997, the last trading day preceding public announcement of the signing of the Merger Agreement; and (ii) May ___, 1998, the last practicable date prior to the mailing of this Joint Proxy Statement/Prospectus.

                           Alliance Bancorp       Southwest Bancshares         Equivalent Price Per
                             Common Stock               Common Stock       Southwest Bancshares Share (1)
                           -------------------    --------------------     ------------------------------
December 16, 1997........       $27.00                   $28.00                       $32.35
___________, 1998........

____________
(1) The equivalent price per share of Southwest Bancshares Common Stock at each specified date was determined by multiplying (i) the last reported sale price of Alliance Bancorp Common Stock on such date and (ii) the assumption that the Exchange Ratio would be 1.1981.

     The Exchange Ratio is subject to adjustment based upon the Alliance Bancorp Market Value as of the Effective Date.

     As of March 31, 1998, the [8,024,293] outstanding shares of Alliance Bancorp Common Stock were held by approximately [786] record owners and the 2,787,585 outstanding shares of Southwest Bancshares Common Stock by approximately 361 record owners.

     The timing and amount of the future dividends of Alliance Bancorp will depend upon earnings, cash requirements, Alliance Bancorp's financial condition and other factors deemed

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                                      16
relevant by the Alliance Bancorp Board of Directors. Dividends may also be limited by certain regulatory restrictions.

                SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
                              OF ALLIANCE BANCORP


     The following Alliance Bancorp consolidated financial data is qualified in its entirety by the information included in the documents incorporated in this Joint Proxy Statement/Prospectus by reference. Interim financial results, in the opinion of Alliance Bancorp management, reflect all adjustments necessary for a fair presentation of the results of operations. All such adjustments are of a normal nature. The results of operations for an interim period are not necessarily indicative of results that may be expected for a full year or any other interim period. See "Incorporation of Certain Information by Reference."

                                           At        At
                                        Dec. 31,   Dec. 31,                At September 30,
                                                             --------------------------------------------
                                          1997       1996      1996      1995          1994        1993
                                        ---------  --------  --------  --------      ---------   --------
                                                  (Dollars in thousands, except per share data)
Selected Financial Data:
------------------------
Total assets.........................  $1,354,585  $667,964  $650,897  $703,707       $643,289   $537,832
Investment securities................      91,475     1,998     1,998     1,998         22,734     37,673
Mortgage-backed securities...........     213,957     5,140     5,367     7,147         30,701    162,349
Loans receivable, net................     957,897   609,371   590,722   614,371        544,284    286,273
Real estate..........................       2,510     1,586     1,249     1,872          6,030      6,608
Deposits.............................   1,022,614   462,869   452,472   445,505        419,436    437,632
Collateralized mortgage obligations..       1,065     2,243     2,542     4,353          6,063     11,278
Borrowed funds.......................     173,531   131,900   128,949   185,339        160,857     37,029
Stockholders' equity.................     130,938    56,626    55,471    51,977         46,716     41,516
Book value per share (1).............  $    16.32  $  14.01  $  13.72  $  12.93       $  11.76   $  10.49

                                                              For The
                                                    For The    Three
                                                      Year     Months
                                                    Ended      Ended
                                                    Dec. 31,  Dec. 31,         For The Year Ended September 30,
                                                                       -------------------------------------------
                                                     1997      1996      1996       1995      1994         1993
                                                    -------  -------   -------     ------    -------      -------
                                                            (Dollars in thousands, except per share data)
Selected Operating Data:
-----------------------
Interest income...................................  $92,628  $11,098   $45,701     45,944    $37,028      $34,024
Interest expense..................................   56,117    6,824    28,967     28,442     18,968       17,933
                                                    -------  -------   -------     ------    -------      -------
Net interest income...............................   36,511    4,274    16,734     17,502     18,060       16,091
Less provision for loan losses....................       --       --        50        185        125          300
                                                    -------  -------   -------     ------    --------     -------
Net interest income after provision
  for loan losses.................................   36,511    4,274    16,684     17,317     17,935       15,791
                                                     ------  -------   -------     ------    --------     -------
Noninterest income:
  Gain (loss) on sales of loans receivable,
    mortgage-backed securities and investment
    securities....................................     (153)      70       452        344        369        1,446
  Gain on sales of real estate and other assets...       --       --        61        300         --           --
  Other...........................................   15,617    3,086    12,434      6,104      4,713        4,350
                                                    -------   ------   -------    -------    -------      -------
      Total noninterest income....................   15,464    3,156    12,947      6,748      5,082        5,796
                                                    -------   ------   -------    -------    -------      -------
Noninterest expense:
  General and administrative expenses............    35,252    5,666    25,696     16,697     15,312       13,915
                                                    -------   ------   -------    -------    -------       ------
Income before income taxes.......................    16,723    1,764     3,935      7,368      7,705        7,672
Income tax expense...............................     6,474      685       861      2,909      2,989        3,074
                                                    -------   ------   -------    -------    -------      -------
Net income.......................................    10,249    1,079     3,074      4,459      4,716        4,598
                                                    -------   ------   -------    -------    -------      -------
Basic earnings per share (1).....................      1.35     0.27      0.76       1.12       1.19         1.14
Diluted earnings per share (1)...................      1.26     0.26      0.73       1.07       1.13         1.10
                                                    -------   ------   -------    -------    -------      -------
Cash dividends declared per common share.........   $ 0.395    $  --   $    --    $    --    $    --      $    --
                                                    =======   ======   =======    =======    =======      =======

                                                          At or For
                                             At or For    The Three
                                              The Year     Months
                                               Ended       Ended                         At or For the Year Ended
                                              Dec. 31,     Dec. 31,                            September 30,
                                                                       -----------------------------------------------------------
                                               1997       1996 (2)          1996              1995           1994         1993
                                             -----------  -----------  -----------------  --------------  -----------  -----------
                                                                   (Dollars in thousands, except per share data)
Selected Financial Ratios and Other Data:
-----------------------------------------
Average assets.........................      $1,298,922   $  649,307         $  670,430      $  677,573   $  584,039   $  522,837
Return on average assets...............            0.79%        0.66%              0.46%           0.66%        0.81%        0.88%
Return on average equity...............            8.54         7.72               5.69            9.07        10.73        11.61
Average stockholders' equity to
 average assets........................            9.24         8.61               8.06            7.26         7.53         7.57
Stockholders' equity to total assets...            9.67         8.48               8.52            7.39         7.26         7.72
Tangible capital to total assets (Bank
 only).................................            8.40         7.83               7.85            7.15         7.09         7.54
Leverage capital to total assets (Bank
 only).................................            8.50         8.05               8.07            7.15         7.09         7.54
Risk-based capital ratio (Bank only)...           16.48        13.43              13.72           13.64        13.85        17.83
Interest rate spread during the period.            2.55         2.41               2.19            2.35         2.98         3.05
Net yield on average interest-earning
 assets................................            2.93         2.72               2.58            2.67         3.22         3.25
General and administrative expenses
  to average assets....................            2.71         3.49               3.83            2.46         2.62         2.66
Non-performing loans to total loans....            0.31         0.19               0.16            0.21         0.18         0.32
Non-performing assets to total assets..            0.27         0.26               0.17            0.18         0.85         1.04
Average interest-earning assets to
 average
  interest-bearing liabilities.........            1.08x        1.08x              1.09x           1.07x        1.07x        1.06x
Weighted average shares outstanding
 (1):
  Basic................................       7,569,751    4,042,628          4,029,553       3,993,867    3,962,106    4,018,664
  Diluted..............................       8,114,996    4,224,758          4,199,590       4,159,447    4,185,420    4,181,133
Loan originations......................      $  689,512   $  129,397         $  542,578      $  262,154   $  403,414   $  228,965
Full-service customer service
 facilities............................              14            9                  9               9            9            9

_____________________
(1) All share amounts have been adjusted to reflect the 50% common stock split effected in the form of a stock dividend declared on August 22, 1997 and earnings per share have been restated to adopt the provisions of FASB No. 128, "Earnings per Share."
(2)  Ratios were calculated on an annualized basis, as applicable.

                SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
                         OF SOUTHWEST BANCSHARES, INC.


     The following Southwest Bancshares consolidated financial data is qualified in its entirety by the information included in the documents incorporated in this Joint Proxy Statement/Prospectus by reference. See "Incorporation of Certain Information by Reference."



                                                                              AT DECEMBER 31,
                                                          -------------------------------------------------------
                                                               1997        1996      1995      1994      1993
                                                          ------------  ---------  --------  --------  --------
  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
SELECTED FINANCIAL DATA:
 Total assets...........................................      $368,283  $382,361  $359,483  $350,400  $322,548
 Loans receivable, net..................................       270,592   262,431   242,859   238,103   207,627
 Investment securities..................................        44,748    57,127    53,305    55,619    55,596
 Mortgage-backed securities, net........................        20,913    32,840    31,268    32,626    30,962
 Trading account securities.............................            --        --        --        --     7,519
 Interest-bearing deposits..............................         6,491     5,380     7,574     1,535     1,541
 Deposits...............................................       283,053   280,434   255,308   235,679   240,845
 Borrowed funds.........................................        33,850    55,158    52,658    60,375    26,300
 Stockholders' equity (1)...............................        44,030    39,859    45,820    48,409    49,477
 Book value per share (actual shares outstanding)(2)....         16.22     15.11     15.31     14.03     13.55

                                                                                      AT DECEMBER 31,
                                                                       ---------------------------------------------
                                                                         1997      1996     1995     1994     1993
                                                                       --------  --------  -------  -------  -------
                                                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
SELECTED OPERATING DATA:
 Interest income.....................................................   $28,003   $27,230  $26,870  $24,589  $24,204
 Interest expense....................................................    16,050    15,277   14,391   10,045    8,835
  Net interest income................................................    11,953    11,953   12,479   14,544   15,369
 Less provision for loan losses......................................        24        24       16       30       15
  Net interest income after provision for loan losses................    11,929    11,929   12,463   14,514   15,354
 Non-interest income:
 Gain on sale of investment securities, mortgage-backed securities,
  and loans receivable...............................................       175         4      129      422      165
  Insurance commissions..............................................       191       148      140      145      215
  Income from joint ventures.........................................       593       675      477      455      355
  Fees and service charges...........................................       141       179      181      247      522
  Other..............................................................       368       301      340      268      487
   Total non-interest income.........................................     1,468     1,307    1,267    1,537    1,744
 Non-interest expense:
  Compensation and benefits..........................................     4,190     4,320    3,928    3,811    4,142
  Office occupancy and equipment expenses............................     1,206     1,208    1,042      892      844
  Insurance premiums.................................................       437       827      841      881      806
  SAIF special assessment............................................        --     1,698       --       --       --
  Data processing....................................................       256       262      243      225      215
  Other..............................................................     1,202     1,087      970      946    1,021
   Total non-interest expense........................................     7,291     9,402    7,024    6,755    7,028
  Income before income taxes.........................................     6,106     3,834    6,706    9,296   10,070
  Income tax expense.................................................     1,995     1,206    2,174    3,229    3,668
   Net income........................................................   $ 4,111   $ 2,628  $ 4,532  $ 6,067  $ 6,402
  Basic earnings per share(2)........................................   $  1.55   $  0.91  $  1.31  $  1.61  $  1.59
  Diluted earnings per share(2)......................................      1.49      0.91     1.30     1.61     1.59
  Dividends declared per common share(2).............................      0.77      0.73     0.68     0.17     0.80

(1) Southwest Federal may not pay dividends to Southwest Bancshares on its stock if its regulatory capital would thereby be reduced below (i) the aggregate amount then required for the liquidation account, or (ii) the amount of its regu latory capital requirements.
(2) All share-related information has been restated to reflect the effect of the 3-for-2 stock split paid on November 13, 1996, including earnings per share data.

                                                                                 AT OR FOR THE YEAR ENDED DECEMBER 31,
                                                                           --------------------------------------------------
                                                                             1997       1996       1995      1994      1993
                                                                           ---------  ---------  --------  --------  --------
                                                                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
SELECTED FINANCIAL RATIOS AND OTHER DATA:
Return on average assets(1)..............................................      1.09%      0.72%     1.26%     1.80%     2.03%
Return on average stockholders' equity(2)................................      9.94       6.30      9.26     12.12     12.49
Average stockholders' equity to average assets...........................     10.97      11.45     13.67     14.84     16.23
Stockholders' equity to total assets.....................................     11.96      10.42     12.75     13.82     15.34
Interest rate spread during period.......................................      3.02       3.08      3.15      4.17      4.74
Net interest margin(3)...................................................      3.39       3.47      3.68      4.60      5.18
Operating expenses to average assets(4)..................................      1.93       2.57      1.96      2.00      2.23
Non-performing loans to total loans(5)...................................      0.24       0.30      0.30      0.24      0.26
Non-performing assets to total assets(6).................................      0.18       0.24      0.23      0.21      0.18
Allowance for loan losses to non-performing loans........................    115.50      92.60     98.69    125.30    124.65
Allowance for loan losses to non-performing assets.......................    115.50      80.93     92.97    101.79    124.65
Net interest income to operating expenses................................      1.64x      1.27x     1.78x     2.15x     2.19x
Average interest-earning assets to average interest-bearing liabilities..      1.08       1.09      1.12      1.14      1.15
Loan originations........................................................   $55,092    $66,603   $50,630   $67,116   $74,133
Number of deposit accounts...............................................    22,473     22,402    21,080    19,282    19,184
Number of offices........................................................         6          6         5         5         5

_______________________
(1) Return on average assets was calculated on an annualized basis. The 1996 ratio would have been 1.00% without the one-time SAIF assessment.
(2) Return on average stockholders' equity for 1996 would have been 8.74% without the one-time SAIF assessment.
(3) Calculation is based upon net interest income before provision for loan losses divided by interest-earning assets.
(4) For purposes of calculating these ratios, operating expenses equal non-interest expense less amortization of excess of cost over net assets acquired.
(5)  Non-performing loans consist of loans 90 days or more delinquent.
(6) Non-performing assets consist of non-performing loans and real estate owned.

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS


     The following tables set forth selected unaudited condensed pro forma financial data giving effect to the Merger. The pro forma balance sheet has been prepared as if the Merger were consummated on December 31, 1997, and the pro forma income statements have been prepared as if the Merger were consummated as of the beginning of the periods presented. The pro forma information has been prepared assuming that Southwest Bancshares stockholders received in the Merger 1.1981 shares of Alliance Bancorp Common Stock for each share of Southwest Bancshares Common Stock they own (based on a closing sale price of $_______ per share of Alliance Bancorp Common Stock as of _____________, 1998). This Exchange Ratio is subject to adjustment based on the Alliance Bancorp Market Value. See "The Merger--Terms of the Merger." The pro forma financial information included in this Joint Proxy Statement/Prospectus is presented for illustrative purposes only. It does not include the effect of anticipated merger expenses nor the anticipated cost savings expected to be achieved following the Merger. It also does not reflect any adjustments related to the proposed sale of approximately 53,000 additional shares of Southwest Bancshares Common Stock prior to the Effective Date in order to enable the Merger to qualify for pooling of interests accounting treatment, which issuance is immaterial to the pro forma financial presentation. Such pro forma financial information does not necessarily reflect what the actual results of Alliance Bancorp would be following completion of the Merger.

     The following pro forma information does not give effect to any potential cost savings, expenses or non-recurring charges which may be realized or incurred as a result of the Merger. See "The Merger--Management and Operations After the Merger."

 PRO FORMA UNAUDITED COMBINED CONDENSED BALANCE SHEET AS OF DECEMBER 31, 1997

     The following unaudited pro forma combined condensed balance sheet information reflects (i) the historical consolidated balance sheets of Alliance Bancorp and Southwest Bancshares as of December 31, 1997 and (ii) the pro forma combined condensed balance sheet of Alliance Bancorp as of such date, after giving effect to the Merger. The Merger has been reflected as a "pooling of interests" effective as of December 31, 1997. The unaudited information should be read in conjunction with the historical consolidated financial statements of Alliance Bancorp and Southwest Bancshares, including the notes thereto, incorporated by reference in this Joint Proxy Statement/Prospectus. See "Summary--Comparative Per Common Share Data" and "Incorporation of Certain Documents by Reference."

                                                                 At December 31, 1997
                                                  ---------------------------------------------------
                                                   Alliance     Southwest    Pro Forma     Pro Forma
                                                    Bancorp    Bancshares   Adjustments(1) Combined
                                                  -----------  -----------  ------------  -----------
                                                                    (In thousands)
Assets:
Cash and interest-bearing deposits..............  $   44,623     $ 13,890      $     --   $   58,513
Investment securities...........................      91,475       42,014            --      133,489
Mortgage-backed securities......................     213,957       20,913            --      234,870
Loans (net).....................................     957,897      270,592            --    1,228,489
Real Estate.....................................       2,510           --            --        2,510
Investments in Joint Ventures...................          --        7,614            --        7,614
Stock in FHLB...................................      12,855        2,734            --       15,589
Premises and Equipment..........................       7,729        2,907            --       10,636
Other assets....................................      23,539        7,619            --       31,158
                                                  ----------     --------   -----------   ----------
  Total assets..................................  $1,354,585     $368,283      $      0   $1,722,868
                                                  ==========     ========   ===========   ==========

Liabilities and Stockholders' Equity:
Liabilities:
Deposits........................................  $1,022,614     $283,053      $     --   $1,305,667
Borrowed Funds..................................     173,531       33,850            --      207,381
Other liabilities...............................      27,502        7,350            --       34,852
                                                  ----------     --------   -----------   ----------
  Total liabilities.............................   1,223,647      324,253            --    1,547,900
                                                  ----------     --------   -----------   ----------

Stockholders' equity:
Common stock....................................          82           45           (12)         115
Paid-in Capital.................................      86,553       29,801       (27,393)      88,961
Retained Earnings...............................      44,167       41,779            --       85,946
Treasury stock..................................      (1,502)     (27,405)       27,405       (1,502)
Unearned ESOP shares............................          --         (320)           --         (320)
Net Unrealized Gain on securities...............       1,638          130            --        1,768
                                                  ----------     --------   -----------   ----------
    Total stockholders' equity..................     130,938       44,030            --      174,968
                                                  ----------     --------   -----------   ----------
    Total liabilities and stockholders' equity..  $1,354,585     $368,283      $     --   $1,722,868
                                                  ==========     ========   ===========   ==========

(1) Reflects accounting of the merger as a "pooling of interests," through the exchange of 2,787,585 shares of Southwest Bancshares Common Stock for [3,339,806] shares of Alliance Common Stock and the elimination of treasury stock.
____________

 PRO FORMA UNAUDITED COMBINED CONDENSED STATEMENTS OF INCOME

     The following unaudited pro forma combined condensed statements of income reflect the historical consolidated statements of income of Alliance Bancorp and Southwest Bancshares, as indicated below, for each period presented and the pro forma combined condensed statements of income of Alliance Bancorp, after giving effect to the Merger. The Merger has been reflected as a "pooling of interests." See "The Merger--Accounting Treatment." The pro forma combined condensed statements of income for the years ended December 31, 1997, three months ended

December 31, 1996 and years ended September 30, 1996 and 1995 were prepared on the assumption that the Merger had been effected as of the beginning of the applicable annual period and that the Exchange Ratio is 1.1981. The unaudited information should be read in conjunction with the historical consolidated financial statements of Alliance Bancorp and Southwest Bancshares, including the notes thereto, incorporated by reference in the Joint Proxy Statement/Prospectus. See "Incorporation of Certain Documents by Reference."

     Pro Forma Unaudited Combined Condensed Statements of Income for the Year Ended December 31, 1997.

                                                            Fiscal Year Ended December 31, 1997
                                                       ---------------------------------------------
                                                          Alliance       Southwest       Pro Forma
                                                          Bancorp        Bancshares      Combined
                                                       --------------  --------------  -------------
                                                       (Dollars in thousands, except per share data)
Interest income......................................        $92,628         $28,003       $120,631
Interest expense.....................................         56,117          16,050         72,167
                                                             -------         -------       --------
Net interest income..................................         36,511          11,953         48,464
Less provision for loan losses.......................             --              24             24
                                                             -------         -------       --------
Net interest income after provision for loan losses..         36,511          11,929         48,440

Noninterest income...................................         15,464           1,468         16,932
Noninterest expense..................................         35,252           7,291         42,543
                                                             -------         -------       --------
Income before income taxes...........................         16,723           6,106         22,829
Income tax expense...................................          6,474           1,995          8,469
                                                             -------         -------       --------
  Net income.........................................        $10,249         $ 4,111       $ 14,360
                                                             =======         =======       ========
  Diluted earnings per share*........................        $  1.26         $  1.49       $   1.25
                                                             =======         =======       ========

_____________
*Reflects pro forma combined net income divided by diluted shares of 11,454,802 (8,114,996 existing shares plus 3,339,806 shares issued in the Merger).

     Pro Forma Unaudited Combined Condensed Statements of Income for the Three Months Ended December 31, 1996.

                                                            Three Months Ended December 31, 1996
                                                          ----------------------------------------
                                                           Alliance     Southwest       Pro Forma
                                                           Bancorp      Bancshares       Combined
                                                          ----------   ------------     ----------
                                                        (Dollars in thousands, except per share data)
Interest income......................................      $11,098         $7,102        $18,200
Interest expense.....................................        6,824          4,138         10,962
                                                           -------         ------        -------
Net interest income..................................        4,274          2,964          7,238
Less provision for loan losses.......................           --              6              6
                                                           -------         ------        -------
Net interest income after provision for loan losses..        4,274          2,958          7,232

Noninterest income...................................        3,156            275          3,431
Noninterest expense..................................        5,666          1,868          7,534
                                                           -------         ------        -------
Income before income taxes...........................        1,764          1,365          3,129
Income tax expense...................................          685            455          1,140
                                                           -------         ------        -------
 Net income..........................................      $ 1,079         $  910        $ 1,989
                                                           =======         ======        =======
 Diluted earnings per share*.........................      $  0.26         $ 0.33        $  0.26
                                                           =======         ======        =======

______________
*Reflects pro forma combined net income divided by diluted shares of 7,564,564 (4,224,758 existing shares plus 3,339,806 shares issued in the Merger).

     Pro Forma Unaudited Combined Condensed Statements of Income for the Year Ended September 30, 1996 for Alliance Bancorp and December 31, 1996 for Southwest Bancshares.

                                                         Fiscal Year     Fiscal Year
                                                            Ended           Ended
                                                        September 30,    December 31,
                                                            1996            1996
                                                          Alliance        Southwest      Pro Forma
                                                           Bancorp       Bancshares      Combined
                                                       ---------------  -------------  -------------
                                                       (Dollars in thousands, except per share data)
Interest income......................................         $45,701        $27,230        $72,931
Interest expense.....................................          28,967         15,277         44,244
                                                              -------        -------        -------
Net interest income..................................          16,734         11,953         28,687
Less provision for loan losses.......................              50             24             74
                                                              -------        -------        -------
Net interest income after provision for loan losses..          16,684         11,929         28,613

Noninterest income...................................          12,947          1,307         14,254
Noninterest expense..................................          25,696          9,402         35,098
                                                              -------        -------        -------
Income before income taxes...........................           3,935          3,834          7,769
Income tax expense...................................             861          1,206          2,067
                                                              -------        -------        -------
  Net income.........................................         $ 3,074        $ 2,628        $ 5,702
                                                              =======        =======        =======
  Diluted earnings per share*........................         $  0.73        $  0.91        $  0.76
                                                              =======        =======        =======

____________
*Reflects pro forma combined net income divided by diluted shares of 7,539,396 (4,199,590) existing shares plus 3,339,806 shares issued in the Merger).

     Pro Forma Unaudited Combined Condensed Statements of Income for the Year Ended September 30, 1995 for Alliance Bancorp and December 31, 1995 for Southwest Bancshares.

                                                         Fiscal Year     Fiscal Year
                                                            Ended           Ended
                                                        September 30,    December 31,
                                                            1995            1995
                                                          Alliance        Southwest      Pro Forma
                                                           Bancorp       Bancshares      Combined
                                                       ---------------  -------------  -------------
                                                       (Dollars in thousands, except per share data)
Interest income......................................         $45,944        $26,870        $72,814
Interest expense.....................................          28,442         14,391         42,833
                                                              -------        -------        -------
Net interest income..................................          17,502         12,479         29,981
Less provision for loan losses.......................             185             16            201
                                                              -------        -------        -------
Net interest income after provision for loan losses..          17,317         12,463         29,780

Noninterest income...................................           6,748          1,267          8,015
Noninterest expense..................................          16,697          7,024         23,721
                                                              -------        -------        -------
Income before income taxes...........................           7,368          6,706         14,074
Income tax expense...................................           2,909          2,174          5,083
                                                              -------        -------        -------
  Net income.........................................         $ 4,459        $ 4,532        $ 8,991
                                                              =======        =======        =======
  Diluted earnings per share*........................         $  1.07        $  1.30        $  1.20
                                                              =======        =======        =======

____________
*Reflects pro forma combined net income divided by diluted shares of 7,496,253 (4,159,447 existing shares plus 3,339,806 shares issued in the Merger).

PRO FORMA CAPITAL RATIOS

     Set forth below are certain historical and pro forma consolidated capital ratios for Southwest Federal and Liberty Federal at December 31, 1997, assuming consummation of the Merger as of that date.

                                                       At December 31, 1997
                                                ---------------------------------
                                                                 Liberty Federal
                                                                 ----------------
                                              Southwest
                                               Federal                 Pro Forma      Regulatory
                                                Actual     Actual       Combined     Requirement
                                                -------  ----------    ----------  ----------------
Core capital to total tangible assets.........    8.20%       8.50%         8.44%             3.00%
Tangible equity to total tangible assets (1)..    8.20%       8.40%         8.36%             1.50%
Core capital to risk-adjusted assets (2)......   13.47%      15.89%        15.33%               --
Total capital to risk-adjusted assets (3).....   13.82%      16.48%        15.86%             8.00%

____________
(1) In the case of Liberty Federal, core capital and tangible equity capital both equal total stockholders' equity less goodwill. The current OTS core capital requirement for savings associations is 3% of total adjusted assets. The OTS has proposed core capital requirements which would require a core capital ratio of 3% of total adjusted assets for thrifts that receive the highest supervisory rating for safety and soundness ("CAMEL" rating), and a 4% to 5% core capital ratio requirement for all other thrifts.
(2) Based on risk-based capital requirements under OTS regulations. The OTS recently issued a rule which adds an interest rate risk ("IRR") component to the risk-based capital requirements; however, the OTS has indefinitely deferred implementation of the interest rate risk component. Based upon their preliminary review of the final rule, management of Liberty Federal and Southwest Federal have calculated that if the interest rate risk rule were in effect and were applicable, deductions of $5.6 million and $1.5 million, respectively, would be made from total capital in calculating their risk-based capital calculations. In each case capital would have remained in excess of regulatory requirements.
(3) Total capital equals core capital plus supplementary capital, comprised of the general loan loss reserves.

                   ALLIANCE BANCORP AND LIBERTY FEDERAL BANK

 ALLIANCE BANCORP

     Alliance Bancorp is a registered savings and loan holding company incorporated under the laws of the state of Delaware and is engaged in the business of providing financial service products to the public through its wholly-owned subsidiary, Liberty Federal. On February 10, 1997, Hinsdale Financial Corporation, the holding company for Hinsdale Federal Bank for Savings, and Liberty Bancorp, Inc., the holding company for Liberty Federal Savings Bank, consummated their merger of equals transaction in a stock-for-stock exchange. The resulting organization was renamed Alliance Bancorp. Liberty Federal Savings Bank was merged into Hinsdale Federal Bank for Savings, and the resulting Bank operates under the name Liberty Federal Bank.

     As of December 31, 1997, Alliance Bancorp had total consolidated assets of $1.4 billion, deposits of $1.0 billion and stockholders' equity of $130.9 million. The executive offices of Alliance Bancorp are located at One Grant Square, Hinsdale, Illinois 60521, and the telephone number is (630) 323-1776.

 LIBERTY FEDERAL BANK

     Liberty Federal, a Federal savings bank chartered under the authority of the OTS, originally was organized in 1934, and changed its charter from a federal savings and loan association to a federal savings bank in 1991. Liberty Federal is a member of the Federal Home Loan Bank ("FHLB") System and its deposit accounts are insured to the maximum allowable amount by the FDIC. Liberty Federal is regulated by the OTS and the FDIC and is further regulated by the Board of Governors of the Federal Reserve System as to reserves required to be maintained against deposits and certain other matters.

     Liberty Federal is a community-oriented institution providing financial services through fourteen retail banking facilities in Chicago, north and western Cook county and DuPage county in Illinois. Liberty Federal offers a variety of deposit products in an attempt to attract funds from the general public in highly competitive market areas surrounding its offices. In addition to deposit products, Liberty Federal also offers its customers financial advice and security brokerage services through INVEST. Liberty Federal invests its retail deposits in mortgage and consumer loans, investment securities and mortgage-backed securities, secured primarily by one-to four-family residential loans. Liberty Federal also owns Preferred Mortgage Associates, Ltd., which is one of the largest mortgage brokers in the Chicago metropolitan area and which has six mortgage origination offices, including its headquarters in Downers Grove, Illinois.

     For more information about Alliance Bancorp, reference is made to the 1997 Alliance Bancorp Form 10K, which is incorporated herein by reference. See "Available Information" and "Incorporation of Certain Documents by Reference."

         SOUTHWEST BANCSHARES, INC. AND SOUTHWEST FEDERAL SAVINGS AND
                          LOAN ASSOCIATION OF CHICAGO

SOUTHWEST BANCSHARES, INC.

     Southwest Bancshares was incorporated under Delaware law on February 11, 1992. On June 11, 1992, Southwest Bancshares acquired Southwest Federal as a part of Southwest Federal's conversion from a mutual to a stock federally chartered savings and loan association. Southwest Bancshares is a savings and loan holding company and is subject to regulation by the OTS, the FDIC and the SEC. Currently, Southwest Bancshares does not transact any material business other than through Southwest Federal, and Southwest Bancshares Development Corporation. Upon consummation of Southwest Federal's conversion, Southwest Bancshares retained 50% of the net conversion proceeds amounting to $13.4 million, which was invested in federal funds and high-grade, marketable securities. At December 31, 1997, Southwest Bancshares had total assets of $368.3 million and stockholders' equity of $44.0 million, or 12.0% of total assets.

SOUTHWEST FEDERAL SAVINGS AND LOAN ASSOCIATION OF CHICAGO

     Southwest Federal has operated for over 114 years, and was originally organized in 1883 as an Illinois-chartered building and loan association. In 1937, it converted to a federally chartered and insured savings and loan association. Southwest Federal is a member of the FHLB System and its deposit accounts are insured up to applicable limits by the FDIC.

     Southwest Federal's principal business has been, and continues to be, attracting retail deposits from the general public and investing those deposits, together with funds generated from operations, primarily in one- to four-family, owner-occupied, fixed-rate loans, and to a lesser extent, multi-family residential mortgage loans, commercial real estate loans, land and construction loans, mortgage-backed securities and other marketable securities. Southwest Federal's revenues are derived principally from interest on its mortgage loans and mortgage-backed securities portfolios and interest and dividends on its investment securities. Southwest Federal's primary sources of funds are deposits, principal and interest payments on loans and mortgage-backed securities and, to a much lesser extent, FHLB-Chicago advances.

     Southwest Bancshares Development Corporation, an Illinois corporation, was incorporated on November 19, 1992, for the primary purpose of engaging in real estate development projects as a joint venture partner.

     For more information about Southwest Bancshares, reference is made to the 1997 Southwest Bancshares, Form 10-K, which is incorporated herein by reference. See "Available Information" and "Incorporation of Certain Documents by Reference."

                        ALLIANCE BANCORP ANNUAL MEETING

     General. The Alliance Bancorp Annual Meeting is scheduled to be held on Tuesday, June 30, 1998, at Ashton Place, 341 W. 75th Street, Willowbrook, Illinois, at 10:00 a.m., Chicago time. This Joint Proxy Statement/Prospectus is being sent to holders of record, and certain beneficial owners, of Alliance Bancorp Common Stock as of the Alliance Bancorp Record Date and is accompanied by a form of proxy which the Alliance Bancorp Board of Directors requests that stockholders execute and return to Alliance Bancorp for use at the Alliance Bancorp Annual Meeting and at any and all adjournments or postponements thereof.

     Matters to Be Considered. At the Alliance Bancorp Annual Meeting, holders of shares of Alliance Bancorp Common Stock will vote on the following proposals (the "Alliance Bancorp Proposals"): (i) the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger of Southwest Bancshares with and into Alliance Bancorp and the issuance by Alliance Bancorp of up to 3,742,840 shares of Alliance Bancorp Common Stock in connection with the Merger; (ii) the election of four directors for a term of three years each;
(iii) the ratification of the appointment of KPMG Peat Marwick LLP as independent auditor for Alliance Bancorp for the fiscal year ended December 31, 1998; and (iv) the approval of an amendment to Alliance Bancorp's Certificate of Incorporation to increase the total number of authorized shares of Alliance Bancorp Common Stock to 21,000,000. Alliance Bancorp stockholders also may consider and vote upon such other matters as may properly be brought before the Alliance Bancorp Annual Meeting, including proposals to adjourn the Alliance Bancorp Annual Meeting in the event there are not sufficient votes to approve the Merger proposal at the time of the Alliance Bancorp Annual Meeting; provided, however, that any proxy which is voted against the Merger Proposal will not be voted in favor of adjournment to solicit further proxies for such proposal. The Board of Directors of Alliance Bancorp knows of no business that will be presented for consideration at the Alliance Bancorp Annual Meeting other than the matters described in this Joint Proxy Statement/Prospectus.

     Alliance Bancorp Record Date. The Alliance Bancorp Board of Directors has fixed the close of business on May 14, 1998 as the Alliance Bancorp Record Date for determining holders of Alliance Bancorp Common Stock who are entitled to notice of and to vote at the Alliance Bancorp Annual Meeting. Only holders of record of Alliance Bancorp Common Stock at the close of business on the Alliance Bancorp Record Date will be entitled to notice of and to vote at the Alliance Bancorp Annual Meeting. As of the Alliance Bancorp Record Date, there were outstanding and entitled to vote at the Alliance Bancorp Annual Meeting _________ shares of Alliance Bancorp Common Stock.

     Votes Required. Except as indicated below, each holder of record of shares of Alliance Bancorp Common Stock on the Alliance Bancorp Record Date will be entitled to cast one vote per share on the Alliance Bancorp Proposals at the Alliance Bancorp Annual Meeting. Such vote may be exercised in person or by properly executed proxy.

     In accordance with the provisions of the Alliance Bancorp Certificate of Incorporation, record holders of Alliance Bancorp Common Stock who beneficially own in excess of 10% of the outstanding shares of Common Stock (the "Alliance Bancorp Limit") are not entitled to any vote with respect to the shares held in excess of the Alliance Bancorp Limit. The Alliance Bancorp Certificate of Incorporation authorizes the Board of Directors (i) to make all determinations necessary to implement and apply the Alliance Bancorp Limit, including determining whether persons or entities are acting in concert, and (ii) to demand that any person who is reasonably believed to beneficially own stock in excess of the Alliance Bancorp Limit supply information to Alliance Bancorp to enable the Alliance Bancorp Board of Directors to implement and apply the Alliance Bancorp Limit.

     The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Alliance Bancorp Common Stock entitled to vote at the Alliance Bancorp Annual Meeting is necessary to constitute a quorum. Abstentions and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons as to certain proposals on which such beneficial owners or persons are entitled to vote their shares but with respect to which the brokers or nominees have no discretionary power to vote without such instructions) will be treated as shares present at the Alliance Bancorp Annual Meeting for purposes of determining the presence of a quorum.

     With a quorum, or in the absence of such, the affirmative vote of a majority of the shares represented at the Alliance Bancorp Annual Meeting may authorize the adjournment of the meeting.

     As to the Merger Proposal, the proxy card being provided by the Board of Directors enables a stockholder to check the appropriate box on the proxy card to (i) vote FOR, (ii) vote AGAINST, or (iii) vote to ABSTAIN from voting on, such matter. The affirmative vote of the holders of a majority of the outstanding shares of Alliance Bancorp Common Stock is required for approval and adoption of the Merger Agreement. Therefore, abstentions and broker non-votes will have the same effect as votes against approval of the Merger Proposal.

     Approval of the Merger Agreement by the holders of shares of Alliance Bancorp Common Stock is a condition to, and required for, consummation of the Merger. See "The Merger --Conditions to the Merger."

     As to the election of Directors, the proxy card being provided by the Alliance Bancorp Board of Directors enables a stockholder to vote FOR the election of the nominees proposed by the Board of Directors, or to WITHHOLD AUTHORITY to vote for one or more of the nominees being proposed. Under Delaware law and the Alliance Bancorp's Certificate of Incorporation and Bylaws, directors are elected by a plurality of votes cast, without regard to either broker non-votes, or proxies as to which authority to vote for one or more of the nominees being proposed is withheld.

     As to the ratification of KPMG Peat Marwick LLP as independent auditors of Alliance Bancorp for the fiscal year ended December 31, 1998, by checking the appropriate box, a stockholder may: (i) vote FOR the item; (ii) vote AGAINST the item; or (iii) ABSTAIN from voting on such item. Under Alliance Bancorp's Certificate of Incorporation and Bylaws, the ratification of this matter shall be determined by a majority of the votes cast, without regard to broker non-votes, or proxies marked ABSTAIN.

     As to the Proposal to amend the Alliance Bancorp Certificate of Incorporation, the proxy card being provided by the Board of Directors enables a stockholder to check the appropriate box on the proxy card to (i) vote FOR, (ii) vote AGAINST, or (iii) vote to ABSTAIN from voting on, such matter. The affirmative vote of the holders of a majority of the outstanding shares of Alliance Bancorp Common Stock is required for approval of the proposed amendment. Therefore, abstentions and broker non-votes will have the same effect as votes against approval of the proposal amendment.

     Any other matters that may be brought before the Annual Meeting will be determined by majority of the votes cast, without regard to broker non-votes, or any proxies as to which a stockholder abstains.

     Proxies solicited hereby will be returned to Alliance Bancorp, and will be tabulated by an inspector of election designated by the Board of Directors, who will not be employed by, or a director of, Alliance Bancorp or any of its affiliates.

     As of the Alliance Bancorp Record Date, the directors and executive officers of Alliance Bancorp and their affiliates beneficially owned in the aggregate [783,139] shares (excluding shares underlying stock options), or approximately [9.8]% of the then outstanding shares, of Alliance Bancorp Common Stock entitled to vote at the Alliance Bancorp Annual Meeting. The directors of Alliance Bancorp have entered into the Southwest Bancshares Voting Agreements whereby such directors have agreed to vote all shares of Alliance Bancorp Common Stock owned by them ([745,609] shares in the aggregate) for approval of the Merger Agreement. As of the Alliance Bancorp Record Date, the directors and executive officers of Southwest Bancshares and their affiliates beneficially owned _____ shares of Alliance Bancorp Common Stock. It is also expected that such shares will be voted in favor of the Alliance Bancorp Proposals.

     Proxies. Shares of Alliance Bancorp Common Stock represented by properly executed proxies received prior to or at the Alliance Bancorp Annual Meeting will, unless such proxies have been revoked, be voted at the Alliance Bancorp Annual Meeting and any adjournments or postponements thereof, in accordance with the instructions indicated in the proxies. If no instructions are indicated on a properly executed proxy, the shares will be voted FOR the Alliance Bancorp Proposals.

     Any proxy given pursuant to this solicitation or otherwise may be revoked by the person giving it at any time before it is voted either by delivering to the Secretary of Alliance Bancorp at One Grant Square, Hinsdale, Illinois 60521 on or before the taking of the vote at the Alliance Bancorp Annual Meeting, a written notice of revocation bearing a later date than the date of the proxy or a later dated proxy relating to the same shares or by attending the Alliance Bancorp Annual Meeting and voting in person. Attendance at the Alliance Bancorp Annual Meeting will not in itself constitute the revocation of a proxy. Moreover, if you are a stockholder whose shares are not registered in your own name, you will need appropriate documentation from your record holder to vote personally at the Annual Meeting.

     If any other matters are properly presented at the Alliance Bancorp Annual Meeting for consideration, the persons named in the proxy or acting thereunder will have discretion to vote on such matters in accordance with their best judgment. As of the date hereof, the Alliance Bancorp Board of Directors knows of no such other matters.

     In addition to solicitation by mail, directors, officers and employees of Alliance Bancorp, who will not be specifically compensated for such services, may solicit proxies from the stockholders of Alliance Bancorp, personally or by telephone, telegram or other forms of communication. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy material to beneficial owners. In addition, Alliance Bancorp has engaged Kissel-Blake, Inc., a proxy solicitation firm ("Kissel"), to assist Alliance Bancorp in distributing proxy materials and contacting record and beneficial owners of Alliance Bancorp Common Stock. Alliance Bancorp has agreed to pay Kissel approximately $40,000, plus out-of-pocket expenses, for its services to be rendered on behalf of Alliance Bancorp. Except as to the expense of printing and mailing the Joint Proxy Statement/Prospectus (which Alliance Bancorp and Southwest Bancshares shall bear equally), Alliance Bancorp will bear its own expenses in connection with the solicitation of proxies for the Alliance Bancorp Annual Meeting.

     HOLDERS OF ALLIANCE BANCORP COMMON STOCK ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY TO ALLIANCE BANCORP IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     Persons and groups owning in excess of 5% of Alliance Bancorp's Common Stock are required to file certain reports regarding such ownership with Alliance Bancorp and with the SEC, in accordance with the Exchange Act. The following table sets forth information regarding persons known to be beneficial owners of more than five percent of the Common Stock outstanding as of [MAY 1], 1998.

                                                  AMOUNT AND NATURE
                         NAME AND ADDRESS OF        OF BENEFICIAL     PERCENT
TITLE OF CLASS            BENEFICIAL OWNERS           OWNERSHIP      OF CLASS
--------------         ----------------------     ----------------- ----------
Common stock           Investors of America,        434,690 (1)     5.4%
                       Limited Partnership
                       (formerly known as Dierberg
                       Four, L.P.)
                       39 Glen Eagles Drive
                       St. Louis, MO 63124

Common stock           Jeffrey L. Gendell (2)       533,360 (2)     6.6%
                       200 Park Avenue
                       Suite 3900
                       New York, NY 10166

Common stock           LaSalle Financial Partners   422,167 (3)     5.3%
                       Limited Partnership,
                       Richard J. Nelson, Peter
                       T. Kross and
                       Florence Nelson
                       259 E. Michigan, Suite 405
                       Kalamazoo, MI 49007

_____________________________
(1) Investors of America, Limited Partnership, is a Nevada limited partnership, the general partner of which is First Securities America, Inc., a Missouri corporation. James F. Dierberg is the controlling shareholder of First Securities America, Inc.
(2) According to an Amended Schedule 13D, dated as of September 9, 1997, filed by Mr. Gendell and certain related persons, Mr. Gendell beneficially owns 533,360 shares of Alliance Bancorp Common Stock, held in the name of Tontine Financial Partners, L.P., Tontine Management, L.L.C., and Tontine Oversees Associates, L.L.C.
(3) Based upon information filed in a Schedule 13D dated April 13, 1998, LaSalle Financial Partners, Limited Partnership ("LaSalle") is a limited partnership. LaSalle's general partners are LaSalle Capital Management, Inc., a Michigan corporation owned by Richard J. Nelson and his wife Florence Nelson, and Talman Financial, Inc., a Michigan corporation owned by Peter T. Kross. LaSalle, Richard J. Nelson and Peter T. Kross claim shared voting and dispositive power over the 422,167 shares owned by the group. Florence Nelson disclaims any sole or shared voting or dispositive power over the shares.


                    ELECTION OF ALLIANCE BANCORP DIRECTORS

     The Alliance Bancorp Board of Directors is comprised of 14 members divided into three classes. Directors are elected for staggered terms of three years each, with the term of office of only one class of Directors expiring in each year. Directors serve until their successors are elected and qualified.

     The names of the four nominees for election to the Board of Directors are set forth below, along with certain other information concerning such individuals, and the other members of the Board, as of ______________, 1998. Management believes that such nominees will stand for election and will serve if elected as Directors. However, if any person nominated by the Board of Directors fails to stand for election or is unable to accept election, the proxies will be voted for the election of such other person as the Board of Directors may recommend. Each director and nominee has served on the Board of Directors of Alliance Bancorp since the consummation of the merger of equals transaction in February 1997, except for Mr. Nusrala who was first appointed to the Board in April 1997.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF THE NOMINEES WHOSE NAMES APPEAR BELOW.

                                                                                              AMOUNT AND NATURE
                                                                                                OF BENEFICIAL
  NAME, AGE, PRINCIPAL OCCUPATION AND                  YEAR FIRST ELECTED                       OWNERSHIP OF        PERCENT OF
  BUSINESS EXPERIENCE FOR PAST 5 YEARS                    TO BOARD (1)      TERM TO EXPIRE        STOCK (2)            CLASS
--------------------------------------                 -------------------  --------------    -------------------   ----------
                                                            NOMINEES
Kenne P. Bristol, Age 55 (3)........................          1986               2001              146,676(4)          1.68%
  President and Chief Executive Officer of
  Alliance Bancorp and Liberty Federal Bank;
  previously President and Chief Executive
  Officer of Hinsdale Financial and Hinsdale
  Federal.

Howard A. Davis, Age 50.............................          1995               2001               22,500(5)          0.26%
  President and Chief Executive Officer of
  Preferred Mortgage Associates, Ltd., a
  subsidiary of Liberty Federal Bank.

H. Verne Loeppert, Age 76...........................          1964               2001               73,972(6)          0.85%
  Retired; until December 31, 1996, President and
  Chief Executive Officer of CDV Corporation, a
  holding company whose subsidiaries are
  engaged in metal working tool manufacturing.

David D. Mill, Age 69 (3)(7)........................          1967               2001              128,057(8)          1.47%
  Dentist; Dr. Mill has owned his own general
  dental practice since 1957.

                                                      CONTINUING DIRECTORS

Edward J. Burns, Age 68 (3).........................          1963               1999              201,096(9)          2.31%
  Retired; Chairman of the Board of Liberty
  Bancorp from 1991 and Liberty Federal Savings
  from 1982 until February 1997.  President and
  Chief Executive Officer of Liberty Bancorp and
  Liberty Federal Savings until 1994.

Whit G. Hughes, Age 72..............................          1982               1999              101,639(8)          1.17%
  Chairman and former Chief Executive Officer of
  Hughes Enterprises, Inc., a distributor of
  appliances and parts and a developer and
  operator of self-service laundry stores.

Howard R. Jones, Age 62.............................          1991               2000              60,544(10)          0.69%
  President of Packaging Design Corporation, a
  manufacturer of corrugated containers and
  specialties.
------------------------------------------------------------------------------------------------------------------------------------

                                                                                              AMOUNT AND NATURE
                                                                                                OF BENEFICIAL
  NAME, AGE, PRINCIPAL OCCUPATION AND                  YEAR FIRST ELECTED                       OWNERSHIP OF        PERCENT OF
  BUSINESS EXPERIENCE FOR PAST 5 YEARS                    TO BOARD (1)      TERM TO EXPIRE        STOCK (2)            CLASS
--------------------------------------                 -------------------  --------------    -------------------   ----------
Fredric G. Novy, Age 59 (3)..........................         1994               2000             261,787(11)          3.00%
  Chairman of the Board of Directors of Alliance
  Bancorp and Liberty Federal Bank; President
  and Chief Executive Officer of Liberty Bancorp
  and Liberty Federal Savings from 1994 to
  February 1997.  President of Cragin Financial
  Corporation and Cragin Federal Bank for
  Savings from 1990 through 1994.

Edward J. Nusrala, Age 58 (3)........................         1997               1999              16,500(12)          0.19%
  Founder, owner and President of Famous Brand
  Shoes, Inc., a retail shoe company.

William C. O'Donnell, Age 75.........................         1979               2000              147,074(8)          1.69%
  President of ODON Communications Group, a
  radio broadcasting company.

William R. Rybak, Age 47 (3).........................         1986               1999              58,668(10)          0.67%
  Chairman of the Board of Directors of Hinsdale
  Federal from 1990 to February 1997, and
  Chairman of the Board of Hinsdale Financial
  from its formation in 1992 to February 1997.
  Executive Vice President and Chief Financial
  Officer of Van Kampen American Capital, Inc.,
  a financial services company specializing in
  money management and the distribution of
  mutual funds.

Russell F. Stephens, Jr., Age 65.....................         1971               2000              44,939(10)          0.52%
 President of Insurance Concepts & Design Inc.,
  an insurance agency.

Donald E. Sveen, Age 66 (3)..........................         1971               1999              98,044(10)          1.13%
 Retired; prior to July 1996, President, Chief
  Operating Officer and Director of The John
  Nuveen Company and Subsidiaries and
  Chairman, Chief Executive Officer and Director
  of the Nuveen Select Tax-Free Income Portfolio
  Funds.  Nuveen is a financial services company
  specializing in tax-exempt investments and
  money management.

Vernon B. Thomas, Jr., Age 64 (3)....................         1969               2000             150,587(10)          1.73%
  Attorney whose practice concentrates in
  corporate, banking, real estate and estate
  planning.

                                             EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

Richard A. Hojnicki, Age 48..........................           --                 --              73,947(13)          0.85%
  Mr. Hojnicki is Executive Vice President,
  Secretary and Chief Financial Officer of`
  Alliance Bancorp and Liberty Federal Bank

Edward J. Munin, Age 44..............................           --                 --                 750              0.01%
 Mr. Munin is a Senior Vice President of Liberty
  Federal Bank

                                                                                              AMOUNT AND NATURE
                                                                                                OF BENEFICIAL
  NAME, AGE, PRINCIPAL OCCUPATION AND                  YEAR FIRST ELECTED                       OWNERSHIP OF        PERCENT OF
  BUSINESS EXPERIENCE FOR PAST 5 YEARS                    TO BOARD (1)      TERM TO EXPIRE        STOCK (2)            CLASS
--------------------------------------                 -------------------  --------------    -------------------   ----------
All directors and executive officers as a group (16             --                 --           1,586,780(14)(15)     18.21%
 persons)

_____________________
(1) Includes service on the Board of Directors of Hinsdale Federal Bank for Savings and Liberty Federal Savings Bank.
(2) Unless otherwise indicated, each person effectively exercises sole (or shared with spouse) voting and dispositive power as to the shares reported.
(3) Also serves on the Board of Directors of Liberty Federal Bank, the wholly-owned subsidiary of Alliance Bancorp.
(4) Includes 96,892 shares that may be acquired pursuant to presently exercisable stock options by Mr. Bristol.
(5) Includes 18,750 shares that may be acquired pursuant to presently exercisable stock options by Mr. Davis.
(6) Includes 46,495 shares subject to options which may be acquired by Mr. Loeppert under the Liberty Bancorp, Inc. 1991 Stock Option Plan for Outside Directors (the "Liberty Bancorp Directors' Option Plan").
(7)  Dr. Mill is married to Mr. Burns' first cousin.
(8) Includes 49,657 shares subject to options which may be acquired by each outside director indicated under the Liberty Bancorp Directors' Option Plan.
(9) Includes 114,868 shares with respect to Mr. Burns which may be acquired through the exercise of stock options granted under the Liberty Bancorp, Inc. Amended and Restated 1991 Incentive Stock Option Plan (the "Liberty Bancorp Incentive Stock Option Plan"), and 17,138 shares allocated to Mr. Burns under the Liberty Federal Savings Bank ESOP.
(10) Includes 23,043 shares that may be acquired pursuant to the exercise of options granted under the Hinsdale Financial Corporation 1992 Stock Option Plan for Outside Directors (the "Hinsdale Financial Directors' Option Plan").
(11) Includes 183,669 shares with respect to Mr. Novy which may be acquired through the exercise of stock options under the Liberty Bancorp Incentive Stock Option Plan, and 7,726 shares allocated to Mr. Novy under the Liberty Federal Savings Bank ESOP.
(12) Includes 15,000 shares that may be acquired by Mr. Nusrala pursuant to the exercise of options granted under the Hinsdale Financial Directors' Option Plan.
(13) Includes 37,167 shares that may be acquired pursuant to presently exercisable stock options by Mr. Hojnicki.
(14) Includes 336,478 shares that may be acquired pursuant to presently exercisable stock options granted to executive officers of Alliance Bancorp and its subsidiaries, and 352,295 shares that may be acquired pursuant to presently exercisable stock options granted to directors who are not executive officers.
(15) Includes 24,864 shares allocated to the accounts of executive officers under the Hinsdale Federal Bank for Savings and Liberty Federal Savings Bank ESOPs. Excludes the remaining 345,488 shares of Common Stock owned by the ESOPs. The ESOP Administrative committee administers the ESOPs. Under the terms of the ESOPs, shares of Common Stock allocated to the account of employees are voted in accordance with the instructions of the respective employees. Unallocated shares are voted by the ESOP Trustee in a manner that reflects the directions received from employees as to allocated shares.


MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

     During fiscal 1997, the Board of Directors of Alliance Bancorp met eight times. The Board of Directors of Liberty Federal meets monthly and may have additional special meetings upon request of the Chairman of the Board, the President, or one-third of the Directors. During the fiscal year ended December 31, 1997, the Board of Directors of Liberty Federal met 12 times.

     Alliance Bancorp and Liberty Federal maintain an Executive Committee, an Audit and Compliance Committee, and a Compensation and Personnel Administration Committee. In addition to these committees, Liberty Federal maintains an Asset/Liability-Budget Committee. No Director attended fewer than 75%, in the aggregate, of the total number of Board meetings held during fiscal 1997 and the total number of committee meetings on which he served during the year, as to both Alliance Bancorp and Liberty Federal.

     The Executive Committee currently consists of Directors Rybak (Chairman), Burns (Vice Chairman), Bristol, Loeppert, Novy, O'Donnell, Stephens, Sveen and Jones. This Committee exercises the authority of the Board when the Board is not in session, subject to applicable law. Any activity is reported to the Board on a monthly basis. The Executive Committee did not meet during fiscal 1997.

     The Audit and Compliance Committee currently consists of Directors Loeppert (Chairman), Jones, Mill, Nusrala and Rybak. This Committee receives reports as necessary to review the results of the internal audit program, the independent audit, and other matters that affect Alliance Bancorp or Liberty Federal. The Audit and Compliance Committee did not meet in fiscal 1997. The Board, as a whole, receives quarterly internal auditing reports from Liberty Federal's internal auditor.

     Alliance Bancorp's Nominating Committee is not a standing committee but is convened as needed with director members appointed by the Chairman. While the Committee will consider nominees recommended by stockholders, it has not actively solicited recommendations from stockholders. Nominations by stockholders must comply with certain procedural and informational requirements set forth in Alliance Bancorp's Bylaws. See "Advance Notice of Business to be Conducted at an Annual Meeting."

     The Compensation and Personnel Administration Committee currently consists of Directors Sveen (Chairman), Burns, Hughes, Nusrala and Stephens. The Committee reviews and administers compensation, officer promotions, benefits and other matters of personnel policy and practice. The Committee met three times during fiscal 1997.

DIRECTORS' COMPENSATION

     Fees. Outside directors of Alliance Bancorp receive a fee of $1,500 per meeting of the Board. Prior to the merger of equals transaction, directors of Alliance Bancorp did not receive any directors' fees. Outside Directors of Liberty Federal receive a monthly fee of $1,500. Directors who are not officers also receive $300 for each committee meeting attended. Outside directors of Liberty Federal's subsidiaries receive $300 per quarter for serving on one or all of these Boards.

     Directors' Option Plans. Under the Hinsdale Financial Directors' Option Plan, each outside Director of Hinsdale Financial, at the time of Hinsdale Federal's conversion to stock form, received non-statutory options to purchase 23,043 shares of Alliance Bancorp Common Stock at an exercise price of $5.33 per share, equal to the fair market value of the stock at the time of grant. In April 1997, Mr. Nusrala received a non-statutory option to purchase 15,000 shares of Alliance Bancorp Common Stock at an exercise price of $18.50 per share, equal to the fair market value of the stock at the time of grant. Under the Liberty Bancorp Directors' Option Plan, each outside Director of Liberty Bancorp was granted options to purchase 49,657 shares of Alliance Bancorp Common Stock (as adjusted to reflect the exchange ratio in the Merger between Liberty Bancorp, Inc. and Hinsdale Financial Corporation) at an exercise price which is, at the discretion of the optionee, either $6.33 per share or $5.37 per share (each, as adjusted) in which latter case the stock received upon exercise must be held for one year.

EXECUTIVE COMPENSATION

     Compensation Committee Report. Under rules established by the SEC, Alliance Bancorp is required to provide certain data and information in regard to the compensation and benefits provided to Alliance Bancorp's Chief Executive Officer and other executive officers of Alliance Bancorp. The disclosure requirements for the Chief Executive Officer and other executive officers include the use of tables and a report explaining the rationale and considerations that led to fundamental executive compensation decisions affecting those individuals. In fulfillment of this requirement, the Compensation and Personnel Administration Committee, at the direction of the Board of Directors has prepared the following report for inclusion in this proxy statement, which report relates to Alliance Bancorp's fiscal year ended December 31, 1997.

     The compensation committee is composed solely of independent outside Directors. The Board has delegated to the committee the responsibility of assuring that the compensation of the Chief Executive Officer and other executive officers is consistent with the compensation strategy, competitive practices, the performance of Alliance Bancorp, and the requirements of appropriate regulatory agencies. Non-employee directors who do not sit on the compensation committee also participate in executive compensation decision-making through the review, discussion and ratification of compensation committee recommendations. All cash compensation paid to executive officers is paid by Liberty Federal. Alliance Bancorp does not currently pay cash compensation to executive officers.

     Executive Compensation Philosophy. Since the predecessor of Alliance Bancorp became a public company in 1992, the committee has had the following goals for the compensation programs impacting the executives of Alliance Bancorp and Liberty Federal:

     . to provide motivation for the executives to enhance shareholder value by linking a significant portion of their compensation to earnings and the value of Alliance Bancorp's Common Stock;

     . to retain the executive officers who are capable of leading Alliance Bancorp to high performance levels and to allow Liberty Federal to attract high quality executives in the future by providing total compensation opportunities which are consistent with competitive norms of the industry and Alliance Bancorp's level of performance; and

     . to maintain reasonable "fixed" compensation costs by targeting base salaries at competitive average levels.

     The compensation committee of the Board of Directors of Liberty Federal periodically reviews salaries, stock options and other aspects of executive compensation. In general, the purpose of this evaluation is to ensure that Liberty Federal's overall executive compensation programs remain competitive with savings institutions and banks that are similar in both asset size and geographical markets to Liberty Federal and that total executive pay represents both the individual's performance as well as the current and past performance of Liberty Federal.

     For purposes of determining the competitive market for Liberty Federal's executives, the committee has retained KPMG Peat Marwick LLP to review the comprehensive compensation paid to top executives of thrifts and banks with total assets in the range of Liberty Federal's total asset size and performance results comparable to those of Liberty Federal.

     KPMG Peat Marwick LLP reviewed the following published compensation surveys to determine competitive compensation levels:

          The 1996 Bank Cash Compensation Survey, Bank Administration Institute; and

          The 1995 Financial Institutions Compensation Survey By Wyatt Data Services.

     In addition, KPMG Peat Marwick LLP conducted an independent review of the compensation practices of eleven midwest institutions with assets ranging from $768 million to $1.9 billion. All compensation data was updated to October 1, 1997.

     The surveys provide data for both commercial banks and thrifts. KPMG Peat Marwick LLP has been recommending to their thrift clients for several years that for compensation purposes they should compare themselves to commercial banks of comparable size as well as other thrifts for the following reasons:

     . since deregulation, the differences in the balance sheet structure and the complexity level between operating a thrift and a bank have significantly narrowed; and

     . thrifts are recruiting senior executives from commercial banks more frequently, and to obtain top talent, the thrifts are required to provide compensation levels competitive with banks.

     In addition, the compensation committee reviewed the salary history and performance levels for each of the executive officers in determining appropriate compensation levels. It is expected that the comparative salary data compiled by KPMG Peat Marwick LLP on comprehensive executive compensation will continue to be utilized as the primary source of information in subsequent years in determining compensation levels for executive officers.

     Executive officers' compensation consists principally of salary, annual incentive payments, and stock options. The salaries are generally in the average range compared to other similar institutions. The incentive payments are based on performance as well as position.

     Compensation of Chief Executive Officer. The compensation committee meets periodically to evaluate Mr. Bristol's performance and reports on that evaluation to the Outside Directors of the Board. The Chief Executive's compensation consists principally of three components:

               .    Salary
               .    Annual Incentive Payment
               .    Stock Option Grants

     Under the leadership of the compensation committee, subsequent to the determination of Mr. Bristol's fiscal 1997 compensation, the Board of Directors of Liberty Federal, with Mr. Bristol excused, determined his fiscal 1997 compensation giving consideration to the size of Liberty Federal, the duties and responsibilities of his position and a comparison of the compensation of chief executive officers of similarly situated financial institutions. Mr. Bristol's total cash compensation was based on his contribution to the overall long-term strategy and financial strength and performance of Alliance Bancorp.

     In 1993, Liberty Federal adopted a discretionary Annual Incentive Compensation Program based on achievement of profitability performance goals while maintaining safety and soundness standards. The program's objective is to build shareholder value by providing an incentive to executives and staff to develop those business strategies and take those actions that will impact Alliance Bancorp's annual as well as long-term profitability. In order to attract and retain high quality executives, Liberty Federal's executive compensation strategy is based on providing total target compensation opportunities that are at, or above, the competitive norms for companies competing in Liberty Federal's employment market. Alliance Bancorp's total compensation philosophy is based on a combination of surveyed average base compensation plus an average to above average incentive opportunity with the intent of motivating management to continually meet or exceed the goals of increasing shareholder value.

     In addition to projected levels of profitability, the Chief Executive's annual incentive is dependent on Liberty Federal maintaining certain levels of performance in the following areas:

     .    the regulatory capital ratios;
     .    the interest rate risk as measured by the one year interest rate sensitivity gap; and
     .    the ratio of non-performing assets to total assets.

     While these measures may change from year-to-year based on the strategic focus of Alliance Bancorp, the objective of achieving annual profitability goals and enhancing shareholder value while maintaining long-term safety and soundness will continue.

     The 1997 annual incentive award granted to the Chief Executive Officer is based on 40% of base salary if the target performance goals are achieved. If the performance goals are exceeded, the percentage of base salary award can be up to a maximum of 80%. Liberty Federal performance awards are based on pre-tax income objectives in addition to safety and soundness considerations.

Based upon the criteria established by the Board, Mr. Bristol received a bonus of $125,000, representing approximately 54% of his salary, for the fifteen month period ended December 31, 1997. Also during the fifteen months ended December 31, 1997, the committee also determined to grant Mr. Bristol options to purchase 65,430 shares of Common Stock at an exercise price equal to the fair market value of the shares at the time of grant.

                            Compensation Committee
          Edward J. Burns, Whit G. Hughes, Russell F. Stephens, Jr.,
               Edward J. Nusrala and Donald E. Sveen (Chairman)

      Stock Performance Graph. The following table shows a comparison of the cumulative total stockholder return */ on Alliance Bancorp's Common Stock,
                                     --
based on the market price of Alliance Bancorp's Common Stock, with the cumulative total return of companies in the Nasdaq National Market and Standard & Poor's Savings & Loan Companies Index. Alliance Bancorp Common Stock began trading on July 7, 1992.

                COMPARISON OF 63 MONTH CUMULATIVE TOTAL RETURN*
         AMONG ALLIANCE BANCORP, THE NASDAQ STOCK MARKET (U.S.) INDEX
                  AND THE S&P SAVINGS & LOAN COMPANIES INDEX

                             [GRAPH APPEARS HERE]

                         ____________ Alliance Bancorp
                         ____________ Nasdaq Stock Market (U.S)
                         ------------ S&P Savings & Loan Companies

* $100 INVESTED ON 9/30/92 IN STOCK OR INDEX -
  INCLUDING REINVESTMENT OF DIVIDENDS.
  FISCAL YEAR ENDING DECEMBER 31.

                                 9/92  9/93  9/94  9/95  9/96  12/97
                                -----  ----  ----  ----  ----  -----
Alliance Bancorp..............  100.0   177   204   231   245    421
Nasdaq Stock Market (U.S.)....  100.0   131   132   182   216    279
S&P Savings & Loan Companies..  100.0   134   135   173   200    395

     Summary Compensation Table. The following table sets forth the cash compensation paid by Liberty Federal, for services rendered during the fiscal years ended December 31, 1997, and September 30, 1996 and 1995, to the Chief Executive Officer and other executive officers of Liberty Federal and/or Alliance Bancorp, who received an amount in salary and bonus in excess of $100,000 in the fiscal year ended December 31, 1997 ("Alliance Bancorp Named Executive Officers").

====================================================================================================================================
                                                   ANNUAL COMPENSATION                   LONG-TERM COMPENSATION
                                         --------------------------------------------------------------------------
                              (1)                                                             AWARDS        PAYOUT
                                                                                     ------------------------------
                             YEARS
                             ENDED                                     OTHER                                               ALL
                            12/31/97                                   ANNUAL        RESTRICTED                           OTHER
    NAME AND                 9/30/96     SALARY                      COMPENSATION      STOCK      OPTIONS/   LTIP      COMPENSATION
PRINCIPAL POSITION           9/30/95      (2)            BONUS           (4)           AWARDS     SARS (#)   PAYOUT        (5)
====================================================================================================================================
Kenne P. Bristol              1997      $230,000       $125,000 (3)    $    --        $    --      65,430   $   --       $ 158,470
  President, Chief            1996       220,000         75,000             --             --      28,125       --          20,919
  Executive Officer           1995       212,700         65,000             --             --          --       --          15,838
  and Director
------------------------------------------------------------------------------------------------------------------------------------
Richard A. Hojnicki           1997      $103,000        $41,000 (3)    $    --        $    --       6,750   $   --       $  70,695
  Executive Vice              1996        99,000         23,000             --             --       8,437       --          13,388
  President, Chief            1995        95,000         23,000             --             --          --       --           9,793
  Financial   Officer
  and  Corporate
  Secretary
------------------------------------------------------------------------------------------------------------------------------------
Fredric G. Novy               1997      $177,534 (6)   $100,000        $    --        $    --          --   $   --       $      --
Chairman of the Board of
Directors
------------------------------------------------------------------------------------------------------------------------------------
Edward J. Munin               1997      $188,333 (7)    $45,000        $    --        $    --          --   $   --        $     --
Senior Vice President
------------------------------------------------------------------------------------------------------------------------------------
Howard A. Davis               1997      $200,000         $5,000        $    --        $    --      11,250   $   --        $     --
President and Chief           1996       200,000             --             --             --      22,500       --              --
Executive Officer of          1995        66,667 (8)         --             --             --          --       --              --
Preferred Mortgage
Associates, Ltd. and
Director
====================================================================================================================================

____________________________________
(1) In 1996 Alliance Bancorp changed its fiscal year end from September 30 to December 31. Changes in salary for Mr. Bristol and Mr. Hojnicki were effective October 1, 1996.
(2) Includes Directors' fees paid to Mr. Bristol. Effective October 1, 1995, directors who are employees do not receive director's fees.
(3) Bonuses relating to the 15 months ended December 31, 1997 are included in the 1997 amount.
(4) Perquisites for the fiscal years ended December 31, 1997, September 30, 1996 and 1995 did not exceed the lesser of $50,000 or 10% of the total of the salary and bonus as reported for the Alliance Bancorp Named Executive Officers.
(5) Represents the value of shares of Common Stock allocated to the account of the Alliance Bancorp Named Executive Officer under the ESOP. Allocations as of December 31, 1994 and 1995, valued at the market price of the Common Stock as of those dates are included in the fiscal years ended September 30, 1995 and 1996 respectively. In accordance with the Merger with Liberty Bancorp, Inc., the Hinsdale Federal Bank for Savings ESOP was terminated in 1997; therefore the 1997 amount includes the December 31, 1996 allocation, valued at the market price on that date and the final termination allocation valued at the market price of Common Stock as of December 31, 1997.
(6) Includes Mr. Novy's salary from February 10, 1997, the date of the merger of Liberty Bancorp, Inc. with Alliance Bancorp.
(7)  Includes Mr. Munin's salary from the date of his employment in February
     1997.
(8) Includes Mr. Davis' 1995 salary from May 31, 1995, the date Preferred Mortgage Associates, Ltd. was acquired, through the fiscal year end of September 30, 1995.

     Employment Agreements. Liberty Federal has entered into an employment agreement with Mr. Bristol, which provides for a term of thirty-six months. On each anniversary date, the agreement may be extended for an additional twelve months, so that the remaining term shall be thirty-six months. If the agreement is not renewed, the agreement with Mr. Bristol will expire thirty-six months following the anniversary date. The current Base Salary for Mr. Bristol is $260,000. The base salary may be increased but not decreased. In addition to the Base Salary, the agreement provides for, among other things, disability pay, participation in stock benefit plans and other fringe benefits applicable to executive personnel. The agreement provides for termination by Liberty Federal for cause at any time. In the event Liberty Federal terminates the executive's employment for reasons other than for cause, or in the event of the executive's resignation from Liberty Federal upon (i) failure to re-elect the executive to his current offices, (ii) a material change in the executive's functions, duties or responsibilities, or relocation of his principal place of employment, (iii) liquidation or dissolution of Liberty Federal, or (iv) a breach of the agreement by Liberty Federal, the executive, or in the event of death, his beneficiary would be entitled to severance pay in an amount equal to 2.99 times the annual rate of Base Salary at the time of termination. Liberty Federal would also continue the executive's life, health, dental and disability coverage for the remaining unexpired term of the agreement.

     If termination, voluntary or involuntary, follows a change in control of Liberty Federal or Alliance Bancorp, the executive or, in the event of death, his beneficiary, would be entitled to a severance payment equal to 2.99 times the annual rate of Base Salary at the time of termination, which currently would be approximately $778,000. Liberty Federal would also continue the executive's life, health, dental and disability coverage for thirty-six months. A change in control is generally defined to mean the acquisition by a person or group of persons having beneficial ownership of 20% or more of Liberty Federal's or Alliance Bancorp's Common Stock during the term of the agreement, or a merger or other form of business combination, sale of assets, or contested election of directors which results in a change of a majority of the Board of Directors. Alliance Bancorp has agreed to reimburse the executive for any excise taxes that may be imposed under the federal income tax code in connection with any payments made following a change in control.

     As a result of the merger of Liberty Bancorp and Hinsdale Financial, Alliance Bancorp and Liberty Federal are parties to employment agreements with Messrs. Burns and Novy. The employment agreements provide for three-year terms. Commencing on the first anniversary date and continuing each anniversary date thereafter, the agreements may be extended by the Board of Directors for an additional year so that the remaining terms shall remain three years. Base salaries will be reviewed annually. In 1997, the base salaries of Messrs. Burns and Novy provided for by the employment agreements were $125,000, and $200,000, respectively.

     In addition to the base salary, the agreements provide for, among other things, disability pay, participation in stock benefit plans and other fringe benefits applicable to executive personnel. The agreements provide for termination by Liberty Federal or Alliance Bancorp for cause at any time. In the event Liberty Federal or Alliance Bancorp choose to terminate the executive's employment for reasons other than for cause; or in the event of the executive's resignation from Liberty Federal and Alliance Bancorp upon (i) failure to re-elect the executive to his current offices or nominate for board membership, (ii) a material change in the executive's functions, duties or responsibilities, or relocation of his principal place of employment, (iii) liquidation or dissolution of Liberty Federal or Alliance Bancorp, or (iv) a breach of the agreement by Liberty Federal or Alliance Bancorp; the executive, or in the event of death, his beneficiary would be entitled to severance pay. Pursuant to his agreements, in the event of such termination, Mr. Burns would receive a sum equal to: (i) the amount of remaining salary payments under the agreement; (ii) the annual weighted average of the amount of bonus and other compensation paid to or accrued on behalf of Mr. Burns during the term of the agreement times the remaining number of years, and any fraction thereof, under the agreement; and
(iii) an amount equal to the average of the annual contributions that were made on his behalf to any employee benefit plans during the term of the agreement times the remaining number of years, and any fraction thereof, under the agreement. Under the terms of their agreements, in the event of such termination, Mr. Novy would receive the greater of (i) the payments due for the remaining term of his agreement, or (ii) one times his average annual compensation for the three preceding taxable years and the amount of any benefits received pursuant to any employee benefit plans on his behalf during the term of his agreement.

     If termination, voluntary or involuntary, follows a change in control of Liberty Federal or Alliance Bancorp, the executive or, in the event of death, his beneficiary, would be entitled to a severance payment equal to three times his average annual compensation over the past three years of employment with Liberty Federal or Alliance Bancorp. Liberty Federal and Alliance Bancorp would also continue the executive's life, medical, dental and disability coverage for the remaining term of the agreement. A change in control is generally defined to mean the acquisition by a person or group of persons having beneficial ownership of 20% or more of Liberty Federal's or Alliance Bancorp's Common Stock or a merger or other form of business combination, sale of assets, or contested election of directors which results in a change of a majority of the Board of Directors during the term of the agreement. Payments to the executive under Liberty Federal's agreements will be guaranteed by Alliance Bancorp in the event that payments or benefits are to paid by Liberty Federal.

     In the event of a change of control, based upon the past fiscal year's salary, bonus and fees, Mr. Burns would receive approximately $373,000, and Mr. Novy would receive approximately $600,000 in severance payments. In addition, the agreements provide for continued life, medical, dental and disability coverage for a period of 36 months. Any outstanding options vest upon a change in control.

     Severance Agreements. Liberty Federal has entered into a severance agreement with Mr. Hojnicki. The severance agreement provides for a term of twelve months; on the first anniversary date and continuing on each anniversary thereafter, the severance agreement may be extended so that the remaining term shall be twelve months. If not renewed, the severance agreement expires twelve months thereafter. The severance agreement provides that at any time following a change in control of Alliance Bancorp or Liberty Federal, if Alliance Bancorp or Liberty Federal terminates the officer's employment for any reason other than cause, or if the officer terminates his employment following his demotion, loss of title, office or significant authority, a reduction in his compensation, or relocation of his principal place of employment, the officer or, in the event of death, his beneficiary, would be entitled to receive a severance payment equal to an amount equal to one and one half times the base salary. Liberty Federal would also continue the officer's life, health, dental and disability coverage for the remaining unexpired term of the severance agreement. Payment to the officer under the severance agreement will be provided by Alliance Bancorp in the event that payment or benefits are not paid by Liberty Federal. Liberty Federal has entered into similar severance agreements with twelve other officers of Liberty Federal paying one times salary.

     Stock Option Plans. The Board of Directors of Alliance Bancorp established stock option plans which provide discretionary awards to its officers and key employees. The grant of awards to employees under the option plans is determined by a committee of the Board of Directors of Alliance Bancorp consisting of "Non-Employee" directors.

     Set forth below is information relating to options granted under the Alliance Bancorp Stock Option Plans to the Alliance Bancorp Named Executive Officers during fiscal 1997.

============================================================================================================================
                                             OPTION GRANTS IN LAST FISCAL YEAR (1)
============================================================================================================================
                                                                                                    POTENTIAL REALIZABLE
                                                                                                      VALUE AT ASSUMED
                                   INDIVIDUAL GRANTS                                               ANNUAL RATES OF STOCK
                                                                                                   PRICE APPRECIATION FOR
                                                                                                        OPTION TERM
----------------------------------------------------------------------------------------------------------------------------
                                            PERCENT OF TOTAL
                                            OPTIONS GRANTED
                          OPTIONS           TO EMPLOYEES IN      EXERCISE OR      EXPIRATION           5%          10%
NAME                     GRANTED(1)             FY 1997          BASE PRICE         DATE
----------------------------------------------------------------------------------------------------------------------------
Kenne P. Bristol         18,000(2)                17                $15.58        10/23/1999        $ 44,204     $ 92,825
----------------------------------------------------------------------------------------------------------------------------
Kenne P. Bristol         47,430(3)                44                $19.08        02/10/2000        $142,645     $299,543
----------------------------------------------------------------------------------------------------------------------------
Richard A. Hojnicki       6,750(2)                 6                $15.58        10/23/1999        $ 16,576     $ 34,810
----------------------------------------------------------------------------------------------------------------------------
Howard A. Davis          11,250(2)                10                $15.58        10/23/1999        $ 27,628     $ 58,016
----------------------------------------------------------------------------------------------------------------------------

____________________________________
(1) Due to the change of fiscal year end in 1996 from September 30 to December 31, all options granted in the fifteen months ended December 31, 1997 are included.
(2) These option become exercisable in three equal installments commencing October 23, 1997.
(3) These options become exercisable in three equal installments commencing February 10, 1998.

     The following table provides certain information with respect to the number of shares of Alliance Bancorp Common Stock represented by stock options held by the Alliance Bancorp Named Executive Officers as of December 31, 1997. Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any such existing stock options and the fiscal year-end price of the Alliance Bancorp Common Stock. No options were exercised during fiscal 1997.

====================================================================================================================
                                  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                                            FISCAL YEAR-END OPTION VALUES
====================================================================================================================
                                                               NUMBER OF UNEXERCISED       VALUE OF UNEXERCISED IN-
                                                                     OPTIONS AT              THE-MONEY OPTIONS AT
                                                                  FISCAL YEAR-END               YEAR-END (1)
                                                            --------------------------------------------------------
                            SHARES ACQUIRED      VALUE
      NAME                   UPON EXERCISE      REALIZED     EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
                                                                       (#)                          ($)
--------------------------------------------------------------------------------------------------------------------
Kenne P. Bristol                    --             --              81,082/68,805              $1,489,739/$598,712
--------------------------------------------------------------------------------------------------------------------
Richard A. Hojnicki                 --             --               37,167/7,312              $   714,141/$83,900
--------------------------------------------------------------------------------------------------------------------
Howard A. Davis                     --             --              18,750/15,000              $  226,438/$280,625
--------------------------------------------------------------------------------------------------------------------
Fredric G. Novy                     --             --                 183,669/--              $      1,790,475/--
--------------------------------------------------------------------------------------------------------------------

____________________________________
(1) Equals the difference between the aggregate exercise price of such options and the aggregate fair market value of the shares of Alliance Bancorp Common Stock that would be received upon exercise, assuming such exercise occurred on December 31, 1997, at which date the last sales price of the Alliance Bancorp Common Stock, as quoted on the Nasdaq National Market, was $26.50.


     Retirement Plan. Until November 1997, Liberty Federal maintained the Pension Plan ("Pension Plan"), for the benefit of certain employees of Liberty Federal (i.e., those persons who formerly had been employed by Hinsdale Federal Bank for Savings). In March 1997, Liberty Federal adopted resolutions terminating the Pension Plan. Subsequent to the Pension Plan's termination, no additional benefits were accrued by any participants. Liberty Federal requested and received a favorable determination letter on the termination of the Pension Plan. In November 1997, the participants' accrued benefits were distributed and the trust was dissolved.

 TRANSACTIONS WITH CERTAIN RELATED PERSONS

     Liberty Federal does not make loans to its directors and executive officers except for overdraft lines of credit on checking accounts issued by Liberty Federal, which are made in the ordinary course of business, and on substantially the same terms, including interest rates, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present other unfavorable features.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     Alliance Bancorp's independent auditors for the fiscal year ended December 31, 1997 were KPMG Peat Marwick LLP. Alliance Bancorp's Board of Directors has reappointed KPMG Peat Marwick LLP to continue as independent auditors for Alliance Bancorp for the fiscal year ending December 31, 1998, subject to ratification of such appointment by the stockholders. Representatives of KPMG Peat Marwick LLP are expected to attend the Alliance Bancorp Annual Meeting. They will be given the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders present at the Alliance Bancorp Annual Meeting.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE INDEPENDENT AUDITORS OF ALLIANCE BANCORP FOR THE FISCAL YEAR ENDING DECEMBER 31, 1998.

                             STOCKHOLDER PROPOSALS

     To be considered for inclusion in Alliance Bancorp's proxy statement in connection with the annual meeting of stockholders to be held following fiscal year ending December 31, 1998, a stockholder proposal must be received by the Secretary of Alliance Bancorp, at the address set forth on the first page of this Proxy Statement, no later than January 19, 1999. Any shareholder proposal submitted to Alliance Bancorp will be subject to SEC Rule 14a-8 under the Exchange Act.

        ADVANCE NOTICE OF BUSINESS TO BE CONDUCTED AT AN ANNUAL MEETING

     The Bylaws of Alliance Bancorp provide an advance notice procedure for certain business, or nominations to the Board of Directors, to be brought before an annual meeting. In order for a stockholder to properly bring business before an annual meeting, or to propose a nominee to the Board, the stockholder must give written notice to the Secretary of Alliance Bancorp not less than ninety
(90) days before the date fixed for such meeting; provided, however, that in the event that less than one hundred (100) days notice or prior public disclosure of the date of the meeting is given or made, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the Annual Meeting was mailed or such public disclosure was made. The notice must include the stockholder's name, record address, and number of shares owned by the stockholder, and describe briefly the proposed business, the reasons for bringing the business before the Annual Meeting, and any material interest of the stockholder in the proposed business. In the case of nominations to the Board of Directors, certain information regarding the nominee must be provided. Nothing in this paragraph shall be deemed to require Alliance Bancorp to include in its proxy statement and proxy relating to an annual meeting any stockholder proposal which does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received.

                  OTHER MATTERS WHICH MAY PROPERLY COME BEFORE
                      THE ALLIANCE BANCORP ANNUAL MEETING

     The Board of Directors knows of no business which will be presented for consideration at the Alliance Bancorp Annual Meeting other than as stated in the Notice of Annual Meeting of Stockholders. If, however, other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy card to vote the shares represented thereby on such matters in accordance with their best judgment.

                      SOUTHWEST BANCSHARES ANNUAL MEETING

     General. The Southwest Bancshares Annual Meeting is scheduled to be held on Tuesday, June 30, 1998, at The Oak Lawn Hilton Hotel, 9333 South Cicero Avenue, Oak Lawn, Illinois, at 9:30 a.m., Chicago time. This Joint Proxy Statement/Prospectus is being sent to holders of record, and certain beneficial owners, of Southwest Bancshares Common Stock as of the Southwest Bancshares Record Date, and is accompanied by a form of proxy which the Southwest Bancshares Board requests that stockholders execute and return to Southwest Bancshares for use at the Southwest Bancshares Annual Meeting and at any and all adjournments or postponements thereof.

     Matters to Be Considered. At the Southwest Bancshares Annual Meeting, holders of Southwest Bancshares Common Stock as of the Southwest Bancshares Record Date will vote the following proposals (the "Southwest Bancshares Proposals"): (i) the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger of Southwest Bancshares with and into Alliance Bancorp; (ii) the election of two directors to hold office until the Merger is consummated or, if the Merger is not consummated, for a term of three years each; and (iii) the ratification of the appointment of Cobitz, VandenBerg & Fennessy as independent auditor for Southwest Bancshares for the fiscal year ended December 31, 1998. Holders of Southwest Bancshares Common Stock also may consider and vote upon such other matters as are properly brought before the Southwest Bancshares Annual Meeting, including proposals to adjourn the Southwest Bancshares Annual Meeting to permit further solicitation of proxies by Southwest Bancshares' Board of Directors in the event that there are not sufficient votes to approve the Merger proposal at the time of the Southwest Bancshares Annual Meeting; provided, however, that any proxy which is voted against the Southwest Bancshares Merger Proposal will not be voted in favor of adjournment to solicit further proxies for such proposal. As of the date hereof, the Southwest Bancshares Board knows of no business that will be presented for consideration at the Southwest Bancshares Annual Meeting, other than the matters described in this Joint Proxy Statement/Prospectus.

     Southwest Bancshares Record Date. The Southwest Bancshares Board has fixed the close of business on May 14, 1998 (the "Southwest Bancshares Record Date") as the time for determining holders of Southwest Bancshares Common Stock who are entitled to notice of and to vote at the Southwest Bancshares Annual Meeting. Only holders of record of Southwest Bancshares Common Stock on the Southwest Bancshares Record Date will be entitled to notice of and to vote at the Southwest Bancshares Annual Meeting. As of the Southwest Bancshares Record Date, there were outstanding and entitled to vote at the Southwest Bancshares Annual Meeting 2,787,585 shares of Southwest Bancshares Common Stock.

     Votes Required. Each holder of record of shares of Southwest Bancshares Common Stock on the Southwest Bancshares Record Date is entitled to cast one vote per share on the proposal to approve and adopt the Merger Agreement and the other proposals described herein, and on any other matter properly submitted for the vote of the Southwest Bancshares stockholders at the Southwest Bancshares Annual Meeting. The presence, either in person or by properly executed proxy, of the holders of at least a majority of the outstanding shares of Southwest Bancshares Common Stock entitled to vote at the Southwest Bancshares Annual Meeting is necessary to constitute a quorum at the Southwest Bancshares Annual Meeting, after subtracting any shares in excess of the Southwest Bancshares Limit, as defined below, pursuant to Southwest Bancshares' Certificate of Incorporation.

     As provided in Southwest Bancshares' Certificate of Incorporation, recordholders of Common Stock who beneficially own in excess of 10% of the outstanding shares of Common Stock (the "Southwest Bancshares Limit") are not entitled to any vote in respect of the shares held in excess of the Southwest Bancshares Limit. A person or entity is deemed to beneficially own shares owned by an affiliate of, as well as persons acting in concert with, such person or entity. Southwest Bancshares' Certificate of Incorporation authorizes the Board of Directors (i) to make all determinations necessary to implement and apply the Southwest Bancshares Limit, including determining whether persons or entities are acting in concert, and (ii) to demand that any person who is reasonably believed to beneficially own stock in excess of the Southwest Bancshares Limit to supply information to Southwest Bancshares to enable the Board of Directors to implement and apply the Southwest Bancshares Limit.

     Southwest Bancshares intends to count shares of Southwest Bancshares Common Stock present in person at the Southwest Bancshares Annual Meeting but not voting, and shares of Southwest Bancshares Common Stock for which it has received proxies but with respect to which holders of shares have abstained on any matter, as present at the Southwest Bancshares Annual Meeting for purposes of determining the presence or absence of a quorum for the transaction of business. Since the approval and adoption of the Merger Agreement requires the affirmative vote of a majority of the outstanding shares of Southwest Bancshares Common Stock entitled to vote thereon, each such non-voting share and abstention will have the same effect as a vote AGAINST the approval and adoption of the Merger Agreement. In addition, brokers who hold shares in street name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote shares held for such customers on the approval and adoption of the Merger Agreement without specific instructions from such customers. Given that the approval and adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Southwest Bancshares Common Stock entitled to vote thereon, any "broker non-vote" with respect to such shares of Southwest Bancshares Common Stock will have the same effect as a vote AGAINST the approval and adoption of the Merger Agreement.

     At the Southwest Bancshares Annual Meeting, directors will be elected by a plurality of the votes of the shares of Southwest Bancshares Common Stock cast at the Southwest Bancshares Annual Meeting without regard to either (i) broker non-votes, or (ii) proxies as to which authority to vote for one or more of the nominees being proposed is withheld. "Plurality" means that the two nominees who receive the most votes at the Southwest Bancshares Annual Meeting will be elected as directors. Abstentions will not be counted as votes cast with respect to the election of directors, and therefore will have no effect on the outcome of the vote on the election of directors. See "Election of Southwest Bancshares' Directors" included elsewhere in this Joint Proxy Statement/Prospectus.

     As to the ratification of Cobitz, VandenBerg & Fennessy and all other matters that may properly come before the Southwest Bancshares Annual Meeting, by checking the appropriate box, a shareholder may: (i) vote "FOR" the item;
(ii) vote "AGAINST" the item; or (iii) "ABSTAIN" from voting on such item. Under Southwest Bancshares' Certificate of Incorporation and Bylaws, unless otherwise required by law, all other matters shall be determined by a majority of the votes cast, without regard to either (a) broker non-votes, or (b) proxies marked "ABSTAIN" as to that matter.

     All shares of Southwest Bancshares Common Stock which are entitled to be voted and are represented at the Southwest Bancshares Annual Meeting by properly executed proxies received prior to or at the Southwest Bancshares Annual Meeting, and which are not revoked, will be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies will be voted: (i) FOR approval and adoption of the Merger Agreement,
(ii) FOR the election of the Southwest Bancshares Board's two nominees for director, (iii) FOR the ratification of Cobitz, VandenBerg & Fennessy as independent auditors of Southwest Bancshares for the year ending December 31, 1998, and (iv) otherwise in the discretion of the proxy holders as to any other matter which may properly come before the Southwest Bancshares Annual Meeting, including, among other things, a motion to adjourn or postpone the Southwest Bancshares Annual Meeting to another time and/or place, for the purpose of soliciting additional proxies or otherwise; provided, however, that no proxy which is voted against the proposal to approve and adopt the Merger Agreement will be voted in favor of any such adjournment or postponement.

     If any other matters are properly presented for consideration at the Southwest Bancshares Annual Meeting, the persons named in the form of proxy enclosed herewith and acting thereunder will have discretionary authority to vote on such matters in accordance with their best judgment; provided, however, that such discretionary authority will only be exercised to the extent allowable under applicable federal and state securities and corporation laws. Southwest Bancshares does not have any knowledge of any matters to be presented at the Southwest Bancshares Annual Meeting other than the matters set forth above.

     Any proxy given by a Southwest Bancshares stockholder pursuant to this solicitation may be revoked by the person giving it at any time before it is voted by (i) delivering to the Corporate Secretary of Southwest Bancshares, at or before the taking of the vote of the Southwest Bancshares Annual Meeting, of a written notice of revocation bearing a later date than the date of the proxy;
(ii) duly executing a later-dated proxy relating to the same shares and delivering it to the Corporate Secretary of Southwest Bancshares before the taking of the vote at the Southwest Bancshares Annual Meeting; or (iii) attending the Southwest Bancshares Annual Meeting and voting in person (although attendance at the meeting will not in and of itself constitute a revocation of the proxy). Any written notice of revocation or subsequently executed proxy should be sent so as to be delivered to Southwest Bancshares, Inc., 4062 Southwest Highway, Hometown, Illinois 60456; Attention: Corporate Secretary, or hand delivered to Southwest Bancshares' Corporate Secretary at or before the taking of the vote at the Southwest Bancshares Annual Meeting.

VOTE REQUIRED TO APPROVE THE MERGER; PRINCIPAL STOCKHOLDERS

     The approval and adoption of the Merger Agreement by Southwest Bancshares stockholders will require the affirmative vote of at least a majority of the outstanding shares of Southwest Bancshares Common Stock entitled to vote thereon. Such stockholder approval is a condition to consummation of the Merger.

     As of the Southwest Bancshares Record Date, directors and executive officers of Southwest Bancshares and their affiliates beneficially owned 952,541 shares, or approximately 34.2% of the outstanding shares, of Southwest Bancshares Common Stock entitled to vote at the Southwest Bancshares Annual Meeting. The directors and executive officers of Southwest Bancshares have entered into the Alliance Bancorp Voting Agreements whereby such directors, executive officers and their affiliates have agreed to vote all shares of Southwest Bancshares Common Stock owned by them (952,541 shares in the aggregate) for approval of the Merger Agreement. As of the Southwest Bancshares Record Date, the directors and executive officers of Alliance Bancorp and their affiliates beneficially owned 500 shares of Southwest Bancshares Common Stock.

     Information with respect to beneficial ownership of Southwest Bancshares Common Stock by entities owning more than 5% of such stock and more detailed information with respect to beneficial ownership of Southwest Bancshares Common Stock by directors and executive officers of Southwest Bancshares is set forth under the section entitled "Election of Southwest Bancshares' Directors -- Information With Respect to Nominees, Continuing Directors and Certain Executive Officers" and "-- Security Ownership of Certain Beneficial Owners and Management" which is included elsewhere in this Joint Proxy Statement/Prospectus.

 SOLICITATION OF PROXIES

     Southwest Bancshares will bear all expenses of this solicitation of proxies from the holders of Southwest Bancshares Common Stock, except that the cost of preparing and mailing this Joint Proxy Statement/Prospectus will be borne equally by Southwest Bancshares and Alliance Bancorp. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of Southwest Bancshares in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Southwest Bancshares has retained Morrow & Co., a proxy soliciting firm, to assist in such solicitation. The fee to be paid to such firm is not expected to exceed $4,500, plus reasonable out-of-pocket costs and expenses. In addition, Southwest Bancshares will make arrangements with brokerage firms and other custodians, nominees and fiduciaries to send proxy materials to their principals and will reimburse such parties for their expenses in doing so.

     HOLDERS OF SOUTHWEST BANCSHARES COMMON STOCK ARE REQUESTED TO PROMPTLY COMPLETE, SIGN AND DATE THE ACCOMPANYING

PROXY AND RETURN IT PROMPTLY TO SOUTHWEST BANCSHARES IN THE ENCLOSED POSTAGE-PAID PRE-ADDRESSED ENVELOPE.

     SOUTHWEST BANCSHARES STOCKHOLDERS SHOULD NOT FORWARD ANY STOCK CERTIFICATES WITH THEIR PROXY FORMS.

                  ELECTION OF SOUTHWEST BANCSHARES' DIRECTORS

     Pursuant to its Bylaws, the number of directors of Southwest Bancshares is set at seven (7) unless otherwise designated by the Board of Directors. Each of the seven members of the Board of Directors of Southwest Bancshares also presently serves as a director of Southwest Federal. Directors are elected for staggered terms of three years each, with a term of office of only one of the three classes of directors expiring each year. Directors serve until their successors are elected and qualified (or, if earlier, until the Merger is consummated).

     The two nominees proposed for election at the Annual Meeting are Messrs. Muriello and Rodrigues. All nominees named are presently directors of Southwest Bancshares and Southwest Federal. No person being nominated as a director is being proposed for election pursuant to any agreement or understanding between any person and Southwest Bancshares.

     In the event that any nominee is unable to serve or declines to serve for any reason, it is intended that proxies will be voted for the election of the balance of those nominees named and for such other persons as may be designated by the present Board of Directors. The Board of Directors has no reason to believe that any of the persons named will be unable or unwilling to serve. UNLESS AUTHORITY TO VOTE FOR THE DIRECTORS IS WITHHELD, IT IS INTENDED THAT THE SHARES REPRESENTED BY THE ENCLOSED PROXY, IF EXECUTED AND RETURNED, WILL BE VOTED "FOR" THE ELECTION OF ALL NOMINEES PROPOSED BY THE BOARD OF DIRECTORS.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL NOMINEES NAMED IN THIS PROXY STATEMENT.

INFORMATION WITH RESPECT TO NOMINEES, CONTINUING DIRECTORS AND CERTAIN EXECUTIVE OFFICERS

     The following table sets forth, as of the Southwest Bancshares Record Date, the names of the nominees, continuing directors and the Named Executive Officers, as defined below, as well as their ages, a brief description of their recent business experience, including present occupations and employment, certain directorships held by each, the year in which each became a director of Southwest Federal, and the year in which their terms (or in the case of nominees, their proposed terms) as director of Southwest Bancshares expire.
This table also sets forth the amount of Common Stock and the percent thereof beneficially owned by each director and Named Executive Officer and all directors and executive officers as a group as of the Southwest Bancshares Record Date.

              NAME AND PRINCIPAL                                                 EXPIRATION     SHARES OF COMMON       OWNERSHIP
            OCCUPATION AT PRESENT                                    DIRECTOR    OF TERM AS    STOCK BENEFICIALLY    AS A PERCENT
         AND FOR THE PAST FIVE YEARS                           AGE   SINCE(1)     DIRECTOR          OWNED(2)           OF CLASS
         ---------------------------                           ---   --------    ----------    ------------------    ------------
DIRECTOR NOMINEES:

Frank J. Muriello..........................................     69     1988         1998             43,876              1.57%
Mr. Muriello owns his own real estate consulting and
appraisal firm and is Executive Director of the Housing
Authority of the Village of Oak Park.  Mr. Muriello also
performs real estate consulting and quality control
appraisal services for Southwest Federal.

Albert Rodrigues...........................................     69     1969         1998            101,920              3.66
Mr. Rodrigues retired as Executive Vice President of
Southwest Federal on December 31, 1993 and remains as
consultant to Southwest Federal, a Director of Southwest
Bancshares and Southwest Federal, Executive Vice
President and Director of Southwest Service Corporation
and Vice President and Director of Southwest Bancshares
Development Corporation.

CONTINUING DIRECTORS:

Lawrence M. Cox............................................     67     1963         2000            105,131              3.77
Dr. Cox is Chairman of the Board of Directors of
Southwest Bancshares and Southwest Federal.  Dr. Cox has
served as a director since 1963 and as Chairman of the
Board of Southwest Federal since 1990.  Dr. Cox is a
physician in the private practice of medicine.

Robert E. Lawler...........................................     66     1990         2000             23,101              0.83
Dr. Lawler has his own dental practice and is the president
of a dental corporation.

Richard E. Webber..........................................     68     1959         1999            278,578(3)           9.99
Mr. Webber is the President and Chief Financial Officer of
Southwest Bancshares and President and Chief Executive
Officer of Southwest Federal.  He has been President of
Southwest Federal since 1970 and Chief Executive Officer
of Southwest Federal since 1959.  Mr. Webber also serves
as President, and as a Director of Southwest Service
Corporation and Southwest Bancshares Development
Corporation.

James W. Gee, Sr...........................................     80     1953         1999             33,236              1.19
Retired, Mr. Gee was the owner of a lumber and hardware
store.

Joseph A. Herbert..........................................     73     1977         1999             44,201              1.59
Mr. Herbert is the owner of a photographic and electronic
supply business.

              NAME AND PRINCIPAL                                                 EXPIRATION     SHARES OF COMMON       OWNERSHIP
            OCCUPATION AT PRESENT                                    DIRECTOR    OF TERM AS    STOCK BENEFICIALLY    AS A PERCENT
         AND FOR THE PAST FIVE YEARS                           AGE   SINCE(1)     DIRECTOR          OWNED(2)           OF CLASS
         ---------------------------                           ---   --------    ----------    ------------------    ------------

NAMED EXECUTIVE OFFICERS:
(WHO ARE NOT ALSO DIRECTORS)
----------------------------
Ronald D. Phares..........................................      63      --           --               42,229(3)         1.51%
Mr. Phares has been Senior Vice President and Chief
Operations Officer of Southwest Federal since September
1988.  Mr. Phares is also Vice President and Investor
Relations Officer of Southwest Bancshares.

Mary A. McNally...........................................      40      --           --               45,414(3)         1.63
Ms. McNally is the Corporate Secretary of Southwest
Bancshares, Vice President, Secretary and Chief Lending
Officer of Southwest Federal, and Secretary of Southwest
Service Corporation and Southwest Bancshares
Development Corporation.

Michael J. Gembara........................................      38      --           --               43,669(3)         1.57
Mr. Gembara is Vice President of Southwest Bancshares,
Vice President of Subsidiary Operations of Southwest
Federal and Vice President, Treasurer and Director of
Southwest Bancshares Development Corporation and Vice
President and Director of Southwest Service Corporation.

Stock ownership of all directors and executive officers of      --      --           --              952,541(4)(5)     34.17
Southwest Bancshares as a group (14 persons).

_________________________________
(1) Includes years of service as a director of Southwest Bancshares' predecessor, Southwest Federal.
(2) Each person or relative of such person whose shares are included herein exercises sole (or shared with spouse, relative or affiliate) voting or dispositive power as to the shares reported.
(3) Includes 23,625, 15,277, 13,131 and 13,926 shares allocated to Messrs. Webber and Phares, Ms. McNally and Mr. Gembara, respectively, under Southwest Federal's ESOP.
(4) Includes 37,527 shares held by Southwest Federal's Retirement Plan over which Messrs. Eckert and Olson, employees of Southwest Bancshares, as co-trustees, have shared voting or dispositive power as to the shares reported.
(5) Includes 105,834 shares allocated to executive officers under the ESOP.


MEETINGS OF THE BOARD AND COMMITTEES OF THE BOARD

     The Board of Directors conducts its business through meetings of the Board and through activities of its committees. The Board of Directors meets monthly and may have additional meetings as needed. During fiscal 1997, the Board of Directors of Southwest Bancshares held twelve regular meetings and five special meetings. All of the directors of Southwest Bancshares attended at least 75% in the aggregate of the total number of Southwest Bancshares' board meetings held and committee meetings on which such directors served during 1997. The Board of Directors of Southwest Bancshares maintains committees, the nature and composition of which are described below:

     Audit Committee. The Audit Committee of Southwest Bancshares and Southwest Federal consists of all outside directors: Messrs. Cox, Gee, Herbert, Lawler, Muriello and Rodrigues. The purpose of the Audit Committee is to review Southwest Federal's budgets and audit performance and evaluate policies and procedures relating to the auditing functions and controls. This committee also selects the independent auditors. The committee met twice in 1997.

     Nominating Committee. Southwest Bancshares' Nominating Committee for the 1998 Annual Meeting consists of the Board of Directors. The Nominating Committee considers and recommends the nominees for director to stand for election at Southwest Bancshares' Annual Meeting of Stockholders. Southwest Bancshares' Bylaws provide for stockholder nominations of directors. These provisions require such nominations to be made pursuant to timely written notice to the Secretary of Southwest Bancshares. The stockholders' notice of nominations must contain all information relating to the nominee which is required to be disclosed by Southwest Bancshares' Bylaws and by the Exchange Act. The Nominating Committee met once in fiscal 1997.

DIRECTORS' COMPENSATION

     Directors' Fees and Real Estate Consulting Fees. The directors of Southwest Federal receive a retainer of $1,100 per month and $600 for each Southwest Federal meeting attended and directors of Southwest Bancshares receive $100 for each Southwest Bancshares meeting attended. The Chairman of the Board receives an additional $300 for each Southwest Federal meeting conducted and $50 for each Southwest Bancshares meeting conducted. Directors of Southwest Bancshares Development Corporation ("SBDC") receive $100 for each meeting attended and the directors of Southwest Service Corporation ("SSC") receive $350 per month. Mr. Muriello received $5,200 for real estate appraisal reviews and consulting services performed during 1997. Mr. Rodrigues received $24,000 for real estate consulting services for the year ended December 31, 1997.

     Directors' Option Plan. Under the Directors' Option Plan, each outside director was granted, effective June 23, 1992, options to purchase 8,400 shares of Southwest Bancshares Common Stock at an exercise price of $10.00 per share, not accounting for Southwest Bancshares' 3 for 2 stock split effected on November 13, 1996. The Chairman of the Board received options to purchase 28,000 shares of Southwest Bancshares Common Stock, not accounting for the stock split. Each person who is first elected as an outside director subsequent to June 23, 1992 (referred to herein as a subsequent outside director) is granted options to purchase 1,500 shares of Southwest Bancshares Common Stock at the fair market value on the date of the grant, if available. Options granted to outside directors were exercisable immediately.

     Southwest Federal Recognition and Retention Plan and Trust. Under Southwest Federal's Recognition and Retention Plan and Trust ("RRP"), each outside director was awarded, effective June 23, 1992, 5,400 shares of Southwest Bancshares Common Stock, not accounting for the stock split, except for the Chairman who was granted 10,800 shares of Southwest Bancshares Common Stock. Each subsequent outside director will be granted 1,500 shares of Southwest Bancshares Common Stock as of the effective date of such election. Outside directors earn shares awarded to them at a rate of 20% per year commencing one year from the effective date of the grant. In accordance with the RRP, dividends are paid on shares awarded or held in the RRP. As of December 31, 1997, all shares previously awarded under the RRP had been fully earned.

EXECUTIVE COMPENSATION

     The report of the compensation committee and the stock performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Joint Proxy Statement/Prospectus into any filing under the Securities Act or the Exchange Act, except as to the extent that Southwest Bancshares specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     Compensation Committee Report on Executive Compensation. Under rules established by the SEC, Southwest Bancshares is required to provide certain data and information in regard to the compensation and benefits provided to Southwest Bancshares' chief executive officer and the other executive officers of Southwest Bancshares. The disclosure requirements for these executive officers include the use of tables and a report explaining the rationale and considerations that led to fundamental compensation decisions affecting those individuals. In fulfillment of this requirement, the compensation committee, at the direction of the Board of Directors, has prepared the following report for inclusion in this proxy statement.

     General. Southwest Bancshares does not pay any cash compensation to the executive officers of Southwest Bancshares and, therefore, Southwest Bancshares does not maintain a compensation committee. The compensation committee of the Board of Directors of Southwest Federal is responsible for establishing the compensation levels and benefits for the executive officers of Southwest Federal, who also serve as executive officers of Southwest Bancshares, and for reviewing the recommendations of management for compensation and benefits for other officers and employees of Southwest Federal. The compensation committee is composed of all the outside directors of Southwest Federal.

     Compensation Policies. It is the compensation committee's policy to develop an executive compensation program which will attract, motivate, retain and reward senior executives and provide appropriate incentives to provide long term financial results which will benefit Southwest Federal. In order to align the interests and performance of its executives with the long term interests of its stockholders, Southwest Bancshares and Southwest Federal adopted a program which rewards the executives for delivering long term value to Southwest Bancshares and Southwest Federal through stock ownership.

     The compensation package available to executive officers consists of the following components: base salary, bonus awards and long term incentive compensation, including options and stock awards. Mr. Webber has an employment agreement which specifies a minimum base salary and requires periodic review of such salary. In addition, executive officers participate in other benefit plans available to all employees including Southwest Federal's Employee Stock Ownership Plan.

     Base Salaries. In determining salary levels, the compensation committee considers the entire compensation package of the executive officers, including the equity compensation provided under Southwest Bancshares' stock plans. The salary levels are intended to be consistent with competitive practices of other comparable financial institutions and each executive's level of responsibility. The compensation committee consulted a survey of compensation paid to executive officers performing similar duties for depository institutions and their holding companies, with particular focus on the level of compensation paid by comparable institutions in Southwest Federal's market area. The peer group utilized for comparison of compensation includes some, but not all, of the companies included in the peer group used for the Stock Performance Graph.

     Although the compensation committee's decisions are discretionary and no specific formula is used for decision making, salary increases are aimed at reflecting the overall financial performance of Southwest Bancshares and the performance of the individual executive officer. Specifically, the compensation committee considered Southwest Bancshares' asset size, asset quality, return on average assets, profit on joint ventures and the ratio of compensation expense to total assets. Each of these factors are weighted equally in determining compensation. In 1996, Southwest Bancshares' assets increased to $382.4 million from $359.5 million in 1995. Return on assets, however, declined to 0.72% in 1996 (or 1.00% excluding the effect of the one-time charge to recapitalize the Savings Association Insurance Fund) from 1.26% in 1995. The compensation committee also noted the stability in non-performing loans to total loans of 0.30% for both 1996 and 1995; the increase in loan originations to $66.6 million in 1996 from $50.6 million in 1995; and the increase in joint venture income in 1996 to $675,000 from $477,000 in 1995.

     Bonus Awards. In determining bonus awards, the compensation committee again considers the entire compensation package of the executive officers, including equity compensation under Southwest Bancshares' stock plans. As discussed under base salaries, the bonus awards are intended to be consistent with competitive practices of other comparable financial institutions and each executive's level of responsibility. The compensation committee consulted a survey of compensation paid to executive officers focusing on the level of compensation paid by comparable institutions in Southwest Federal's market area. Although the compensation committee's decisions are discretionary and no specific formula is used for decision making, bonus awards are aimed at reflecting the overall financial performance of Southwest Bancshares and the performance of the individual executive officer.

     Long Term Incentive Compensation. Southwest Bancshares and Southwest Federal maintain the Incentive Option Plan and the RRP under which executive officers may receive grants and awards. The compensation committee believes that stock ownership is a significant incentive in building stockholders' wealth and aligning the interests of employees and stockholders. In connection with Southwest Bancshares' initial public offering, all the executive officers received grants and awards which became fully vested as of June 23, 1997. In September, 1997, the compensation committee awarded the remaining 6,000 shares under the RRP to certain officers. The value of this component of compensation grows as the stock of Southwest Bancshares appreciates in value.

     Compensation of the Chief Executive Officer. After taking into consideration the factors discussed above, including the overall compensation package, the survey consulted and the specified performance factors, the compensation committee determined to maintain Mr. Webber's salary at the same level for 1997, which was within the range of compensation paid by comparable institutions in Southwest Federal's market area. In addition, the compensation committee determined that Mr. Webber's bonus would be $110,417 based on Southwest Bancshares' performance levels as discussed above, which bonus was the same as the bonus received in 1996. This bonus amount was comparable to the amounts provided for executive officers of the surveyed institutions. In addition, the compensation committee considered the outstanding grants and awards to Mr. Webber as well as the appreciation of such awards.

                            COMPENSATION COMMITTEE

                     Lawrence M. Cox      Robert E. Lawler
                     James W. Gee, Sr.    Frank J. Muriello
                     Joseph A. Herbert    Albert Rodrigues

     Stock Performance Graph. The following graph shows a comparison of stockholder return on Southwest Bancshares' Common Stock based on the market price of Southwest Bancshares Common Stock assuming the reinvestment of dividends, with the cumulative total returns for the companies on the Nasdaq Stock Market (U.S.) Index and Nasdaq Financial Stocks Index for the period beginning on December 31, 1992 through December 31, 1997. The data used to prepare the graph was prepared by the Center for Research in Security Prices ("CRSP") at the University of Chicago Graduate School of Business.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
            Among Southwest Bancshares, Nasdaq Stock Market (U.S.)
                    Index and Nasdaq Financial Stocks Index


                             [GRAPH APPEARS HERE]


---------------------------------------------------------------------------------------------------------------------
                                                      SUMMARY

                                                    12/31/92  12/31/93  12/31/94  12/31/95  12/31/96  12/31/97
                                                    --------  --------  --------  --------  --------  --------
Southwest Bancshares, Inc.                          100.0     131.5     143.2     185.7     199.7     337.4
CRSP Index -- Nasdaq Stock Market Index             100.0     114.8     112.2     158.7     195.2     239.5
CRSP Index -- Nasdaq Financial Stock Index          100.0     116.2     116.5     169.7     217.5     333.8
Notes:

   A.  The lines represent yearly index levels derived from compounded daily returns that include all dividends.
   B.  The indexes are reweighted daily, using the market capitalization on the previous trading day.
   C.  If the yearly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
   D.  The index level for all series was set to $100.00 on 12/31/92.
---------------------------------------------------------------------------------------------------------------------

     Summary Compensation Table. The following table shows, for the fiscal years ending December 31, 1997, 1996 and 1995, the cash compensation as well as certain other compensation paid or accrued for those years, paid by Southwest Federal, to the President and those executive officers of Southwest Bancshares who received an amount in salary and bonus in excess of $100,000 in 1997 (the "Southwest Bancshares Named Executive Officers"). Southwest Bancshares does not pay any cash compensation.


                                     ANNUAL COMPENSATION                 LONG-TERM COMPENSATION
                      --------------------------------------------- ---------------------------------
                                                                            AWARDS           PAYOUTS
                                                                    ------------------------- -------
                                                                                 SECURITIES
                                                         OTHER      RESTRICTED   UNDERLYING                     ALL
                                                         ANNUAL       STOCK       OPTIONS/     LTIP            OTHER
     NAME AND                SALARY         BONUS       COMPENSA-     AWARDS        SARS      PAYOUTS         COMPEN-
 PRINCIPAL POSITION   YEAR   ($)(1)          ($)        TION($)(2)    ($)(3)       (#)(4)      ($)(5)        SATION($)
-------------------  ----- ----------  ------------    ------------ ----------- ------------ ---------  ------------------
Richard E. Webber     1997  $277,500      $110,417           --          --          --        None         $   257,257(6)
President, Chief      1996   277,000       110,417           --          --          --        None              67,123
Executive Officer     1995   277,000       104,417           --          --          --        None              70,097
and Director

Ronald D. Phares      1997   100,000        16,167           --      21,000          --        None              78,178(6)
Senior Vice           1996   100,000        16,167           --          --          --        None              49,168
President             1995    90,500        19,771           --          --          --        None              48,682

Mary A. McNally       1997    81,000        22,875           --      10,500          --        None              69,537(6)
Vice President and    1996    81,000        22,875           --          --          --        None              43,679
Secretary             1995    72,000        29,000           --          --          --        None              43,971

Michael J. Gembara    1997    83,400        33,050           --      10,500          --        None              74,238(6)
Vice President        1996    83,400        33,050           --          --          --        None              46,599
                      1995    71,400        40,750           --          --          --        None              46,462

______________________________
(1) Includes directors' fees for Mr. Webber for serving as director of Southwest Bancshares, Southwest Federal, SBDC and SSC and for Mr. Gembara for serving as director of SBDC and SSC.
(2) For 1997, 1996 and 1995, there were no: (a) perquisites over the lesser of $50,000 or 10% of the individual's total salary and bonus for the year; (b) payments of above-market or preferential earnings on deferred compensation;
    (c) payments of earnings with respect to long-term incentive plans prior to settlement or maturation; (d) tax payment reimbursements; or (e) preferential discounts on stock.
(3) At December 31, 1997, Messrs. Webber and Phares, Ms. McNally and Mr. Gembara had become fully vested in all shares awarded to them in 1992 pursuant to the RRP. A portion of the remaining shares under the RRP were awarded to Mr. Phares (1,000 shares), Ms. McNally (500 shares) and Mr. Gembara (500 shares) on September 23, 1997, which shares had a market value of $29,750, $14,875 and $14,875 as of December 31, 1997. The dollar amounts in the table represent the market value of such shares on the date of grant. Such awards were immediately vested.
(4) Southwest Bancshares maintains an Incentive Option Plan. See "Incentive Stock Option Plan". Messrs. Webber and Phares, Ms. McNally and Mr. Gembara were fully vested in all options awarded to them under the Incentive Option Plan.
(5) For 1997, 1996 and 1995 Southwest Bancshares did not maintain a long-term incentive plan and, therefore, there were no payments or awards under any long-term incentive plan.
(6) Includes $109,629, $78,034, $69,347 and $74,048 contributed by Southwest
    Federal pursuant to the ESOP and allocated respectively for the benefit of Messrs. Webber and Phares, Ms. McNally and Mr. Gembara for fiscal 1997 including dividends credited to their accounts. Includes $1,026, $144, $190 and $190 attributable to payment of dividends and interest earned on plan shares under the RRP to Messrs. Webber and Phares, Ms. McNally and Mr. Gembara, respectively. Includes a distribution to Mr. Webber in the amount of $146,602 from his Supplemental Executive Retirement Plan paid in fiscal 1997. See "--Supplemental Executive Retirement Plan".

     Employment Agreement. Southwest Federal entered into an employment agreement with Mr. Webber in 1988, which was amended in 1993. Mr. Webber's employment agreement with Southwest Federal provides for a three-year term. The Board of Directors reviews the agreement annually and may extend the remaining term of the agreement for an additional one-year period. The agreement provides that the base salary for Mr. Webber will be reviewed annually. In 1997, Mr. Webber's base salary was $250,000 (the "Base Salary").

     In addition to the Base Salary, the agreement provides for, among other things, disability pay and other fringe benefits. The agreement provides for termination by Southwest Federal for cause at any time. In the event Southwest Federal chooses to terminate Mr. Webber's employment for reasons other than for cause, or in the event of Mr. Webber's resignation from Southwest Federal upon:
(i) a material change in Mr. Webber's functions, duties or responsibilities, or relocation of his principal place of employment; (ii) liquidation, dissolution, consolidation, reorganization or merger in which Southwest Federal or Southwest Bancshares is not the resulting entity; (iii) failure to reelect Mr. Webber to his current office or Board duties; or (iv) a breach of the agreement by Southwest Federal or Southwest Bancshares, Mr. Webber, or in the event of death, his beneficiary, would be entitled to severance pay in an amount equal to the greater of his remaining salary payments under the agreement or the highest annual Base Salary, including other cash compensation and bonuses received by Mr. Webber during the term of the agreement and the amount of any benefits received pursuant to any employee benefit plans, on behalf of Mr. Webber, maintained by Southwest Federal during the term of the agreement; provided, however, that if Southwest Federal is not in compliance with its minimum capital requirements or if such payments would cause Southwest Federal's capital to be reduced below its minimum capital requirements, such payments shall be deferred until such time as Southwest Federal is in capital compliance. Southwest Federal would also cause to be continued life, health and disability coverage substantially identical to the coverage maintained by Southwest Federal for Mr. Webber prior to his termination. Such coverage shall cease upon the expiration of the remaining term of the agreement. The agreement also provides for certain benefits to be paid upon disability or retirement, including a severance payment equal to one-half of Mr. Webber's base salary, bonuses and any other cash compensation in the event of retirement.

     If termination, voluntary or involuntary, follows a change in control of Southwest Federal or Southwest Bancshares, Mr. Webber or, in the event of his subsequent death, his beneficiary, would be entitled to a severance payment in an amount equal to the immediately preceding year's base salary plus the compensation that Mr. Webber would have received during the remaining term of the agreement subject to the limitation discussed below. Southwest Federal and Southwest Bancshares would also continue Mr. Webber's life, medical and disability coverage substantially identical to the coverage maintained by Southwest Federal for Mr. Webber prior to his termination. Such coverage shall cease upon the expiration of thirty-six (36) months. A change in control is generally defined to mean the acquisition by a person or group of persons having beneficial ownership of 20% or more of Southwest Federal's or Southwest Bancshares' Common Stock during the term of the agreement or a plan of reorganization, merger, consolidation, sale of all or substantially all of the assets of Southwest Federal or Southwest Bancshares or similar transaction in which Southwest Federal or Southwest Bancshares is not the resulting entity, or contested election of directors which results in a change of a majority of the Board of Directors.

     The agreement contains a provision to the effect that in the event of a change in control the aggregate payments under the agreement shall not constitute an excess parachute payment under Section 280G of the Internal Revenue Code of 1986, as amended, (the "Code"), which imposes an excise tax on the recipient and denial of the deduction for such excess amount to the employer. Such provision provides that the payments under the agreement shall be reduced to one dollar below the amount which would trigger an excise tax under
Section 280G.

     Consummation of the Merger will constitute a "change in control" under Mr. Webber's employment agreement. Pursuant to the Merger Agreement, at the Effective Date, Mr. Webber will be entitled to receive the cash severance payments and other amounts that are payable to him under his employment agreement upon a voluntary or involuntary termination following a change in control of Southwest Bancshares or Southwest Federal. Based upon the past fiscal year's salary and fees, Mr. Webber is entitled to receive approximately $1.3 million in severance payments in addition to other non-cash benefits provided for under the agreement. Pursuant to the terms of the Merger Agreement, Mr. Webber, or a person selected by Mr. Webber, will be appointed to serve on Alliance's Board of Directors.

     Southwest Federal has also entered into a Supplemental Stock Bonus Retirement Agreement with Mr. Webber to provide him with stock benefits in the event that he retires prior to the expiration of the ESOP's term loan. The purpose of the Agreement is to compensate him for his experience and expertise by providing him with benefits he would have received under the ESOP had he remained with Southwest Federal until all vested shares held in the ESOP suspense account for his benefit were fully allocated.

     Incentive Stock Option Plan. Southwest Bancshares maintains the Incentive Option Plan, which provides discretionary awards to officers and key employees as determined by a committee. The following table shows options exercised by the Southwest Bancshares Named Executive Officers during 1997, including the aggregate value of gains on the date of exercise. In addition, the table provides information with respect to the number of shares of Southwest Bancshares Common Stock represented by outstanding stock options held by the Southwest Bancshares Named Executive Officers as of December 31, 1997. Also reported are the values for "in-the-money" options, which represent the positive spread between the exercise price of any such existing stock options and the year-end price of the Common Stock.

               AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR
               AND FISCAL YEAR-END OPTION/SAR VALUE (1)(2)(3)(4)

                                                          NUMBER OF SECURITIES                 VALUE OF UNEXERCISED
                        SHARES                           UNDERLYING UNEXERCISED                       IN-THE-
                      ACQUIRED ON        VALUE              OPTIONS/SARS AT                    MONEY OPTIONS/SARS AT
     NAME             EXERCISE (#)   REALIZED ($)(5)     FISCAL YEAR-END(#)(6)                 FISCAL YEAR-END($)(7)
-------------      ---------------- ----------------  ------------------------------   ------------------------------------
                                                       Exercisable    Unexercisable       Exercisable      Unexercisable
                                                      -------------   --------------   ----------------   -----------------
Richard E. Webber        15,000        $282,450            53,700             --           $1,239,396               --
Ronald D. Phares          1,680          23,654                --             --                   --               --
Mary A. McNally           1,680          32,474                --             --                   --               --
Michael J. Gembara        3,360          44,579                --             --                   --               --

_______________________
(1) Options granted pursuant to the Incentive Option Plan became exercisable in equal installments commencing on June 23, 1993 at a rate of 20% of the original amount awarded per year. All options became exercisable as of June 23, 1997.
(2) The purchase price may be made in whole or in part through the surrender of previously held shares of Southwest Bancshares Common Stock at the fair market value of such shares on the date of surrender.
(3) Under limited circumstances, such as death, disability or normal retirement of an employee, the employee (or his beneficiary) may request that Southwest Bancshares, in exchange for the employee's surrender of an option, pay to the employee (or beneficiary), the amount by which the fair market value of the common stock exceeds the exercise price of the option on the date of the employee's termination of employment. It is within Southwest Bancshares' discretion to accept or reject such a request.
(4) Options are subject to limited (SAR) rights pursuant to which the options may be exercised in the event of a change in control of Southwest Bancshares. Upon the exercise of a limited right, the optionee would receive a cash payment equal to the difference between the exercise price of the related option on the date of grant and the fair market value of the underlying shares of Southwest Bancshares Common Stock on the date the limited right is exercised.
(5) Based on the market value of the Southwest Bancshares Common Stock as of the date of exercise, minus the exercise price.
(6)  The options in this table have an exercise price of $6.67.
(7) The price of the Southwest Bancshares Common Stock on December 31, 1997 was $29.75.

       Defined Benefit Plan. Southwest Federal maintains the Southwest Federal Savings and Loan Association of Chicago Retirement Plan (the "Retirement Plan"), for the benefit of eligible employees of Southwest Federal. The Retirement Plan is a noncontributory defined benefit pension plan. The following table sets forth the estimated annual benefits payable upon retirement at age 65 in calendar year 1997, expressed in the form of a single life annuity, for the final average salary and benefit service classifications specified. On January 14, 1997, Mr. Webber received a distribution of $1.1 million under the Retirement Plan.

                               YEARS OF BENEFIT SERVICE AT RETIREMENT (1)(2)
                      --------------------------------------------------------------
    AVERAGE SALARY        15           20           25           30            35
--------------------  ---------    ---------    ---------    ---------    ----------
       $    25,000      $ 6,743      $ 8,990      $11,238      $13,485      $ 15,733
            50,000       13,485       17,980       22,475       26,970        31,465
            75,000       20,228       26,970       33,713       40,455        47,198
           100,000       26,970       35,960       44,950       53,940        62,930
        160,000(3)       43,153       57,537       71,921       86,306       100,690

___________________________
(1) The compensation utilized for formula purposes includes the salary reported in the "Summary Compensation Table".
(2) The benefit amounts shown in this table are on a life only basis and are not subject to any deductions for social security benefits or other offset amounts.
(3)  Maximum allowable salary in 1997.

       The following table sets forth the years of credited service (i.e., benefit service) as of December 31, 1997 for each of the individuals named in the Summary Compensation Table.

                                       CREDITED SERVICE
                                            YEARS
                                     ------------------
               Richard E. Webber(1)           38
               Ronald D. Phares                9
               Mary A. McNally                20
               Michael J. Gembara             14

_____________________
(1) Mr. Webber took an in-service distribution of his retirement benefit in January 1997.

       Supplemental Executive Retirement Plan. In 1988, Southwest Federal entered into a Supplemental Executive Retirement Plan (the "SERP") with Mr. Webber. The officer becomes vested at a rate equal to 10% for each year of service, but becomes fully vested upon death, disability or attainment of normal retirement age. The SERP is an unfunded plan; however, Southwest Federal intends to use a portion of the cash surrender value of the key employee life insurance policy purchased by Southwest Federal to provide payment to Mr. Webber, with retirement or death benefits payable beginning at his retirement or death with fixed payments for fifteen years. In the event Mr. Webber terminates employment prior to retirement, limited benefits will be paid to him. In 1994, Southwest Federal contributed $486,938 for the payment of the premiums on the policy and no further payments are required. Southwest Federal is both the owner and the beneficiary of such policy.

INDEBTEDNESS OF MANAGEMENT AND TRANSACTIONS WITH CERTAIN RELATED PERSONS

      All loans made by Southwest Federal to its executive officers and directors were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information as to those persons believed by management to be beneficial owners of more than 5% of the outstanding shares of Southwest Bancshares Common Stock on the Southwest Bancshares Record Date, as disclosed in certain reports regarding such ownership filed with Southwest Bancshares and with the Securities and Exchange Commission, in accordance with Sections 13(d) or 13(g) of the Exchange Act by such persons and groups. Other than those persons listed below, Southwest Bancshares is not aware of any person or group, as such term is defined in the Exchange Act, that owns more than 5% of the Southwest Bancshares Common Stock as of the Southwest Bancshares Record Date. Information regarding the share ownership of Directors and Named Executive Officers is reported under "Election of Directors - Information with Respect to Nominees, Continuing Directors and Certain Executive Officers."

                      NAME AND ADDRESS OF BENEFICIAL       NUMBER OF SHARES    PERCENT
 TITLE OF CLASS                   OWNER                                        OF CLASS
----------------    ---------------------------------     ------------------  ----------
Common Stock        Southwest Federal Savings and Loan        328,159(1)         11.77%
                    Employee Stock Ownership Plan and
                    Trust ("ESOP")
                    4062 Southwest Highway
                    Hometown, Illinois  60456

Common Stock        Richard E. Webber                         278,578(2)          9.99
                    4062 Southwest Highway
                    Hometown, IL 60456

Common Stock        LaSalle Financial Partners, Limited       159,500(3)           5.7
                    Partnership, Richard J. Nelson, Peter
                    T. Kross and Florence Nelson
                    259 E. Michigan, Suite 405
                    Kalamazoo, MI 49007

__________________________________
(1) The ESOP Committee of the Board of Directors administers the ESOP. The ESOP Committee may instruct the ESOP Trustee regarding investment of funds contributed to the ESOP. The ESOP Trustee subject to its fiduciary duty must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees. As of February 25, 1998, 280,159 shares have been allocated to participants' accounts. Under the ESOP, unallocated shares held in the suspense account will be voted by the ESOP Trustee in a manner calculated to most accurately reflect the instructions it has received from participants regarding the allocated stock so long as such vote is in accordance with the provisions of Employee Retirement Income Security Act of 1974, as amended (the "ERISA").
(2) Based upon information filed in Amendment No. 6 to Schedule 13D filed by Richard E. Webber on April 8, 1998.
(3) Based upon information filed in a Schedule 13D on April 23, 1998. LaSalle Financial Partners, Limited Partnership ("LaSalle") is a limited partnership. LaSalle's general partners are LaSalle Capital Management, Inc., a Michigan corporation owned by Richard J. Nelson and his wife Florence Nelson and Talman Financial, Inc., a Michigan corporation owned by Peter T. Kross. LaSalle, Richard J. Nelson and Peter T. Kross claim shared voting and dispositive power over the 159,500 shares owned by the group. Florence Nelson disclaims any sole or shared voting or dispositive power over the shares.

                          RATIFICATION OF APPOINTMENT
                            OF INDEPENDENT AUDITORS

     Southwest Bancshares' independent auditors for the fiscal year ended December 31, 1997 were Cobitz, VandenBerg & Fennessy. Southwest Bancshares' Board of Directors has reappointed Cobitz, VandenBerg & Fennessy to continue as independent auditors for Southwest Federal and Southwest Bancshares for the fiscal year ending December 31, 1998, subject to ratification of such appointment by the stockholders.

     Representatives of Cobitz, VandenBerg & Fennessy will be present at the Meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders present at the Meeting.

     UNLESS MARKED TO THE CONTRARY, THE SHARES REPRESENTED BY THE ENCLOSED PROXY WILL BE VOTED "FOR" RATIFICATION OF THE APPOINTMENT OF COBITZ, VANDENBERG & FENNESSY AS THE INDEPENDENT AUDITORS OF SOUTHWEST BANCSHARES.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF COBITZ, VANDENBERG AND FENNESSY AS THE INDEPENDENT AUDITORS OF SOUTHWEST BANCSHARES FOR THE FISCAL YEAR ENDING DECEMBER 31, 1998.

                              STOCKHOLDER PROPOSAL

     To be considered for inclusion in Southwest Bancshares' proxy statement in connection with the annual meeting of stockholders to be held following fiscal year ending December 31, 1998, if the Merger has not been completed prior to the date the meeting is held, a stockholder proposal must be received by the Secretary of Southwest Bancshares, no later than January 19, 1999. Any shareholder proposal submitted to Southwest Bancshares will be subject to SEC Rule 14a-8 under the Exchange Act.

            NOTICE OF BUSINESS TO BE CONDUCTED AT AN ANNUAL MEETING

     The Bylaws of Southwest Bancshares provide an advance notice procedure for certain business to be brought before an annual meeting. In order for a stockholder to properly bring business before an annual meeting, the stockholder must give written notice to the Secretary of Southwest Bancshares not less than ninety (90) days before the time originally fixed for such meeting; provided, however, that in the event that less than one hundred (100) days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received no later than the close of business on the tenth day following the day on which such notice of the date of an annual meeting was mailed or such public disclosure was made. The notice must include the stockholder's name and address, as it appears on

Southwest Bancshares' record of stockholders, a brief description of the proposed business, the reason for conducting such business at the annual meeting, the class and number of shares of Southwest Bancshares' capital stock that are beneficially owned by such stockholder and any material interest of such stockholder in the proposed business. In the case of nominations to the Board, certain information regarding the nominee must be provided. Nothing in this paragraph shall be deemed to require Southwest Bancshares to include in its proxy statement and proxy relating to the Annual Meeting any stockholder proposal which does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received.

               OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE
                      SOUTHWEST BANCSHARES ANNUAL MEETING

     The Board of Directors knows of no business which will be presented for consideration at the Southwest Bancshares Annual Meeting other than as stated in the Notice of Southwest Bancshares Annual Meeting of Stockholders. If, however, other matters are properly brought before the Southwest Bancshares Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgement.

     Whether or not you intend to be present at the Southwest Bancshares Annual Meeting, you are urged to return your proxy promptly. If you are present at the Southwest Bancshares Annual Meeting and wish to vote your shares in person, your proxy may be revoked by voting at the Southwest Bancshares Annual Meeting.

                                  THE MERGER

     The information in this Joint Proxy Statement/Prospectus concerning the terms of the Merger is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached hereto in Appendix I and incorporated by reference herein. All stockholders are urged to read the Merger Agreement in its entirety.

BACKGROUND OF THE MERGER

     Southwest Bancshares. Southwest Federal converted from the mutual to stock form of organization in June 1992. The period since the Southwest Federal conversion has been one of continuous and significant change in the financial services industry, including intensified competition and consolidation. The management and Boards of Directors of Southwest Bancshares and Southwest Federal have closely monitored the changes within the industry, and have sought over the years to best position Southwest Bancshares and its stockholders. In view of the Boards' belief that continued consolidation and competition in the financial services industry would make it increasingly difficult for smaller thrifts and thrift holding companies such as Southwest Bancshares to maintain their competitive position and market share, the Boards have over time considered various strategic alternatives, including remaining an independent entity, as well as entering into possible business combinations with other financial institutions.

     In March 1997, the Southwest Bancshares' Board of Directors appointed a committee of the Board to review acquisition issues, including the option of remaining independent. The Committee was authorized to contact legal counsel to further review such matters, to ascertain the Board's obligations in considering its alternatives, especially as related to enhanced shareholder value, and to consider engaging an investment banking firm to advise the Board regarding the options available to Southwest Bancshares. The Committee was comprised of Directors Richard E. Webber, Frank J. Muriello and Lawrence M. Cox. In April 1997, Southwest Bancshares retained Robert W. Baird & Co. Incorporated ("Baird") as financial advisor to consult with and advise Southwest Bancshares as to its general financial strategy and planning.

     The Committee met a number of times over the following months to discuss various issues and topics affecting both Southwest Bancshares specifically and the financial services industry in general. The Committee also met with Baird on several occasions to discuss and evaluate remaining independent versus combining with another financial institution. Such discussions included: (1) an ongoing review of Southwest Bancshares' strategic alternatives; (2) a review of potential acquisition, merger and sale candidates; and (3) a review of the financial institutions merger and acquisition market and recent regional transactions which could impact Southwest Bancshares' ability to compete effectively; and (4) Southwest Bancshares' acquisition value relative to its value as an independent entity.

     In August 1997, Southwest Bancshares received an unsolicited non-binding letter of intent from another financial institution in its market area. At its September 11, 1997 meeting, Southwest

Bancshares' Board of Directors met with Baird and with legal counsel to review and discuss the offer, as well as the Board's fiduciary obligations, disclosure duties and strategic planning considerations in relation to such offer. On October 1, 1997, Southwest Bancshares entered into an agreement with Baird pursuant to which Baird would provide further financial advisory services, including contacting representatives of certain selected financial institutions to discuss their interest in engaging in a potential business combination transaction with Southwest Bancshares. The three institutions selected were all institutions that had previously expressed an interest in acquiring Southwest Bancshares, and were considered by the Southwest Bancshares Board to have compatible interests.

     During that same month, Baird contacted the three financial institutions concerning their interest in a business combination with Southwest Bancshares. Each of the institutions provided Southwest Bancshares with preliminary indications of interest and signed confidentiality agreements, one of which was Alliance Bancorp. Alliance Bancorp's proposal offered to acquire all of the outstanding shares of Southwest Bancshares for a purchase price of $31.00 per share, with the consideration to be comprised of 90% Alliance Bancorp common stock and 10% cash. The second proposal offered to acquire all of the outstanding stock of Southwest Bancshares for a market value of $26.50 per share, 75% of which was to be paid in stock and 25% of which was to be paid in cash. The third proposal offered an all cash purchase at a price of $25.00 per share.

     At a meeting of Southwest Bancshares' Board on November 18, 1997, Baird reviewed in detail with the Board the three preliminary indications of interest, as well as potential alternative acquisition transactions and the alternative of remaining independent. Baird reviewed financial, operational and stock market capitalization data with respect to each of the three institutions. The Board discussed at length the various issues raised by Baird's presentation, as well as issues relating to the relative merits of a business combination with each of the institutions. Baird also reviewed again with the Board other strategic options available to Southwest Bancshares, including remaining independent.
Such discussions included: (1) the general state of the financial services industry; (2) a financial analysis of Southwest Bancshares on a stand-alone basis, both currently and on an on-going basis; (3) the terms of recent financial institution mergers; (4) consolidation trends in Southwest Bancshares' market area and generally; and (5) the prospects for Southwest Bancshares continuing as an independent entity, including its earning potential, capital and financial prospects.

     At the close of the Board meeting, the Board determined that further exploration and discussion of a merger with Alliance Bancorp was in the best interests of Southwest Bancshares and its stockholders. Southwest Bancshares determined to pursue discussions with Alliance Bancorp based primarily on the fact that Alliance Bancorp had offered the highest price per share of the three proposals. The Board then authorized Baird to continue discussions with Alliance Bancorp to determine if an agreement acceptable to both Southwest Bancshares and Alliance Bancorp could be reached.

     In the following days, Southwest Bancshares' management and representatives of Baird held discussions and meetings with Alliance Bancorp's management and representatives of Friedman,

Billings, Ramsey & Co. Inc. ("FBR"), financial advisor to Alliance Bancorp, concerning the proposed transaction and the terms of a definitive Merger Agreement. The representatives of each party and their respective counsel conducted on-site due diligence at the offices of the other party.

     The Committee met again on December 5, 1997 to discuss the outcome of these meetings and discussions, the due diligence review and the terms of the proposed Merger Agreement and related agreements, including the Stock Option Agreement. The Committee directed Baird and its legal counsel to continue its discussions with Alliance Bancorp with a focus on: (1) negotiating an all stock exchange, rather than a combination of stock and cash, as well as an increase in the purchase price; (2) negotiating downside price protection; (3) clarifying certain operating strategies for the combined company; and (4) negotiating a definitive Merger Agreement with Alliance Bancorp.

     On December 16, 1997, the Southwest Bancshares Board met to consider the terms of a definitive agreement. Presentations were made by both Baird and Southwest Bancshares' legal counsel. Members of Southwest Bancshares' senior management, together with its legal and financial advisors, reviewed the background of the proposed transaction, the potential benefits of the transaction, a summary of the due diligence investigation of Alliance Bancorp and financial and valuation analyses of the proposed transaction. Baird then reviewed its financial analyses performed in connection with its assessment of the fairness, from a financial point of view, of the proposed Exchange Ratio and provided to the Board of Directors of Southwest Bancshares its opinion to the effect that, as of December 16, 1997, the Exchange Ratio was fair, from a financial point of view, to the holders of Southwest Bancshares Common Stock (other than Alliance Bancorp and its affiliates). Counsel then reviewed the terms of the proposed Merger Agreement and Stock Option Agreement and discussed the obligations of the Southwest Bancshares Board in its consideration of the proposed merger with Alliance Bancorp. Following the presentations, the Board discussed at length with its advisors the terms of the Merger Agreement and the fairness opinion. Upon conclusion of its discussions, the Southwest Bancshares Board determined that the Alliance Bancorp proposal provided the most attractive alternative for Southwest Bancshares' stockholders. The Board then unanimously approved the Merger Agreement and Stock Option Agreement, authorized execution of the agreements, and recommended approval of those agreements by stockholders. The agreements were then executed and a press release announcing the Merger was issued on December 17, 1997.

     Alliance Bancorp. The changing competitive situation in banking and financial services has been evidenced by considerable consolidation activity in recent years. Alliance Bancorp was formed in February, 1997 through the merger of Liberty Bancorp, Inc. with and into Hinsdale Financial Corporation and the related merger of the banking subsidiaries. The Liberty-Hinsdale merger transaction was undertaken based on the belief that it would enhance the companies' operational and strategic value and competitive position. The trend of consolidation in the financial services industry has continued at a rapid pace since February1997. Management and the Board of Directors of Alliance Bancorp have committed to pursuing additional acquisition opportunities that will enhance financial performance and strategic value.

     In October 1997 Southwest Bancshares' financial advisor approached management of Alliance Bancorp concerning the interest of Southwest Bancshares in a possible affiliation with a larger financial institution. Pursuant to Board of Directors authorization, Alliance Bancorp entered into a confidentiality agreement with Southwest Bancshares, and engaged FBR. In November 1997, with the assistance of FBR and counsel, and after further discussion and review with the Board of Directors, Alliance Bancorp submitted a preliminary proposal for the acquisition of Southwest Bancshares, which Southwest Bancshares determined to pursue. Upon the satisfactory completion of a due diligence investigation by each of the parties, Alliance Bancorp and Southwest Bancshares, and their respective advisors, negotiated the terms of a definitive merger agreement, which was submitted to the Board of Directors of Alliance Bancorp and approved on December 15, and executed on December 16, 1997.

REASONS FOR THE MERGER

     Alliance Bancorp's Reasons for the Merger. In reaching its determination that the Merger and the Merger Agreement are fair to, and in the best interests of, Alliance Bancorp and its stockholders, the Alliance Bancorp Board of Directors consulted with its financial advisors with respect to the financial aspects and fairness of the transaction. The Alliance Bancorp Board of Directors also considered a number of factors which indicated that the Merger should produce an institution that is well capitalized, and one which will enjoy enhanced operational and strategic value and that should foster the potential for earnings growth. The factors considered by the Alliance Bancorp Board of Directors included, but were not limited to, the following:

     (i) Information concerning the businesses, earnings, operations, financial condition, prospects, capital levels and asset quality of Alliance Bancorp and Southwest Bancshares individually and as combined, including the period within, and extent to which the Merger could be expected to be accretive to Alliance Bancorp's earnings per share. In this regard, the Alliance Bancorp Board of Directors considered its internal projections that the Merger would be accretive to earnings per share within the first 12 months following the completion of the Merger.

     (ii) The financial advice rendered by FBR to Alliance Bancorp that the Exchange Ratio in the Merger is fair, from a financial point of view, to the stockholders of Alliance Bancorp. See "--Opinion of Financial Advisor to Alliance Bancorp."

     (iii) The terms of the Merger Agreement, the Stock Option Agreement and the other documents executed in connection with the Merger, including the anticipated accounting treatment of the Merger as "pooling of interests" and the nature of the Merger as a tax-free reorganization for federal income tax purposes.

     (iv) The anticipated extent of cost savings, efficiencies and reduced expenses available to the combined company as a result of the Merger. In this regard, the Alliance Bancorp Board of Directors considered its internal projections that the Merger would result in approximately a 25% reduction in the expenses attributable to the operations of Southwest Bancshares prior to the Merger.

     (v) The current and prospective economic, competitive and regulatory environment facing each institution and the institutions as combined, including without limitation the consolidation currently underway in the banking industry, competition from larger institutions and from nonbank providers of financial services.

     (vi) The results of the due diligence investigations of Southwest Bancshares, including assessment of credit policies, asset quality, interest rate risk, litigation and adequacy of loan loss reserves.

     (vii) The individual and combined prospects for internal growth, and ability to deliver expanded products and services, and other anticipated impacts on depositors, employees, customers and communities served by Alliance Bancorp and Southwest Bancshares.

     In reaching its determination to approve the Agreement and the Merger, the Alliance Bancorp Board of Directors did not assign any specific or relative weight to any of the foregoing factors, and individual directors may have given differing weights to different factors.

     The Alliance Bancorp Board of Directors also discussed the fact that the issuance of additional shares in the Merger would dilute the value to Alliance Bancorp stockholders, of any recovery in the goodwill litigation against the federal government in this regard. The Alliance Bancorp Board of Directors considered various issues relating to the goodwill claim, including the fact numerous defenses and offsets to Liberty Federal's claim would likely be raised by the federal government, that Liberty Federal might not realize any recovery for several years. The Alliance Bancorp Board of Directors also considered the advice it had received that any separate distribution to its stockholders of rights to receive the net proceeds of any recovery relating to the Goodwill Claim would be taxable to both Alliance Bancorp and its stockholders, and therefore did not appear to be an economical alternative for the company or its stockholders, and would render pooling of interest accounting treatment unavailable to a merger involving Alliance Bancorp for a significant period of time. The Alliance Bancorp Board of Directors also believed that the market price of the Alliance Bancorp Common Stock took into account the market's perception of the value of the Goodwill Claim.

     Southwest Bancshares' Reasons for the Merger. The Southwest Bancshares Board believes that the Merger is fair to, and in the best interests of, Southwest Bancshares and its stockholders. ACCORDINGLY, THE SOUTHWEST BANCSHARES BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT THE HOLDERS OF SOUTHWEST BANCSHARES COMMON STOCK VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY. See "-- Background of the Merger" above and "-- Opinion of Southwest Bancshares' Financial Advisor" below.

     The terms of the Merger, including the Exchange Ratio, are the result of arm's-length negotiations between representatives of Southwest Bancshares and Alliance Bancorp. In reaching its decision to approve the Merger Agreement, the Southwest Bancshares Board consulted with its legal advisors regarding the legal terms of the transaction and the Southwest Bancshares Board's obligations in its consideration of the proposed transaction, with its financial advisor regarding the financial aspects of the proposed transaction and the fairness of the Exchange Ratio, and with management of Southwest Bancshares, and considered a number of factors, both from a short-term and long-term perspective, including, without limitation, the following:

     (i) the Southwest Bancshares Board's familiarity with and review of Southwest Bancshares' business, financial condition, results of operations and prospects, including, without limitation, its potential growth and profitability and the business risks associated therewith;

     (ii) The current and prospective environment in which Southwest Bancshares operates, including national and local economic conditions, the competitive environment for savings and loan associations and other financial institutions generally and the increasing consolidation in the financial services industry and the competitive effects of such increased consolidation on smaller financial institutions such as Southwest Federal;

     (iii) the rapid technological advances impacting the financial services industry in recent years, the significant capital investment necessary for Southwest Bancshares to keep pace with such technological advances, the competitive advantage and increased efficiency gained by financial institutions possessing sufficient resources to enable them to make such capital investments and to realize such efficiencies and the comparable competitive disadvantage to smaller institutions such as Southwest Bancshares which generally do not possess the resources necessary to invest in such technological advances;

     (iv) information concerning the business, financial condition, results of operations and prospects of Alliance Bancorp, including the recent performance of Alliance Bancorp Common Stock, the historical financial data of Alliance Bancorp, customary statistical measurements of Alliance Bancorp's financial performance and the future prospects for Alliance Bancorp Common Stock following the Merger;

     (v) the value to be received by holders of Southwest Bancshares Common Stock pursuant to the Merger Agreement in relation to the historical trading prices of Southwest Bancshares Common Stock;

     (vi) the information presented by Baird to the Southwest Bancshares Board with respect to the Merger and the opinion of Baird that, as of the date of such opinion, the Exchange Ratio was fair from a financial point of view to the holders of Southwest Bancshares Common Stock (other than Alliance Bancorp and its affiliates) (see "-- Opinion of Southwest Bancshares' Financial Advisor" elsewhere herein);

     (vii) the financial and other significant terms of the proposed Merger with Alliance Bancorp, and the review by Southwest Bancshares with its legal and financial advisors of the provisions of the Merger Agreement and the Stock Option Agreement;

     (viii) the expected impact of the Merger on Southwest Bancshares' business, employees, customers and communities, the compatibility of the respective businesses and management philosophies of Alliance Bancorp and Southwest Bancshares, and the expectation that Alliance Bancorp will continue to provide quality service to the customers and the communities served by Southwest Bancshares;

     (ix) the fact that Alliance Bancorp has agreed to appoint Mr. Webber to the Alliance Bancorp Board and to appoint all other Directors of Southwest Federal to an Advisory Board of Liberty Federal for a period of one year, both of which are expected to provide a degree of continuity and involvement by Southwest Bancshares following the Merger, which Southwest Bancshares believes will further promote the interests of Southwest Bancshares' stockholders, customers and employees;

     (x) the Southwest Bancshares Board's belief that the receipt of Alliance Bancorp Common Stock in the Merger generally will permit holders of Southwest Bancshares Common Stock to defer any federal income tax liability associated with the increase in the value of their stock as a result of the Merger (see "-- Certain Federal Income Tax Consequences of the Merger" below) and to become shareholders of Alliance Bancorp, an institution with strong operations, earnings, performance, dividend payments and share liquidity; and

     (xi) the alternative strategic courses available to Southwest Bancshares, including remaining independent and exploring other potential business combination transactions.

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

     Alliance Bancorp. The Alliance Bancorp Board of Directors has unanimously adopted and approved the Merger Agreement and the transactions contemplated thereby and has determined that the Merger and the issuance of the shares of Alliance Bancorp Common Stock pursuant thereto are fair to and in the best interests of Alliance Bancorp and its stockholders. THE ALLIANCE BANCORP BOARD OF DIRECTORS THEREFORE UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

     For a discussion of factors considered by the Alliance Bancorp Board of Directors in reaching its decision to approve the Merger Agreement, see "-- Background of and Reasons for the Merger."

     Southwest Bancshares. The Southwest Bancshares Board of Directors has unanimously adopted and approved the Merger Agreement and the transactions contemplated thereby and has determined that the Merger is fair to, and in the best interests of, Southwest Bancshares and its stockholders. THE SOUTHWEST BANCSHARES BOARD OF DIRECTORS THEREFORE UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

     For a discussion of factors considered by the Southwest Bancshares Board in reaching its decision to approve the Merger Agreement, see "-- Background of and Reasons for the Merger."

MERGER CONSIDERATION

     Subject to the terms, conditions and procedures set forth in the Merger Agreement, each share of Southwest Bancshares Common Stock issued and outstanding immediately prior to the Merger will be converted into shares of Alliance Bancorp Common Stock based upon the Exchange Ratio described below, and cash in lieu of any fractional shares of Southwest Bancshares Common Stock (the "Merger Consideration"). The Exchange Ratio was determined through arm's-length negotiations between Alliance Bancorp and Southwest Bancshares, each of which was advised during such negotiations by its financial advisors. See "-- Background of the Merger." Based upon the outstanding shares of Alliance Bancorp Common Stock and Southwest Bancshares Common Stock as of March 31, 1998, the stockholders of Southwest Bancshares would own approximately 29% of the Alliance Bancorp Common Stock to be outstanding immediately following the Effective Date, and the stockholders of Alliance Bancorp would own approximately 71% of the Alliance Bancorp Common Stock to be outstanding immediately following the Effective Date.

     Each share of Alliance Bancorp Common Stock issued and outstanding at the Effective Date will remain outstanding and unchanged as a result of the Merger. No fractional shares of Alliance Common Stock will be issued in the Merger, and Southwest Bancshares stockholders who otherwise would be entitled to receive a fractional share of Alliance Bancorp Common Stock will receive a cash payment in lieu thereof. See "-- Fractional Shares."

     The Exchange Ratio shall be determined as follows: (i) if the "Alliance Bancorp Market Value" (as defined below) is less than or equal to $30.475 and greater than or equal to $22.525, then 1.1981 shares of Alliance Bancorp Common Stock; (ii) if the Alliance Bancorp Market Value is greater than $30.475 and less than or equal to $35.00, then that number of shares of Alliance Bancorp Common Stock, determined by dividing $36.5125 by the Alliance Bancorp Market Value; (iii) if the Alliance Bancorp Market Value is greater than $35.00, then
1.0432 shares of Alliance Bancorp Common Stock; and (iv) if the Alliance Bancorp Market Value is less than $22.525, then that number of shares of Alliance Bancorp Common Stock, determined by dividing $26.9875 by the Alliance Bancorp Market Value, subject to the right of Alliance Bancorp to terminate the Merger Agreement. If the Alliance Bancorp Market Value is less than $19.875, then Alliance Bancorp shall have the right to terminate the Merger Agreement unless Southwest Bancshares provides written notice that it wants to proceed with the Merger, in which event the Exchange Ratio will be 1.3579. The term "Alliance Bancorp Market Value" is defined in the Merger Agreement to mean the average of the inside closing bid price of Alliance Bancorp Common Stock on the Nasdaq National Market System (as reported by The Wall Street Journal) for each of the twenty (20) consecutive trading days ending on the fifth business day before the Closing Date.

     The following table shows the Exchange Ratio at various Alliance Bancorp Market Values together with the consideration to be received for each share of Southwest Bancshares, based on the Alliance Bancorp Market Value and the Exchange Ratio. Because the Alliance Bancorp Market Value is an average price calculated over a period of time, the market price of Alliance Bancorp Common Stock at the Effective Date could differ from the Alliance Bancorp Market Value used to determine the Exchange Ratio, and the actual value of the shares issued in the Merger therefore could differ from the amount set forth in the following table.


            ALLIANCE BANCORP                                                    CONSIDERATION FOR EACH
              MARKET VALUE                      EXCHANGE RATIO(1)             SOUTHWEST BANCSHARES SHARE
              ------------                      -----------------             --------------------------
       more than $35.00                              1.0432                           $36.51 or more

   more than $30.475, to $35.00                $36.5125 divided by                         $36.51
                                          Alliance Bancorp Market Value (2)

       $22.525 to $30.475                            1.1981                           $26.99 to $36.51

       less than $22.525                       $26.9875 divided by                   $26.99 or less (3)
                                            Alliance Bancorp Market Value

___________________
(1) The Exchange Ratio represents the number of shares of Alliance Bancorp Common Stock that would be received for each share of Southwest Bancshares Common Stock. For example, if the Alliance Bancorp Market Value is more than $35.00, then 1.0432 shares of Alliance Bancorp Common Stock would be received for each share of Southwest Bancshares Common Stock.
(2) If the Alliance Bancorp Market Value equals $30.475 then the Exchange Ratio will be 1.1981. The Exchange Ratio will decrease as the hypothetical Alliance Bancorp Market Value increases above $30.475.
(3) Alliance Bancorp may, but need not, terminate the Agreement if the Alliance Bancorp Market Value is less than $19.875, unless Southwest Bancshares determines to proceed with the Merger, in which case the Exchange Ratio will be 1.3579.

     The last reported sale price of Alliance Bancorp Common Stock on [MARCH 31], 1998 was at a price of $[27.75]. If the Alliance Bancorp Market Value were equal to such price, for example, then the Exchange Ratio and the number of shares of Alliance Bancorp Common Stock that would be received for each share of Southwest Bancshares Common Stock would be 1.1981. The actual Alliance Bancorp Market Value will not be determined until the fifth business day before the Effective Date. Because the Effective Date may be more than five days after the date of the Annual Meetings, there can be no assurance of the actual Alliance Bancorp Market Value at the time of such meetings. See "Information with Respect to Alliance Bancorp" and "Information with Respect to Southwest Bancshares" for information regarding historical price performance of Alliance Bancorp Common Stock and Southwest Bancshares Common Stock.

     Any cash payment in lieu of any fractional share will be in an amount equal to such fraction multiplied by the Alliance Bancorp Market Value.

     In the event that, prior to the Effective Date, the outstanding shares of Alliance Bancorp Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock split, or other like changes in Alliance Bancorp's capitalization, or if a stock dividend thereon is declared with a record date before the Effective Date, then an appropriate and proportionate adjustment shall be made to the Exchange Ratio.

     Alliance Bancorp and Southwest Bancshares believe that the Merger will be completed on the day of the Annual Meetings, although there can be no assurances in this regard. The Agreement provides that if the Merger has not been completed on or before September 30, 1998, then in certain circumstances Alliance Bancorp or Southwest Bancshares may terminate the Agreement. See "Termination; Effect of Termination."

TREATMENT OF SOUTHWEST BANCSHARES STOCK OPTIONS

     Pursuant to the Merger Agreement, on the Effective Date, each outstanding stock option to purchase Southwest Bancshares Common Stock will be assumed by Alliance Bancorp. However, as of the Southwest Bancshares Record Date, there were no Southwest Bancshares Stock Options outstanding.

OPINION OF FINANCIAL ADVISOR TO ALLIANCE BANCORP

     FBR has acted as financial advisor to Alliance Bancorp in connection with the Merger. FBR was selected by Alliance Bancorp based on FBR's experience, expertise and familiarity with Alliance Bancorp and its business. FBR is a nationally recognized investment banking firm and is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

     In connection with FBR's engagement, Alliance Bancorp requested that FBR evaluate the fairness, from a financial point of view, to the shareholders of Alliance Bancorp of the consideration to be paid by Alliance Bancorp in connection with the proposed Merger. At a meeting of the Alliance Bancorp Board held on December 15, 1997, FBR made a presentation to the Alliance Bancorp Board in which FBR analyzed the Exchange Ratio and rendered to the Alliance Bancorp Board an oral opinion to the effect that, as of such date and based upon and subject to certain matters, such exchange ratio was fair to the stockholders of Alliance Bancorp from a financial point of view. At the December 15, 1997 Alliance Bancorp Board meeting, the Alliance Bancorp Board unanimously approved and authorized the execution and delivery of the Merger Agreement. FBR confirmed its oral opinions by delivery of a written opinion dated December 16, 1997 and updated its opinion the date of this Joint Proxy Statement/Prospectus. In connection with its oral opinion of December 15, 1997 and written opinion dated the date of this Joint Proxy Statement/Prospectus,

FBR updated certain of its analyses, as necessary, and reviewed the assumptions on which such analyses were based and the factors considered in connection therewith.

     In arriving at its opinion dated the date of this Joint Proxy Statement/Prospectus, FBR:

     (i) reviewed Southwest Bancshares' Annual Report to Stockholders for the fiscal year ended December 31, 1996 and Southwest Bancshares' Annual Reports on Form 10-K filed with the SEC for the fiscal years ended December 31, 1995 and 1996;

     (ii) reviewed Hinsdale Financial Corp.'s Annual Report on Form 10-K filed with the SEC for the fiscal year ended September 30, 1996;

     (iii) reviewed Southwest Bancshares' Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1997, June 30, 1997 and September 30, 1997 filed with the SEC;

     (iv) reviewed Alliance Bancorp's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1997, June 30, 1997 and September 30, 1997 filed with the SEC;

     (v) reviewed both Southwest Bancshares' and Alliance Bancorp's unaudited financial statements for the ten months ended October 31, 1997;

     (vi) reviewed the reported market prices and trading activity for Southwest Bancshares' common stock for the period January 1995 through December 12, 1997 and reviewed the reported market prices and trading activity for Alliance Bancorp common stock for the period February 11, 1997 through December 12, 1997;

     (vii) discussed the financial condition, results of operations, business and prospects of Alliance Bancorp and Southwest Bancshares with the management of Alliance Bancorp and Southwest Bancshares;

     (viii) compared the results of operations and financial condition of Alliance Bancorp and Southwest Bancshares with those of certain publicly-traded financial institutions (or their holding companies) that FBR deemed to be reasonably comparable to Alliance Bancorp or Southwest Bancshares, as the case may be;

     (ix) reviewed the financial terms, to the extent publicly available, of certain acquisition transactions that FBR deemed to be reasonably comparable;

     (x)    reviewed a copy of the Merger Agreement; and

     (xi) performed such other analyses and reviewed and analyzed such other information as FBR deemed appropriate.

     In connection with its review, FBR did not assume any responsibility for independent verification of any of the information provided to or otherwise reviewed by FBR and relied upon its being complete and accurate in all material respects. With respect to the financial forecasts reviewed, FBR assumed that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management teams of Alliance Bancorp and Southwest Bancshares as to the future financial performance of Alliance Bancorp and Southwest Bancshares and the cost savings and other potential synergy's (including the amount, timing and achievability thereof) anticipated to result from the Merger. FBR did not review individual credit files or make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Alliance Bancorp or Southwest Bancshares, including loan or lease portfolios or the allowances for losses with respect thereto, and assumed, that such allowances for Alliance Bancorp and Southwest Bancshares are in the aggregate adequate to cover such losses. FBR also assumed, with the consent of the Alliance Bancorp Board, that in the course of obtaining the necessary regulatory and third party consents for the Merger, no restriction will be imposed that will have a material adverse effect on the contemplated benefits of the Merger or the transactions contemplated thereby. FBR's opinion was necessarily based on information available to it and financial, stock market and other conditions as they existed and could be evaluated on the date of its opinion. FBR expressed no opinion as to what the value of the Alliance Bancorp Common Stock actually would be when issued to Southwest Bancshares' stockholders pursuant to the Merger or the prices at which such Alliance Bancorp Common Stock would trade subsequent to the Merger. No other limitations were imposed by Alliance Bancorp on FBR with respect to the investigations made or procedures followed by FBR in rendering its opinion.

     THE FULL TEXT OF FBR'S WRITTEN OPINION TO THE ALLIANCE BANCORP BOARD DATED THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS APPENDIX III TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. HOLDERS OF ALLIANCE BANCORP COMMON STOCK ARE URGED TO READ THIS OPINION CAREFULLY IN ITS ENTIRETY. FBR'S OPINIONS ARE DIRECTED ONLY TO THE FAIRNESS OF THE EXCHANGE RATIO FROM A FINANCIAL POINT OF VIEW TO THE STOCKHOLDERS OF ALLIANCE BANCORP, DO NOT ADDRESS ANY OTHER ASPECT OF THE PROPOSED MERGER OR ANY RELATED TRANSACTION AND DO NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE ALLIANCE BANCORP ANNUAL MEETING. THE SUMMARY OF THE OPINION OF FBR SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     In preparing its opinion for the Alliance Bancorp Board, FBR performed a variety of financial and comparative analyses, including those described below, in connection with its presentation to the Alliance Bancorp Board on December 15, 1997. The summary of FBR's analyses set forth below does not purport to be a complete description of the analyses underlying FBR's opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. In arriving at its opinion, FBR made qualitative judgments as to the significance and relevance of each analysis and factors considered by it. Accordingly, FBR believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and its opinion. In its analyses, FBR made numerous assumptions with respect to Alliance Bancorp, Southwest Bancshares, industry performance, regulatory, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Alliance Bancorp and Southwest Bancshares. No company, transaction or business used in such analyses as a comparison is identical to Alliance Bancorp, Southwest Bancshares or the Merger, nor is an evaluation of the results of such analyses entirely mathematical; rather, it involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions being analyzed. The estimates contained in such analyses and the valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, because such estimates are inherently subject to substantial uncertainty, none of Alliance Bancorp, Southwest Bancshares, FBR or any other person assumes responsibility for their accuracy. As described above, FBR's opinion and financial analyses were only one of many factors considered by the Alliance Bancorp Board in its evaluation of the Merger and should not be viewed as determinative of the views of Alliance Bancorp' Board or management with respect to the Exchange Ratio or the proposed Merger.

     The following is a summary of the material analyses performed by FBR in connection with its opinion and financial presentations made to the Alliance Bancorp Board on December 16, 1997:

     Introduction. FBR calculated the price per share, premium to market, price to September 30, 1997 book value and tangible book value, and price to estimated fiscal 1997 earnings per share ("EPS") for Southwest Bancshares implied by the Exchange Ratio. Using closing stock prices of $26.500 for Alliance Bancorp Common Stock and $25.500 for Southwest Bancshares Common Stock on December 12, 1997, the proposed Exchange Ratio implied a price per share for Southwest Bancshares Common Stock of $31.750, a premium to market of 25.00%, a price to estimated book value and tangible book value of 2.06x and 2.06x, respectively, and a price to September 30, 1997 LTM EPS of 22.05x and estimated fiscal 1997 EPS of 21.44x. EPS estimates for Southwest Bancshares were based on consensus estimates, as of December 12, 1997, published by Institutional Brokers Estimate System, Inc. ("IBES"), a data service which monitors and publishes a compilation of earnings estimates produced by selected research analysts on companies of interest to investors.

     Comparable Transaction Analysis. FBR analyzed certain information relating to transactions in the thrift industry, including median information for: (i) 11 acquisitions announced in Illinois, Indiana, Michigan and Wisconsin between January 1, 1997 and December 12, 1997, (ii) 14 thrift acquisitions announced nationwide involving sellers with total assets between $250 million to $500 million between January 1, 1997 and December 12, 1997, (iii) 18 thrift acquisitions announced in the U.S. between January 1, 1997 and December 12, 1997 involving sellers with return on average assets ("ROAA") between 1.00% and 1.25%, (iv) 9 U.S. thrifts with tangible equity ratios between 10% and 12% during the same time period (collectively the "Selected Transactions"). FBR calculated the following ratios with respect to the Merger (based on the acquisition of 2,885,085 fully diluted common stock equivalents of Southwest Bancshares at an exchange ratio of 1.1981 and a stock price of $26.50 for Alliance Bancorp) and the Selected Transactions:


          SUMMARY OF SELECTED 1997 ANNOUNCED THRIFT M&A TRANSACTIONS
          ----------------------------------------------------------

                                                            ANNOUNCED
                                          -----------------------------------------------------
                                           DEAL     DEAL     DEAL PR/    DEAL PR/    TGBK PREM/
                                          VALUE    PR/BK       TG BK       4-QTR      COREDEPS
                                           ($M)     (%)         (%)       EPS (X)       (%)
Transactions in IL, IN, MI, WI

11 Transactions              Median         75.5   175.02      182.45       25.34       15.72
                             Average       269.2   179.48      184.60       28.60       15.54

Nationwide, Assets $250-$500M
14 Transactions              Median         60.9   187.64      188.76       21.52       10.87
                             Average        62.0   183.13      188.11       24.55       13.00

Seller's ROAA 1%-1.25%
18 Transactions              Median         57.9   191.92      192.66       20.14       13.73
                             Average       125.4   197.06      200.46       20.57       13.83

Seller's Tangible Equity Ratio 10%-12%
9 Transactions               Median         48.8   174.73      174.73       21.09       12.92
                             Average       134.1   170.73      174.10       24.63       14.11

ABCL/SWBI                                   87.6    205.6      205.56       22.05       16.35

     No Company or transaction used in the above analyses as a comparison is identical to Southwest Bancshares, Alliance Bancorp, or the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other facts that could affect the public trading value of the companies to which they are being compared.

     Contribution Analysis. FBR analyzed the contribution of each of Alliance Bancorp and Southwest Bancshares to, among other things, total assets, total deposits, common equity and tangible equity at September 30, 1997, projected net income for the years ended December 31, 1997 and 1998, number of branch offices and market capitalization as of December 12, 1997. Alliance Bancorp's contribution in terms of total assets, total deposits, common equity and tangible equity at September 30, 1997 equaled approximately 78.5%, 78.4%, 75.2% and 75.0%, respectively, while Alliance Bancorp's contribution in terms of branch offices and market capitalization equaled approximately 70.0% and 75.8%. Alliance Bancorp's contribution in terms of projected net income for the year ended December 31, 1997 and 1998 equaled approximately 71.0%, and 72.3%. Based upon the Exchange Ratio, closing stock prices of $26.500 for Alliance Bancorp Common Stock and Southwest Bancshares Common Stock outstanding on September 30, 1997, holders of Alliance Bancorp Common Stock would own approximately 71.4% of the combined company upon consummation of the Merger.

     Pro Forma Merger Analysis. FBR noted that, based upon estimates of Alliance Bancorp and Southwest Bancshares' management and after giving effect to Alliance Bancorp management's net pretax cost savings estimates resulting from synergies created from The Merger, internal asset and deposit growth estimates and certain assumptions as to, among other things, the number of shares outstanding in each respective period, the proposed Merger could, at a 1.1981 Exchange Ratio, be accretive to Alliance Bancorp's reported EPS on a fully diluted basis in fiscal years 1998 and 1999 by approximately 6.00% and 6.04%.
In this analysis, FBR assumed that both Alliance Bancorp and Southwest Bancshares would perform substantially in accordance with earnings forecasts provided to FBR by Alliance Bancorp and Southwest Bancshares' management. The actual results achieved by the combined company may vary from projected results and the variations may be material. This analysis is based on the assumption that The Merger would be accounted for as a pooling of interests, partially achieved through the sale of a portion of Southwest Bancshares' outstanding tainted stock.

     Certain Other Factors and Comparative Analyses. In rendering its opinion, FBR considered certain other factors and conducted certain other comparative analyses, including, among other things, a review of the historical financial results and stock price performance of Alliance Bancorp and Southwest Bancshares, analysis of stock price, share trading volume history and historical financial performance of comparable institutions between $250 and $500 million in assets in the states of Illinois, Indiana, Michigan and Wisconsin, and the market capitalization of selected companies involved in transactions similar to the proposed Merger both before and after such transactions.

     Pursuant to the terms of FBR's engagement dated October 23, 1997, Alliance Bancorp has agreed to pay FBR for its services in connection with the Merger an aggregate financial advisory fee of $75,000, payable as follows: (i) $10,000 upon execution of the engagement letter; (ii) $18,750 upon the signing of a definitive agreement providing for the Merger; and (iii) the balance upon the closing of the Merger. Alliance Bancorp also has agreed to reimburse FBR for its reasonable out-of-pocket expenses and to indemnify FBR and certain related entities against certain liabilities, including liabilities under the federal securities laws.

     In the ordinary course of business, FBR and its affiliates may actively trade the equity securities of Alliance Bancorp and Southwest Bancshares for their own account and for accounts of customers and, accordingly, may at any time hold a long or short position in such securities. FBR may provide additional financial advisory and investment banking services to Alliance Bancorp in the future.

OPINION OF SOUTHWEST BANCSHARES' FINANCIAL ADVISOR

     The Board of Directors of Southwest Bancshares retained Baird to act as its financial advisor in connection with the Merger and to render its opinion as to whether or not the Exchange Ratio is fair, from a financial point of view, to the holders of Southwest Bancshares Common Stock (other than Alliance Bancorp and its affiliates). On December 16, 1997, Baird delivered its written opinion to the Board of Directors of Southwest Bancshares to the effect that, as of such date, the Exchange Ratio was fair, from a financial point of view, to such holders. Baird subsequently rendered a written opinion, dated May ___, 1998, confirming its earlier opinion to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to such holders.

     THE FULL TEXT OF BAIRD'S OPINION, DATED MAY ____, 1998, WHICH SETS FORTH THE ASSUMPTIONS MADE, GENERAL PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF REVIEW UNDERTAKEN BY BAIRD IN RENDERING ITS OPINION, IS ATTACHED AS APPENDIX IV TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. BAIRD'S OPINION IS DIRECTED ONLY TO THE FAIRNESS, AS OF THE DATE OF THE OPINION AND FROM A FINANCIAL POINT OF VIEW, OF THE EXCHANGE RATIO TO THE HOLDERS OF SOUTHWEST BANCSHARES COMMON STOCK (OTHER THAN ALLIANCE BANCORP AND ITS AFFILIATES) AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SOUTHWEST BANCSHARES STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE WITH RESPECT TO THE MERGER. BAIRD DID NOT MAKE ANY RECOMMENDATION TO SOUTHWEST BANCSHARES CONCERNING THE FORM OR AMOUNT OF CONSIDERATION TO BE RECEIVED IN THE MERGER. THE SUMMARY OF BAIRD'S OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION ATTACHED HERETO AS APPENDIX IV. SOUTHWEST BANCSHARES STOCKHOLDERS ARE URGED TO READ THE OPINION CAREFULLY IN ITS ENTIRETY.

     In conducting its investigation and analysis and in arriving at its opinion, Baird reviewed such information and took into account such financial and economic factors as deemed relevant under the circumstances. In that connection, Baird, among other things: (i) reviewed certain internal information, primarily financial in nature, including projections, concerning the business and operations of Southwest Bancshares and Alliance Bancorp furnished to Baird for purposes of its analysis, as well as publicly available information including, but not limited to, the Southwest Bancshares' and Alliance Bancorp's recent filings with the Securities and Exchange Commission and equity analyst research reports prepared by various investment banking firms including Baird; (ii) reviewed the draft Agreement in the form presented to the Southwest Bancshares' Board of Directors; (iii) compared the historical market prices and trading activity of Southwest Bancshares Common Stock and Alliance Bancorp Common Stock with those of certain other publicly traded companies Baird deemed relevant; (iv) compared the financial position and operating results of Southwest Bancshares and Alliance Bancorp with those of other publicly traded companies Baird deemed relevant; (v) reviewed forecasts pertaining to prospective cost savings following the Merger furnished to Baird by Alliance Bancorp and deemed reasonable by Southwest Bancshares; (vi) compared the proposed financial terms of the Merger with the financial terms of certain other business combinations involving thrift institutions that Baird deemed relevant; and, (vii) reviewed the potential pro-forma financial effects of the Merger on Alliance Bancorp. Baird held discussions with members of Southwest Bancshares' and Alliance Bancorp's senior management concerning Southwest Bancshares' and Alliance Bancorp's historical and current financial condition and operating results, as well as the future prospects of Southwest Bancshares and Alliance Bancorp, respectively, and has consulted with Alliance Bancorp's senior management concerning Alliance Bancorp's supervisory goodwill lawsuit. As a part of its engagement, Baird was requested to and did solicit third party indications of interest in acquiring Southwest Bancshares. Baird also considered such other information, financial studies, analysis and investigations and financial, economic and market criteria as Baird deemed relevant for the preparation of its opinion. The Exchange Ratio was determined by Southwest Bancshares and Alliance Bancorp in arms-length negotiations. Southwest Bancshares did not place any limitation upon Baird with respect to the procedures followed or factors considered by Baird in rendering its opinion.

     In arriving at its opinion, Baird assumed and relied upon the accuracy and completeness of all of the financial and other information that was publicly available or provided to it by or on behalf of Southwest Bancshares and Alliance Bancorp and was not engaged to independently verify any such information. Baird assumed, with Southwest Bancshares' consent, that (i) all material assets and liabilities (contingent or otherwise, known or unknown) of Southwest Bancshares and Alliance Bancorp are set forth in their respective financial statements;
(ii) the Merger will be accounted for under the pooling-of-interests method of accounting; (iii) the prospective cost savings currently contemplated by Alliance Bancorp and Southwest Bancshares' management following the Merger will be realized; (iv) the Merger will be consummated in accordance with the terms of the Merger Agreement without any amendment thereto or waiver by Southwest Bancshares or Alliance Bancorp of any condition to their respective obligations; and (v) Alliance Bancorp will receive all regulatory approvals required to effect the Merger without undue delay. Baird also assumed that the financial forecasts examined by it were reasonably prepared on bases reflecting the best available estimates and good faith judgements of Southwest Bancshares' and Alliance Bancorp's respective senior managements as to future performance of Southwest Bancshares and Alliance Bancorp, respectively. In conducting its review, Baird did not undertake or obtain an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Southwest Bancshares or Alliance Bancorp, nor did it make a physical inspection of the properties or facilities of Southwest Bancshares or Alliance Bancorp. Baird expressed no opinion concerning the merits of, or ultimate recovery from, Alliance Bancorp's supervisory goodwill lawsuit. Baird's opinion necessarily was based upon economic, monetary and market conditions as they existed and could be evaluated on the date of the opinion, and did not predict or take into account any changes which may occur, or information which may become available, after the date thereof. Furthermore, Baird expressed no opinion as to the price or trading range at which shares of Southwest Bancshares or Alliance Bancorp securities would trade following the date of such opinion.

     The following is a summary of the material financial analyses performed by Baird in connection with rendering its opinion and making its presentation to the Board of Directors of Southwest Bancshares on December 16, 1997.

     Analysis of Southwest Bancshares Valuation Multiples. Baird reviewed the terms of the proposed Merger, including the form of the Merger Consideration, the proposed method of accounting and the indicated value of the Merger per share of Southwest Bancshares Common Stock. The indicated value for the Merger was $31.75 per share of Southwest Bancshares Common Stock (the "Indicated Value"), based upon the closing price of Alliance Bancorp Common Stock on December 12, 1997.

     Baird calculated multiples of the Indicated Value to Southwest Bancshares' earnings per share ("EPS") for the last twelve months ("LTM") ended September 30, 1997 ("Adjusted LTM Earnings"), Southwest Bancshares management's estimates of 1998 EPS ("Projected 1998 Earnings") and reported book value per share as of September 30, 1997 ("Book Value"). These calculations resulted in multiples of Indicated Value to EPS ("P/E Ratios") of 22.0x based on LTM Earnings and 19.8x based on Projected 1998 Earnings and a multiple of Indicated Value to Book Value of 1.983x. These calculations also resulted in an implied deposit premium of 16.2% and an implied core deposit premium of 16.9%.

     Analysis of Publicly Traded Southwest Bancshares Comparable Companies. Baird reviewed certain publicly available financial information as of the most recently reported period and stock market information as of December 12, 1997 for certain publicly traded companies which Baird deemed relevant. These companies consisted of: Ameriana Bancorp, First Midwest Financial, Inc., FSF Financial Corp., First Federal Financial Corp., Glenway Financial Corp., Hallmark Capital Corp., Home Bancorp, Permanent Bancorp Inc., Peoples Bancorp, Perpetual Midwest Financial, PVF Capital Corp., Westco Bancorp and Winton Financial Corp. (the "Southwest Bancshares Comparable Companies"). The data described below with respect to the Southwest Bancshares Comparable Companies consists of the median data for such group as of the most recently reported period and are compared to the closing price of Southwest Bancshares Common Stock on December

12, 1997, and Southwest Bancshares' financial and operating information as reported as of September 30, 1997.

     Baird noted that the ratios of the closing price of Southwest Bancshares Common Stock to the last quarter earnings per share annualized, projected 1998 earnings (as estimated by Southwest Bancshares senior management for Southwest Bancshares and as derived from equity research analysts' reports as reported by I/B/E/S for the Southwest Bancshares Comparable Companies), and Book Value were 16.78x, 15.84x and 159.28%, respectively, for Southwest Bancshares as compared to 16.67x, 16.96x and 152.08% for the Southwest Bancshares Comparable Companies. The assets and equity reported for Southwest Bancshares were approximately $375 million and $43 million compared to approximately $386 million and $42 million for the Southwest Bancshares Comparable Companies. Baird also noted ratios of LTM earnings items to average assets for (i) net interest income of 3.18% for Southwest Bancshares and 3.01% for the Southwest Bancshares Comparable Companies, (ii) provisions for loan losses of 0.01% for Southwest Bancshares and 0.03% for the Southwest Bancshares Comparable Companies, (iii) other (non-interest) income of 0.11% for Southwest Bancshares and 0.25% for the Southwest Bancshares Comparable Companies, (iv) G&A expenses of 1.91% for Southwest Bancshares and 1.93% for the Southwest Bancshares Comparable Companies, (v) net income (i.e. return on average assets ("ROAA")) of 1.05% for Southwest Bancshares and 0.88% for the Southwest Bancshares Comparable Companies and (vi) ratio of LTM earnings to average equity ("ROAE") of 9.84% for Southwest Bancshares and 8.75% for the Southwest Bancshares Comparable Companies. Baird also noted LTM annual growth rates in assets, loans and deposits of -0.34%, 5.05% and -0.45% for Southwest Bancshares and 5.14%, 9.80% and 6.66% for the Southwest Bancshares Comparable Companies. Baird noted capital-to-assets and tangible capital-to-assets ratios of 11.34% (for both measures) for Southwest Bancshares and 10.10% and 9.51%, respectively, for the Southwest Bancshares Comparable Companies. Baird also noted certain asset quality ratios including non-performing assets plus 90 day and greater delinquent assets to assets and reserves to loan value ratios of 0.20% and 0.28%, respectively, for Southwest Bancshares and 0.30% and 0.52%, respectively, for the Southwest Bancshares Comparable Companies.

     Analysis of Alliance Bancorp. In order to assess the relative public market valuation of the Alliance Bancorp Common Stock to be issued in the Merger, Baird reviewed certain publicly available financial information as of the most recently reported period and stock market information as of December 12, 1997 for Alliance Bancorp and certain selected publicly traded companies which Baird deemed relevant. Such comparable companies consisted of:
Affiliated Community Bancorp, Andover Bancorp Inc., FirstFed America Bancorp Inc., First Essex Bancorp Inc., First Colorado Bancorp Inc., First Financial Holdings Inc., First Indiana Corporation, First Liberty Financial Corp., First SB of Washington Bancorp, Jefferson Savings Bancorp, Medford Bancorp Inc., Maryland Federal Bancorp, PennFed Financial Services Inc., Parkvale Financial Corporation, Queens County Bancorp Inc., SIS Bancorp Inc., St. Francis Capital Corp., Wilshire Financial Services, WSFS Financial Corp. and York Financial Corp. (the "Alliance Bancorp Comparable Companies"). The data described below with respect to the Alliance Bancorp Comparable Companies consist of median data for such group and are compared to Alliance Bancorp Common Stock price (both based on

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closing prices as of December 12, 1997) and Alliance Bancorp's financial and operating information as reported as of September 30, 1997.

     Baird noted that the ratios of the closing price of Alliance Bancorp Common Stock to last quarter earnings per share annualized, projected 1998 earnings (as estimated by Alliance Bancorp senior management for Alliance Bancorp and as derived from equity research analysts' reports as reported by I/B/E/S for the Alliance Bancorp Comparable Companies), and stated book value per share were 17.0x, 19.5x and 164.6%, respectively, for Alliance Bancorp as compared to 17.2x, 16.3x and 191.0% for the Alliance Bancorp Comparable Companies. The assets and equity reported for Alliance Bancorp were approximately $1.4 billion and $129.1 million compared to approximately $1.3 billion and $104.8 million for the Alliance Bancorp Comparable Companies.

     Analysis of Selected Comparable Transactions. Baird reviewed certain information relating to three groups of transactions involving business combinations of thrift institutions announced from January 1, 1997 through December 12, 1997: (i) a group of 59 business combinations representing all such announced transactions as reported by SNL Datasource (the "Entire Group");
(ii) the 21 business combinations included in the Entire Group involving selling institutions based in Midwestern states (the "Midwestern Group"); and (iii) the seven business combinations included in the Entire Group involving business combinations with a total transaction value greater than $75 million and less than $125 million (the "Value Group"). Baird calculated that: (i) the ratio of Indicated Value to Southwest Bancshares' Book Value equaled 198.3%, compared with high, median and low price-to-book ratios of 480.1%, 187.6% and 115.2% for the Entire Group, 246.1%, 167.0% and 115.2% for the Midwestern Group, 273.3%, 220.9% and 150.7% for the Value Group; (ii) the ratio of Indicated Value to Southwest Bancshares' tangible book value per share equaled 198.3%, compared with high, median and low price-to-tangible book ratios of 480.1%, 189.1% and 115.2% for the Entire Group, 255.2%, 175.0% and 115.2% for the Midwestern Group, 273.3%, 220.9% and 150.7% for the Value Group; (iii) the multiple of Indicated Value to LTM Earnings of Southwest Bancshares equaled 22.0x, compared with high, median and low P/E Ratios based on LTM earnings of 81.6x, 19.8x and 11.4x for the Entire Group, 41.8x, 22.6x and 16.8x for the Midwestern Group, 21.0x, 18.2x and 14.1x for the Value Group; and (iv) the implied "core" deposit premium indicated by the Merger equaled 16.9%, compared with high, median, low premiums to "core" deposits of 43.8%, 14.2% and 3.3% for the Entire Group, 24.1%, 15.0% and 3.3% for the Midwestern Group, 21.7%, 15.2% and 11.6% for the Value Group.

     Baird also compared the above ratios for Southwest Bancshares after adjusting the Indicated Value of the Merger (the "Adjusted Indicated Value") to reflect the low end of the pricing collar. After adjusting to reflect the price at the low end of the pricing collar, Baird calculated that: (i) the ratio of Adjusted Indicated Value to Southwest Bancshares' Book Value equaled 168.6%, compared with high, median and low price-to-book ratios of 480.1%, 187.6% and 115.2% for the Entire Group; (ii) the ratio of Adjusted Indicated Value to Southwest Bancshares' tangible book value equaled 168.6%, compared with high, median and low price-to-tangible book ratios of 480.1%, 189.1% and 115.2% for the Entire Group; and (iii) the multiple of Adjusted Indicated Value to LTM Earnings

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of Southwest Bancshares equaled 18.7x, compared with high, median and low P/E
Ratios based on LTM Earnings of 81.6x, 19.8x and 11.4x for the Entire Group.

     Baird also analyzed the premiums represented by the Indicated Value over the market price of Southwest Bancshares Common Stock at December 15, 1997, and one month, three months and one year prior thereto, compared to the prices paid in the Entire Group of comparable business combinations relative to the market value of the acquired company's equity one day, one month, three months and one year prior to the announcement date of such transaction. Such analysis yielded premiums of 16.5%, 25.7%, 54.9% and 72.8% for Southwest Bancshares, compared to median premiums of 18.9%, 26.4%, 39.3% and 74.0% for the Entire Group.

     Discounted Earnings Analysis. Baird performed a discounted earnings analysis of Southwest Bancshares on a stand alone basis using Southwest Bancshares management's earnings projections through 2002, without taking into account any cost savings and synergies that may be realized following the Merger. In such analysis, Baird assumed terminal value multiples ranging from 14.0x to 22.0x such projected earnings and discount rates ranging from 8% to 13%. Such analysis produced implied values of Southwest Bancshares Common Stock ranging from $20.61 to $35.98. Baird noted that the discounted earnings analysis was included because it is a widely used valuation methodology, but noted that the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, dividend payout rates, terminal values and discount rates.

     Analysis of the Market's Valuation of Alliance Bancorp's Supervisory Goodwill Lawsuit. In assessing the relative public market valuation of Alliance Bancorp Common Stock, Baird analyzed the possible effect on such public market price of Alliance Bancorp's supervisory goodwill lawsuit (the "Lawsuit"). In connection with such analysis, Baird reviewed: (i) the effect of Lawsuit-related announcements on Alliance Bancorp's stock price; (ii) the effect of Lawsuit-related announcements on the stock prices of other institutions affected by goodwill lawsuits; (iii) the market's pricing of CalFed's Contingent Litigation Participation Certificates; and (iv) the implied market valuation of tradable goodwill certificates representing 100% of any after-tax proceeds (net of expenses) to be received by Coast Savings Financial, Inc. ("CSF") shareholders pursuant to CSF's acquisition by H. F. Ahmanson & Company. Based on the foregoing review and analysis, Baird estimated that the public market valuation of the Lawsuit is approximately $3.00 to $6.00 per share or $25.9 million to $51.7 million in the aggregate. Baird noted that the price of Alliance Bancorp Common Stock, when adjusted to eliminate the estimated upper-range valuation of the Lawsuit, is below peer group median price to earnings (13.1x versus 17.2x) and below peer group price to book (127.3% versus 191.0%). Baird has not conducted an independent evaluation of the Lawsuit and did not opine as to the merits of, or ultimate recovery from, the Lawsuit.

     Pro Forma Merger Analysis. Baird prepared a pro forma analysis of the financial impact of the Merger. Using earnings estimates for Southwest Bancshares (prepared by Southwest Bancshares management) and Alliance Bancorp (prepared by Alliance Bancorp management), Baird compared Alliance Bancorp's earnings per share and book value on a stand alone basis to the earnings per

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share of common stock and book value of the combined companies on a pro forma basis. In conducting this analysis, Baird assumed certain effects of the Merger would be realized as estimated by Southwest Bancshares and Alliance Bancorp management, including cost savings, operating synergies, transaction and severance costs and tax effects resulting from the Merger. This analysis indicated that the Merger would be accretive to Alliance Bancorp's pro forma earnings per share in calendar year 1998 and would be dilutive to Alliance Bancorp's pro forma book value.

     Contribution Analysis. Baird analyzed Southwest Bancshares and Alliance Bancorp's relative contribution to the Combined Company resulting from the Merger with respect to assets, deposits, historical income, market capitalization and tangible equity. As a result of the Merger, and assuming an exchange ratio of 1.1981, Alliance Bancorp's stockholders will own approximately 71.4% of the outstanding Alliance Bancorp Common Stock, which compares to Southwest Bancshares' contribution of 21.5% of assets, 21.6% of deposits, 24.1% of historical income 24.2% of market capitalization and 25.0% of tangible equity.

     In conducting its analysis, Baird also reviewed the historical trading prices and volume of Southwest Bancshares Common Stock and Alliance Bancorp Common Stock on a daily basis from December 10, 1996 to December 12, 1997.

     In connection with its written opinion dated May ___, 1998, Baird confirmed the appropriateness of its reliance on the analyses used to render its opinion dated December 16, 1997, by performing procedures to update certain of its analyses and by reviewing the assumptions on which such analyses were based and the factors considered therewith.

     The foregoing summary, does not purport to be a complete description of the analyses performed by Baird. The preparation of a fairness opinion is a complete process and is not susceptible to partial analysis or a summary description. Baird believes that its analyses must be considered as a whole and that selecting portions of such analyses without considering all factors and analyses would create an incomplete view of the processes underlying its opinion. In its analyses, Baird relied upon numerous assumptions made by senior management of Southwest Bancshares and Alliance Bancorp with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond the control of Southwest Bancshares or Alliance Bancorp. Analyses based upon forecasts of future results are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such analyses. No company or transaction used as a comparison in the analyses is identical to Southwest Bancshares or Alliance Bancorp or to the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgements concerning financial and operating characteristics of the companies and other factors that could affect the public trading volume of the companies to which Southwest Bancshares and Alliance Bancorp and the Merger are being compared. Additionally, any estimates included in Baird's analyses do not purport to be appraisals and are not necessarily reflective of the prices at which businesses actually may be sold. Because such estimates are inherently subject to uncertainty, Baird does not assume responsibility for their accuracy.

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

     Baird, as part of its investment banking business, is engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. Southwest Bancshares retained Baird because of its experience and expertise in the valuation of
business and their securities in connection with mergers and acquisitions.   In
the ordinary course of business, Baird may from time to time trade equity securities of Southwest Bancshares and Alliance Bancorp for its own account and for accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

     Compensation. Pursuant to an engagement letter dated October 1, 1997 between Southwest Bancshares and Baird, Baird has earned a retainer fee of $40,000, a fee of $100,000 for the rendering of its Opinion dated December 16, 1997 and a fee of $50,000 for the rendering of its opinion dated May ____, 1998. In addition, upon consummation of the Merger, Baird will receive a fee equal to
0.75 percent of the value of the total consideration payable in the Merger up to $50 million plus 0.50 percent of the value of the total consideration in excess thereof. Such fee is contingent upon consummation of the Merger. Southwest Bancshares also agreed to reimburse Baird for its expenses of legal counsel. Southwest Bancshares has also agreed to indemnify Baird, its affiliates and their respective directors, officers, employees, agents and controlling persons against certain liabilities relating to or arising out of its engagement, including liabilities under the federal securities laws. Baird has provided certain investment banking and advisory services to Southwest Bancshares and Alliance Bancorp from time to time, for which it has received customary compensation, including acting as financial advisor to Hinsdale Financial Corporation (a predecessor-in-interest to Alliance Bancorp) in its business combination with Liberty Bancorp, Inc. in 1996.

EFFECTIVE DATE AND CLOSING DATE

     The Merger shall become effective at the time and on the date of the filing of a certificate of merger with the Secretary of State of Delaware (the "Effective Date"). Such filing will occur only after the receipt of all requisite regulatory approvals, the approval of the Merger Agreement by the requisite vote of Alliance Bancorp's and Southwest Bancshares' respective stockholders and the satisfaction or waiver of all other conditions to the Merger. The closing of the Merger shall occur within 30 days after the satisfaction or waiver of all conditions and obligations precedent of Alliance Bancorp and Southwest Bancshares to consummate the Merger, or at another time agreed to by Alliance Bancorp and Southwest Bancshares (the "Closing Date").

NO APPRAISAL RIGHTS

     Stockholders of Alliance Bancorp and Southwest Bancshares will have no appraisal rights under the DGCL in connection with the Merger.

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FRACTIONAL SHARES

     No certificates or scrip representing fractional shares of Alliance Bancorp Common Stock will be issued upon the surrender for exchange of certificates representing Southwest Bancshares Common Stock, no dividend or distribution of Alliance Bancorp will relate to any fractional shares, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Alliance Bancorp. Each stockholder of Southwest Bancshares who would be entitled to a fractional share in the Merger will receive a cash payment (without interest) determined by multiplying (i) the Alliance Bancorp Market Value by (ii) the fractional share interest to which the holder would otherwise be entitled pursuant to the terms of the Merger Agreement.

EXCHANGE OF CERTIFICATES

     As soon as practicable after the Effective Date, an exchange agent designated by Alliance Bancorp and Southwest Bancshares (the "Exchange Agent") will deliver to each Southwest Bancshares holder of record of a certificate or certificates, which immediately prior to the Effective Date represented outstanding shares of Southwest Bancshares Common Stock (the "Certificates"), a transmittal letter and instructions to be used in surrendering Certificates in exchange for (i) certificates representing the number of shares of Alliance Bancorp Common Stock into which their shares of Southwest Bancshares Common Stock were converted pursuant to the Merger Agreement, and (ii) a check representing the amount of cash in lieu of fractional shares, if any, which such stockholder has the right to receive in respect of the Certificates surrendered in connection with the Merger. No interest will be paid or accrued on the cash in lieu of fractional shares payable to holders of Southwest Bancshares Common Stock.

     SOUTHWEST BANCSHARES STOCKHOLDERS SHOULD NOT FORWARD THEIR SOUTHWEST BANCSHARES STOCK CERTIFICATES UNTIL THEY RECEIVE THE TRANSMITTAL LETTER AND INSTRUCTIONS.

     Until such surrender and subject to the effect, if any, of applicable law, the Certificates will as of the Effective Date represent ownership of the number of shares of Alliance Bancorp Common Stock into which such shares were converted in the Merger, and the holders will be entitled to all rights and privileges of holders of Alliance Bancorp Common Stock, except that holders of Certificates will not be entitled to receive dividends or any other distributions declared by Alliance Bancorp until the Certificates are so surrendered. Following surrender of the Certificates in accordance with the terms of the Merger Agreement, the holders of newly issued Alliance Bancorp Certificates will be paid, without interest, any dividends or other distributions with respect to the shares of Alliance Bancorp Common Stock the record date for which is after the Effective Date (less any taxes that may have been imposed thereon).

     Any Certificate representing shares of Alliance Bancorp Common Stock to be issued in a name other than that in which the Certificate is registered must be properly endorsed and otherwise

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

in proper form for transfer, and the holder requesting such exchange must pay to the Exchange Agent in advance any transfer or other taxes in connection therewith.

     In the event any Certificate has been lost, stolen or destroyed, upon the mailing of an affidavit of that fact by the holder of such Certificate and the posting of any bond required by Alliance Bancorp or the Exchange Agent, Alliance Bancorp or the Exchange Agent will issue for such lost, stolen or destroyed Certificate, the shares of Alliance Bancorp Common Stock and deliver cash due to the holder of such Certificate under the terms of the Merger Agreement.

     After the Effective Date, there will be no further transfers on the records of Southwest Bancshares of the Certificates, and, if such Certificates are presented to Alliance Bancorp for transfer, they will be canceled against delivery of certificates for Alliance Bancorp Common Stock.

     After the Effective Date, holders of unsurrendered Certificates shall be entitled to vote at any meeting of Alliance Bancorp stockholders at which holders of Alliance Bancorp Common Stock are eligible to vote, regardless of whether such holders have exchanged their Certificates.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Set forth below are descriptions of interests of directors and executive officers of Southwest Bancshares and Alliance Bancorp in the Merger in addition to their interests as stockholders of Southwest Bancshares and Alliance Bancorp generally. The respective Southwest Bancshares and Alliance Bancorp Boards were aware of these interests and considered them in approving the Merger Agreement and the transactions contemplated thereby.

     Employment Agreement. The existing employment agreements and/or special termination agreements ("Employment Agreements") that Southwest Bancshares has entered into with its officers and employees will be honored by Alliance Bancorp and Liberty Federal Bank, subject to any adjustment in title as contemplated in the Merger Agreement. Unless otherwise agreed to in writing by the affected officer and employee, the consummation of the transactions contemplated constitute a change in control under the employment agreement entered into by Southwest Bancshares. In accordance with the Merger, Richard E. Webber, President of Southwest Bancshares and Southwest Federal, will terminate employment. Accordingly, under his employment agreement ("Agreement"), he will be entitled to receive as a severance benefit an amount equal to one (1) times the immediately preceding year's Base Salary plus the compensation that he would have been entitled to receive for the remaining term of the Agreement, payable at his election, in a lump sum or during a 36 month period immediately following his termination. In addition, Mr. Webber will be entitled to continued life, medical, dental and disability coverage for 36 months following his termination of employment. Under the Agreement, Mr. Webber will be entitled to a severance payment of $1.3 million, excluding the payment of life, medical, dental and disability coverage.

     Consulting Agreement. At the Effective Date, Alliance Bancorp will enter into a consulting agreement with Richard E. Webber, President of Southwest Bancshares and Southwest Federal. The

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

consulting agreement provides for a three (3) year term, and is terminable by either party on 60 days written notice. For his consulting services, Mr. Webber will be paid $125,000 per year and receive a company car and reimbursement of out-of-pocket expenses. In addition, Mr. Webber will be provided with a secretary and an office on the Bank's premises.

     Indemnification; Insurance. Pursuant to the Merger Agreement, Alliance Bancorp has agreed that from and after the Effective Date through the sixth anniversary thereof, it will indemnify, defend and hold harmless each present and former officer or director of Southwest Bancshares and its Subsidiaries (as defined in the Merger Agreement) (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including reasonable attorney's fees and expenses), liabilities, judgments and amounts that are paid in settlement (with the approval of Alliance Bancorp, which approval shall not be unreasonably withheld) of or in connection with any threatened or actual claim, action, suit, proceeding or investigation (each a "Claim"), based in whole or in part on, or arising in whole or in part out of, the fact that such person is or was a director or officer of Southwest Bancshares or any of its Subsidiaries, regardless of whether such Claim is asserted or arises before or after the Closing Date to the fullest extent to which directors and officers of Southwest Bancshares are entitled under the DGCL, Southwest Bancshares Certificate of Incorporation and Bylaws, or other applicable law in effect on the date of the Merger Agreement (and Alliance Bancorp will pay expenses in advance of the final disposition of any such action or proceeding to the fullest extent permitted to a Delaware corporation or under the DGCL or Southwest Bancshares certificate of incorporation and bylaws provided that the person to whom such expenses are advanced agrees to repay such expenses if it is ultimately determined that such person is not entitled to indemnification.)

     Alliance Bancorp has further agreed, to use its best efforts for a period of six years after the Effective Date, to cause the persons serving as officers and directors of Southwest Bancshares immediately prior to the Effective Date to continue to be covered by Southwest Bancshares' current directors' and officers' liability insurance policy (provided that Alliance Bancorp may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Date which were committed by such officers and directors in their capacity as such.

     Supplemental Executive Retirement Plan. In 1988, Southwest Federal entered into a Supplemental Executive Retirement Plan (the "SERP") with Mr. Webber. The officer becomes vested at a rate equal to 10% for each year of service, but becomes fully vested upon death, disability or attainment of normal retirement age. The SERP is an unfunded plan; however Southwest Federal intends to use a portion of the cash surrender value of the key employee life insurance policy purchased by Southwest Federal to provide payment to Mr. Webber, with retirement or death benefits payable beginning at his retirement or death with fixed payments for fifteens years. In the event Mr. Webber terminates employment prior to retirement, limited benefits will be paid to him. In 1994, Southwest Federal contributed $486,938 for the payment of the premiums on the policy and no further payments are required. Southwest Federal is both the owner and the beneficiary of such

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policy. Pursuant to the terms of the Merger Agreement, Alliance Bancorp will maintain the SERP, and will provide Mr. Webber with full benefits thereunder.

     Board Membership. Upon consummation of the Merger, Richard E. Webber, the President and Chief Financial Officer of Southwest Bancshares, shall be appointed to Alliance Bancorp's Board of Directors immediately following the Effective Date. Mr. Webber will be elected to a class of directors providing for no less than a two year term following the Effective Date. In addition, Mr. Webber will be included in the list of nominees for director for which Alliance Bancorp solicits proxies at the annual meeting of shareholders following the Merger. In the event Mr. Webber is unable to serve as a member of the Board of Directors of Alliance Bancorp, a substitute nominee shall be appointed by Mr. Webber, subject to the approval of Alliance Bancorp.

     Advisory Board. At the Effective Date, Liberty Federal will establish an advisory board of directors comprised of the following members of Southwest Federal's Board of Directors: Lawrence M. Cox, James W. Gee, Sr, Joseph Herbert, Robert E. Lawler, Frank J. Muriello, Albert Rodrigues, and Richard E. Webber. The advisory board shall meet at least quarterly. Each member will receive an annual retainer of $4,500, and a fee of $375 per meeting, with the Chairman receiving a fee of $575 per meeting.

EFFECT ON EMPLOYEES AND EMPLOYEE BENEFIT PLANS OF SOUTHWEST BANCSHARES AND ALLIANCE BANCORP

     Following the Merger, any former employees of Southwest Bancshares whose employment is terminated, other than for cause, shall be provided with severance benefits in accordance with the Liberty Federal severance plan in effect on the date of execution of the Merger Agreement.

     Employee Benefit Plans. To the extent permitted by applicable law, the employee pension and welfare benefit plans (collectively, "Benefit Plans") of Southwest Federal will continue to be maintained separately or consolidated, at the election of Alliance Bancorp. In the event of consolidation or termination of any or all of Southwest Federal Benefit Plans, Southwest Federal employees who continue to work for Alliance Bancorp or Liberty Federal ("Continuing Employees") will receive credit for service under any Alliance Bancorp benefit plan in which such Continuing Employee would be eligible to enroll for purposes of eligibility and vesting but not for benefit accrual purposes.

     Liberty Federal will make health coverage available to Continuing Employees on the same basis as is provided to other employees of Liberty Federal. In the event of termination or consolidation of any Southwest Bancshares health plan with any Liberty Federal health plan, full time Continuing Employees who were eligible for continued coverage under the terminated or consolidated plan will have immediate coverage of any pre-existing condition. Southwest Bancshares employees whose employment has been terminated, and their qualified beneficiaries, or Continuing Employees who do not satisfy the requirements for coverage under the Liberty Federal health plans will have the right to continued health care coverage provided by law.

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REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains customary representations and warranties relating to, among other things: (a) the corporate organization of the parties;
(b) the capital structures of the parties; (c) the due authorization, execution, delivery, performance and enforceability of the Merger Agreement; (d) consents or approvals of regulatory authorities or third parties necessary to complete the Merger; (e) the consistency of financial statements with generally accepted accounting principles and, where appropriate, applicable regulatory accounting principles; (f) the absence of material adverse effects since September 30, 1997, in the consolidated assets, business, financial condition or results of operations of the parties; (g) the filing of tax returns and payment of taxes;
(h) the absence of undisclosed material pending or threatened litigation; (i) compliance with applicable laws and regulations; (j) retirement and other employee plans and matters relating to the Employee Retirement Income Security Act of 1974 ("ERISA"); (k) the quality of title to assets and properties; (1) the maintenance of adequate insurance; (m) the absence of undisclosed brokers' or finders' fees; (n) the absence of material environmental violations, actions or liabilities; (o) the consistency of the allowance for loan losses with generally accepted accounting principles and all applicable regulatory criteria;
(p) the accuracy of information supplied by the parties in connection with this Joint Proxy Statement/Prospectus and all applications filed with regulatory authorities for approval of the Merger; and (q) documents filed with the Commission and the accuracy of information contained therein.

     The Merger Agreement also contains other representations and warranties by Southwest Bancshares relating to, among other things, certain contracts relating to employment, consulting and benefits matters, and transactions with affiliates.

CONDITIONS TO THE MERGER

     The obligations of Alliance Bancorp and Southwest Bancshares to consummate the Merger are subject to the satisfaction or mutual waiver at or prior to the Effective Date of the following conditions, among others: (a) the taking of all required corporate action; (b) the receipt of all required approvals of the Merger by regulatory authorities without the imposition of unduly burdensome conditions and the expiration or termination of all notice and waiting periods required thereunder; (c) that there is no order in effect that enjoins or prohibits consummation of the Merger; (d) that since September 30, 1997, there shall not have occurred any "material adverse effect" (as defined in the Merger Agreement) on the assets, financial condition or results of operations of Alliance Bancorp or Southwest Bancshares; (e) the receipt of opinions of counsel in form and substance reasonably satisfactory to Alliance Bancorp and Southwest Bancshares; (f) all required approvals by state securities authorities with respect to the transactions contemplated by the Merger Agreement, shall have been obtained; (g) the receipt of an opinion of Luse Lehman Gorman Pomerenk & Schick, P.C. that, among other things, the Merger will be treated for federal income tax purposes as a "reorganization" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code") (see "Certain federal Income Tax Consequences") herein; (h) the approval of

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

the Merger Agreement by the stockholders of Alliance Bancorp and Southwest Bancshares; (i) the receipt by Southwest Bancshares of a written opinion from its financial advisor to the effect that the consideration to be received by stockholders of Southwest Bancshares pursuant to the Merger Agreement is fair, from a financial point of view, to such stockholders, and the receipt by Alliance Bancorp of a written opinion from its financial advisor to the effect that the Merger is fair to Alliance Bancorp stockholders; and (j) the shares of Alliance Bancorp Common Stock which shall be issued to the stockholders of Southwest Bancshares upon consummation of the Merger shall have been authorized for listing on the Nasdaq National Market System.

     The obligations of Alliance Bancorp under the Merger Agreement shall be subject to satisfaction of each of the following additional conditions: (a) the receipt of (i) an opinion from Alliance Bancorp's independent auditor to the effect that the merger will be treated as a "pooling of interests," as defined by generally accepted accounting principles, for financial accounting purposes and (ii) a letter, in a form satisfactory to Alliance Bancorp's independent auditor, from Southwest Bancshares' independent auditor representing that they are not aware of any transactions or of any events or circumstances that would preclude the Merger from being treated as a "pooling of interests" for financial accounting purposes; and (b) that the Merger shall not require Alliance Bancorp or Southwest Bancshares to distribute to depositors the liquidation account established by Southwest Bancshares in connection with its mutual-to-stock conversion.

     At any time prior to the Effective Date, the parties may waive compliance with any of the conditions set forth in the Agreement if such waiver is set forth in writing and is signed by a duly authorized officer on behalf of the waiving party.

     For additional information, see Article VI of the Merger Agreement attached hereto in Appendix I.

     There can be no assurance that the conditions to consummation of the Merger will be satisfied or waived. In the event the conditions to either party's obligations become impossible of satisfaction in any material respect, the other party may elect to terminate the Merger Agreement. See "Termination; Effect of Termination."

REGULATORY APPROVALS

     The Merger is subject to the approval of the OTS. On March 16, 1998, Alliance Bancorp filed an application for approval of the Merger with the OTS. Alliance Bancorp expects OTS approval of the Merger by mid-June, 1998.

     Under federal law, a period of 15 days must expire following approval by the OTS within which period the Department of Justice may file objections to the Merger under the federal antitrust laws. The parties do not expect that the Department of Justice will object to the Merger.

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

     It is a condition to the consummation of the Merger that all requisite regulatory approvals be obtained without any conditions that are in Alliance Bancorp's reasonable judgement unduly burdensome. Although not expected, no assurance can be given that OTS approval will not contain any such condition or restriction. See "-- Conditions to the Merger."

AMENDMENTS, EXTENSIONS AND WAIVERS

     Subject to applicable law, at any time prior to the consummation of the transactions contemplated by the Merger Agreement, the parties may: (a) amend the Merger Agreement; (b) extend the time for the performance of any of the obligations under the Merger Agreement; (c) waive any inaccuracies in the representations and warranties contained therein or in any document delivered pursuant thereto; or (d) waive compliance with any of the agreements or conditions contained in the Merger Agreement. The Merger Agreement may not be amended except by an instrument in writing authorized by the respective Boards of Directors and signed, by duly authorized officers, on behalf of the parties thereto. Any agreement to any extension or waiver must be set forth in writing and must be signed by a duly authorized officer.

TERMINATION; EFFECT OF TERMINATION

     The Merger Agreement may be terminated on or at any time prior to the Closing Date by the mutual written consent of the parties to the Merger Agreement. In addition, the Merger Agreement may be terminated by Alliance Bancorp or Southwest Bancshares: (i) if there is any breach of any representation, warranty, covenant or other obligation that results in a "material adverse effect" (as defined in the Merger Agreement) to the breaching party, and such breach is not remedied within 30 days after receipt of a written notice requesting that it be remedied; (ii) if the Closing Date shall not have occurred on or before September 30, 1998, unless the failure to close is due to the failure of the party seeking to terminate the Merger Agreement to perform or observe its agreements under the Merger Agreement; or (iii) if either party has been informed in writing by a regulatory authority whose approval or consent has been requested that such approval or consent is unlikely to be granted, unless the failure to receive such approval is due to the failure of the party seeking to terminate the Merger Agreement to perform or observe its agreements under the Merger Agreement; or (iv) by either Alliance Bancorp or Southwest Bancshares if any approval of the stockholders of Alliance Bancorp or Southwest Bancshares required for the consummation of the Merger shall not have been obtained.

     In addition, if the Alliance Bancorp Market Value is less than $19.875, then Alliance Bancorp shall have the right to terminate the Merger Agreement unless Southwest Bancshares provides written notice that it wants to proceed with the Merger, in which event the Exchange Ratio will be 1.3579.

     If the Merger Agreement is terminated it shall generally become void, and there shall be no further liability on the part of Alliance Bancorp or Southwest Bancshares to the other, except for any liability arising out of any willful breach of any provision of the Merger Agreement. In the event

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

of any termination of the Merger Agreement by a party based on certain breaches of a representation, warranty, or covenant, by the other party thereto, the breaching party shall pay to the non-breaching party all out-of-pocket costs and expenses, including, without limitation, reasonable legal, accounting and investment banking fees and expenses, incurred by the non-breaching party in connection with entering into the Merger Agreement and carrying out of any and all acts contemplated hereunder, plus a sum equal to $500,000; provided, however, that the Merger Agreement will not be construed to relieve or release a breaching party from any additional liabilities or damages arising out of its willful breach of any provision of the Merger Agreement.

COVENANTS PENDING CLOSING

     Pursuant to the Merger Agreement, Alliance Bancorp and Southwest Bancshares have each agreed to use their best efforts to preserve their business organizations intact, to maintain good relationships with employees and to preserve the goodwill of customers and others with whom business relationships exist. In addition, Southwest Bancshares has agreed to conduct its business and to engage in transactions only in the ordinary course of business, consistent with past practice, except as otherwise required by the Merger Agreement or with the written consent of Alliance Bancorp.

     In addition, Southwest Bancshares has agreed in the Merger Agreement that it may not, without the written consent of Alliance Bancorp, among other things:
(i) amend or change its Certificate of Incorporation or Bylaws; (ii) change the number of authorized or issued shares of its capital stock or issue or grant any option or similar right relating to its capital stock or split, combine or reclassify any shares of capital stock, or declare or pay any dividend or other distribution in respect of capital stock (other than the quarterly cash dividend of $.20 per share), or redeem or otherwise acquire any shares of capital stock, except for shares of Southwest Bancshares Common Stock that may be issued upon the exercise of options identified in the Merger Agreement as outstanding as of the date of the Merger Agreement; (iii) except pursuant to the arrangements identified in the Merger Agreement, grant any severance or termination pay to, or enter into any new or amend any existing employment agreement with, or increase the compensation of (except for normal increases in the ordinary course of business consistent with past practice), any employee, officer or director of Southwest Bancshares; (iv) engage in any merger, acquisition or similar transaction; (v) sell or dispose of any capital stock or assets other than in the ordinary course of business; (vi) take any action which would result in any of its representations and warranties becoming untrue as of a later date; (vii) change any accounting practices; (viii) waive, grant or transfer any material rights of value or materially modify or change any existing material agreement or indebtedness other than in the ordinary course of business, consistent with past practice; (ix) implement any new employee plan, or materially amend any existing plan except to the extent such amendments do not result in an increase in cost, or contribute to any employee benefit plan other than in amounts and in a manner consistent with past practice; (x) purchase any security for its investment portfolio not rated "A" or higher by either Standard & Poor's Corporation or Moody's Investor Services, Inc.; (xi) fail to review with a representative of Alliance Bancorp proposed loans or commitments, other than one- to four-family residential real estate loans, in excess of $1.0 million, or any renewal or modification of any existing loan or commitment outstanding in excess of $1.0

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

million; (xii) except as set forth in the Merger Agreement, enter into or modify any other transaction with any affiliate; (xiii) enter into any interest rate swap or similar arrangement; (xiv) except for the execution of the Merger Agreement, take any action that would give rise to a right of payment to any individual under any employment agreement; (xv) intentionally and knowingly take any action that would preclude satisfaction of the condition to closing contained in the Merger Agreement relating to the financial accounting treatment of the Merger; (xvi) change its material banking policies in any material respect except as may be required by changes in applicable law or regulations or in response to examination comments by a regulatory authority; or (xvii) enter into any new joint venture or partnership agreement or any new land acquisition or real estate development project, or increase the amount of credit that Southwest Bancshares or any of its subsidiaries is committed to extend to any joint venture or partnership in connection with land acquisition or real estate development activities.

     Under the Merger Agreement, unless provided for in a business plan or similar document, it shall not be considered in the ordinary course of business for Southwest Bancshares to do any of the following: (i) make any capital expenditure of $50,000 or more not disclosed in the Merger Agreement, without the prior written consent of Alliance Bancorp; (ii) except as set forth in the Merger Agreement, make any disposition of any assets having a book or market value in excess of $1.0 million, other than certain transactions made in the ordinary course of business; or (iii) enter into any commitment, other than in the normal course of business, involving a payment by Southwest Bancshares of more than $50,000 annually, or containing a material financial commitment and extending beyond 12 months from the date of the Merger Agreement.

NO SOLICITATION OF BIDS

     The Merger Agreement required Southwest Bancshares to terminate any discussions or negotiations with any parties with respect to any Acquisition Proposal, as defined in the Merger Agreement. The Merger Agreement also requires Southwest Bancshares to use all reasonable efforts to cause its directors, officers, employees, agents and representatives not to solicit any inquiries or offers with respect to an acquisition proposal, or engage in any discussions or negotiations with any person relating to an acquisition proposal.

EXPENSES

     All expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby are to be paid by the party incurring such expenses, except that Alliance Bancorp and Southwest Bancshares shall bear equally all printing and mailing expenses associated with this Joint Proxy Statement/Prospectus.

     In the event of any termination of the Merger Agreement by a party based on certain breaches of a representation, warranty, or covenant, by the other party thereto, the breaching party shall pay to the non-breaching party all out-of-pocket costs and expenses, including, without limitation,

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

reasonable legal, accounting and investment banking fees and expenses, incurred by the non-breaching party in connection with entering into the Merger Agreement and carrying out of any and all acts contemplated thereunder, plus a sum equal to $500,000.

ACCOUNTING TREATMENT

     The Merger is expected to qualify as a "pooling of interests" for accounting and financial reporting purposes. Under this method of accounting, the recorded assets and liabilities of Alliance Bancorp and Southwest Bancshares will be carried forward to the combined corporation at their recorded amounts; earnings of the combined corporation will include earnings of both Alliance Bancorp and Southwest Bancshares for the entire fiscal year of Alliance Bancorp in which the Merger occurs; and the reported earnings of the separate corporations for prior periods will be combined and restated as earnings of the combined corporation. Expenses incurred in connection with the Merger will constitute expenses for the accounting periods to which such expenses relate. The receipt of a letter from Alliance Bancorp's independent auditors confirming that the Merger will qualify for "pooling of interests" accounting is a condition to Alliance Bancorp's obligation to complete the Merger. In order for the Merger to be accounted for as a "pooling of interests" under generally accepted accounting principles, it is anticipated that Southwest Bancshares will sell to a nonaffiliated third party or parties prior to the Effective Date of the Merger approximately 53,000 shares of Southwest Bancshares Common Stock presently held as treasury shares in one or more privately negotiated transactions.

RESALES OF ALLIANCE BANCORP COMMON STOCK BY AFFILIATES

     The shares of Alliance Bancorp Common Stock to be issued in the Merger will be registered under the Securities Act and will be freely transferable under the Securities Act, except for shares issued to any stockholder who may be deemed to be an "affiliate" of Alliance Bancorp or Southwest Bancshares for purposes of Rule 145 under the Securities Act. Affiliates of Alliance Bancorp or Southwest Bancshares may not sell their shares of Alliance Bancorp Common Stock acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act. Persons who may be deemed to be affiliates of Alliance Bancorp or Southwest Bancshares generally include individuals or entities that control, are controlled by or are under common control with Alliance Bancorp or Southwest Bancshares, and may include certain officers and directors of Alliance Bancorp and Southwest Bancshares as well as certain principal stockholders of Alliance Bancorp and Southwest Bancshares.

     In addition, each director and senior executive officer of Southwest Bancshares and their affiliates has entered into an Affiliate Agreement with Alliance Bancorp providing that, as an affiliate, he or she will not transfer any Alliance Bancorp Common Stock received in the Merger except in compliance with the Securities Act and pursuant to the terms of his or her Affiliate Agreement, and will make no dispositions of any Alliance Bancorp Common Stock or Southwest Bancshares Common Stock (or any interest therein) during the period commencing 30 days prior to

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

the Effective Date through the date on which financial results covering at least 30 days of combined operations of Alliance Bancorp and Southwest Bancshares after the Merger have been made public. This Joint Proxy Statement/Prospectus does not cover resales of Alliance Bancorp Common Stock received by any person who may be deemed an affiliate of Southwest Bancshares or Alliance Bancorp.

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     Set forth below is a discussion of federal income tax consequences of the Merger to Alliance Bancorp, Alliance Bancorp stockholders, Southwest Bancshares and Southwest Bancshares stockholders who are citizens or residents of the United States. THE FOLLOWING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR LISTING OF ALL POTENTIAL TAX EFFECTS RELEVANT TO A DECISION WHETHER TO VOTE IN FAVOR OF APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. FURTHER, THE DISCUSSION DOES NOT ADDRESS THE TAX CONSEQUENCES THAT MAY BE RELEVANT TO A PARTICULAR ALLIANCE BANCORP OR SOUTHWEST BANCSHARES STOCKHOLDER SUBJECT TO SPECIAL TREATMENT UNDER CERTAIN FEDERAL INCOME TAX LAWS, SUCH AS DEALERS IN SECURITIES, BANKS, INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS, NON-UNITED STATES PERSONS AND STOCKHOLDERS WHO ACQUIRED THEIR SHARES AS COMPENSATION, NOR ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCALITY OR FOREIGN JURISDICTION. THE DISCUSSION IS BASED UPON THE CODE, TREASURY REGULATIONS THEREUNDER AND ADMINISTRATIVE RULINGS AND COURT DECISIONS AS OF THE DATE HEREOF. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE, AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION.

     HOLDERS OF SOUTHWEST BANCSHARES COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISERS AS TO THE PARTICULAR EFFECT OF THEIR OWN PARTICULAR FACTS AND CIRCUMSTANCES ON THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO THEM, AND ALSO AS TO THE EFFECT OF ANY STATE, LOCAL, FOREIGN AND OTHER FEDERAL TAX LAWS. Under current federal income tax law, and based upon assumptions and representations to be made by Alliance Bancorp and Southwest Bancshares, and assuming that the Merger and the Bank Merger are each consummated in the manner set forth in the Merger Agreement, it is anticipated that the following federal income tax consequences would result:

     (i) the Merger and the Bank Merger will each qualify as a reorganization under Section 368(a) of the Code;

     (ii) no gain or loss will be recognized by Alliance Bancorp, Liberty Federal, Alliance Bancorp stockholders, Southwest Bancshares or Southwest Federal as a result of the Company Merger or the Bank Merger;

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

     (iii) no gain or loss will be recognized by any Southwest Bancshares stockholder upon the exchange of Southwest Bancshares Common Stock solely for Alliance Bancorp Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Alliance Bancorp Common Stock, if any, as discussed below);

      (iv) the aggregate tax basis of the Alliance Bancorp Common Stock received by each stockholder of Southwest Bancshares who exchanges Southwest Bancshares Common Stock for Alliance Bancorp Common Stock in the Merger will be the same as the aggregate tax basis of the Southwest Bancshares Common Stock surrendered in exchange therefor (subject to any adjustments required as the result of receipt of cash in lieu of a fractional share interest in Alliance Bancorp Common Stock);

      (v) the holding period of the shares of Alliance Bancorp Common Stock received by a Southwest Bancshares stockholder in the Merger will include the holding period of the Southwest Bancshares Common Stock surrendered in exchange therefor, provided that such shares of Southwest Bancshares Common Stock were held as a capital asset by such stockholder at the Effective Date; and

      (vi) cash received in the Merger by a Southwest Bancshares stockholder in lieu of a fractional share interest of Alliance Bancorp Common Stock will be treated as having been received as a distribution in full payment in exchange for the fractional share interest of Alliance Bancorp Common Stock which such stockholder would otherwise be entitled to receive, and will qualify as capital gain or loss (assuming the Southwest Bancshares Common Stock surrendered in exchange therefor was held as a capital asset by such stockholder at the Effective Date).

     Based upon representations to be made by Alliance Bancorp and Southwest Bancshares as of the Effective Date, Luse Lehman Gorman Pomerenk & Schick will render an opinion, dated as of the Effective Date, to both Alliance Bancorp and Southwest Bancshares that the Merger and the Bank Merger will each qualify as a reorganization under the Code with the consequences set forth above. The opinion also would be subject to the assumptions that the Merger and the Bank Merger are consummated in the manner and in accordance with the terms of the Merger Agreement, that the Merger will qualify as a merger under the applicable laws of Delaware and that the Bank Merger will qualify as a merger under applicable feder al law. The opinion would be based entirely upon the Code, regulations then in effect or proposed thereunder, then-current administrative rulings and practice and judicial authority, all of which would be subject to change, possibly with retroactive effect. Subject to waiver by both Alliance Bancorp and Southwest Bancshares, which waiver is not expected to be made, consummation of the Merger is conditioned upon the receipt by Alliance Bancorp and Southwest Bancshares of the opinion of Luse Lehman Gorman Pomerenk & Schick. See "-- Conditions to the Merger."

     No ruling has been or will be requested from the Internal Revenue Service ("IRS"), including any ruling as to federal income tax consequences of the Merger to Alliance Bancorp, Southwest Bancshares or Southwest Bancshares stockholders. Unlike a ruling from the IRS, the opinions of counsel are not binding on the IRS. There can be no assurance that the IRS will not take a position contrary to the positions reflected in such opinions or that such opinions would be upheld by the courts if challenged.

NASDAQ LISTING

     Both Alliance Bancorp Common Stock and Southwest Bancshares Common Stock currently are quoted on the Nasdaq National Market. It is a condition to consummation of the Merger that the Alliance Bancorp Common Stock to be issued to the stockholders of Southwest Bancshares pursuant to the Merger Agreement will be quoted on the Nasdaq National Market. See "-- Conditions to the Merger."

                  MANAGEMENT AND OPERATIONS AFTER THE MERGER

     Upon consummation of the Merger, Richard E. Webber, the President and Chief Financial Officer of Southwest Bancshares, shall be appointed to Alliance Bancorp's Board of Directors. Mr. Webber will be elected to a class of directors providing for no less than a two year term following the Effective Date. In the event Mr. Webber is unable to serve as a member of the Board of Directors of Alliance Bancorp, a substitute nominee shall be appointed, subject to the approval of Alliance Bancorp. Subject to the foregoing the directors and executive officers of Alliance Bancorp prior to the Effective Date will continue to serve in their respective capacities following the Effective Date.

     At the Effective Date, Liberty Federal will establish an advisory board of directors comprised of the following members of Southwest Federal's Board of
Directors: Lawrence M. Cox, James W. Gee, Sr., Joseph Herbert, Robert E. Lawler, Frank J. Muriello, Albert Rodrigues, and Richard E. Webber. The advisory board shall meet at least quarterly.

     Alliance Bancorp presently intends to continue to operate all Southwest Federal offices as branches of Liberty Federal, although there can be no assurance that Alliance Bancorp may not make a different determination in the future.

                         CERTAIN RELATED TRANSACTIONS

STOCK OPTION AGREEMENTS

     The information in this Joint Proxy Statement/Prospectus concerning the terms of the Stock Option Agreement is qualified in its entirety by reference to the full text of the Stock Option Agreement which is attached hereto in Appendix I and incorporated by reference herein.

     General. As an inducement and a condition to entering into the Merger Agreement, Alliance Bancorp received a stock option to purchase shares of Southwest Bancshares' Common Stock representing up to 9.9% of the issued and outstanding shares of such common stock. The option may be exercised only upon the occurrence of an "Initial Triggering Event," such as a person commencing a tender offer for 25% or more of Southwest Bancshares' outstanding common stock, followed by a "Subsequent Triggering Event," such as a person acquiring 25% or more of Southwest Bancshares' common stock or the issuer, without the grantee's consent, entering into an agreement with an other person to enter into various forms of acquisition transactions. No triggering event has occurred as of the date hereof. Pursuant to the Stock Option Agreement, Southwest Bancshares granted to Alliance Bancorp an option to purchase up to 297,471 shares of Southwest Bancshares Common Stock at an exercise price of $25.50 per share, subject to the terms and conditions set forth therein. In addition, the Stock Option Agreement grants the holder of the option, upon the occurrence of a "Repurchase Event," the right to require the other party to repurchase for cash the option and any shares that may have been acquired thereunder.

     Effect of Stock Option Agreements. The Stock Option Agreement is intended to increase the likelihood that the Merger will be consummated in accordance with the terms of the Merger Agreement. Consequently, certain aspects of the Stock Option Agreement may have the effect of discouraging persons who might now or prior to the consummation of the Merger be interested in acquiring all of or a significant interest in Southwest Bancshares from considering or proposing such an acquisition, even if such persons were prepared to pay a higher price per share for the Southwest Bancshares Common Stock than the value per share contemplated by the Merger Agreement. The acquisition of the issuer or of a significant interest in the issuer, or an agreement to do either, could cause the Option to become exercisable. The existence of such Option could significantly increase the cost to a potential acquiror of acquiring the issuer compared to its cost had the Stock Option Agreement not been entered into. Such increased costs might discourage a potential acquiror from considering or proposing an acquisition or might result in a potential acquiror proposing to pay a lower per share price to acquire the issuer than it might otherwise have proposed to pay. The exercise of either Option or the Repurchase Right may prohibit any acquiror of the issuer from accounting for an acquisition of the issuer using the pooling of interests accounting method for a period of two years. This could discourage or preclude an acquisition of Southwest Bancshares.

     Terms of Stock Option Agreement. The following is a brief summary of certain provisions of the Stock Option Agreement, which is attached hereto in Appendix I. The following summary is qualified in its entirety by reference to the Stock Option Agreement. For purposes of this summary, the term "Issuer" refers to Southwest Bancshares, and the term "Grantee" refers to Alliance Bancorp.

     Pursuant to the Stock Option Agreement, the Option becomes exercisable in whole or in part at any time after the occurrence of both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined). An "Initial Triggering Event" will occur if (i) the Issuer, without receiving Grantee's prior consent, enters into an agreement with any person (other than Grantee) to effect (A) a merger, consolidation or similar transaction involving Issuer or any of its Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X promulgated by the SEC), (B) the purchase, lease or other acquisition of all or substantially all of the assets of Issuer or any of its Significant Subsidiaries, or (C) the purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of beneficial ownership of securities representing 25% or more of the voting power of Issuer or its Significant Subsidiaries (any of the foregoing being hereinafter referred to as an "Acquisition Transaction"; provided, however, that any internal merger or consolidation involving only Issuer and/or its subsidiaries will not be considered an Acquisition Transaction); (ii) any person (other than Grantee, a subsidiary of Grantee or a subsidiary of Issuer acting in a fiduciary capacity (each, an "Excluded Person")), alone or together with affiliates and associates, acquires beneficial ownership of, or the right to acquire beneficial ownership of, or any group is formed (other than a group of which an Excluded Person is a member) that beneficially owns, 25% or more of the then outstanding shares of Issuer Common Stock; (iii) any person (other than Grantee or a subsidiary of Grantee) makes a proposal to Issuer or its stockholders to (A) engage in an Acquisition Transaction or (B) commences a tender or exchange offer, the consummation of which would result in such person acquiring beneficial ownership of securities representing 25% or more of Issuer's voting power; (iv) the Board of Directors of Issuer fails to recommend to its stockholders the adoption of the Merger Agreement or withdraws, modifies or changes its recommendation in a manner adverse to Grantee; (v) the Issuer, following a proposal by a third party (other than an Excluded Person) to engage in an Acquisition Transaction, intentionally and knowingly breaches any representation, warranty, covenant or agreement contained in the Merger Agreement which entitles Grantee to terminate the Merger Agreement in accordance with its terms and which has not been cured prior to written notice to Issuer by Grantee of its intention to exercise the Option; or
(vi) any person (other than Grantee or a subsidiary of Grantee), without the prior consent of Grantee, files an application or notice with the OTS or other federal or state bank regulatory authority for approval to engage in an Acquisition Transaction, which application or notice has been accepted for processing.

     A "Subsequent Triggering Event" will occur if (i) any person, other than an Excluded Person, acquires beneficial ownership of 25% or more of the then outstanding shares of Issuer Common Stock or (ii) the Issuer, without receiving Grantee's prior consent, enters into an agreement with any person (other than Grantee) to effect an Acquisition Transaction.

     The Option expires upon the earliest to occur of (i) the Effective Date,
(ii) the termination of the Merger Agreement in accordance with its terms prior to the occurrence of an Initial Triggering Event or (iii) 12 months after termination of the Merger Agreement, if such termination follows or occurs at the same time as an Initial Triggering Event. Any purchase of shares pursuant to the Stock Option Agreement is subject to compliance with applicable law.

     The number and type of securities subject to the Option and the purchase price of such securities will be appropriately adjusted for any change in Issuer Common Stock by reason of a stock dividend, split-up, merger, recapitalization, combination, exchange of shares or similar transaction. The number of shares of Issuer Common Stock subject to the Option will also be adjusted in the event Issuer issues additional shares of its common stock such that the number of shares of Issuer Common Stock subject to the Option, together with shares previously purchased pursuant thereto, represents 9.9% of Issuer Common Stock then issued and outstanding, without giving effect to shares subject to or issued pursuant to the Option.

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

     In the event Issuer enters into any agreement to (i) consolidate with or merge into any person other than Grantee or one of its subsidiaries, such that the Issuer is not the surviving corporation, (ii) permit any person, other than Grantee or one of its subsidiaries, to merge into Issuer and Issuer is the surviving corporation, but, in connection with such merger, the then outstanding shares of Issuer Common Stock are changed into or exchanged for stock or other securities of any other person or cash or any other property, or the outstanding shares of Issuer Common Stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or (iii) sell or otherwise transfer all or substantially all of its assets to any person other than Grantee or one of its subsidiaries, then, and in each such case, the agreement governing the transaction must provide that, upon consummation of the transaction, the Option will be converted into or exchanged for an option (the "Substitute Option") to purchase securities (the "Substitute Common Stock") of either the acquiring person, a person that controls the acquiring person, Issuer (if Issuer is the surviving entity) or the transferee of all or substantially all of Issuer's assets, in all cases at the election of Grantee. In no event will the Substitute Option be exercisable for more than 9.9% of the Substitute Common Stock outstanding prior to the exercise of the Substitute Option.

     The Stock Option Agreement also provides the Grantee with certain registration rights with respect to shares of Issuer Common Stock acquired by Grantee upon exercise of the Option. These rights require that Issuer file up to two registration statements under the Securities Act if requested by Grantee at the time of and together with the written notice of exercise required under the Stock Option Agreements. The first of such registration statements will be at Issuer's expense, while the second will be at Grantee's expense.

     Repurchase Right. At the request of Grantee at any time commencing upon the first occurrence of a "Repurchase Event" and ending 12 months immediately thereafter, Issuer shall repurchase from Grantee (i) the Option and (ii) all shares of Issuer Common Stock purchased by Grantee pursuant hereto with respect
to which Grantee then has beneficial ownership.   Such repurchase shall be at an
aggregate price equal to the sum of:

     (i) the aggregate Option Price paid by Grantee for any shares of Issuer Common Stock acquired pursuant to the Option with respect to which Grantee then has beneficial ownership;

     (ii) the excess, if any, of (x) the Applicable Price (as defined below) for each share of Common Stock over (y) the Option Price (subject to adjustment), multiplied by the number of shares of Common Stock with respect to which the Option has not been exercised; and

     (iii) the excess, if any, of the Applicable Price over the Option Price (subject to adjustment) paid (or payable) by Grantee for each share of Common Stock with respect to which the Option has been exercised and with respect to which Grantee then has beneficial ownership, multiplied by the number of such shares.

     The term "Applicable Price" means the highest of (i) the highest price per share of Common Stock paid for any such share by the person or groups, (ii) the price per share of Common Stock received by Grantees of Common Stock in connection with any merger or other business combination transaction described in the Agreement, or (iii) the highest closing sales price per share of Issuer Common Stock quoted on the Nasdaq National Market System (or if Issuer Common Stock is not quoted on the Nasdaq National Market System, the highest bid price per share as quoted on the principal trading market or securities exchange on which such shares are traded as reported by a recognized source chosen by Grantee) during the 40 business days preceding the Request Date; provided, however, that in the event of a sale of less than all of Issuer's assets, the Applicable Price shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by Grantee, divided by the number of shares of Common Stock outstanding at the time of such sale.

     As a general matter, a "Repurchase Event" shall occur if (i) any person (other than Grantee or any subsidiary of Grantee) shall have acquired beneficial ownership of, or the right to acquire beneficial ownership of, or any "group" shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 50% or more of the then outstanding shares of Issuer Common Stock.

THE BANK MERGER AGREEMENT

     In connection with the Merger, Liberty Federal and Southwest Federal executed the Bank Merger Agreement on December 16, 1997. Pursuant to the Bank Merger Agreement, Southwest Federal will be merged with and into Liberty Federal following the Merger, and the resulting institution will operate under the name Liberty Federal Bank. The respective obligations of Liberty Federal and Southwest Federal to consummate the Bank Merger are conditioned upon the satisfaction or waiver by Alliance Bancorp and Southwest Bancshares of all conditions to consummation of the Merger set forth in the Merger Agreement and approval by the OTS. The Bank Merger Agreement will terminate automatically upon any termination of the Merger Agreement.

     This information is qualified in its entirety by reference to the full text of the Bank Merger Agreement which is included as Exhibit A to the Merger Agreement attached hereto in Appendix I.

                                 DESCRIPTION OF
                         ALLIANCE BANCORP CAPITAL STOCK

     The following description contains a summary of all of the material features of the capital stock of Alliance Bancorp but does not purport to be complete and is subject to and qualified in its entirety by reference to the Alliance Bancorp Certificate of Incorporation which is filed as an exhibit to the Registration Statement of which this Joint Proxy Statement/Prospectus is a part.

GENERAL

     The Alliance Bancorp Certificate of Incorporation authorizes the issuance by Alliance Bancorp of up to 12,500,000 shares of its capital stock consisting of 11,000,000 shares of Alliance Bancorp Common Stock (par value $.01 per share) and 1,500,000 shares of Alliance Bancorp Preferred Stock (par value $.01 per share). As of [MARCH 31], 1998, [8,024,293] shares of Alliance Bancorp Common Stock and no shares of Alliance Bancorp Preferred Stock were issued and outstanding. The Alliance Bancorp Common Stock is quoted on the Nasdaq National Market under the symbol "ABCL." See "Comparative Stock Prices and Dividend Information." The stock transfer agent and registrar for the Alliance Bancorp Common Stock is Harris Trust and Savings Bank.

     The Alliance Bancorp Board of Directors has approved a proposed amendment to the Alliance Bancorp Certificate of Incorporation which would increase the number of authorized shares of Alliance Bancorp Common Stock from 11,000,000 to 21,000,000. Upon consummation of the Merger, Alliance Bancorp anticipates that approximately [11,364,099] shares of Alliance Bancorp Common Stock and no shares of Alliance Bancorp Preferred Stock will be outstanding. The Alliance Bancorp Board believes that the authorization of additional shares of Alliance Bancorp Common Stock is advisable to provide Alliance Bancorp with the flexibility to take advantage of opportunities to issue such stock in order to obtain capital, as consideration for possible acquisitions, and for other purposes (including, without limitation, stock splits and stock dividends in appropriate circumstances). See "Amendments to Certificate of Incorporation of Alliance Bancorp."

COMMON STOCK

     Each share of the Alliance Bancorp Common Stock has the same relative rights and is identical in all respects with each other share of the Alliance Bancorp Common Stock. The Alliance Bancorp Common Stock represents non-withdrawable capital, is not of an insurable type and is not insured by the FDIC or any other government agency.

     Subject to any prior rights of the holders of any Alliance Bancorp Preferred Stock then outstanding, holders of the Alliance Bancorp Common Stock are entitled to receive such dividends as are declared by the Alliance Bancorp Board of Directors out of funds legally available therefor. Full voting rights are vested in the holders of Alliance Bancorp Common Stock, and except as indicated below, each share being entitled to one vote, subject to the rights of the holders of any Alliance Bancorp Preferred Stock then outstanding. In accordance with the provisions of the Alliance Bancorp Certificate of Incorporation, record holders of Alliance Bancorp Common Stock who beneficially own in excess of 10% of the outstanding shares of Common Stock (the "Alliance Bancorp Limit") are not entitled to any vote with respect to the shares held in excess of the Alliance Bancorp Limit. The Alliance Bancorp Certificate of Incorporation authorizes the Board of Directors (i) to make all determinations necessary to implement and apply the Alliance Bancorp Limit, including determining whether persons or entities are acting in concert, and (ii) to demand that any person who is reasonably believed to beneficially own stock in excess of the Alliance Bancorp Limit supply information to the Company to enable the Board of Directors to implement and apply the Alliance Bancorp Limit.

     The Alliance Bancorp Certificate of Incorporation authorizes the Alliance Bancorp Board of Directors to issue authorized shares of Alliance Bancorp Common Stock without stockholder approval. However, Alliance Bancorp Common Stock is included for quotation on the Nasdaq National Market which requires stockholder approval of the issuance of additional shares of Alliance Bancorp Common Stock under certain circumstances, including the issuance of Alliance Bancorp Common Stock pursuant to the Merger Agreement. Subject to any prior rights of the holders of any Alliance Bancorp Preferred Stock then outstanding, in the event of liquidation, dissolution or winding up of Alliance Bancorp, holders of shares of Alliance Bancorp Common Stock are entitled to receive pro rata, any assets distributable to stockholders in respect of shares held by them. Holders of shares of Alliance Bancorp Common Stock do not have any preemptive rights to subscribe for any additional securities which may be issued by Alliance Bancorp or cumulative voting rights. The outstanding shares of Alliance Bancorp Common Stock are fully paid and non-assessable.

     Certain provisions of the Alliance Bancorp Certificate of Incorporation may have the effect of delaying, deferring or preventing a change in control of Alliance Bancorp pursuant to an extraordinary corporate transaction involving Alliance Bancorp, including a merger, reorganization, tender offer, transfer of substantially all of its assets or a liquidation. See "Comparison of Rights of Stockholders of Alliance Bancorp and Southwest Bancshares, Inc."

PREFERRED STOCK

     The Alliance Bancorp Certificate of Incorporation authorizes the issuance by Alliance Bancorp of up to 1,500,000 shares of Alliance Bancorp Preferred Stock (par value $.01 per share), none of which was issued and outstanding as of [MARCH 31], 1998.

     The Alliance Bancorp Preferred Stock may be issued in one or more series at such time or times and for such consideration or considerations as the Alliance Bancorp Board of Directors may determine. The Alliance Bancorp Board of Directors is expressly authorized at any time, and from time to time, to provide for the issuance of Alliance Bancorp Preferred Stock with such voting and other powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the Alliance Bancorp Board of Directors resolution providing for the issuance thereof. The Alliance Bancorp Board of Directors is authorized to designate the series and the number of shares comprising such series, the dividend rate on the shares of such series, the redemption rights, if any, any purchase, retirement or sinking fund provisions, any conversion rights and any special voting rights. The ability of the Alliance Bancorp Board of Directors to issue Alliance Bancorp Preferred Stock without stockholder approval could make an acquisition by an unwanted suitor of a controlling interest in Alliance Bancorp more difficult, time-consuming or costly, or otherwise discourage an attempt to acquire control of Alliance Bancorp.

     Shares of Alliance Bancorp Preferred Stock redeemed or acquired by Alliance Bancorp may return to the status of authorized but unissued shares, without designation as to series, and may be reissued by the Alliance Bancorp Board of Directors.

CERTAIN PROVISIONS OF DELAWARE CORPORATE LAW AND ALLIANCE BANCORP'S CERTIFICATE OF INCORPORATION

     Alliance Bancorp's Certificate of Incorporation and Bylaws contain certain provisions which may have the effect of deterring or discouraging, among other things, a non-negotiated tender or exchange offer for Alliance Bancorp stock, a proxy contest for control of Alliance Bancorp, the assumption of control of Alliance Bancorp by a holder of a large block of Alliance Bancorp's stock and the removal of Alliance Bancorp's management. These provisions: (1) eliminate voting rights for Common Stock owned by any person in an amount in excess of 10% of the shares of Common Stock outstanding; (2) empower the Alliance Bancorp Board of Directors, without shareholder approval, to issue preferred stock the terms of which, including voting power, are set by the Alliance Bancorp Board of Directors; (3) divide the Alliance Bancorp Board of Directors into three classes serving staggered three-year terms; (4) restrict the ability of shareholders to call special meetings or remove directors; (5) require that shares with at least 80% of total voting power approve mergers and other similar transactions with a person or entity holding stock with more than 10% of Alliance Bancorp's voting power, if the transaction is not approved, in advance, by the Alliance Bancorp Board of Directors; (6) prohibit shareholders' actions without a meeting; (7) require that shares with at least 80%, or in certain instances a majority, of total voting power approve the repeal or amendment of Alliance Bancorp's Certificate of Incorporation; (8) eliminate cumulative voting in elections of directors; (9) require that shares with at least 80% of total voting power approve, repeal or amend Alliance Bancorp's Bylaws; (10) require advance notice of both nominations for the election of directors and the presentation of shareholder proposals at meetings of shareholders. The Certificate of Incorporation and Bylaws of Southwest Bancshares include substantially similar provisions.

     In addition, Section 203 of the Delaware General Corporation Law ("Section 203") generally provides that a "Person" (as defined therein) who owns 15% or more of the outstanding voting stock of a Delaware corporation (an "Interested Stockholder") may not consummate a merger or other business combination transaction with such corporation at any time during the three-year period following the date such "Person" became an Interested Stockholder. The term "business combination" is defined broadly to cover a wide range of corporate transactions including mergers, sales of assets, issuances of stock, transactions with subsidiaries and the receipt of disproportionate financial benefits.

     The statute exempts the following transactions from the requirements of
Section 203: (i) any business combination if, prior to the date a person became an Interested Stockholder, the Board of Directors approved either the business combination or the transaction which resulted in the shareholder becoming an Interested Stockholder; (ii) any business combination involving a person who acquired at least 85% of the outstanding voting stock in the transaction in which he or she became an Interested Stockholder, calculated without regard to those shares owned by the corporation's directors who are also officers or certain employee stock plans; (iii) any business combination with an Interested Stockholder that is approved by the Board of Directors and by a two-thirds vote of the outstanding voting stock not owned by the Interested Stockholder; and (iv) certain business combinations that are proposed after the corporation had received other acquisition proposals and which are approved or not opposed by a majority of certain continuing members of the Board of Directors. A corporation may exempt itself from the requirements of the statute by adopting an amendment to its Certificate of Incorporation or Bylaws electing not to be governed by
Section 203. At the present time, the Board of Directors of Alliance Bancorp does not intend to propose any such amendment.

    COMPARISON OF RIGHTS OF STOCKHOLDERS OF  ALLIANCE BANCORP AND SOUTHWEST
                                  BANCSHARES

     Upon the consummation of the Merger, holders of Southwest Bancshares Common Stock, whose rights are presently governed by Delaware law and Southwest Bancshares' Certificate of Incorporation and Bylaws (the "Southwest Bancshares Certificate" and "Southwest Bancshares Bylaws," respectively) and, indirectly, Southwest Federal's charter and bylaws, will become stockholders of Alliance Bancorp, also a Delaware corporation. The Alliance Bancorp Certificate of Incorporation and Bylaws are substantially identical to the Southwest Bancshares Certificate of Incorporation and Bylaws. Accordingly, there are no material differences in the rights of shareholders of Southwest Bancshares compared to the rights of stockholders of Alliance Bancorp.

                  AMENDMENT TO CERTIFICATE OF INCORPORATION OF
                                ALLIANCE BANCORP

GENERAL

     The Alliance Bancorp Board of Directors has approved a proposed amendment to the Alliance Bancorp Certificate of Incorporation to increase the number of authorized shares of Alliance Bancorp Common Stock, par value $.01 per share, from 11,000,000 to 21,000,000 (the "Certificate Amendment"). The affirmative vote of the holders of a majority of the outstanding shares of Alliance Bancorp Common Stock is required for approval and adoption of the Certificate Amendment.

     The following description of the Certificate Amendment is qualified in its entirety by reference to the full text thereof, which is attached as Appendix II to this Joint Proxy Statement/Prospectus and incorporated by reference herein. Stockholders are urged to read carefully the full text of the Certificate Amendment.

INCREASE IN AUTHORIZED SHARES OF CAPITAL STOCK

     General. Alliance Bancorp is currently authorized to issue 11,000,000 shares of Alliance Bancorp Common Stock. As of [MARCH 31], 1998, [8,024,293] shares of Alliance Bancorp Common Stock were issued and outstanding and [1,660,218] shares were reserved for issuance pursuant to the Alliance Bancorp stock option plans. Alliance Bancorp is also currently authorized to issue 1,500,000 shares of Alliance Bancorp Preferred Stock, none of which were outstanding as of [MARCH 31], 1998. The Alliance Bancorp Board of Directors has unanimously approved the proposed Certificate Amendment to the Alliance Bancorp Certificate of Incorporation which would increase the number of authorized shares of Alliance Bancorp Common Stock from 11,000,000 to 21,000,000.

     Purpose and Effects. The primary purpose of the Certificate Amendment is to allow for a sufficient number of authorized shares of Alliance Bancorp Common Stock to consummate the Merger and satisfy Alliance Bancorp's other obligations under the Merger Agreement. In addition, the Alliance Bancorp Board of Directors believes that the authorization of additional shares of Alliance Bancorp Common Stock is advisable to provide Alliance Bancorp with the flexibility to take advantage of opportunities to issue such stock in order to obtain capital, as consideration for possible acquisitions or for other purposes (including, without limitation, stock splits and stock dividends in appropriate circumstances). There are, at present, no plans, understandings, agreements or arrangements concerning the issuance of additional shares of Alliance Bancorp Common Stock or Alliance Bancorp Preferred Stock, except for the shares of Alliance Bancorp Common Stock to be issued: (i) pursuant to the Merger; (ii) upon the exercise of Alliance Bancorp stock options into which Southwest Bancshares Stock Options will be converted; and (iii) upon the exercise of Alliance Bancorp stock options currently outstanding or to be granted in the future. Assuming the issuance of the maximum number of shares Alliance Bancorp Common Stock pursuant to the obligations of Alliance Bancorp described in clauses (i) through (iii) above as of [MARCH 31], 1998, there would be [13,024,316] shares of Alliance Bancorp Common Stock issued and outstanding.

     Uncommitted authorized but unissued shares of Alliance Bancorp Common Stock and Alliance Bancorp Preferred Stock may be issued from time to time to such persons and for such consideration as the Alliance Bancorp Board of Directors may determine, and holders of the then-outstanding shares of Alliance Bancorp Common Stock or Alliance Bancorp Preferred Stock may or may not be given the opportunity to vote thereon, depending upon the nature of any such transactions, applicable law, the rules and policies of the Nasdaq National Market and the judgment of the Alliance Bancorp Board of Directors regarding the submission of such issuance to a vote of the Alliance Bancorp stockholders. Alliance Bancorp stockholders have no preemptive rights to subscribe to newly issued shares.

     Moreover, it is possible that additional shares of Alliance Bancorp Common Stock or Alliance Bancorp Preferred Stock would be issued for the purpose of making an acquisition by an unwanted suitor of a controlling interest in Alliance Bancorp more difficult, time-consuming or costly or to otherwise discourage an attempt to acquire control of Alliance Bancorp. Under such circumstances the availability of authorized and unissued shares of Alliance Bancorp Common Stock and Alliance Bancorp Preferred Stock may make it more difficult for stockholders to obtain a premium for their shares. Such authorized and unissued shares could be used to create voting or other impediments or to frustrate a person seeking to obtain control of Alliance Bancorp by means of a merger, tender offer, proxy contest or other means. Such shares could be privately placed with purchasers who might cooperate with the Alliance Bancorp Board of Directors in opposing such an attempt by a third party to gain control of Alliance Bancorp or could also be used to dilute ownership of a person or entity seeking to obtain control of Alliance Bancorp. Although Alliance Bancorp does not currently contemplate taking such action, shares of Alliance Bancorp Common Stock or one or more series of Alliance Bancorp Preferred Stock could be issued for the purposes and effects described above and the Alliance Bancorp Board of Directors reserves its rights (if consistent with its fiduciary responsibilities) to issue such stock for such purposes.

     The Alliance Bancorp Board of Directors believes that the proposed increase in the number of authorized shares of Alliance Bancorp Common Stock will provide flexibility needed to meet corporate objectives and is in the best interests of Alliance Bancorp and its stockholders. The text of proposed Section A of Article FOURTH as revised by the Certificate Amendment is attached as Appendix II to this Joint Proxy Statement/Prospectus.

 THE ALLIANCE BANCORP BOARD RECOMMENDS THAT ALLIANCE BANCORP STOCKHOLDERS VOTE
                         FOR THE CERTIFICATE AMENDMENT.

                                 LEGAL MATTERS

     The validity of the shares of Alliance Bancorp Common Stock offered hereby will be passed upon for Alliance Bancorp by Luse Lehman Gorman Pomerenk & Schick, A Professional Corporation, Washington, D.C. Certain other legal matters in connection with the Merger will be passed upon for Southwest Bancshares by Patton Boggs, L.L.P., Washington, DC. Luse Lehman Gorman Pomerenk & Schick will also pass upon certain tax matters for both Alliance Bancorp and Southwest Bancshares.

                                    EXPERTS

     The consolidated financial statements of Alliance Bancorp as of December 31, 1997 and September 30, 1996, and for the year ended December 31, 1997, each of the years in the two year period ended September 30, 1996, and the three months ended December 31, 1996 have been incorporated by reference in this Joint Proxy Statement/Prospectus in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Southwest Bancshares and subsidiaries incorporated in this Joint Proxy Statement/Prospectus by reference from Southwest Bancshares' Annual Report on Form 10-K for the year ended December 31, 1997 have been audited by Cobitz, VandenBerg &

Fennessy independent certified public accountants, as stated in their report incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                            INDEPENDENT ACCOUNTANTS

     Representatives of KPMG Peat Marwick LLP and Cobitz, VandenBerg & Fennessy, Alliance Bancorp's and Southwest Bancshares' independent accountants, respectively, are expected to be present at their respective clients' Annual Meeting. They will be afforded the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                                 OTHER MATTERS

     The Boards of Directors of Alliance Bancorp and Southwest Bancshares are not aware of any business to come before the Annual Meetings other than those matters described above in this Joint Proxy Statement/Prospectus. However, if any other matter should properly come before the Annual Meetings, including proposals to adjourn an Annual Meeting to permit further solicitation of proxies in the event that there are not sufficient votes to approve the Merger proposal at the time of the Annual Meeting, it is intended that holders of the proxies will act in accordance with their best judgment.

BY ORDER OF THE                     BY ORDER OF THE
BOARD OF DIRECTORS                  BOARD OF DIRECTORS
OF ALLIANCE BANCORP                 OF SOUTHWEST BANCSHARES, INC.



Kenne P. Bristol                    Richard E. Webber
President and Chief                 President and Chief Financial Officer
Executive Officer

                                                                      APPENDIX I



                         AGREEMENT AND PLAN OF MERGER

                                BY AND BETWEEN

                               ALLIANCE BANCORP

                                      AND

                          SOUTHWEST BANCSHARES, INC.


                         DATED AS OF DECEMBER 16, 1997

                         AGREEMENT AND PLAN OF MERGER

                               TABLE OF CONTENTS

                                                                                 Page
                                   ARTICLE I
                              CERTAIN DEFINITIONS

Section 1.01  Definitions........................................................   2


                                  ARTICLE II
                        THE MERGER AND RELATED MATTERS

Section 2.01    Conversion and Exchange of Shares................................   6
Section 2.02    The Exchange Ratio...............................................   7
Section 2.03    Surviving Corporation in the Company Merger......................   8
Section 2.04    Authorization for Issuance of Alliance Bancorp Common Stock;
                Exchange of Certificates.........................................   9
Section 2.05    No Fractional Shares.............................................  11
Section 2.06    Stock Options....................................................  11

                                  ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF SWB

Section 3.01  Organization.......................................................  12
Section 3.02  Capitalization.....................................................  13
Section 3.03  Authority; No Violation............................................  14
Section 3.04  Consents...........................................................  15
Section 3.05  Financial Statements...............................................  15
Section 3.06  Taxes..............................................................  16
Section 3.07  No Material Adverse Effect.........................................  16
Section 3.08  Contracts..........................................................  16
Section 3.09  Ownership of Property; Insurance Coverage..........................  17
Section 3.10  Legal Proceedings..................................................  18
Section 3.11  Compliance With Applicable Law.....................................  18
Section 3.12  ERISA..............................................................  19
Section 3.13  Brokers, Finders and Financial Advisors............................  20
Section 3.14  Environmental Matters..............................................  20
Section 3.15  Loan Portfolio.....................................................  21
Section 3.16  Information to be Supplied.........................................  21
Section 3.17  Securities Documents...............................................  21

Section 3.18  Related Party Transactions.......................................... 21
Section 3.19  Schedule of Termination Benefits.................................... 22
Section 3.20  Loans............................................................... 22
Section 3.21  Antitakeover Provisions Inapplicable................................ 22
Section 3.22  Fairness Opinion.................................................... 22

                                   ARTICLE IV
               REPRESENTATIONS AND WARRANTIES OF ALLIANCE BANCORP

Section 4.01  Organization........................................................ 23
Section 4.02  Capitalization...................................................... 23
Section 4.03  Authority; No Violation............................................. 24
Section 4.04  Consents............................................................ 25
Section 4.05  Financial Statements................................................ 25
Section 4.06  Taxes............................................................... 26
Section 4.07  No Material Adverse Effect.......................................... 26
Section 4.08  Ownership of Property; Insurance Coverage........................... 26
Section 4.09  Legal Proceedings................................................... 27
Section 4.10  Compliance With Applicable Law...................................... 28
Section 4.11  Information to be Supplied.......................................... 28
Section 4.12  ERISA and Employment Arrangements................................... 28
Section 4.13  Securities Documents................................................ 29
Section 4.14  Environmental Matters............................................... 30
Section 4.15  Loan Portfolio...................................................... 30
Section 4.16  Brokers, Finders and Financial Advisors............................. 30
Section 4.17  Loans............................................................... 30
Section 4.18  Antitakeover Provisions Inapplicable................................ 31
Section 4.19  Fairness Opinion.................................................... 31

                                   ARTICLE V
                            COVENANTS OF THE PARTIES

Section 5.01  Conduct of SWB's Business........................................... 31
Section 5.02  Access; Confidentiality............................................. 34
Section 5.03  Regulatory Matters and Consents..................................... 35
Section 5.04  Taking of Necessary Action.......................................... 36
Section 5.05  Certain Agreements.................................................. 37
Section 5.06  No Other Bids and Related Matters................................... 38
Section 5.07  Duty to Advise; Duty to Update SWB's Disclosure Schedule............ 38
Section 5.08  Conduct of Alliance Bancorp's Business.............................. 39
Section 5.09  Board and Committee Minutes......................................... 39
Section 5.10  Undertakings by Alliance Bancorp and SWB............................ 39
Section 5.11  Employee and Termination Benefits; Directors and Management......... 42

Section 5.12  Duty to Advise; Duty to Update Alliance Bancorp's Disclosure Schedule..  43
Section 5.13  Affiliate Letter.......................................................  43

                                   ARTICLE VI
                                   CONDITIONS

Section 6.01  Conditions to SWB's Obligations under this Agreement...................  44
Section 6.02  Conditions to Alliance Bancorp's Obligations under this Agreement......  45

                                  ARTICLE VII
                       TERMINATION, WAIVER AND AMENDMENT

Section 7.01  Termination............................................................  47
Section 7.02  Effect of Termination..................................................  48

                                  ARTICLE VIII
                                 MISCELLANEOUS

Section 8.01  Expenses...............................................................  48
Section 8.02  Non-Survival of Representations and Warranties.........................  49
Section 8.03  Amendment, Extension and Waiver........................................  49
Section 8.04  Entire Agreement.......................................................  49
Section 8.05  No Assignment..........................................................  49
Section 8.06  Notices................................................................  49
Section 8.07  Captions...............................................................  50
Section 8.08  Counterparts...........................................................  50
Section 8.09  Severability...........................................................  50
Section 8.10  Governing Law..........................................................  51

EXHIBITS:
     Exhibit A        Stock Option Agreement
     Exhibit B        Form of Alliance Bancorp Voting Agreement
     Exhibit C        Form of SWB Voting Agreement
     Exhibit 2.1      Bank Plan of Merger
     Exhibit 6.1      Form of Opinion of Counsel for Alliance Bancorp
     Exhibit 6.2      Form of Tax Opinion of Luse Lehman Gorman Pomerenk &
                      Schick, P.C.
     Exhibit 6.3      Form of Opinion of Counsel for SWB

                         AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of December 16, 1997, is by and among by and among Alliance Bancorp, a Delaware corporation and Southwest Bancshares, Inc., a Delaware corporation ("SWB"). Each of Alliance Bancorp and SWB is sometimes individually referred to herein as a "party," and Alliance Bancorp and SWB are sometimes collectively referred to herein as the "parties."

                                   RECITALS

     WHEREAS, Alliance Bancorp, a non-diversified, unitary savings and loan holding company, with principal offices in Hinsdale, Illinois, owns all of the issued and outstanding capital stock of Liberty Federal Bank, a federally chartered savings bank ("Liberty Federal"), with principal offices in Hinsdale, Illinois.

     WHEREAS, SWB, a non-diversified, unitary savings and loan holding company, with principal offices in Hometown, Illinois, owns all of the issued and outstanding capital stock of Southwest Federal Savings and Loan Association of Chicago, a federally chartered savings and loan association ("Southwest Federal"), with principal offices in Hometown, Illinois.

     WHEREAS, the Boards of Directors of the respective parties hereto deem it advisable and in the best interests of the respective stockholders to consummate the business combination transaction contemplated herein in which SWB, subject to the terms and conditions set forth herein, shall be merged with and into Alliance Bancorp (the "Company Merger"), with Alliance Bancorp being the surviving corporation, in a tax-free, stock-for-stock merger transaction so that the respective stockholders of SWB will have a continuing equity ownership in Alliance Bancorp; and

     WHEREAS, upon execution and delivery of this Agreement, Liberty Federal, and Southwest Federal will enter into a Plan of Merger (the "Bank Merger Agreement") providing for the merger (the "Bank Merger") of Southwest Federal with and into Liberty Federal, with Liberty Federal as the surviving institution, and it is intended that the Bank Merger be consummated immediately following consummation of the Company Merger; and

     WHEREAS, in connection with the execution of this Agreement, as an inducement to Alliance Bancorp to enter into this Agreement, SWB and Alliance Bancorp have entered into a Stock Option Agreement dated as of even date herewith pursuant to which SWB will grant Alliance Bancorp the right to purchase certain shares of SWB Common Stock; and

     WHEREAS, the parties hereto desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with Company Merger, and the other transactions contemplated by this Agreement, the Plan of Merger and the Stock Option Agreement (collectively, the "Merger Documents").

     NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants herein contained and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

                                   ARTICLE I
                              CERTAIN DEFINITIONS

     Section 1.01 Definitions. Except as otherwise provided herein, as used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          "Affiliate" means, with respect to any Person, any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

          "Agreement" means this agreement, and any amendment or supplement hereto.

          "Alliance Bancorp Common Stock" has the meaning given to that term in
     Section 4.02(a) of this Agreement.

          "Alliance Bancorp Disclosure Schedules" means the disclosure schedules delivered by Alliance Bancorp to SWB pursuant to Article IV of this Agreement.

          "Alliance Bancorp Financials" means (i) the audited consolidated financial statements of Alliance Bancorp as of September 30, 1995 and 1996 and for the three years ended September 30, 1996, including the notes thereto, and (ii) the unaudited interim consolidated financial statements of Alliance Bancorp as of each calendar quarter thereafter included in Securities Documents filed by Alliance Bancorp.

          "Alliance Bancorp Market Value" shall mean the average of the inside closing bid price of Alliance Bancorp Common Stock on the Nasdaq National Market System (as reported by The Wall Street Journal) for each of the twenty (20) consecutive trading days ending on the fifth business day before the Closing Date.

          "Alliance Bancorp Regulatory Reports" means the Quarterly Thrift Financial Reports of Liberty Federal and accompanying schedules, as filed with the OTS, for each calendar quarter beginning with the quarter ended December 31, 1996, through the Closing Date, and any Current or Annual Reports on Form H(b)-11 filed with the OTS by Alliance Bancorp since December 31, 1995.

          "Alliance Bancorp Option" means the option granted to Alliance Bancorp to acquire shares of SWB Common Stock pursuant to the Stock Option Agreement.

          "Alliance Bancorp Subsidiary" means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by Alliance Bancorp or Liberty Federal, except any corporation the stock of which is held as security by Liberty Federal in the ordinary course of its lending activities.

          "Applications" means the applications for regulatory approval which are required by the transactions contemplated hereby.

          "Bank Merger" means the merger of Southwest Federal with and into Liberty Federal, with Liberty Federal as the surviving institution.

          "Bank Merger Effective Date" shall mean the date on which the articles of combination for the Bank Merger are endorsed by the OTS pursuant to
     Section 552.12(k) of the OTS Regulations.

          "Closing Date" means the date determined by Alliance Bancorp, in its sole discretion, upon five (5) days prior written notice to SWB, but in no event later than thirty (30) days after the last condition precedent pursuant to this Agreement has been fulfilled or waived (including the expiration of any applicable waiting period), or such other date as to which Alliance Bancorp and SWB shall agree.

          "Company Merger" means the merger of SWB with and into Alliance Bancorp, with Alliance Bancorp being the surviving corporation, in a tax-free, stock-for-stock merger transaction.

          "Company Merger Effective Date" means that date upon which the certificate of merger is filed with the Delaware Secretary of State, or as otherwise stated in the certificate of merger, in accordance with Section 251 of the DGCL.

          "DGCL" means the Delaware General Corporation Law.

          "Environmental Laws" means any Federal or state law, statute, rule, regulation, code, order, judgement, decree, injunction, common law or agreement with any Federal or state governmental authority relating to (i) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), (ii) human health or safety, or (iii) exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, hazardous substances, in each case as amended and now in effect.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereunder.

          "Exchange Agent" means the entity selected by Alliance Bancorp and agreed to by SWB, as provided in Section 2.01(b) of this Agreement.

          "Exchange Ratio" shall have the meaning given to such term in the
     Section 2.02 of this Agreement.

          "FDIA" means the Federal Deposit Insurance Act, as amended.

          "FDIC" means the Federal Deposit Insurance Corporation.

          "GAAP" means generally accepted accounting principles as in effect at the relevant date and consistently applied.

          "IRC" means the Internal Revenue Code of 1986, as amended.

          "IRS" means the Internal Revenue Service.

          "Material Adverse Effect" shall mean, with respect to Alliance Bancorp or SWB, any adverse effect on its assets, financial condition or results of operations which is material to its assets, financial condition or results of operations on a consolidated basis, except for any material adverse effect caused by (i) any change in the value of the assets of Alliance Bancorp or SWB resulting from a change in interest rates generally or (ii) any individual or combination of changes occurring after the date hereof in any federal or state law, rule or regulation or in GAAP, which change(s) affect(s) financial institutions generally, including any changes affecting the Bank Insurance Fund or the Savings Association Insurance Fund. Any effect caused by any judicial determination or other development relating to the goodwill lawsuit initiated by Liberty Federal (its predecessor) against the United States Government shall not be considered a Material Adverse Effect as to Alliance Bancorp.

          "Person" means any individual, corporation, partnership, joint venture, association, trust or "group" (as that term is defined under the Exchange Act).

          "Plan of Merger" means the Plan of Merger by and between Southwest Federal and Liberty Federal.

          "Prospectus/Proxy Statement" means the prospectus/proxy statement, together with any supplements thereto, to be transmitted to holders of SWB Common Stock and Alliance Bancorp Common Stock in connection with the transactions contemplated by this Agreement.

          "Registration Statement" means the registration statement on Form S-4, including any pre-effective or post-effective amendments or supplements thereto, as filed with the SEC under the Securities Act with respect to the Alliance Bancorp Common Stock to be issued in connection with the transactions contemplated by this Agreement.

          "Regulatory Agreement" has the meaning given to that term in Section
     3.11 of this Agreement.

          "Regulatory Authority" means any agency or department of any federal or state government, including without limitation the OTS, the FDIC, the SEC or the respective staffs thereof.

          "Rights" means warrants, options, rights, convertible securities and other capital stock equivalents which obligate an entity to issue its securities.

          "SAIF" means the Savings Association Insurance Fund, as administered by the FDIC.

          "SEC" means the Securities and Exchange Commission.

          "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder.

          "Securities Documents" means all registration statements, schedules, statements, forms, reports, proxy material, and other documents required to be filed under the Securities Laws.

          "Securities Laws" means the Securities Act and the Exchange Act and the rules and regulations promulgated from time to time thereunder.

          "Stock Option Agreement" means the Stock Option Agreement dated as of even date herewith pursuant to which SWB has granted Alliance Bancorp the right to purchase certain shares of SWB Common Stock and which is attached to this Agreement as Exhibit A thereto.

          "Subsidiary" means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by another entity, except any corporation the stock of which is held as security by either Alliance Bancorp Bank or SWB, as the case may be, in the ordinary course of its lending activities.

          "SWB Common Stock" means the common stock of SWB described in Section 3.02(a).

          "SWB Disclosure Schedules" means the disclosure schedules delivered by SWB to Alliance Bancorp pursuant to Article III of this Agreement.

          "SWB Financials" means (i) the audited consolidated financial statements of SWB as of December 31, 1995 and1996 and for the three years ended December 31, 1996, including the notes thereto, and (ii) the unaudited interim consolidated financial statements of SWB as of each calendar quarter thereafter included in Securities Documents filed by SWB.

          "SWB Regulatory Reports" means the Quarterly Thrift Financial Reports of Southwest Federal and accompanying schedules for each calendar quarter, beginning with the quarter ended December 31, 1995, through the Closing Date, as filed with the OTS, and any Current or Annual Reports on Form H(b)-11 filed with the OTS by SWB since December 31, 1995.

          "SWB Subsidiary" means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by SWB, except any corporation the stock of which is held in the ordinary course of the lending activities of SWB.

                                  ARTICLE II
                       THE MERGER AND EXCHANGE OF SHARES

     Section 2.01  Conversion and Exchange of Shares.

     (a) At the Company Merger Effective Date, by virtue of the Company Merger and without any action on the part of Alliance Bancorp or SWB or the holders of shares of Alliance Bancorp or SWB Common Stock:

          (i) Each outstanding share of SWB Common Stock issued and outstanding at the Company Merger Effective Date, except as provided in clause (a) (ii) of this Section and Section 2.05 hereof, shall cease to be outstanding, shall cease to exist and shall be converted into and represent solely one share of Alliance Bancorp Common Stock multiplied by the Exchange Ratio as determined below (rounded to the nearest fourth decimal).

          (ii) Any shares of SWB Common Stock which are owned or held by either party hereto or any of their respective Subsidiaries (other than in a fiduciary capacity or in connection with debts previously contracted) at the Company Merger Effective Date shall cease to exist, the certificates for such shares shall as promptly as practicable be canceled, such shares shall not be converted into or represent any shares of Alliance Bancorp Common Stock, and no shares of capital stock of Alliance Bancorp shall be issued or exchanged therefor.

          (iii) Each share of Alliance Bancorp Common Stock issued and outstanding immediately before the Company Merger Effective Date shall remain an outstanding share of Common Stock of Alliance Bancorp as the surviving corporation.

          (iv) The holders of certificates representing shares of SWB Common Stock shall cease to have any rights as stockholders of SWB, except such rights, if any, as they may have pursuant to applicable law.

     (b) Prior to the Company Merger Effective Date, Alliance Bancorp shall appoint a bank, trust company or other stock transfer agent selected by it and agreed to by SWB as the Exchange Agent to effect the exchange of certificates evidencing shares of SWB Common Stock (any such certificate being hereinafter referred to as a "Certificate") for shares of Alliance Bancorp Common Stock to be received in the share exchange. On the Company Merger Effective Date, Alliance Bancorp shall have granted the Exchange Agent the requisite power and authority to effect for and on behalf of Alliance Bancorp the issuance of the number of shares of Alliance Bancorp Common Stock issuable in the share exchange. The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices.

     (c) In connection with this Agreement, Liberty Federal and Southwest Federal shall enter into the Plan of Merger.

     Section 2.02 The Exchange Ratio

     (a)   For purposes of this Agreement, and subject to the provisions of
Section 7.01(c), the Exchange Ratio shall be:

     (i) if the Alliance Bancorp Market Value is less than or equal to $30.475 and greater than or equal to $22.525, then 1.1981 shares of Alliance Bancorp Common Stock;

     (ii) if the Alliance Bancorp Market Value is greater than $30.475 and less than or equal to $35.00, then that number of shares of fully paid and nonassessable shares of Alliance Bancorp Common Stock, determined by dividing $36.5125 by the Alliance Bancorp Market Value;

     (iii) if the Alliance Bancorp Market Value is greater than $35.00, then
1.0432 shares of Alliance Bancorp Common Stock; and

     (iv) if the Alliance Bancorp Market Value is less than $22.525, then that number of shares of fully paid and nonassessable shares of Alliance Bancorp Common Stock, determined by dividing $26.9875 by the Alliance Bancorp Market Value, subject to the provisions of Section 7.01(c) of this Agreement.

     (b) In the event that, between the date hereof and prior to the Company Merger Effective Date, the outstanding shares of Alliance Bancorp Common Stock shall have been increased, decreased or changed into or exchanged for a different number or kind of shares or securities by reorganization, recapitalization, reclassification, stock split or other like changes in the capitalization of Alliance Bancorp, or if a stock dividend is declared on Alliance Bancorp Common Stock with a record date (as to a stock split, the pay date) within such period, then an appropriate and proportionate adjustment shall be made in the number and kind of shares of Alliance Bancorp Common Stock to be thereafter delivered pursuant to this Agreement, and the Exchange Ratio set forth herein, so that each shareholder of SWB shall be entitled to receive such number of shares of Alliance Bancorp Common Stock or other securities as such shareholder would have received pursuant to such reorganization, recapitalization, reclassification, stock split, exchange of shares or readjustment or other like changes in the capitalization of Alliance Bancorp, or as a result of a stock dividend on Alliance Bancorp Common Stock, had the record (or pay) date therefor been immediately following the Company Merger Effective Date.

     Section.  2.03 Surviving Corporation in the Company Merger.

     (a) Alliance Bancorp shall be the surviving corporation in the Company Merger. The headquarters of the surviving corporation shall be located in Hinsdale, Illinois.

     (b) The Certificate of Incorporation of Alliance Bancorp as in effect immediately prior to the Company Merger Effective Date, except as to the amendment to increase the number of authorized shares of Common Stock provided for in Section 5.08 hereof, shall be the Certificate of Incorporation of Alliance Bancorp as the surviving corporation until subsequently amended.

     (c) At the Company Merger Effective Date, the Bylaws of Alliance Bancorp, as then in effect shall be the Bylaws of Alliance Bancorp as the surviving corporation, until subsequently amended in accordance with the DGCL.

     (d) The directors and executive officers of Alliance Bancorp as the surviving corporation following the Company Merger shall be the directors and executive officers as the surviving corporation, except as otherwise provided in
Section 5.11 of this Agreement.

     (e)  From and after the Company Merger Effective Date:

          (i) Alliance Bancorp as the surviving corporation shall possess all assets and property of every description, and every interest in the assets and property, wherever located, and the rights, privileges, immunities, powers, franchises, and authority, of a public as well as of a private nature, of each of Alliance Bancorp and SWB, and all obligations belonging or due to each of Alliance Bancorp and SWB, all of which shall vest in Alliance Bancorp as the surviving corporation without further act or deed. Title to any real estate or any interest in the real estate vested in Alliance Bancorp or SWB shall not revert or in any way be impaired by reason of the Company Merger.

          (ii) Alliance Bancorp as the surviving corporation will be liable for all the obligations of each of Alliance Bancorp and SWB. Any claim existing, or action or proceeding pending, by or against Alliance Bancorp or SWB, may be prosecuted to judgement, with right of appeal, as if the Company Merger had not taken place, or Alliance Bancorp as the surviving corporation may be substituted in its place.

          (iii) All the rights of creditors of each of Alliance Bancorp and SWB will be preserved unimpaired, and all liens upon the property of Alliance Bancorp and SWB will be preserved unimpaired only on the property affected by such liens immediately before the Company Merger Effective Date.

    Section 2.04 Authorization for Issuance of Alliance Bancorp Common Stock; Exchange of Certificates.

     (a) Alliance Bancorp shall reserve for issuance a sufficient number of shares of its common stock for the purpose of issuing its shares to SWB's stockholders in accordance with this Article II.

     (b) After the Company Merger Effective Date, holders of certificates theretofore representing outstanding shares of SWB Common Stock (other than as provided in Section 2.01 (a) (ii) hereof), upon surrender of such certificates to the Exchange Agent, shall be entitled to receive (i) certificates for the number of whole shares of Alliance Bancorp Common Stock into which shares of SWB Common Stock theretofore evidenced by the certificates so surrendered shall have been converted, as provided in Section 2.01 hereof, and (ii) cash payments in lieu of fractional shares, if any, as provided in Section 2.05 hereof. As soon as practicable after the Company Merger Effective Date, and in no event more than five business days thereafter, the Exchange Agent will send a notice and transmittal form to each SWB stockholder of record at the Company Merger Effective Date whose SWB Common Stock shall have been converted into Alliance Bancorp Common Stock advising such stockholder of the effectiveness of the Company Merger and the procedure for surrendering to the Exchange Agent outstanding certificates formerly representing SWB Common Stock in exchange for new certificates for Alliance Bancorp Common Stock. Upon surrender, each certificate representing SWB Common Stock shall be canceled.

     (c) Until surrendered as provided in this Section 2.04, each outstanding certificate which, before the Company Merger Effective Date, represented SWB Common Stock (other than shares canceled at the Company Merger Effective Date pursuant to Section 2.01 (a) (ii) hereof) will be deemed for all corporate purposes to represent the number of whole shares of Alliance Bancorp Common Stock into which the shares of SWB Common Stock formerly represented thereby were converted and the right to receive cash in lieu of fractional shares. However, until such outstanding certificates formerly representing SWB Common Stock are so surrendered, no dividend or distribution payable to holders of record of Alliance Bancorp Common Stock shall be paid to any holder of such outstanding certificates, but upon surrender of such outstanding certificates by such holder there shall be paid to such holder the amount of any dividends or distributions, without interest, theretofore paid with respect to such whole shares of Alliance Bancorp Common Stock, but not paid to such holder, and which dividends or distribution had a record date occurring on or after the Company Merger Effective Date and the amount of any cash, without interest, payable to such holder in lieu of fractional shares pursuant to Section 2.05 hereof. After the Company Merger Effective Date, there shall be no further registration of transfers on the records of SWB of outstanding certificates formerly representing shares of SWB Common Stock and, if a certificate formerly representing such shares is presented to Alliance Bancorp, it shall be forwarded to the Exchange Agent for cancellation and exchange for a certificate representing shares of Alliance Bancorp Common Stock and cash for fractional shares (if any), as herein provided. Following one year after the Company Merger Effective Date, the Exchange Agent shall return to Alliance Bancorp as the surviving corporation any certificates for Alliance Bancorp Common Stock and cash remaining in the possession of the Exchange Agent (together with any dividends in respect thereof) and thereafter shareholders of SWB shall look exclusively to Alliance Bancorp for shares of the Alliance Bancorp Common Stock and cash to which they are entitled hereunder.

     (d) All shares of Alliance Bancorp Common Stock and cash in lieu of any fractional share issued and paid upon the conversion of SWB Common Stock in accordance with the above terms and conditions shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such SWB Common Stock.

     (e) If any new certificate for Alliance Bancorp Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange thereof is registered, it shall be a condition of the issuance therefor that the certificate surrendered in exchange shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such transfer pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of a new certificate representing shares of Alliance Bancorp Common Stock in any name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

     (f) Certificates surrendered for exchange by any person who is an "affiliate" of SWB for purposes of Rule 145(c) under the Securities Act of 1933, as amended, shall not be exchanged for Certificates representing shares of Alliance Common Stock until Alliance Bancorp has received the written agreement of such person contemplated by Section 5.13 of the Agreement.

     (g) In the event any certificate representing SWB Common Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificate, upon the making of an affidavit of that fact by the holder thereof, such shares of Alliance Bancorp Common Stock and cash for fractional shares, if any, as may be required pursuant hereto; provided, however, that Alliance Bancorp or the Exchange Agent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate to deliver a bond in such sum as is reasonably necessary as indemnity against any claim that may be made against Alliance Bancorp, Alliance Bancorp, SWB, the Exchange Agent or any other party with respect to the certificate alleged to have been lost, stolen or destroyed.

     Section 2.05 No Fractional Shares. Notwithstanding any term or provision hereof, no fractional shares of Alliance Bancorp Common Stock, and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued upon the conversion of or in exchange for any shares of SWB Common Stock; no dividend or distribution with respect to Alliance Bancorp Common Stock shall be payable on or with respect to any fractional share interest; and no such fractional share interest shall entitle the owner thereof to vote or to any other rights of a stockholder of Alliance Bancorp as the Surviving Corporation. In lieu of such fractional share interest, any holder of SWB Common Stock who would otherwise be entitled to a fractional share of Alliance Bancorp Common Stock will, promptly following surrender of his certificate or certificates representing SWB Common Stock outstanding immediately before the Company Merger Effective Date, be paid the applicable cash value of such fractional share interest, which shall be equal to the product of the fraction of the share to which such holder would otherwise have been entitled and the Alliance Bancorp Market Value. For the purposes of determining any such fractional share interests, all shares of SWB Common Stock owned by a SWB stockholder shall be combined so as to calculate the maximum number of whole shares of Alliance Bancorp Common Stock issuable to such SWB stockholder.

     Section 2.06   Stock Options.

     (a) At the Company Merger Effective Date, each option granted by SWB (a "SWB Option") to purchase shares of SWB Common Stock which is outstanding and unexercised immediately prior thereto shall, except as otherwise provided in this Section 2.06(c) hereof, be converted automatically into an option to purchase shares of Alliance Bancorp Common Stock in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the SWB's Stock Option Plan for Outside Directors and the Incentive Stock Option Plan (collectively, the "SWB Option Plans")):

          (1) The number of shares of Alliance Bancorp Common Stock to be subject to the new option shall be equal to the product of the number of shares of SWB Common Stock subject to the original option and the Exchange Ratio, provided that any fractional share of Alliance Bancorp Common Stock resulting from such multiplication shall be rounded down to the nearest share; and

          (2) The exercise price per share of Alliance Bancorp Common Stock under the new option shall be equal to the exercise price per share of SWB Common Stock under the original option divided by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent.

     The adjustment provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")) shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code. The duration and other terms of the new option shall be the same as the original option, except that all references to the SWB shall be deemed to be references to Alliance Bancorp.

     (b) Prior to the Company Merger Effective Date, Alliance Bancorp shall reserve for issuance, the number of shares of Alliance Bancorp Common Stock necessary to satisfy Alliance Bancorp's obligations under this Section 2.06. Within thirty days after the Company Merger Effective Date, Alliance Bancorp shall file with the Securities and Exchange Commission (the "SEC") a registration statement on an appropriate form under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Alliance Bancorp Common Stock subject to options to acquire Alliance Bancorp Common Stock issued pursuant to Section 2.06(a) hereof, and shall use its reasonable best efforts to maintain the current status of the prospectus contained therein, as well as comply with applicable state securities or "blue sky" laws, for so long as such options remain outstanding.


                                  ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF SWB

     SWB represents and warrants to Alliance Bancorp that the statements contained in this Article III are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article III), except as set forth in the SWB Disclosure Schedules delivered by SWB to Alliance Bancorp on the date hereof. SWB has made a good faith effort to ensure that the disclosure on each schedule of the SWB Disclosure Schedules corresponds to the section reference herein. However, for purposes of the SWB Disclosure Schedules, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant.

     Section 3.01   Organization.

     (a) SWB is a corporation duly organized ,validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on SWB.

     (b) Southwest Federal is a stock savings and loan association duly organized and validly existing under the laws of the United States. Except as set forth in SWB Disclosure Schedule 3.01(b), Southwest Federal is the only SWB Subsidiary. The deposits of Southwest Federal are insured by the FDIC through the SAIF to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due by Southwest Federal. Each other SWB Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.

     (c) Southwest Federal is a member in good standing of the Federal Home Loan Bank of Chicago and owns the requisite amount of stock therein.

     (d) Except as disclosed in SWB Disclosure Schedule 3.01(d), the respective minute books of SWB and each SWB Subsidiary accurately record, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including committees) through the date of this Agreement.

     (e) Prior to the date of this Agreement, SWB has delivered to Alliance Bancorp true and correct copies of the of certificate of incorporation and bylaws of SWB.

     Section 3.02   Capitalization.

     (a) The authorized capital stock of SWB consists of (a) 5,000,000 shares of common stock, $0.01 par value ("SWB Common Stock"), of which 2,707,295 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights, and 1,756,063 shares are held by SWB as treasury stock (including 401,921 shares of treasury stock re-acquired by SWB during the two year period preceding the date of this Agreement) and (b) 1,000,000 shares of preferred stock, $0.01 par value, none of which are issued or outstanding. Neither SWB nor any SWB Subsidiary has or is bound by any Right of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of SWB Common Stock, SWB preferred stock or any other security of SWB or any securities representing the right to vote, purchase or otherwise receive any shares of SWB Common Stock, SWB preferred stock or any other security of SWB, other than shares issuable under the Alliance Bancorp Option and other than as set forth in reasonable detail in the SWB Disclosure Schedule 3.02. SWB Disclosure Schedule 3.02(a) sets forth the name of each holder of options to purchase SWB Common Stock, the number of shares each such individual may acquire pursuant to the exercise of such options, and the exercise price relating to the options held. SWB Disclosure
Schedule 3.02(a) also sets forth the names of the holders of any unvested awards of SWB Common Stock under the SWB Recognition and Retention Plan for Outside Directors and the SWB Recognition and Retention Plan for Officers and Employees, the number of shares underlying such awards, and the vesting periods relating thereto.

     (b) SWB owns all of the capital stock of Southwest Federal, free and clear of any lien or encumbrance. Except for the SWB Subsidiaries, SWB does not possess, directly or indirectly, any material equity interest in any corporation, except for equity interests held in the investment portfolios of SWB Subsidiaries, equity interests held by SWB Subsidiaries in a fiduciary capacity, and equity interests held in connection with the lending activities of SWB Subsidiaries.

     (c) To SWB's knowledge, no Person or "group" (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in
Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of SWB Common Stock, except as disclosed in the SWB Disclosure Schedule 3.02.

     Section 3.03   Authority; No Violation.

     (a) SWB has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Southwest Federal has full corporate power and authority to execute and deliver the Plan of Merger and to consummate the Bank Merger. The execution and delivery of this Agreement by SWB and the completion by SWB of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of SWB and, except for approval of the shareholders of SWB, no other corporate proceedings on the part of SWB are necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by SWB and, subject to approval by the shareholders of SWB and receipt of the required approvals of Regulatory Authorities described in Section 4.04 hereof, constitutes the valid and binding obligation of SWB and Southwest Federal, enforceable against SWB and Southwest Federal in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and as to Southwest Federal, the conservatorship or receivership provisions of the FDIA, and subject, as to enforceability, to general principles of equity. The Plan of Merger, upon its execution and delivery by Southwest Federal concurrently with the execution and delivery of this Agreement, will constitute the valid and binding obligation of Southwest Federal, enforceable against Southwest Federal in accordance with its terms, subject to applicable conservatorship and receivership provisions of the FDIA, or insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

     (b) (A) The execution and delivery of this Agreement by SWB, (B) the execution and delivery of the Plan of Merger by Southwest Federal, (C) subject to receipt of approvals from the Regulatory Authorities referred to in Section
4.04 hereof and SWB's and Alliance Bancorp's compliance with any conditions contained therein, the consummation of the transactions contemplated hereby, and
(D) compliance by SWB or Southwest Federal with any of the terms or provisions hereof or of the Plan of Merger will not (i) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of SWB or any SWB Subsidiary or the charter and bylaws of Southwest Federal; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to SWB or any SWB Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of SWB or Southwest Federal under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which SWB or Southwest Federal is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on SWB.

     Section 3.04 Consents. Except for the consents, waivers, approvals, filings and registrations from or with the Regulatory Authorities referred to in
Section 4.04 hereof and compliance with any conditions contained therein, and the approval of this Agreement by the requisite vote of the shareholders of SWB, no consents, waivers or approvals of, or filings or registrations with, any governmental authority are necessary, and, to SWB's knowledge, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (a) the execution and delivery of this Agreement by SWB, and (b) the completion by Southwest Federal of the transactions contemplated hereby or by the Plan of Merger. SWB has no reason to believe that (i) any required consents or approvals will not be received, or that (ii) any public body or authority, the consent or approval of which is not required or any filing with which is not required, will object to the completion of the transactions contemplated by this Agreement.

     Section 3.05   Financial Statements.

     (a) SWB has previously delivered to Alliance Bancorp the SWB Regulatory Reports. The SWB Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements, and fairly present, or will fairly present in all material respects, the consolidated financial position, results of operations and changes in shareholders' equity of SWB as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

     (b) SWB has previously delivered to Alliance Bancorp the SWB Financials. The SWB Financials have been, or will be, prepared in accordance with GAAP, and (including the related notes where applicable) fairly present, or will fairly present, in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments), the consolidated financial position, results of operations and cash flows of SWB and the SWB Subsidiaries as of and for the respective periods ending on the dates thereof, in accordance with GAAP applied on a consistent basis during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

     (c) At the date of each balance sheet included in the SWB Financials or the SWB Regulatory Reports, SWB did not have, or will not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such SWB Financials or SWB Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate and which are incurred in the ordinary course of business, consistent with past practice and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

     Section 3.06 Taxes. SWB and the SWB Subsidiaries are members of the same affiliated group within the meaning of IRC Section 1504(a). SWB has duly filed all federal, state and material local tax returns required to be filed by or with respect to SWB and all SWB Subsidiaries on or prior to the Closing Date (all such returns being accurate and correct in all material respects) and has duly paid or will pay, or made or will make, provisions for the payment of all material federal, state and local taxes which have been incurred by or are due or claimed to be due from SWB and any SWB Subsidiary by any taxing authority or pursuant to any written tax sharing agreement on or prior to the Closing Date other than taxes or other charges which (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined.

     Section 3.07. No Material Adverse Effect. SWB and the SWB Subsidiaries, taken as a whole, have not suffered any Material Adverse Effect since September 30, 1997.

     Section 3.08.  Contracts.

     (a) Except as described in the footnotes to the SWB Financials or in SWB Disclosure Schedule 3.08(a), neither SWB nor any SWB Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract or material arrangement with any past or present officer, director or employee of SWB or any SWB Subsidiary, except for "at will" arrangements; (ii) any plan, material arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar material arrangements for or with any past or present officers, directors or employees of SWB or any SWB Subsidiary; (iii) any collective bargaining agreement with any labor union relating to employees of SWB or any SWB Subsidiary; (iv) any agreement which by its terms limits the payment of dividends by SWB; (v) any instrument evidencing or related to material indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which SWB or any SWB Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, bankers' acceptances, Federal Home Loan Bank of Chicago advances, and "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds" or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to Alliance Bancorp or any Alliance Bancorp Subsidiary; or (vi) any contract (other than this Agreement) limiting the freedom, in any material respect, of SWB or Southwest Federal to engage in any type of banking or bank-related business which SWB is permitted to engage in under applicable law as of the date of this Agreement. The SWB Subsidiaries engaged in land acquisition and real estate development projects, as described in Item 1 to the SWB Annual Report on Form 10-K for the year ended December 31, 1996 under the caption "SUBSIDIARY ACTIVITIES," have conducted their activities in all material respects in accordance with the partnership and joint venture agreements entered into in connection with such activities and projects.

     (b) True and correct copies of agreements, plans, arrangements and instruments referred to in Section 3.08(a), have been provided to Alliance Bancorp on or before the date hereof, are listed on SWB Disclosure Schedule 3.08(a) and are in full force and effect on the date hereof and neither SWB nor any SWB Subsidiary (nor, to the knowledge of SWB, any other party to any such contract, plan, arrangement or instrument) has breached any provision of, or is in default in any respect under any term of, any such contract, plan, arrangement or instrument which breach has resulted in or will result in a Material Adverse Effect with respect to SWB. Except as set forth in the SWB Disclosure Schedule 3.08(b), no party to any material contract, plan, arrangement or instrument will have the right to terminate any or all of the provisions of any such contract, plan, arrangement or instrument as a result of the execution of, and the transactions contemplated by, this Agreement. Except as set forth in SWB Disclosure Schedule 3.08(b), none of the employees (including officers) of SWB, possess the right to terminate their employment as a result of the execution of this Agreement. Except as set forth in SWB Disclosure Schedule 3.08(b), no plan, employment agreement, termination agreement, or similar agreement or arrangement to which SWB or any SWB Subsidiary is a party or under which SWB or any SWB Subsidiary may be liable contains provisions which permit an employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder. Except as set forth in SWB Disclosure Schedule 3.08(b), no such agreement, plan or arrangement (x) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of SWB or any SWB Subsidiary absent the occurrence of a subsequent event; or (y) requires SWB or any SWB Subsidiary to provide a benefit in the form of SWB Common Stock or determined by reference to the value of SWB Common Stock. No such agreement, plan or arrangement with respect to officers of SWB, or to SWB's knowledge, to its employees, provides for benefits which may cause the disallowance of a federal income tax deduction under IRC Section 280G. No limited rights (as such term is defined in the SWB stock option plans identified in Disclosure Schedule 3.08(a)) have been granted with respect to any employee or director stock option that is outstanding as of the date of this Agreement.

     Section 3.09   Ownership of Property; Insurance Coverage.

     (a) Except as disclosed in SWB Disclosure Schedule 3.09, SWB and the SWB Subsidiaries have good and, as to real property, marketable title to all material assets and properties owned by SWB or any SWB Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the SWB Regulatory Reports and in the SWB Financials or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to any Federal Reserve Bank or any Federal Home Loan Bank, inter-bank credit facilities, or any transaction by a SWB Subsidiary acting in a fiduciary capacity, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, and (iii) items permitted under Article IV. SWB and the SWB Subsidiaries, as lessee, have the right under valid and subsisting leases of real and personal properties used by SWB and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them.

Except as disclosed in SWB Disclosure Schedule 3.09, such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in the Notes to the SWB Financials.

     (b) With respect to all material agreements pursuant to which SWB or any SWB Subsidiary has purchased securities subject to an agreement to resell, if any, SWB or such SWB Subsidiary, as the case may be, has a lien or security interest (which to SWB's knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

     (c) SWB and each SWB Subsidiary currently maintains insurance considered by SWB to be reasonable for their respective operations and similar in scope and coverage to that customarily maintained by other businesses similarly engaged in a similar location, in accordance with good business practice. SWB has not received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by SWB under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last three years SWB has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies.

     Section 3.10   Legal Proceedings. Except as disclosed in SWB Disclosure
Schedule 3.10, neither SWB nor any SWB Subsidiary is a party to any, and there are no pending or, to the best of SWB's knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature
(i) against SWB or any SWB Subsidiary, (ii) to which SWB or any SWB Subsidiary's assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of SWB to perform under this Agreement, except for any proceedings, claims, actions, investigations or inquiries referred to in clauses (i) or (ii) which, if adversely determined, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect on SWB and the SWB Subsidiaries, taken as a whole.

     Section 3.11   Compliance With Applicable Law.

     (a) SWB and SWB Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any federal, state or local governmental authority relating to them, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of their respective businesses nor otherwise have a Material Adverse Effect on SWB and the SWB Subsidiaries, taken as a whole.

     (b) Except as disclosed in SWB Disclosure Schedule 3.11, neither SWB nor any SWB Subsidiary has received any notification or communication from any Regulatory Authority (i) asserting that SWB or any SWB Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to SWB or any SWB Subsidiary; (iii) requiring or threatening to require SWB or any SWB Subsidiary, or indicating that SWB or any SWB Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of SWB or any SWB Subsidiary, including without limitation any restriction on the payment of dividends; or
(iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of SWB or any SWB Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a "Regulatory Agreement"). Neither SWB nor any SWB Subsidiary has consented to or entered into any currently effective Regulatory Agreement, except as set forth in SWB Disclosure Schedule 3.11.

     Section 3.12 ERISA. SWB has previously delivered to Alliance Bancorp true and complete copies of all employee pension benefit plans within the meaning of ERISA Section 3(2), profit sharing plans, stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, employment agreements, annual or long term incentive plans, settlement plans, policies and agreements, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1) (including vacation pay, sick leave, short-term disability, long-term disability, and medical plans) and all other employee benefit plans, policies, agreements and arrangements, all of which are set forth in SWB Disclosure Schedule 3.12, maintained or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of SWB or any SWB Subsidiary, together with (i) each trust agreement and group annuity contract, if any, relating to such benefit plans, (ii) the most recent actuarial (if any) and financial reports relating to those plans which constitute "qualified plans" under IRC Section 401(a), (iii) the most recent annual reports relating to such plans filed with any government agency, and (iv) all rulings and determination letters which pertain to any such plans. Neither SWB, any SWB subsidiary nor any pension plan maintained by SWB or any SWB Subsidiary, has incurred directly or indirectly, within the past six (6) years any liability under Title IV of ERISA that has not been satisfied in full, and no condition exists that presents a material risk of incurring a liability under such Title, other than liability for premiums due to the Pension Benefit Guaranty Corporation ("PBGC") which payments have been made or will be made when due, nor has any "reportable event" under ERISA Section 4043 occurred with respect to such plan. With respect to each employee benefit plan subject to Title IV of ERISA, the present value of accrued benefits under such plan or plans, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan's actuary with respect to such plan, did not, as of its latest valuation date, exceed the then current value of the assets of such plan and SWB is not aware of any facts or circumstances that would materially change the funded status of any such ERISA plan. All contributions required to be made under the terms of any ERISA plan have been timely made. No such ERISA plan has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA.

     To the best of SWB's knowledge, neither SWB nor any SWB Subsidiary has incurred or is subject to any liability under ERISA Section 4201 for a complete or partial withdrawal from a multi-employer plan. All "employee benefit plans," as defined in ERISA Section 3(3), comply and within the past six (6) years have complied in all material respects with (i) relevant provisions of ERISA and (ii) in the case of plans intended to qualify for favorable income tax treatment, provisions of the IRC relevant to such treatment. To the best of SWB's knowledge, no prohibited transaction (which shall mean any transaction prohibited by ERISA Section 406 and not exempt under ERISA Section 408 or any transaction prohibited under IRC Section 4975) has occurred within the past six
(6) years with respect to any employee benefit plan maintained by SWB or any SWB Subsidiary which would result in the imposition, directly or indirectly, of an excise tax under IRC 4975 or other penalty under ERISA or the IRC, which, individually or in the aggregate, has resulted in or will result in a Material Adverse Effect with respect to SWB. SWB and the SWB Subsidiaries provide continuation coverage under group health plans for separating employees and "qualified beneficiaries" in accordance with the provisions of IRC Section 4980B(f). Such group health plans are in compliance in all material respects with Section 1862(b)(1) of the Social Security Act. With respect to the outstanding loan to SWB's employee stock ownership plan, as of September 30, 1997, the principal amount outstanding does not exceed $400,000.

     Section 3.13 Brokers, Finders and Financial Advisors. Except for SWB's engagement of Robert W. Baird & Co. Incorporated ("Baird") in connection with transactions contemplated by this Agreement, neither SWB nor any SWB Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement or the Plan of Merger, or, except for its commitments disclosed in SWB Disclosure Schedule 3.13, incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement or the Plan of Merger, which has not been reflected in the SWB Financials.

     Section 3.14. Environmental Matters. To the knowledge of SWB, neither SWB nor any SWB Subsidiary, nor any properties owned or operated by SWB or any SWB Subsidiary has been or is in violation of or liable under any Environmental Law which violation or liability, individually or in the aggregate, has resulted, or will result, in a Material Adverse Effect with respect to SWB and its Subsidiaries taken as a whole. There are no actions, suits or proceedings, or demands, claims, notices or, to SWB's knowledge, investigations (including without limitation notices, demand letters or requests for information from any environmental agency) instituted or pending, or to the knowledge of SWB, threatened, relating to the liability of any property owned or operated by SWB or any SWB Subsidiary under any Environmental Law. SWB Disclosure Schedule 3.14 identifies all material reports, studies, sampling data, permits, and governmental filings in the possession of or reasonably available to SWB or any SWB Subsidiary concerning the Environmental Laws and SWB or any SWB Subsidiary or any of their current or former properties or operations.

     Section 3.15. Loan Portfolio. The allowance for loan losses reflected, and to be reflected, in the SWB Regulatory Reports, and shown, and to be shown, on the balance sheets contained in the SWB Financials have been, and will be, established in accordance with the requirements of GAAP and all applicable regulatory criteria. SWB Disclosure Schedule 3.15 sets forth all loans that are classified by SWB or federal bank regulatory or supervisory authority as "Special Mention," "Substandard," "Doubtful," "Loss" or "Classified," together with the aggregate principal amount of and accrued and unpaid interest on such loans, by category.

     Section 3.16. Information to be Supplied. The information to be supplied by SWB for inclusion in the Registration Statement (including the Prospectus/Proxy Statement) will not, at the time the Registration Statement is declared effective pursuant to the Securities Act, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading. The information supplied, or to be supplied, by SWB for inclusion in the Applications will, at the time such documents are filed with any Regulatory Authority, be accurate in all material aspects.

     Section 3.17. Securities Documents. SWB has delivered to Alliance Bancorp copies of its (i) annual reports on Form 10-K for the years ended December 31, 1996, 1995 and 1994, (ii) quarterly reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997 and (iii) proxy materials used or for use in connection with its meetings of shareholders held in 1997, 1996 and 1995. Such reports and such proxy materials complied, at the time filed with the SEC, in all material respects, with the Securities Laws.

     Section 3.18. Related Party Transactions. Except as disclosed in SWB Disclosure Schedule 3.18, or as described in SWB's Proxy Statement distributed in connection with the 1997 annual meeting of shareholders (which has previously been provided to Alliance Bancorp), SWB is not a party to any transaction (including any loan or other credit accommodation) with any Affiliate of SWB (except a SWB Subsidiary). Except as disclosed in SWB Disclosure Schedule 3.18, all such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. Except as set forth on SWB Disclosure Schedule 3.18, no loan or credit accommodation to any Affiliate of SWB is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. SWB has not been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by SWB is inappropriate.

     Section 3.19.  Schedule of Termination Benefits. SWB Disclosure Schedule
3.19 includes a schedule of all termination benefits and related payments that would be payable to the individuals identified thereon, excluding any options to acquire SWB Common Stock granted to such individuals, under any and all employment agreements, special termination agreements, supplemental executive retirement plans, deferred bonus plans, deferred compensation plans, salary continuation plans, or any compensation arrangement, or other pension benefit or welfare benefit plan maintained by SWB solely for the benefit of officers or directors of SWB or SWB Subsidiaries (the "Benefits Schedule"), assuming their employment or service is terminated as of December 31, 1997 and the Closing Date occurs prior to such termination. No other individuals are entitled to benefits under any such plans. Notwithstanding the foregoing, Alliance Bancorp acknowledges that additional payments may be required to be made by Southwest Federal, SWB, or Alliance Bancorp to the Southwest Federal Savings and Loan Association of Chicago Supplemental Executive Retirement Plan in order to satisfy the obligations to the beneficiaries of such plan.

     Section 3.20. Loans. Each loan reflected as an asset in the SWB Financial Statements (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct in all material respects, (ii) to the extent secured, to SWB's knowledge has been secured by valid liens and security interests which have to SWB's knowledge been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect on SWB and the SWB Subsidiaries taken as a whole.

     Section 3.21. Antitakeover Provisions Inapplicable. Except as set forth on SWB Disclosure Schedule 3.21, the transactions contemplated by this Agreement are not subject to any applicable state takeover law.

     Section 3.22. Fairness Opinion. SWB has received a written opinion from Baird to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date thereof, the consideration to be received by the stockholders of SWB pursuant to this Agreement is fair to such stockholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

                                  ARTICLE IV
              REPRESENTATIONS AND WARRANTIES OF ALLIANCE BANCORP

     Alliance Bancorp represents and warrants to SWB that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), except as set forth in the Alliance Bancorp Disclosure Schedules delivered by Alliance Bancorp to SWB on the date hereof. Alliance Bancorp has made a good faith effort to ensure that the disclosure on each schedule of the Alliance Bancorp

Disclosure Schedules corresponds to the section reference herein. However, for purposes of the Alliance Bancorp Disclosure Schedules, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant.

     Section 4.01.  Organization.

     (a) Alliance Bancorp is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Alliance Bancorp.

     (b) Liberty Federal is a stock savings bank duly organized, validly existing and in good standing under the laws of the United States. Except as set forth in Alliance Bancorp Disclosure Schedule 4.01(b), Liberty Federal is the only Alliance Bancorp Subsidiary. The deposits of Liberty Federal are insured by the FDIC through the SAIF to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due by Liberty Federal. Each other Alliance Bancorp Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.

     (c) Liberty Federal is a member in good standing of the Federal Home Loan Bank of Chicago and owns the requisite amount of stock therein.

     (d) Except as disclosed in Alliance Bancorp Disclosure Schedule 4.01(d), the respective minute books of Alliance Bancorp and each Alliance Bancorp Subsidiary accurately record, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including committees) through the date of this Agreement.

     (e) Prior to the date of this Agreement, Alliance Bancorp has delivered to SWB true and correct copies of the of certificate of incorporation and bylaws of Alliance Bancorp.

     Section 4.02   Capitalization.

     (a) The authorized capital stock of Alliance Bancorp consists of (a) 11,000,000 shares of common stock, par value $0.01 per share (the "Alliance Bancorp Common Stock"), of which, at the date of this Agreement, 8,175,885 shares are validly issued, fully paid and nonassessable and 154,087 shares are held by Alliance Bancorp as treasury stock, and (b) 1,500,000 shares of preferred stock, par value $0.01 per share, of which, at the date of this Agreement, no shares of were issued and outstanding. No shares of Alliance Bancorp Common Stock were issued in violation of any preemptive rights. Alliance Bancorp has no Rights authorized, issued or outstanding, other than options to acquire 1,003,920 shares of Alliance Bancorp Common Stock under Alliance Bancorp's employee benefit plans and stock option plans.

     (b) To Alliance Bancorp's knowledge, and except as set forth in the Alliance Bancorp Disclosure Schedule 4.02(b), no Person or "group" (as that term is used in Section 13(d)(3) of the Exchange Act) is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of Alliance Bancorp Common Stock.

     (c) Alliance Bancorp owns all of the capital stock of Liberty Federal, free and clear of any lien or encumbrance. Except for the Alliance Bancorp Subsidiaries, Alliance Bancorp does not possess, directly or indirectly, any material equity interest in any corporation, except for equity interests held in the investment portfolios of Alliance Bancorp Subsidiaries, equity interests held by Alliance Bancorp Subsidiaries in a fiduciary capacity, and equity interests held in connection with the lending activities of Alliance Bancorp Subsidiaries.

     Section 4.03   Authority; No Violation.

     (a) Alliance Bancorp has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Liberty Federal has full corporate power and authority to execute and deliver the Plan of Merger and to consummate the Bank Merger. The execution and delivery of this Agreement by Alliance Bancorp and the completion by Alliance Bancorp of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Alliance Bancorp and, except for approval of the shareholders of Alliance Bancorp, no other corporate proceedings on the part of Alliance Bancorp are necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Alliance Bancorp and, subject to approval by the shareholders of Alliance Bancorp and receipt of the required approvals of Regulatory Authorities described in Section
4.04 hereof, constitutes the valid and binding obligation of Alliance Bancorp and Liberty Federal, enforceable against Alliance Bancorp and Liberty Federal in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and as to Liberty Federal, the conservatorship or receivership provisions of the FDIA, and subject, as to enforceability, to general principles of equity. The Plan of Merger, upon its execution and delivery by Liberty Federal concurrently with the execution and delivery of this Agreement, will constitute the valid and binding obligation of Liberty Federal, enforceable against Liberty Federal in accordance with its terms, subject to applicable conservatorship and receivership provisions of the FDIA, or insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

     (b)  (A) The execution and delivery of this Agreement by Alliance Bancorp,
(B) the execution and delivery of the Plan of Merger by Liberty Federal, (C) subject to receipt of approvals from the Regulatory Authorities referred to in
Section 4.04 hereof and SWB's and Alliance Bancorp's compliance with any conditions contained therein, the consummation of the transactions contemplated hereby, and (D) compliance by Alliance Bancorp or Liberty Federal with any of the terms or provisions hereof or of the Plan of Merger will not (i) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of Alliance Bancorp or any Alliance Bancorp Subsidiary or the charter and bylaws of Liberty Federal; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Alliance Bancorp or any Alliance Bancorp Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Alliance Bancorp or Liberty Federal under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which Alliance Bancorp or Liberty Federal is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on Alliance Bancorp.

     Section 4.04. Consents. Except for consents, approvals, filings and registrations from or with the OTS and SEC, and state "blue sky" authorities, and compliance with any conditions contained therein, and the approval of this Agreement by the shareholders of Alliance Bancorp in accordance with Nasdaq requirements applicable to it, and the approval of the Plan of Merger by Alliance Bancorp as sole shareholder of Liberty Federal, and by the Liberty Federal Board of Directors, the filing of a certificate of merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and the articles of combination with the OTS, no consents or approvals of, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of any third parties are necessary, or will be, in connection with
(a) the execution and delivery of this Agreement by Alliance Bancorp or the Plan of Merger by Liberty Federal, and (b) the completion by Alliance Bancorp of the transactions contemplated hereby or by Liberty Federal of the Bank Merger. Alliance Bancorp has no reason to believe that (i) any required consents or approvals will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact Alliance Bancorp's ability to complete the transactions contemplated by this Agreement or that (ii) any public body or authority, the consent or approval of which is not required or any filing with which is not required, will object to the completion of the transactions contemplated by this Agreement.

     Section 4.05.  Financial Statements.

     (a) Alliance Bancorp has previously delivered, or will deliver, to SWB the Alliance Bancorp Regulatory Reports. The Alliance Bancorp Regulatory Reports have been, or will be, prepared in accordance with applicable regulatory accounting principles and practices and fairly present, or will fairly present, the consolidated financial position, results of operations and changes in shareholders' equity of Alliance Bancorp as of and for the periods ending on the dates thereof, in accordance with applicable regulatory accounting principles. Alliance Bancorp will make the Alliance Bancorp Regulatory Reports available to SWB for inspection.

     (b) Alliance Bancorp has previously delivered to SWB the Alliance Bancorp Financials. The Alliance Bancorp Financials have been, or will be, prepared in accordance with GAAP and practices applied on a consistent basis throughout the periods covered by such statements, and (including the related notes where applicable) fairly present, or will fairly present (subject in the case of the unaudited interim statements to normal year-end adjustments), the consolidated financial position, results of operations and cash flows of Alliance Bancorp and the Alliance Bancorp Subsidiaries as of and for the respective periods ending on the dates thereof, in accordance with GAAP applied on a consistent basis during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

     (c) At the date of each balance sheet included in the Alliance Bancorp Financials, Alliance Bancorp did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Alliance Bancorp Financials or in the footnotes thereto which are not fully reflected or reserved against therein or disclosed in a footnote thereto, except for liabilities, obligations or loss contingencies which are not material in the aggregate and which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations or loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal recurring audit adjustments and the absence of footnotes.

     Section 4.06. Taxes. Alliance Bancorp and the Alliance Bancorp Subsidiaries are members of the same affiliated group within the meaning of IRC
Section 1504(a). Alliance Bancorp has duly filed, and will file, all federal, state and local tax returns required to be filed by or with respect to Alliance Bancorp and all Alliance Bancorp Subsidiaries on or prior to the Closing Date (all such returns being accurate and correct in all material respects) and has duly paid or will pay, or made or will make, provisions for the payment of all federal, state and local taxes which have been incurred by or are due or claimed to be due from Alliance Bancorp and any Alliance Bancorp Subsidiary by any taxing authority or pursuant to any tax sharing agreement or arrangement (written or oral) on or prior to the Closing Date other than taxes which (i) are not delinquent or (ii) are being contested in good faith.

     Section 4.07. No Material Adverse Effect. Alliance Bancorp and the Alliance Bancorp Subsidiaries, taken as a whole, have not suffered any Material Adverse Effect since September 30, 1997.

     Section 4.08.  Ownership of Property; Insurance Coverage; Contracts.

     (a) Except as set forth in Alliance Bancorp Disclosure Schedule 4.08(a), Alliance Bancorp and the Alliance Bancorp Subsidiaries have good and, as to real property, marketable title to all material assets and properties owned by Alliance Bancorp or any of its Subsidiaries in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Alliance Bancorp Financials or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities for borrowed money and that are described in the Alliance Bancorp Disclosure
Schedule 4.08(a) or described in Section 5.01(v) of Article V hereof, and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. Alliance Bancorp and the Alliance Bancorp Subsidiaries, as lessee, have the right under valid and subsisting leases of real and personal properties used by Alliance Bancorp and its Subsidiaries in the conduct of their businesses to occupy and use all such properties as presently occupied and used by each of them.

     (b) Alliance Bancorp and the Alliance Bancorp Subsidiaries currently maintain insurance in amounts considered by Alliance Bancorp to be reasonable for their respective operations, and such insurance is similar in scope and coverage to that maintained by other businesses similarly engaged. Neither Alliance Bancorp nor any Alliance Bancorp Subsidiary has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated or (ii) premium costs with respect to such insurance will be substantially increased.

     (c) Neither Alliance Bancorp nor any Alliance Bancorp Subsidiary is a party to or subject to: (i) any collective bargaining agreement with any labor union relating to employees of Alliance Bancorp or any Alliance Bancorp Subsidiary; (ii) any agreement which by its terms limits the payment of dividends by Alliance Bancorp; or (iii) any instrument evidencing or related to material indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Alliance Bancorp or any Alliance Bancorp Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, bankers' acceptances, Federal Home Loan Bank of Chicago advances, and "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds" or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to Alliance Bancorp or any Alliance Bancorp Subsidiary; or (iv) any contract (other than this Agreement) limiting the freedom, in any material respect, of Alliance Bancorp or Liberty Federal to engage in any type of banking or bank-related business which Alliance Bancorp or Liberty Federal is permitted to engage in under applicable law as of the date of this Agreement.

     Section 4.09. Legal Proceedings. Neither Alliance Bancorp nor any Alliance Bancorp Subsidiary is a party to any, and there are no pending or, to the best of Alliance Bancorp's knowledge, threatened legal, administrative, arbitration or other proceedings, claims, actions or governmental investigations or inquiries of any nature (i) against Alliance Bancorp or any Alliance Bancorp Subsidiary, (ii) to which Alliance Bancorp's or any Alliance Bancorp Subsidiary's assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of Alliance Bancorp to perform under this Agreement, except for any proceedings, claims, actions, investigations or inquiries referred to in clauses (i) or (ii) which, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect on Alliance Bancorp and the Alliance Bancorp Subsidiaries taken as a whole.

     Section 4.10.  Compliance With Applicable Law.

     (a) Alliance Bancorp and the Alliance Bancorp Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any federal, state or local governmental authority relating to them, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of their businesses nor otherwise have a Material Adverse Effect on Alliance Bancorp and its Subsidiaries taken as a whole.

     (b) Neither Alliance Bancorp nor any Alliance Bancorp Subsidiary has received any notification or communication from any Regulatory Authority (i) asserting that Alliance Bancorp or any Alliance Bancorp Subsidiary is not in compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to Alliance Bancorp or any Alliance Bancorp Subsidiary; (iii) requiring or threatening to require Alliance Bancorp or any Alliance Bancorp Subsidiary, or indicating that Alliance Bancorp or any Alliance Bancorp Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of Alliance Bancorp or any Alliance Bancorp Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Alliance Bancorp or any Alliance Bancorp Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a "Regulatory Agreement"). Neither Alliance Bancorp nor any Alliance Bancorp Subsidiary is a party to, nor has consented to any Regulatory Agreement.

     Section 4.11. Information to be Supplied. The information to be supplied by Alliance Bancorp for inclusion in the Registration Statement (including the Prospectus/Proxy Statement) will not, at the time the Registration Statement is declared effective pursuant to the Securities Act, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading. The information supplied, or to be supplied, by Alliance Bancorp for inclusion in the Applications will, at the time such documents are filed with any Regulatory Authority, be accurate in all material aspects.

     Section 4.12. ERISA and Employment Arrangements. Alliance Bancorp has previously made available to SWB true and complete copies of the employee pension benefit plans within the meaning of ERISA Section 3(2), profit sharing plans, stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, employment and special termination agreements, annual incentive plans, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1) (including vacation pay, sick leave, short-term disability, long-term disability, and medical plans), and all other employee benefit plans, policies, agreements and arrangements, all of which are set forth on the Alliance Bancorp Disclosure Schedule, maintained or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of Alliance Bancorp or any Alliance Bancorp Subsidiary, together with (i) the most recent actuarial (if any) and financial reports relating to those plans which constitute "qualified plans" under IRC
Section 401(a), (ii) the most recent annual reports relating to such plans filed by them, respectively, with any government agency, and (iii) all rulings and determination letters which pertain to any such plans. Neither Alliance Bancorp nor any Alliance Bancorp Subsidiary, and no pension plan maintained by Alliance Bancorp or any Alliance Bancorp Subsidiary, has incurred, directly or indirectly, within the past six (6) years any liability under Title IV of ERISA (including to the Pension Benefit Guaranty Corporation) or to the IRS with respect to any pension plan qualified under IRC Section 401(a) which liability has resulted in or will result in a Material Adverse Effect with respect to Alliance Bancorp, except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043 occurred with respect to any such pension plan. With respect to each of such plans that is subject to Title IV of ERISA, the present value of the accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the plan's most recent actuarial report did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such accrued benefits. Neither Alliance Bancorp nor any Alliance Bancorp Subsidiary has incurred any liability under ERISA Section 4201 for a complete or partial withdrawal from a multi-employer plan. All "employee benefit plans," as defined in ERISA Section 3(3), comply and in the past six (6) years have complied in all material respects with (i) relevant provisions of ERISA, and (ii) in the case of plans intended to qualify for favorable income tax treatment, provisions of the IRC relevant to such treatment. No prohibited transaction (which shall mean any transaction prohibited by ERISA Section 406 and not exempt under ERISA Section 408 or any transaction prohibited under IRC Section 4975) has occurred within the past six (6) years with respect to any employee benefit plan maintained by Alliance Bancorp or any Alliance Bancorp Subsidiary that would result in the imposition, directly or indirectly, of an excise tax under IRC Section 4975 or other penalty under ERISA or the IRC, which individually or in the aggregate, has resulted in or will result in a Material Adverse Effect with respect to Alliance Bancorp. Alliance Bancorp and the Alliance Bancorp Subsidiaries provide continuation coverage under group health plans for separating employees in accordance with the provisions of IRC Section 4980B(f). Such group health plans are in compliance with Section 1862(b)(1) of the Social Security Act.

     Section 4.13. Securities Documents. Alliance Bancorp has delivered, or will deliver, to SWB copies of its (i) annual reports on SEC Form 10-K for the years ended September 30, 1996, 1995, and 1994, (ii) quarterly reports on SEC Form 10-Q for the quarters ended December 31, 1996, March 31, 1997, June 30, 1997 and September 30, 1997, and (iii) proxy statement dated May 1, 1997 used in connection with its annual meeting of shareholders held in May 1997. Such reports and such proxy materials complied, at the time filed with the SEC, in all material respects, with the Exchange Act and the applicable rules and regulations of the SEC.

     Section 4.14. Environmental Matters. To the knowledge of Alliance Bancorp, neither Alliance Bancorp nor any Alliance Bancorp Subsidiary, nor any properties owned or operated by Alliance Bancorp or any Alliance Bancorp Subsidiary has been or is in violation of or liable under any Environmental Law which violation or liability, individually or in the aggregate, has resulted, or will result, in a Material Adverse Effect with respect to Alliance Bancorp and its Subsidiaries taken as a whole. There are no actions, suits or proceedings, or demands, claims, notices or, to Alliance Bancorp's knowledge, investigations (including without limitation notices, demand letters or requests for information from any environmental agency) instituted or pending, or to the knowledge of Alliance Bancorp, threatened, relating to the liability of any property owned or operated by Alliance Bancorp or any Alliance Bancorp Subsidiary under any Environmental Law.

     Section 4.15. Loan Portfolio. The allowance for loan losses reflected, and to be reflected, in the Alliance Bancorp Regulatory Reports, and shown, and to be shown, on the balance sheets contained in the Alliance Bancorp Financials have been, and will be, established in accordance with the requirements of GAAP and all applicable regulatory criteria. Alliance Bancorp Disclosure Schedule
4.15 sets forth all loans that are classified by Alliance Bancorp or federal bank regulatory or supervisory authority as "Special Mention," "Substandard," "Doubtful," "Loss" or "Classified," together with the aggregate principal amount of and accrued and unpaid interest on such loans, by category.

     Section 4.16. Brokers, Finders and Financial Advisors. Except for Alliance Bancorp's engagement of Friedman, Billings, Ramsey & Co. Inc. ("FBR") in connection with transactions contemplated by this Agreement, neither Alliance Bancorp nor any Alliance Bancorp Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement or the Plan of Merger, or, except for its commitments disclosed in Alliance Bancorp Disclosure Schedule 4.16, incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement or the Plan of Merger, which has not been reflected in the Alliance Bancorp Financials.

     Section 4.17. Loans. Each loan reflected as an asset in the Alliance Bancorp Financial Statements (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect on Alliance Bancorp. All loan transactions with Affiliates (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features.

     Section 4.18. Antitakeover Provisions Inapplicable. Except as set forth on Alliance Bancorp Disclosure Schedule 4.18, the transactions contemplated by this Agreement are not subject to any applicable state takeover law.

     Section 4.19. Fairness Opinion. Alliance Bancorp has received a written opinion from FBR to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date thereof, the Exchange Ratio is fair to Alliance Bancorp stockholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

                                   ARTICLE V
                           COVENANTS OF THE PARTIES

     Section 5.01.  Conduct of SWB's Business.

     (a) From the date of this Agreement to the Closing Date, SWB and Southwest Federal will conduct their business and engage in transactions, including extensions of credit, only in the ordinary course and consistent with past practice and policies, except as otherwise required or contemplated by this Agreement or with the written consent of Alliance Bancorp. SWB and Southwest Federal will use its reasonable good faith efforts, to (i) preserve their business organizations intact, (ii) maintain good relationships with employees, and (iii) preserve for themselves the good will of their customers and others with whom business relationships exist. From the date hereof to the Closing Date, except as otherwise consented to or approved by Alliance Bancorp in writing or as contemplated or required by this Agreement, SWB will not, and SWB will not permit any SWB Subsidiary to:

     (i) amend or change any provision of its certificate of incorporation, charter, or bylaws;

     (ii) change the number of authorized or issued shares of its capital stock or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, other than the quarterly cash dividend of $0.20 per share, or redeem or otherwise acquire any shares of capital stock, except that (A) SWB may issue shares of SWB Common Stock upon the valid exercise, in accordance with the information set forth in SWB Disclosure Schedule 3.02, of presently outstanding options to acquire SWB Common Stock under the SWB Stock Option Plans. After the dividend paid by SWB in the first calendar quarter in 1998, if requested by Alliance Bancorp, the Board of Directors of SWB shall promptly cause its regular quarterly dividend record dates and payment dates to be the same as Alliance Bancorp's regular quarterly dividend record dates and payment dates for Alliance Bancorp Common Stock, and SWB shall not change its regular dividend payment dates and record dates without the prior written consent of Alliance Bancorp. Nothing contained in this Section 5.01(ii) or in any other Section of this Agreement shall be construed to permit SWB stockholders to receive two cash dividends in any quarter;

     (iii)  except pursuant to the arrangements set forth in SWB Disclosure
Schedule 5.01, grant any severance or termination pay (other than pursuant to written policies or written agreements of SWB in effect on the date hereof and provided to Alliance Bancorp prior to the date hereof) to, or enter into any new or amend any existing employment agreement with, or increase the compensation of (except for normal increases in the ordinary course of business consistent in timing and amount with past practice), any employee, officer or director of SWB or any SWB Subsidiary;

     (iv) merge or consolidate SWB or any SWB Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business of SWB or any SWB Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between SWB, or any SWB Subsidiary, and any other person; enter into a purchase and assumption transaction with respect to deposits and liabilities; permit the revocation or surrender by any SWB Subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

     (v) sell or otherwise dispose of the capital stock of SWB or sell or otherwise dispose of any asset of SWB or of any SWB Subsidiary other than in the ordinary course of business consistent with past practice; subject any asset of SWB or of any SWB Subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, SWB acceptances, advances from the Federal Home Loan Bank of Chicago, "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds" and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

     (vi) take any action which would result in any of the representations and warranties of SWB set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article VI hereof not being satisfied, except in each case as may be required by applicable law;

     (vii) change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Regulatory Authority responsible for regulating SWB or Southwest Federal;

     (viii) waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness to which SWB or any SWB Subsidiary is a party, other than in the ordinary course of business, consistent with past practice;

     (ix) implement any pension, retirement, profit sharing, bonus, welfare benefit or similar plan or arrangement that was not in effect on the date of this Agreement, or materially amend any existing plan or arrangement except to the extent such amendments do not result in an increase in cost; contribute to any pension, retirement, profit sharing, bonus, welfare benefit or similar plan or arrangement other than in amounts and in a manner consistent with past practice;

     (x) purchase any security for its investment portfolio not rated "A" or higher by either Standard & Poor's Corporation or Moody's Investor Services, Inc.;

     (xi) fail to review with a representative of Alliance Bancorp on a regular basis proposed loans or other credit facility commitments (including without limitation, lines of credit and letters of credit, but excluding loans to be secured by mortgages on one- to four-family residential real estate) to any borrower or group of affiliated borrowers in excess of $1,000,000, or any increase, compromise, extension, renewal or modification of any existing loan or commitment outstanding in excess of $1,000,000;

     (xii) except as set forth on the SWB Disclosure Schedule 5.01(a)(xii), enter into, renew, extend or modify any other transaction with any Affiliate;

     (xiii) enter into any interest rate swap or similar commitment, agreement or arrangement;

     (xiv) except for the execution of this Agreement, take any action that would give rise to a right of payment to any individual under any employment agreement;

     (xv) intentionally and knowingly take any action that would preclude satisfaction of the condition to closing contained in Section 6.02(k) relating to financial accounting treatment of the Merger;

     (xvi) change its lending, investment, asset/liability management or other material banking policies in any material respect except as may be required by changes in applicable law or regulations or in response to examination comments by a Regulatory Authority;

     (xvii) enter into any new joint venture or partnership agreement or any new land acquisition or real estate development project, or increase the amount of credit that SWB or any SWB Subsidiary is committed to extend to any joint venture or partnership in connection with land acquisition or real estate development activities; or

     (xviii) agree to do any of the foregoing.

     For purposes of this Section 5.01, unless provided for in a business plan, budget or similar document delivered to Alliance Bancorp prior to the date of this Agreement, it shall not be considered in the ordinary course of business for SWB or any SWB Subsidiary to do any of the following: (i) make any capital expenditure of $50,000 or more not disclosed on SWB Disclosure

Schedule 5.01, without the prior written consent of Alliance Bancorp; (ii) except as set forth in SWB Disclosure Schedule 5.01, make any sale, assignment, transfer, pledge, hypothecation or other disposition of any assets having a book or market value, whichever is greater, in the aggregate in excess of $1,000,000, other than pledges of assets to secure government deposits, to exercise trust powers, sales of assets received in satisfaction of debts previously contracted in the normal course of business, issuance of loans, sales of previously purchased government guaranteed loans, or transactions in the investment securities portfolio by SWB or a SWB Subsidiary or repurchase agreements made, in each case, in the ordinary course of business; or (iii) undertake or enter any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by SWB or any SWB Subsidiary of more than $50,000 annually, or containing a material financial commitment and extending beyond 12 months from the date hereof.

     Section 5.02.  Access; Confidentiality.

     (a) From the date of this Agreement through the Closing Date, SWB or Alliance Bancorp, as the case may be, shall afford to, and shall cause each SWB Subsidiary or Alliance Bancorp Subsidiary to afford to, the other party and its authorized agents and representatives, access to their respective properties, assets, books and records and personnel, during normal business hours and after reasonable notice; and the officers of SWB and Alliance Bancorp will furnish any person making such investigation on behalf of the other party with such financial and operating data and other information with respect to the businesses, properties, assets, books and records and personnel as the person making such investigation shall from time to time reasonably request. None of the parties or their respective subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of their respective customers, jeopardize the attorney-client privilege of the institution or company in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. The parties will hold all such information delivered in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated December 4, 1997, among SWB and Alliance Bancorp (the "Confidentiality Agreement").

     (b) SWB and Alliance Bancorp each agree to conduct such investigation and discussions hereunder in a manner so as not to interfere unreasonably with normal operations and customer and employee relationships of the other party.

     (c) In addition to the access permitted by subparagraph (a) above, from the date of this Agreement through the Closing Date, SWB shall permit employees of Alliance Bancorp reasonable access to information relating to problem loans, loan restructurings and loan work-outs of SWB.

     (d) If the transactions contemplated by this Agreement shall not be consummated, SWB and Alliance Bancorp will each destroy or return all documents and records obtained from the other party or its representatives, during the course of its investigation and will cause all information with respect to the other party obtained pursuant to this Agreement or preliminarily thereto to be kept confidential, except to the extent such information becomes public through no fault of the party to whom the information was provided or any of its representatives or agents and except to the extent disclosure of any such information is legally required. SWB and Alliance Bancorp shall each give prompt written notice to the other party of any contemplated disclosure where such disclosure is so legally required.

    Section 5.03.   Regulatory Matters and Consents.

     (a) Alliance Bancorp and Liberty Federal will prepare all Applications and make all filings for, and use their best efforts to obtain as promptly as practicable after the date hereof, all necessary permits, consents, approvals, waivers and authorizations of all Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement.

     (b) SWB will furnish Alliance Bancorp with all information concerning SWB and SWB Subsidiaries as may be necessary or advisable in connection with any Application or filing made by or on behalf of Alliance Bancorp to any Regulatory Authority in connection with the transactions contemplated by this Agreement.

     (c) Alliance Bancorp and SWB will promptly furnish each other with copies of all material written communications to, or received by them from any Regulatory Authority in respect of the transactions contemplated hereby, except information which is filed by either party which is designated as confidential.

     (d) The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Regulatory Authorities. Alliance Bancorp will furnish SWB with (i) copies of all Applications prior to filing with any Regulatory Authority and provide SWB a reasonable opportunity to provide changes to such Applications,, (ii) copies of all Applications filed by Alliance Bancorp and
(iii) copies of all documents filed by Alliance Bancorp under the Securities Exchange Act of 1934, as amended.

     (e) SWB will cooperate with Alliance Bancorp in the foregoing matters and will furnish Alliance Bancorp with all information concerning SWB and SWB Subsidiaries as may be necessary or advisable in connection with any Application or filing (including the Registration Statement and any report filed with the SEC) made by or on behalf of Alliance Bancorp to any Regulatory Authority in connection with the transactions contemplated by this Agreement, and such information will be accurate and complete in all material respects. In connection therewith, SWB will provide certificates and other documents reasonably requested by Alliance Bancorp.

     Section 5.04.  Taking of Necessary Action.

     (a) Alliance Bancorp and SWB shall each use its best efforts in good faith, and each of them shall cause its Subsidiaries to use their best efforts in good faith, to (i) furnish such information as may be required in connection with the preparation of the documents referred to in Section 5.03 of this Agreement, and (ii) take or cause to be taken all action necessary or desirable on its part using its best efforts so as to permit completion of the Merger including, without limitation, (A) obtaining the consent or approval of each individual, partnership, corporation, association or other business or professional entity whose consent or approval is required or desirable for consummation of the transactions contemplated hereby (including assignment of leases without any change in terms), provided that neither SWB nor any SWB Subsidiary shall agree to make any payments or modifications to agreements in connection therewith without the prior written consent of Alliance Bancorp, and
(B) requesting the delivery of appropriate opinions, consents and letters from its counsel and independent auditors. No party hereto shall take, or cause, or to the best of its ability permit to be taken, any action that would substantially impair the prospects of completing the Merger pursuant to this Agreement and the Plan of Merger; provided that nothing herein contained shall preclude Alliance Bancorp or SWB from exercising its rights under this Agreement or the Option Agreement.

     (b) Alliance Bancorp shall prepare, subject to the review and consent of SWB with respect to matters relating to SWB and the transactions contemplated by this Agreement, a Prospectus/Proxy Statement on Form S-4 to be filed by Alliance Bancorp with the SEC and to be mailed to the shareholders of SWB and Alliance Bancorp in connection with the meetings of their respective shareholders and transactions contemplated hereby, which Prospectus/Proxy statement shall conform to all applicable legal requirements. The parties shall cooperate with each other with respect to the preparation of the Prospectus/Proxy Statement. Alliance Bancorp shall, as promptly as practicable following the preparation thereof, file the Registration Statement with the SEC and SWB and Alliance Bancorp shall use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Alliance Bancorp will advise SWB, promptly after Alliance Bancorp receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the shares of capital stock issuable pursuant to the Registration Statement, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. Alliance Bancorp shall use its best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities laws or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. Alliance Bancorp will provide SWB with as many copies of such Registration Statement and all amendments thereto promptly upon the filing thereof as SWB may reasonably request.

     Section 5.05.  Certain Agreements.

     (a) From and after the Company Merger Effective Date through the sixth anniversary thereof, Alliance Bancorp agrees to indemnify, defend and hold harmless each present and former director and officer of SWB and its Subsidiaries determined as of the Closing Date (the "Indemnified Parties")
                                                     -------------------
against all losses, claims, damages, costs, expenses (including reasonable attorneys' fees and expenses), liabilities, judgments or amounts paid in settlement (with the approval of Alliance Bancorp, which approval shall not be unreasonably withheld) or in connection with any claim, action, suit, proceeding or investigation arising out of matters existing or occurring at or prior to the Company Merger Effective Date (a "Claim") in which an Indemnified Party is, or
                                  -----
is threatened to be made, a party or a witness based in whole or in part on, or arising in whole or in part out of, the fact that such person is or was a director or officer of SWB or any of its subsidiaries, regardless of whether such Claim is asserted or claimed prior to, at or after the Closing Date, to the fullest extent to which directors and officers of SWB are entitled under the DGCL, SWB's certificate of incorporation and bylaws, or other applicable law as in effect on the date hereof (and Alliance Bancorp shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the extent permissible to a Delaware corporation under the DGCL and SWB's certificate of incorporation and bylaws as in effect on the date hereof; provided, that the person to whom expenses are advanced provides an undertaking
--------
to repay such expenses if it is ultimately determined that such person is not entitled to indemnification). All rights to indemnification in respect of a Claim asserted or made within the period described in the preceding sentence shall continue until the final disposition of such Claim.

     (b) Any Indemnified Party wishing to claim indemnification under Section 5.05(a), upon learning of any Claim, shall promptly notify Alliance Bancorp, but the failure to so notify shall not relieve Alliance Bancorp of any liability it may have to such Indemnified Party except to the extent that such failure materially prejudices Alliance Bancorp. In the event of any Claim, (1) Alliance Bancorp shall have the right to assume the defense thereof (with counsel reasonably satisfactory to the Indemnified Party) and shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that, if Alliance Bancorp elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Alliance Bancorp and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Alliance Bancorp shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received, provided further that Alliance Bancorp shall in all cases be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties, (2) the Indemnified Parties will cooperate in the defense of any such Claim and (3) Alliance Bancorp shall not be liable for any settlement effected without its prior written consent (which consent shall not unreasonably be withheld).

     (c) Alliance Bancorp shall use its best efforts to cause the persons serving as officers and directors of SWB immediately prior to the Company Merger Effective Date to be covered for a period of six years from the Company Merger Effective Date by the directors' and officers' liability insurance policy maintained by SWB (provided that Alliance Bancorp may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Company Merger Effective Date which were committed by such officers and directors in their capacity as such.

     (d) In the event Alliance Bancorp or any of is successors or assigns (1) consolidates with or merges into any other Person and shall not continue or survive such consolidation or merger, or (2) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Alliance Bancorp assume the obligations set forth in this Section 5.05.

     (e) The provisions of this Section 5.05 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

     (f) Alliance Bancorp agrees to honor and Alliance Bancorp agrees to cause Liberty Federal to honor all terms and conditions of the existing employment agreement disclosed in the SWB Disclosure Schedules. Except as otherwise provided herein, and unless otherwise agreed to in writing by the affected officer and employee, Alliance Bancorp agrees for itself and the Alliance Bancorp Subsidiaries that the consummation of the transactions contemplated hereby is a "Change in Control" as defined in the employment agreement entered into by SWB.

     Section 5.06. No Other Bids and Related Matters. SWB will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal (as hereinafter defined), will enforce any confidentiality agreements and will take the necessary steps to inform the appropriate individuals or entities referred to in the first sentence of this Section 5.06 of the obligations undertaken in this Section 5.06. SWB agrees that neither SWB nor any of its Subsidiaries shall, and that SWB and its Subsidiaries shall direct and use all reasonable efforts to cause their respective directors, officers, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any substantial part of the assets or any equity securities of, SWB or any of its Subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any
                                     --------------------
discussions or negotiations with, or provide any confidential information or data to, any Person relating to an Acquisition Proposal. Nothing contained in this Section 5.06 shall be deemed to prohibit SWB from taking or disclosing to shareholders any position necessary in order to comply with the filing and disclosure requirements of Section 14(d) of the Exchange Act and the related rules and regulations of the SEC.

     Section 5.07. Duty to Advise; Duty to Update SWB's Disclosure Schedule. SWB shall promptly advise Alliance Bancorp of any change or event having a Material Adverse Effect on it or on any SWB Subsidiary or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants set forth herein. SWB shall update SWB's Disclosure Schedule as promptly as practicable after the occurrence of an event or fact which, if such event or fact had occurred prior to the date of this Agreement, would have been disclosed in the SWB Disclosure Schedule. The delivery of such updated Schedule shall not relieve SWB from any breach or violation of this Agreement and shall not have any effect for the purposes of determining the satisfaction of the condition set forth in Sections 6.02(c) hereof.

     Section 5.08.  Conduct of Alliance Bancorp's Business.

     (a) From the date of this Agreement to the Closing Date, Alliance Bancorp will use its best efforts to (x) preserve its business organizations intact, (y) maintain good relationships with employees, and (z) preserve for itself the goodwill of customers of Liberty Federal. From the date of this Agreement to the Closing Date, neither Alliance Bancorp nor Liberty Federal will (i) amend its certificate of incorporation, charter or bylaws in any manner inconsistent with the prompt and timely consummation of the transactions contemplated by this Agreement, (ii) issue any equity securities except in connection with the exercise of any employee or director stock options, (iii) take any action which would result in any of the representations and warranties of Alliance Bancorp or Liberty Federal set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article VI hereof not being satisfied, except in each case as may be required by applicable law, (iv) intentionally and knowingly take any action that would preclude satisfaction of the condition to closing contained in Section 6.01(n) and 6.02(k) relating to financial accounting treatment of the Merger; or (v) agree to do any of the foregoing. At the Alliance Bancorp Stockholders' Meeting to be held to obtain stockholder approval of this Agreement, Alliance Bancorp shall also submit for stockholder approval an amendment to its certificate of incorporation increasing the number of authorized shares of all classes of stock to no less than 16.5 million shares and the number of authorized shares of common stock to no less than 15 million shares.

     (b) From the date of this Agreement through the Closing Date, Alliance Bancorp will not, nor will it permit Liberty Federal to, make or undertake any acquisition of any company or business that could jeopardize the receipt of the approval of any Regulatory Authority or materially delay the consummation of the Merger or the Subsidiary Merger, unless the prior written consent of SWB is obtained.

     Section 5.09. Board and Committee Minutes. Alliance Bancorp and SWB shall each provide to the other, within thirty (30) days after any meeting of their respective Board of Directors, or any committee thereof, or any senior management committee, a copy of the minutes of such meeting, except that with respect to any meeting held within thirty (30) days of the Closing Date, such minutes shall be provided to each party prior to the Closing Date.

     Section 5.10.  Undertakings by Alliance Bancorp and SWB.

     (a)  From and after the date of this Agreement:

          (i) Voting by Directors. Alliance Bancorp and SWB shall recommend to all members of their respective Board of Directors to vote all shares of SWB Common Stock, or Alliance Bancorp Common Stock, as the case may be, beneficially owned by each such director in favor of this Agreement. As promptly as practicable following execution of this Agreement, Alliance Bancorp's Directors shall enter into the agreement set forth as Exhibit B to this Agreement;

          (ii) Proxy Solicitor. Alliance Bancorp and SWB shall each retain a proxy solicitor in connection with the solicitation of shareholder approval of this Agreement;

          (iii) Timely Review. If requested by Alliance Bancorp at Alliance Bancorp's sole expense, SWB shall cause its independent certified public accountants to perform a review of its unaudited consolidated financial statements as of the end of any calendar quarter, in accordance with Statement of Auditing Standards No. 36, and to issue their report on such financial statements as soon as is practicable thereafter;

          (iv) Outside Service Bureau Contracts. If requested to do so by Alliance Bancorp, SWB shall use its best efforts to obtain an extension of any contract with an outside service bureau or other vendor of services to SWB, on terms and conditions mutually acceptable to SWB and Alliance Bancorp;

          (v) Board Meetings. SWB shall respond reasonably and in good faith to any request of Alliance Bancorp to permit a representative of Alliance Bancorp, who is reasonably acceptable to SWB, to attend any meeting of SWB's Board of Directors or the Executive Committee thereof;

          (vi) List of Nonperforming Assets. SWB and Alliance Bancorp shall provide the other, within ten (10) days of the end of each calendar month, a written list of nonperforming assets (the term "nonperforming assets," for purposes of this subsection, means (i) loans that are "troubled debt restructuring" as defined in Statement of Financial Accounting Standards No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructuring," (ii) loans on nonaccrual, (iii) real estate owned, (iv) all loans ninety (90) days or more past due) as of the end of such month and (iv) and impaired loans; and

          (vii) Reserves and Merger-Related Costs. On or before the Effective Date, SWB shall establish such additional accruals and reserves as may be necessary to conform the accounting reserve practices and methods (including credit loss practices and methods) of SWB to those of Alliance Bancorp (as such practices and methods are to be applied to SWB from and after the Closing Date) and Alliance Bancorp's plans with respect to the conduct of the business of SWB following the Merger and otherwise to reflect Merger-related expenses and costs incurred by SWB, provided, however, that SWB shall not be required to take such action unless Alliance Bancorp agrees in writing that all conditions to closing set forth in Section 6.02 have been satisfied or waived (except for the expiration of any applicable waiting periods); prior to the delivery by Alliance Bancorp of the writing referred to in the preceding clause, SWB shall provide Alliance Bancorp a written statement, certified without personal liability by the chief executive officer of SWB and dated the date of such writing, that the representation made in Section 3.15 hereof is true as of such date or, alternatively, setting forth in detail the circumstances that prevent such representation from being true as of such date; and no accrual or reserve made by SWB or any SWB Subsidiary pursuant to this subsection, or any litigation or regulatory proceeding arising out of any such accrual or reserve, shall constitute or be deemed to be a breach or violation of any representation, warranty, covenant, condition or other provision of this Agreement or to constitute a termination event within the meaning of Section 7.01(b) hereof.

     (b) From and after the date of this Agreement, Alliance Bancorp and SWB shall each:

          (i) Shareholders Meetings. Submit this Agreement to its shareholders for approval at a meeting to be held as soon as practicable, and have their Boards of Director recommend approval of this Agreement to their respective shareholders;

          (ii) Filings and Approvals. Cooperate with the other in the preparation and filing, as soon as practicable, of (A) the Applications, (B) the Registration Statement and related filings under state securities laws covering the Alliance Bancorp Common Stock to be issued pursuant to the Merger, (C) all other documents necessary to obtain any other approvals and consents required to effect the completion of the Merger, and (D) all other documents contemplated by this Agreement;

          (iii) Identification of SWB's Affiliates. Cooperate with the other and use its best efforts to identify those persons who may be deemed to be Affiliates of SWB;

          (iv) Public Announcements. Cooperate and cause its respective officers, directors, employees and agents to cooperate in good faith, consistent with their respective legal obligations, in the preparation and distribution of, and agree upon the form and substance of, any press release related to this Agreement and the transactions contemplated hereby, and any other public disclosures related thereto, including without limitation communications to SWB shareholders, SWB's internal announcements and customer disclosures, but nothing contained herein shall prohibit either party from making any disclosure which its counsel deems necessary, provided that the disclosing party notifies the other party reasonably in advance of the timing and contents of such disclosure;

          (v) Maintenance of Insurance. Maintain, and cause their respective Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business;

          (vi) Maintenance of Books and Records. Maintain, and cause their respective Subsidiaries to maintain, books of account and records in accordance with generally accepted accounting principles applied on a basis consistent with those principles used in preparing the financial statements heretofore delivered;

          (vii) Delivery of Securities Documents. Deliver to the other, copies of all Securities Documents simultaneously with the filing thereof;

          (viii) Taxes. File all federal, state, and local tax returns required to be filed by them or their respective Subsidiaries on or before the date such returns are due (including any extensions) and pay all taxes shown to be due on such returns on or before the date such payment is due; or

          (ix) Pooling of Interest. Prior to the Company Merger Effective Date, Alliance Bancorp and SWB will use their best efforts to cure any action previously taken that would prevent Alliance Bancorp from accounting for the Company Merger as a "pooling of interest," including cooperating in a private placement, to take place immediately prior to Closing, of shares of SWB Common Stock.

     Section 5.11. Employee and Termination Benefits; Directors and Management.

     (a) Employee Benefits. On and after the Company Merger Effective Date, the employee pension and welfare benefit plans of Alliance Bancorp and SWB may, at Alliance Bancorp's election and subject to the requirements of the IRC, continue to be maintained separately or consolidated, or terminated; provided, however, that Alliance Bancorp may not terminate the Southwest Federal Supplemental Executive Retirement Plan in any matter by which the participant of such plan would not be permitted to continue to receive payments thereunder on a monthly basis, without the consent of any affected individual. In the event of a consolidation of any or all of such plans or in the event of termination of the SWB benefit plans, SWB and SWB employees shall receive credit for service with SWB under any Alliance Bancorp benefit plan, or new Alliance Bancorp benefit plan in which such employees would be eligible to enroll for purposes of eligibility and vesting determination (but not for benefit accrual purposes). Alliance Bancorp and/or Liberty Federal shall make available to SWB employees who become employed by Alliance Bancorp or an Alliance Bancorp subsidiary, employer-provided health coverage on the same basis as it provides such coverage to Alliance Bancorp or Liberty Federal employees. In the event of any termination of or consolidation of any SWB health plan with any Alliance Bancorp health plan, all employees of SWB who become full-time employees of Alliance Bancorp or Liberty Federal, who were eligible for continued coverage under the terminated or consolidated plan shall have immediate coverage of any pre-existing condition. In the event of a termination or consolidation of any SWB health plan, terminated SWB employees and qualified beneficiaries or retained SWB employees who do not satisfy the Alliance Bancorp conditions for employer-provided coverage, will have the right to continue coverage under group health plans of Alliance Bancorp and/or Alliance Bancorp subsidiaries in accordance with IRC Section 4980B(f).

     (b) After the Company Merger Effective Date, any former employees of SWB or any SWB Subsidiary whose employment is terminated, other than for cause, shall be provided with severance benefits in accordance with the Liberty Federal severance plan in effect on the date hereof, a copy of which plan has been provided to SWB.

     (c) Alliance Bancorp shall cause its Board of Directors to be expanded by one member and shall appoint Richard E. Webber (such person, and any substitute person as provided in the last sentence of this paragraph, the "Nominee") to Alliance Bancorp's Board of Directors immediately following the Company Merger Effective Date. Mr. Webber shall be elected to a class of directors which provides for no less than a two-year term following the Company Merger Effective Date. Alliance Bancorp shall include the Nominee on the list of nominees for directors presented by the Board of Directors of Alliance Bancorp and for which said Board shall solicit proxies at the annual meeting of shareholders of Alliance Bancorp following the Company Merger Effective Date at which directors of Alliance Bancorp are elected for such class. In the event that the Nominee is unable to serve as a director of Alliance Bancorp as a result of illness, death, resignation or any other reason, such Nominee (or in the event of the death of nominee, the other Nominee) shall select a substitute nominee to serve as a member of the Board of Directors of Alliance Bancorp, subject to the approval of Alliance Bancorp, which shall not be unreasonably withheld and in accordance with the Alliance Bancorp's By-laws. The provisions of this Section 5.11(c) are intended to be for the benefit of, and shall be enforceable by, the Nominee.

     (d) At the Company Merger Effective Date, Liberty Federal shall establish an advisory board of directors, which shall be comprised of those members of the Southwest Federal's Board of Directors set forth in Section 5.11(d) of the Company Disclosure Schedule. Such advisory board shall meet at such times (not less than quarterly) and at such places as Liberty Federal shall determine. Each advisory board member shall receive an annual retainer of $4,500 payable quarterly or monthly, and a fee of $375 per monthly meeting (the Chairman of the Advisory Board shall receive a fee of $575 per meeting). The provisions of this
Section 5.11(d) are intended to be for the benefit of, and shall be enforceable by, each member of such advisory board.

     (e) At the Company Merger Effective Date, Alliance Bancorp shall enter into a consultation agreement in the form attached hereto as Exhibit 5.11.

     Section 5.12. Duty to Advise; Duty to Update Alliance Bancorp's Disclosure Schedule. Alliance Bancorp shall promptly advise SWB of any change or event having a Material Adverse Effect on it or on any Alliance Bancorp Subsidiary or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants set forth herein. Alliance Bancorp shall update Alliance Bancorp's Disclosure Schedules as promptly as practicable after the occurrence of an event or fact which, if such event or fact had occurred prior to the date of this Agreement, would have been disclosed in the Alliance Bancorp Disclosure Schedule. The delivery of such updated Schedule shall not relieve Alliance Bancorp from any breach or violation of this Agreement and shall not have any effect for the purposes of determining the satisfaction of the condition set forth in Sections 5.01(c) hereof.

     Section 5.13. Affiliate Letter. No later than five days after the date of this Agreement, SWB shall use its best efforts to cause to be delivered to Alliance Bancorp the Letter Agreement attached hereto as Exhibit 1, executed by each director and executive officer of SWB.

                                  ARTICLE VI
                                  CONDITIONS

     Section 6.01. Conditions to SWB's Obligations under this Agreement. The obligations of SWB hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by SWB pursuant to Section 7.03 hereof:

     (a) Corporate Proceedings. All action required to be taken by, or on the part of, Alliance Bancorp and Liberty Federal to authorize the execution, delivery and performance of this Agreement and the Plan of Merger, respectively, and the consummation of the transactions contemplated by this Agreement and the Plan of Merger, shall have been duly and validly taken by Alliance Bancorp and Liberty Federal; and SWB shall have received certified copies of the resolutions evidencing such authorizations;

     (b) Covenants. The obligations and covenants of Alliance Bancorp required by this Agreement to be performed by Alliance Bancorp at or prior to the Closing Date shall have been duly performed and complied with in all respects, except where the failure to perform or comply with any obligation or covenant would not, either individually or in the aggregate, result in a Material Adverse Effect with respect to Alliance Bancorp;

     (c) Representations and Warranties. The representations and warranties of Alliance Bancorp set forth in this Agreement shall be true and correct, as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty (i) which specifically relates to an earlier date or (ii) where the breach of the representation or warranty would not, either individually or in the aggregate, constitute a Material Adverse Effect with respect to Alliance Bancorp and Liberty Federal;

     (d) Approvals of Regulatory Authorities. Alliance Bancorp shall have received all required approvals of Regulatory Authorities of the Merger (without the imposition of any conditions that are in Alliance Bancorp's reasonable judgement unduly burdensome) and delivered copies thereof to SWB; and all notice and waiting periods required thereunder shall have expired or been terminated;

     (e) No Injunction. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby;

     (f) No Material Adverse Effect. Since September 30, 1997, there shall not have occurred any Material Adverse Effect with respect to Alliance Bancorp;

     (g) Officer's Certificate. Alliance Bancorp shall have delivered to SWB a certificate, dated the Closing Date and signed, without personal liability, by its chairman of the board or president, to the effect that the conditions set forth in subsections (a) through (f) of this Section 6.01 and Section 6.02(m) have been satisfied, to the best knowledge of the officer executing the same;

     (h) Opinion of Alliance Bancorp's Counsel. SWB shall have received an opinion of Luse Lehman Gorman Pomerenk & Schick, P.C., counsel to Alliance Bancorp, dated the Closing Date, in form and substance reasonably satisfactory to SWB and its counsel to the effect set forth on Exhibit 6.1 attached hereto;

     (i) Registration Statement. The Registration Statement shall be effective under the Securities Act and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; and all required approvals by state securities or "blue sky" authorities with respect to the transactions contemplated by this Agreement, shall have been obtained;

     (j) Tax Opinion. SWB shall have received an opinion of Luse Lehman Gorman Pomerenk & Schick, P.C. substantially to the effect set forth on Exhibit 6.2 attached hereto;

     (k) Approval of SWB's Shareholders. This Agreement shall have been approved by the shareholders of SWB by such vote as is required under applicable Delaware law, SWB's certificate of incorporation and bylaws, and under Nasdaq requirements applicable to it;

     (l) Investment Banking Opinion. SWB shall have received the written opinion from Baird on or before the date of this Agreement and updated in writing as of a date within five (5) days of mailing the Prospectus/Proxy Statement, to the effect that the Exchange Ratio is fair, from a financial point of view, to such shareholders;

     (m) Stock Exchange Listing. The shares of Alliance Bancorp Common Stock which shall be issued to the shareholders of SWB upon consummation of the Merger shall have been authorized for listing on the Nasdaq National Market System, subject to official notice of issuance; and

     (n) Pooling Letter. Alliance Bancorp shall have received an opinion from KPMG Peat Marwick LLP to the effect that the Company Merger will be treated as a "pooling of interest," as defined by GAAP, for financial accounting purposes.

     Section 6.02. Conditions to Alliance Bancorp's Obligations under this Agreement. The obligations of Alliance Bancorp hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by Alliance Bancorp pursuant to Section 8.03 hereof:

     (a) Corporate Proceedings. All action required to be taken by, or on the part of, SWB and Southwest Federal to authorize the execution, delivery and performance of this Agreement and the Plan of Merger, respectively, and the consummation of the transactions contemplated by this Agreement and the Plan of Merger, shall have been duly and validly taken by SWB and Southwest

Federal; and Alliance Bancorp shall have received certified copies of the resolutions evidencing such authorizations;

     (b) Covenants. The obligations and covenants of SWB, required by this Agreement to be performed by it at or prior to the Closing Date shall have been duly performed and complied with in all respects, except where the failure to perform or comply with any obligation or covenant would not, either individually or in the aggregate, result in a Material Adverse Effect with respect to SWB;

     (c) Representations and Warranties. The representations and warranties of SWB set forth in this Agreement shall be true and correct as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty (i) which specifically relates to an earlier date or (ii) where the breach of the representation or warranty would not, either individually or in the aggregate, result in a Material Adverse Effect with respect to SWB;

     (d) Approvals of Regulatory Authorities. Alliance Bancorp shall have received all required approvals of Regulatory Authorities of the Merger (without the imposition of any conditions that are in Alliance Bancorp's reasonable judgement unduly burdensome) and delivered copies thereof to SWB; and all notice and waiting periods required thereunder shall have expired or been terminated;

     (e) No Injunction. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby;

     (f) No Material Adverse Effect. Since September 30, 1997, there shall not have occurred any Material Adverse Effect with respect to SWB;

     (g) Officer's Certificate. SWB shall have delivered to Alliance Bancorp a certificate, dated the Closing Date and signed, without personal liability, by its chairman of the board or president, to the effect that the conditions set forth in subsections (a) through (f) of this Section 6.02 and Section 6.01(k) have been satisfied, to the best knowledge of the officer executing the same;

     (h) Opinions of SWB's Counsel. Alliance Bancorp shall have received an opinion of Muldoon, Murphy & Faucette, counsel to SWB, dated the Closing Date, in form and substance reasonably satisfactory to Alliance Bancorp and its counsel to the effect set forth on Exhibit 6.3 attached hereto;

     (i) Registration Statement. The Registration Statement shall be effective under the Securities Act and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; and all required approvals by state securities or "blue sky" authorities with respect to the transactions contemplated by this Agreement, shall have been obtained;

     (j) Tax Opinion. Alliance Bancorp shall have received an opinion of Luse Lehman Gorman Pomerenk & Schick, P.C., its counsel, substantially to the effect set forth on Exhibit 6.3 attached hereto;

     (k) Pooling Letter. Alliance Bancorp shall have received (i) an opinion from KPMG Peat Marwick LLP to the effect that the Company Merger will be treated as a "pooling of interest," as defined by GAAP, for financial accounting purposes and (ii) a letter, in a form satisfactory to KPMG Peat Marwick, LLP, from SWB's independent auditor representing that they are not aware of any transactions or of any events or circumstances that would preclude the Merger from being treated as a "pooling of interest" for financial accounting purposes;

     (l) Liquidation Account. Neither the Merger or consummation of the Plan of Merger shall require Alliance Bancorp or SWB to distribute to depositors the liquidation account established by Southwest Federal in connection with its conversion from mutual to stock form;

     (m) Approval of Alliance Bancorp's Shareholders. This Agreement shall have been approved by the shareholders of Alliance Bancorp by such vote as is required under applicable Delaware law, Alliance Bancorp's certificate of incorporation and bylaws and under Nasdaq requirements applicable to it; and

     (n) Investment Banking Opinion. Alliance Bancorp shall have received the written opinion from FBR on or before the date of this Agreement and updated in writing as of a date within five (5) days of mailing the Prospectus/Proxy Statement to the effect that the Merger is fair to Alliance Bancorp.

                                  ARTICLE VII
                       TERMINATION, WAIVER AND AMENDMENT

     Section 7.01 Termination. This Agreement may be terminated on or at any time prior to the Closing Date:

     (a)  By the mutual written consent of the parties hereto;

     (b)  By Alliance Bancorp or SWB:

          (i) if there shall have been any breach of any representation, warranty, covenant or other obligation of Alliance Bancorp which results in a Material Adverse Effect with respect to Alliance Bancorp, on the one hand, or of SWB which results in a Material Adverse Effect with respect to SWB, on the other hand, and such breach cannot be, or shall not have been, remedied within 30 days after receipt by such other party of notice in writing specifying the nature of such breach and requesting that it be remedied;

          (ii) if the Closing Date shall not have occurred on or before September 30, 1998, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth in this Agreement required to be performed or observed by such party on or before the Closing Date; or

          (iii) if either party has been informed in writing by a Regulatory Authority whose approval or consent has been requested that such approval or consent is unlikely to be granted, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth herein required to be performed or observed by such party on or before the Closing Date; or

          (iv) by either Alliance Bancorp or SWB if any approval of the shareholders of Alliance Bancorp or SWB required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of shareholders or at any adjournment or postponement thereof.

     (c) By Alliance Bancorp by written notice to SWB within four days of the Closing Date if the Alliance Bancorp Market Value shall be less than $19.875, provided that Alliance Bancorp's determination to terminate this Agreement shall be nullified if SWB provides written notice, within three days of the receipt of notice provided to it by Alliance Bancorp, stating that it wants to proceed with the Company Merger, in which event the Exchange Ratio shall be 1.3579.

     Section 7.02. Effect of Termination. If this Agreement is terminated pursuant to Section 7.01 hereof, this Agreement shall forthwith become void (other than Section 6.02(d), Section 6.10(b)(iii) and Section 8.01 hereof, which shall remain in full force and effect), and there shall be no further liability on the part of Alliance Bancorp or SWB to the other, except that no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

                                 ARTICLE VIII
                                 MISCELLANEOUS

     Section 8.01. Expenses. (a) Except for the cost of printing and mailing the Proxy Statement/Prospectus which shall be shared equally, and except as provided herein, each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel.

     (b) In the event of any termination of this Agreement by a party pursuant to Section 7.01(b)(i) hereof based on a breach of a representation or warranty, or the breach of a covenant, by the other party hereto, the breaching party shall pay to the non-breaching party all out-of-pocket costs and expenses, including, without limitation, reasonable legal, accounting and investment banking fees and expenses, incurred by the non-breaching party in connection with entering into this

Agreement and carrying out of any and all acts contemplated hereunder, plus a sum equal to $500,000; provided, however, that this clause shall not be construed to relieve or release a breaching party from any additional liabilities or damages arising out of its willful breach of any provision of this Agreement.

     Section 8.02. Non-Survival of Representations and Warranties. All representations, warranties and, except to the extent specifically provided otherwise herein, agreements and covenants, other than those covenants set forth in Sections 6.05, and 6.11(a), (c), (d) and (e) which will survive the Merger, shall terminate on the Closing Date.

     Section 8.03. Amendment, Extension and Waiver. Subject to applicable law, at any time prior to the consummation of the transactions contemplated by this Agreement, the parties may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of either party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained in Articles V and VI hereof or otherwise. This Agreement may not be amended except by an instrument in writing authorized by the respective Boards of Directors and signed, by duly authorized officers, on behalf of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

     Section 8.04. Entire Agreement. This Agreement, including the documents and other writings referred to herein or delivered pursuant hereto, contains the entire agreement and understanding of the parties with respect to its subject matter. This Agreement supersedes all prior arrangements and understandings between the parties, both written or oral with respect to its subject matter. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors; provided, however, that nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities other than pursuant to Sections 2.04, 2.05(g), 5.05, and 5.11(a), (c) and (d), with respect to indemnification, employee benefits and certain other matters, and provided, further, that any such rights, remedies, obligations or liabilities conferred pursuant to Sections 5.11(b) and (d) shall terminate and expire one (1) year from the Effective Date.

     Section 8.05. No Assignment. Neither party hereto may assign any of its rights or obligations hereunder to any other person, without the prior written consent of the other party hereto.

     Section 8.06. Notices. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by prepaid registered or certified mail (return receipt requested), or sent by telecopy, addressed as follows:

          (a)  If to Alliance Bancorp, to:

               Alliance Bancorp
               One Grant Square
               Hinsdale, Illinois  60522
               Attention:  Mr. Fredric G. Novy
                           Chairman of the Board


     with a copy to:       Luse Lehman Gorman Pomerenk & Schick, PC
                           5335 Wisconsin Avenue, NW
                           Washington, D.C. 20015
                           Attention:  John J. Gorman, Esq.
                                       Robert Lipsher, Esq.

          (b)  If to SWB, to:

               Southwest Bancshares, Inc.
               4062 Southwest Highway
               Hometown, Illinois  60456
               Attn:  Richard E. Webber
                      President and Chief Financial Officer

     with a copy to:

                         Muldoon, Murphy & Faucette
                         5101 Wisconsin Avenue, N.W.
                         Washington, D.C.  20016
                         Attn:  Mary M. Sjoquist, Esq.


     Section 8.07. Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

     Section 8.08. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

     Section 8.09. Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

     Section 8.10. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic internal law (including the law of conflicts of law) of the State of Delaware.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                   ALLIANCE BANCORP

                                   By:  /s/ Fredric G. Novy
                                        ----------------------------------
                                        Fredric G. Novy
                                        Chairman of the Board




                                   SOUTHWEST BANCSHARES, INC.

                                   By:  /s/ Richard E. Webber
                                        ----------------------------------
                                        Richard E. Webber
                                        President and Chief Financial Officer

                                                                       EXHIBIT A

                             STOCK OPTION AGREEMENT

     STOCK OPTION AGREEMENT, dated December 16, 1997, between Alliance Bancorp, a Delaware corporation ("Grantee") and Southwest Bancshares, Inc. ("Issuer"), a Delaware corporation.

                              W I T N E S S E T H:

     WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Merger dated December 16, 1997 (the "Merger Agreement"), which agreement has been executed by the parties hereto prior to this Agreement; and

     WHEREAS, as a condition to Grantee's entering into the Merger Agreement and in consideration therefor, Issuer has agreed to grant Grantee the Option (as hereinafter defined):

     NOW, THEREFORE. in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

     1. (a)    Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to 297,471 fully paid and nonassessable shares of its common stock, par value $0.01 per share ("Common Stock"), at a price of $25.50 per share (such price, as adjusted if applicable, the "Option Price"); provided, however, that in the event Issuer issues or agrees to issue any shares of Common Stock (other than as permitted under the Merger Agreement) at a price less than $25.50 per share, such Option Price shall be equal to such lesser price. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

        (b) In the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement), the number of shares of Common Stock subject to the Option shall be increased so that, after such issuance, it equals 9.9% of the number of shares of Common Stock then issued and outstanding, giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Merger Agreement.

     2. (a)    The holder or holders of the Option (including Grantee or any subsequent transferee(s)) (the "Holder") may exercise the Option, in whole or part, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), provided that the Holder shall have sent the written notice of such exercise (as provided in subsection (e) of this Section 2) within 180 days following the first such Subsequent Triggering Event. Each of the following shall be an Exercise Termination Event: (i) the Company Merger Effective Time (as defined in the Merger Agreement); (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event; or (iii) the passage of twelve months after termination of the Merger Agreement if such termination follows or occurs at the same time as the occurrence of an Initial Triggering Event.

     (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

          (i) Issuer or any of its Subsidiaries (each an "Issuer Subsidiary"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, and the rules and regulations thereunder (the "1934 Act")) other than Grantee or any of its Subsidiaries (each a "Grantee Subsidiary"). For purposes of this Agreement, "Acquisition Transaction" shall mean (x) a merger or consolidation, or any similar transaction, involving Issuer or any Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated by the SEC) of Issuer, (y) a purchase, lease or other acquisition of all or substantially all of the assets of Issuer or any Significant Subsidiary of Issuer, or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of beneficial ownership of securities representing 25% or more of the voting power of Issuer or any Significant Subsidiary of Issuer, provided that the term "Acquisition Transaction" does not include any internal merger or consolidation involving only Issuer and/or Issuer Subsidiaries;

          (ii)(A) Any person other than Grantee, or any Grantee Subsidiary, or any Issuer Subsidiary acting in a fiduciary capacity (collectively, "Excluded Persons"), alone or together with such person's affiliates and associates (as such terms are defined in Rule 12b-2 under the 1934 Act) shall have acquired beneficial ownership or the right to acquire beneficial ownership of 25% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Option Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder) or (B) any group (as such term is defined in Section 13(d)(3) of the 1934 Act), other than a group of which only Excluded Persons are members, shall have been formed that beneficially owns 25% or more of the shares of Common Stock then outstanding;

          (iii) Any person other than Grantee or any Grantee Subsidiary shall have made a bona fide proposal to Issuer or its shareholders by public announcement or written communication that is or becomes the subject of public disclosure to (A) engage in an Acquisition Transaction or (B) commence a tender or exchange offer the consummation of which would result in such person acquiring beneficial ownership of securities representing 25% or more of Issuer's voting power;

          (iv) The Board of Directors of Issuer shall have failed to recommend to its stockholders the adoption of the Merger Agreement or shall have withdrawn, modified or changed its recommendation in a manner adverse to Grantee;

          (v) After a proposal is made by a third party (other than an Excluded Person) to Issuer to engage in an Acquisition Transaction, Issuer shall have intentionally and knowingly breached any representation, warranty, covenant or agreement contained in the Merger Agreement and such breach (x) would entitle Grantee to terminate the Merger Agreement pursuant to Section 7.01(b) therein (without regard to any grace period provided for therein) and (y) shall not have been cured prior to the Notice Date (as defined below); or

          (vi) Any person other than Grantee or any Grantee Subsidiary, other than in connection with a transaction to which Grantee has given its prior written consent, shall have filed an application or notice with the Office of Thrift Supervision ("OTS") or other federal or state bank regulatory authority, for approval to engage in an Acquisition Transaction.

     (c) The term "Subsequent Triggering Event" shall mean either of the following events or transactions occurring after the date hereof:

          (i) The acquisition by any person other than an Excluded Person of beneficial ownership of 25% or more of the then outstanding Common Stock; or

          (ii) The occurrence of the Initial Triggering Event described in subparagraph (i) of subsection (b) of this Section 2.

     (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (together, a "Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

     (e) In the event the Holder is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which is herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided that if prior notification to or approval of the OTS or any other regulatory agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

     (f) At each closing referred to in subsection (e) of this Section 2, the Holder shall pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer, provided that failure or refusal of Issuer to designate such a bank account shall not preclude the Holder from exercising the Option.

     (g) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder.

     (h) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

          "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933 ("1933 Act") in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

     (i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

     3. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer;
(iii) promptly to take all action as may from time to time be required (including (x) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. Section 18a and regulations promulgated thereunder and (y) in the event, under the Home Owners' Loan Act, as amended ("HOLA"), or the Change in Bank Control Act of 1978, as amended, or any state banking law, prior approval of or notice to the OTS, or to any state regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the OTS or such state regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

     4. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Stock Option Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

     5. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, in the event of any change in Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares, distributions, or the like, the type and number, and/or the price, of shares of Common Stock purchasable upon exercise hereof shall be appropriately adjusted, and proper provision shall be made in the agreements governing such transaction so that the Holder shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Holder would have received in respect of the Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable.

     6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer (including any successor thereto) shall, at the request of the Holder delivered at the time of and together with a written notice of exercise in accordance with Section 2(e) hereof (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a shelf registration statement under the 1933 Act covering any shares issued or issuable pursuant to this Option and shall use its best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by the Holder. Issuer will use its best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. The Holder shall have the right to demand not more than two such registrations under this Agreement and all other agreements, for which this agreement may be exchanged pursuant to Section 4 hereof; provided, however, that Issuer shall be required to bear the expenses related only to the first such registration, and the Holder shall bear such expenses to the extent related to the second. The foregoing notwithstanding, if, at the time of any request by the Holder for registration of Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the inclusion of the Holder's Option or Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; and provided, however, that if such reduction occurs, then the Issuer shall file a registration statement for the balance as promptly as practical and no reduction shall thereafter occur. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for the Issuer. Upon receiving any request under this
Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies.

     7.(a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its Subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its Subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

     (b)  The following terms have the meanings indicated:

          (1) "Acquiring Corporation" shall mean (i) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a merger in which Issuer is the continuing or surviving person, and (iii) the transferee of all or substantially all of Issuer's assets.

          (2) "Substitute Common Stock" shall mean the shares of capital stock (or similar equity interest) with the greatest voting power with respect of the election of directors (or other persons similarly responsible for direction of the business and affairs) of the issuer of the Substitute Option.

          (3) "Assigned Value" shall mean the highest of (i) the price per share of Common Stock at which a tender offer or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer, or (iii) in the event of a sale of all or substantially all of Issuer's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder.

          (4) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the six months immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of Common Stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

     (c) The Substitute Option shall have the same terms and conditions as the Option, provided, that if any term or condition of the Substitute Option cannot, for legal reasons, be the same as the Option, such term or condition shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

     (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to (i) the product of (A) the Assigned Value and (B) the number of shares of Common Stock for which the Option is then exercisable, divided by (ii) the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction the numerator of which shall be the number of shares of Common Stock for which the Option is then exercisable and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

     (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 9.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option.

     (f)  Issuer shall not enter into any transaction described in subsection
(a) of this Section 7 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

     8. The 180-day period for exercise of certain rights under Sections 2 and 6 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights, and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise.

     9. Repurchase at the Option of Holder. (a) At the request of Holder at any time commencing upon the first occurrence of a Repurchase Event (as defined in Section 9(d)) and ending 12 months immediately thereafter, Issuer shall repurchase from Holder (i) the Option and (ii) all shares of Issuer Common Stock purchased by Holder pursuant hereto with respect to which Holder then has beneficial ownership. The date on which Holder exercises its rights under this
Section 9 is referred to as the "Request Date". Such repurchase shall be at an aggregate price (the "Section 9 Repurchase Consideration") equal to the sum of:

          (i) the aggregate Option Price paid by Holder for any shares of Issuer Common Stock acquired pursuant to the Option with respect to which Holder then has beneficial ownership;

          (ii) the excess, if any, of (x) the Applicable Price (as defined below) for each share of Common Stock over (y) the Option Price (subject to adjustment pursuant to Sections 1 and 5), multiplied by the number of shares of Common Stock with respect to which the Option has not been exercised; and

          (iii) the excess, if any, of the Applicable Price over the Option Price (subject to adjustment pursuant to Sections 1 and 5) paid (or, in the case of Option Shares with respect to which the Option has been exercised but the Closing Date has not occurred, payable) by Holder for each share of Common Stock with respect to which the Option has been exercised and with respect to which Holder then has beneficial ownership, multiplied by the number of such shares.

          (b) If Holder exercises its rights under this Section 9, Issuer shall, within 10 business days after the Request Date, pay the Section 9 Repurchase Consideration to Holder in immediately available funds, and contemporaneously with such payment, Holder shall surrender to Issuer the Option and the certificates evidencing the shares of Common Stock purchased thereunder with respect to which Holder then has beneficial ownership, and Holder shall warrant that it has sole record and beneficial ownership of such shares and that the same are then free and clear of all liens. Notwithstanding the foregoing, to the extent that prior notification to or approval of any federal or state regulatory authority is required in connection with the payment of all or any portion of the Section 9 Repurchase Consideration, Holder shall have the ongoing option to revoke its request for repurchase pursuant to Section 9, in whole or in part, or to require that Issuer deliver from time to time that portion of the
Section 9 Repurchase Consideration that it is not then so prohibited from paying and promptly file the required notice or application for approval and expeditiously process the same (and each party shall cooperate with the other in the filing of any such notice or application and the obtaining of any such approval). If any federal or state regulatory authority disapproves of any part of Issuer's proposed repurchase pursuant to this Section 9, Issuer shall promptly give notice of such fact to Holder. If any federal or state regulatory authority prohibits the repurchase in part but not in whole, then Holder shall have the right (i) to revoke the repurchase request or (ii) to the extent permitted by such regulatory authority, determine whether the repurchase should apply to the Option and/or Option Shares and to what extent to each, and Holder shall thereupon have the right to exercise the Option as to the number of Option Shares for which the Option was exercisable at the Request Date less the sum of the number of shares covered by the Option in respect of which payment has been made pursuant to Section 9(a)(ii) and the number of shares covered by the portion of the Option (if any) that has been repurchased. Holder shall notify Issuer of its determination under the preceding sentence within five (5) business days of receipt of notice of disapproval of the repurchase.

     Notwithstanding anything herein to the contrary, all of Holder's rights under this Section 9 shall terminate on the date of termination of this Option pursuant to Section 2(a).

          (c) For purposes of this Agreement, the "Applicable Price" means the highest of (i) the highest price per share of Common Stock paid for any such share by the person or groups described in Section 9(d)(i), (ii) the price per share of Common Stock received by holders of Common Stock in connection with any merger or other business combination transaction described in Section 7(a)(i), 7(a)(ii) or 7(a)(iii), or (iii) the highest closing sales price per share of Issuer Common Stock quoted on the Nasdaq National Market System (or if Issuer Common Stock is not quoted on the Nasdaq National Market System, the highest bid price per share as quoted on the principal trading market or securities exchange on which such shares are traded as reported by a recognized source chosen by Holder) during the 40 business days preceding the Request Date; provided, however, that in the event of a sale of less than all of Issuer's assets, the Applicable Price shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by Holder, divided by the number of shares of Common Stock outstanding at the time of such sale. If the consideration to be offered, paid or received pursuant to either of the foregoing clauses (i) or (ii) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm selected by Holder and reasonably acceptable to Issuer, which determination shall be conclusive for all purposes of this Agreement.

          (d) As used herein, "Repurchase Event" shall occur if (i) any person (other than Grantee or any subsidiary of Grantee) shall have acquired beneficial ownership of (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 50% or more of the then outstanding shares of Issuer Common Stock, or (ii) any of the transactions described in Section 7(a)(i), 7(a)(ii) or 7(a)(iii) shall be consummated.


     10.  Issuer hereby represents and warrants to Grantee as follows:

     (a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer. This Agreement is the valid and legally binding obligation of Issuer.

     (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

     (c) Issuer has taken all necessary action to exempt this Agreement, and the transactions contemplated hereby and thereby from, and this Agreement and the transactions contemplated hereby and thereby are exempt from, (i) any applicable state takeover laws, (ii) any state laws limiting or restricting the voting rights of stockholders and (iii) any provision in its or any of its subsidiaries' articles of incorporation, certificate of incorporation, charter or bylaws restricting or limiting stock ownership or the voting rights of stockholders.

     (d) The execution, delivery and performance of this Agreement does not or will not, and the consummation by Issuer of any of the transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, its certificate of incorporation or bylaws, or the comparable governing instruments of any of its subsidiaries, or (ii) a breach or violation of, or a default under, any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation of it or any of its subsidiaries (with or without the giving of notice, the lapse of time or both) or under any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or nongovernmental permit or license to which it or any of its subsidiaries is subject, that would, in any case referred to in this clause
(ii), give any other person the ability to prevent or enjoin Issuer's performance under this Agreement in any material respect.

     11.  Grantee hereby represents and warrants to Issuer that:

     (a) Grantee has full corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.

     (b) This Option is not being acquired with a view to the public distribution thereof and neither this Option nor any Option Shares will be transferred or otherwise disposed of except in a transaction registered or exempt from registration under applicable federal and state securities laws and regulations.

     12. Neither of the parties hereto may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except (i) to any wholly-owned Subsidiary or (ii) that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder to one or more transferees.

     13. Each of Grantee and Issuer will use its best efforts to make all filings with, and to obtain consents of all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement.

     14. Notwithstanding anything to the contrary herein, in the event that the Holder or any Related Person thereof is a person making an offer or proposal to engage in an Acquisition Transaction (other than the transactions contemplated by the Merger Agreement), then in the case of a Holder or any Related Person thereof, the Option held by it shall immediately terminate and be of no further force or effect. A Related Person of a Holder means any Affiliate (as defined in Rule 12b-2 of the rules and regulations under the 1934 Act) of the Holder and any person that is the beneficial owner of 20% or more of the voting power of the Holder.

     15. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

     16. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire the full number of shares of Common Stock provided in Section 1(a) hereof (as adjusted pursuant to Section 1(b) or Section 5 hereof), it is the express intention of Issuer to allow the Holder to acquire such lesser number of shares as may be permissible, without any amendment or modification hereof.

     17. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

     18. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     19. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     20. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel. Notwithstanding anything to the contrary contained herein or in the Merger Agreement, in the event a Subsequent Triggering Event shall occur prior to an Exercise Termination Event, Issuer shall pay to Grantee upon demand the amount of the expenses incurred by Grantee in connection with this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby.

     21. Except as otherwise expressly provided herein, or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and, as permitted herein, assignees, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

     22. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers, all as of the date first above written.



                              ALLIANCE BANCORP


                              BY:   /s/ Fredric G. Novy
                                    ---------------------------------
                                    Fredric G. Novy
                                    Chairman of the Board



                              SOUTHWEST BANCSHARES, INC.



                              BY:   /s/ Richard E. Webber
                                    ---------------------------------
                                    Richard E. Webber
                                    President and Chief Financial Officer

                                                                     EXHIBIT 2.1



                                PLAN OF MERGER

                                      OF

                      SOUTHWEST FEDERAL SAVINGS AND LOAN

                            ASSOCIATION OF CHICAGO

                                     INTO

                             LIBERTY FEDERAL BANK


     PLAN OF MERGER, dated as of the 16th day of December, 1997 by and between Liberty Federal Bank, a savings bank chartered under the laws of the United States of America (the "Bank" or the "Resulting Bank"), and Southwest Federal Savings and Loan Association of Chicago, a savings association chartered under the laws of the United States of America ("Southwest Federal"), such institutions being sometimes hereinafter called the "Constituent Associations" or, individually, "Constituent Association".


                                  WITNESSETH:

     WHEREAS, all of the outstanding capital stock of the Bank is owned directly by Alliance Bancorp ("Alliance Bancorp");

     WHEREAS, Alliance Bancorp, parent corporation of the Bank, and Southwest Bancshares, Inc. ("SWB"), parent corporation of Southwest Federal, have entered into an Agreement and Plan of Merger ("Merger Agreement") pursuant to which, following the merger of SWB with and into Alliance Bancorp, Southwest Federal shall be merged with and into the Bank; and

     WHEREAS, the Boards of Directors of the Bank and of Southwest Federal each believe that it is in the best interests of their institutions and their stockholders to merge the Bank and Southwest Federal into a single federally chartered savings bank in order that (i) the merged institution may operate with an improved competitive position and operating efficiency and (ii) the parent company of the Bank, Alliance Bancorp, will retain the advantage of a unitary savings and loan holding company status.

     NOW, THEREFORE, in consideration of the mutual covenants, agreements and provisions hereinafter contained, and for the purpose of prescribing the terms and conditions of said merger and mode of carrying the same into effect, the Bank and Southwest Federal have agreed and do hereby agree and covenant as follows:

     1. Plan of Merger: The merger provided for herein shall be effected as follows:

     (a) The execution and delivery of this Agreement by the Bank and Southwest Federal shall have been duly approved by at least a two-thirds (2/3) vote of the Boards of Directors of the Bank and Southwest Federal, respectively.

     (b) The Office of Thrift Supervision ("OTS") or any successor thereto shall have approved the merger.

     (c) The merger shall be approved by the shareholder of the Bank and by the shareholder of Southwest Federal.

     (d)  Thereupon Southwest Federal shall be merged with and into the Bank.

     2. Effect of Merger. When this Plan of Merger shall become effective in accordance with the laws and regulations of the United States of America:

     (a) The separate existence of Southwest Federal shall cease and Southwest Federal shall be merged into the Bank, which shall be the savings bank resulting from the merger and shall continue its existence under the name "Liberty Federal Bank." The date on which such merger becomes effective is hereinafter called the "Bank Merger Effective Date."

     (b)  The Charter and Bylaws of the Bank, as in effect at the Bank
Merger Effective Date, shall be the Charter and Bylaws of the Resulting Bank and may thereafter be amended in accordance with applicable law.

     (c) The Directors of the Resulting Bank from and after the Bank Merger Effective Date shall be nine (9) in number, and shall be those persons whose names, residence addresses and terms of office are identified in Exhibit 1 hereto.

     (d) The executive officers of the Bank following the Bank Merger Effective Date shall be those persons in office immediately prior to the Bank Merger Effective Date.

     (e) All savings accounts of Southwest Federal shall be and become savings accounts in the Resulting Bank without change in their respective terms, maturity, minimum required balances or withdrawal value. Each savings account of Southwest Federal shall, as of the Bank Merger Effective Date, be considered, for purpose of interest paid by the Resulting Bank thereafter, as if it had been a savings account of the Resulting Bank at the time said savings account was opened in Southwest Federal and at all times thereafter until such account ceases to be a savings account of the Resulting Bank. Appropriate evidence of savings account ownership interest in the Resulting Bank shall be provided by the Resulting Bank to each savings account holder of Southwest Federal, as necessary, after consummation of the merger.

     (f) All savings accounts of the Bank prior to consummation of the merger shall continue to be savings accounts in the Resulting Bank after consummation of the merger without any change whatsoever in any of the provisions of such savings accounts, including, without limitation, their respective terms, maturity, minimum required balances or withdrawal value.

     (g) All of the assets, properties, obligations and liabilities of every kind and character, real, personal and mixed, tangible and intangible, choses in action, rights, and credits then owned by either the Bank or Southwest Federal, or which would inure or be subject to either of them, shall immediately by operation of law and without any conveyance or transfer and without any further act or deed, be vested in and become the property and obligations of the Resulting Bank which shall have, hold and enjoy the same in its own right as fully and to the same extent as the same were possessed, held and enjoyed by the Bank and Southwest Federal immediately prior to the consummation of the merger. The Resulting Bank shall be deemed to be and shall be a continuation of the entity and identity both of the Bank and of Southwest Federal and the rights and obligations of the Bank and of Southwest Federal shall remain unimpaired; and the Resulting Bank, upon the consummation of the merger, shall succeed to all of such rights and obligations and the duties and liabilities connected therewith.

     (h) The main office of the Bank at One Grant Square, Hinsdale, Illinois, shall be the main office of the Resulting Bank and branch offices thereof will be located at the locations set forth in Exhibit 2 hereof.

     (i) The liquidation account of Southwest Federal as in effect as of the Bank Merger Effective Date shall be assumed in full by the Resulting Bank.


     3.   Disposition of Shares:

     (a) All of the shares of Southwest Federal capital stock issued and outstanding on the Bank Merger Effective Date, and all rights in respect thereof, shall be cancelled.

     (b) The shares of capital stock of the Bank outstanding immediately prior to consummation of the Bank Merger shall constitute the only outstanding shares of capital stock of the Resulting Bank following consummation of the merger.

     4. Effective Date of Merger. The merger provided for herein shall become effective on the date of endorsement of the Articles of Combination by the Secretary of the OTS (the "Bank Merger Effective Date"). The merger shall not be effective unless and until approved by the OTS. The merger shall also not be effective until after the effective date of the merger of SWB with and into Alliance Bancorp as set forth in the Merger Agreement by and between SWB and Alliance Bancorp.

     5. Action by Shareholders: The shareholders of the Bank and Southwest Federal, respectively, shall take appropriate action to vote to approve this Plan of Merger.

     6. Condition of Closing: The obligations of the parties hereto to consummate the transactions contemplated herein shall be subject to approval by the OTS and fulfillment or wavier (as may be applicable) of the conditions set forth in Article V of the Merger Agreement.

     7. Amendment: This Agreement may be amended or modified at any time by a written instrument signed by the Bank and Southwest Federal.

     8. Paragraph Headings: The paragraph headings in this Plan of Merger are for convenience only; they form no part of this Plan of Merger and shall not affect its interpretation.

     9. Governing Law: This Plan of Merger shall be governed by laws of the State of Illinois, except to the extent federal law governs.

     10. Termination. This Plan of Merger shall automatically terminate without any further action of the parties hereto upon termination of the Merger Agreement.

     11. Miscellaneous: This Plan of Merger may be executed in counterparts, each of which shall be deemed an original and all of which constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Plan of Merger to be executed on their behalf by their duly authorized representatives as of the day and year first above written.


SOUTHWEST FEDERAL SAVINGS AND       LIBERTY FEDERAL BANK
LOAN ASSOCIATION OF CHICAGO



By:                                                By:



/s/ Richard E. Webber                              /s/ Fredric G. Novy
-------------------------------------              ---------------------------
Richard E. Webber                                  Fredric G. Novy
President and Chief Executive Officer              Chairman of the Board

                                                                     APPENDIX II


            PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION
                                      OF
                               ALLIANCE BANCORP

FOURTH:   A.  The total number of shares of all classes of stock which the
------
Corporation shall have authority to issue is twenty-two million five hundred thousand (22,500,000) consisting of:

     1. one million five hundred thousand (1,500,000) shares of Preferred Stock, par value one cent ($.01) per share (the "Preferred Stock"); and

     2. twenty-one million (21,000,000) shares of Common Stock, par value one cent ($.01) per share (the "Common Stock").

                                                                    APPENDIX III


              [FREIDMAN, BILLINGS, RAMSEY & CO., INC. LETTERHEAD]



                               December 16, 1997


Board of Directors
Alliance Bancorp
One Grant Square
Hinsdale, IL  60521

Board of Directors:

You have requested that Friedman, Billings, Ramsey & Co., Inc. ("FBR"), provide you with its opinion as to the fairness, from a financial point of view, to holders of common stock ("Stockholders") of Alliance Bancorp ("Alliance") of the Consideration (as hereinafter defined) to be paid by Alliance pursuant to the Agreement and Plan of Merger by and between Alliance and Southwest Bancshares, Inc. ("SWBI"), dated December 16, 1997 (the "Merger Agreement"), pursuant to which SWBI will be merged with and into Alliance (the "Merger"). The Merger Agreement provides, among other things, that each issued and outstanding share of common stock of SWBI shall be converted into the right to receive from Alliance 1.1981 shares of Alliance common stock (the "Consideration"), subject to certain terms and conditions including pricing "collars" on the number of shares of Alliance common stock to be received by the stockholders of SWBI. Additionally, each option to purchase shares of SWBI common stock shall be converted into an option to purchase Alliance common stock, subject to certain terms and conditions. The Merger Agreement will be considered at a meeting of the Stockholders of Alliance. The terms of the Merger are more fully set forth in the Merger Agreement.

In delivering this opinion, FBR has completed the following tasks:

1. reviewed SWBI Annual Report to Stockholders for the fiscal year ended December 31, 1996 and SWBI Annual Reports on Form 10-K filed with the Securities and Exchange Commission (the "SEC") for the fiscal years ended December 31, 1995 and 1996;

2. reviewed Hinsdale Financial Corp.'s Annual Report on Form 10-K filed with the SEC for the fiscal year ended September 30, 1996 and Liberty Bancorp's Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 1996;

3. reviewed SWBI Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1997, June 30, 1997 and September 30, 1997 filed with the SEC;

4. reviewed Alliance's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1997, June 30, 1997 and September 30, 1997 filed with the SEC;

5. reviewed both SWBI's and Alliance's unaudited financial statements for the ten months ended October 31, 1997;

Board of Directors
Alliance Bancorp
December 16, 1997
Page 2

6. reviewed the reported market prices and trading activity for SWBI common stock for the period January 1995 through December 12, 1997 and reviewed the reported market prices and trading activity for Alliance common stock for the period February 11, 1997 through December 12, 1997;

7. discussed the financial condition, results of operations, business and prospects of Alliance and SWBI with the managements of Alliance and SWBI;

8. compared the results of operations and financial condition of Alliance and SWBI with those of certain publicly-traded financial institutions (or their holding companies) that FBR deemed to be reasonably comparable to Alliance or SWBI, as the case may be;

9. reviewed the financial terms, to the extent publicly available, of certain acquisition transactions that FBR deemed to be reasonably comparable;

10. reviewed a copy of the Merger Agreement; and

11. performed such other analyses and reviewed and analyzed such other information as FBR deemed appropriate.

In rendering this opinion, FBR did not assume responsibility for independently verifying, and did not independently verify, any financial or other information concerning Alliance and SWBI furnished to it by Alliance or SWBI, or the publicly-available financial and other information regarding Alliance, SWBI and certain other financial institutions (or their holding companies). FBR has assumed, for the purposes of this opinion, that all such information is accurate and complete. FBR has further relied on the assurances of management of Alliance and SWBI that they are not aware of any facts that would make such financial or other information relating to such entities inaccurate or misleading. With respect to financial forecasts for SWBI and Alliance provided to FBR by their respective management, FBR has assumed, for the purposes of this opinion, that the forecasts have been reasonably prepared on bases reflecting the best available estimates and judgments of such management at the time of preparation as to the future financial performance of SWBI and Alliance, as the case may be. FBR has assumed that there has been no material change in SWBI's assets, financial condition, result of operations, business or prospects since September 30, 1997. FBR did not undertake an independent appraisal of the assets or liabilities of SWBI nor was FBR furnished with any such appraisals. FBR is not an expert in the evaluation of allowances for loan losses, was not requested to and did not review such allowances, and was not requested to and did not review any individual credit files of SWBI. FBR's conclusions and opinion are necessarily based upon economic, market and other conditions and the information made available to FBR as of the date of this opinion. FBR expresses no opinion on matters of a legal, regulatory, tax or accounting nature related to the Merger.

FBR, as part of its institutional brokerage, research and investment banking practice, is regularly engaged in the valuation of securities and the evaluation of transactions in connection with mergers and acquisitions of commercial banks, savings institutions and financial institution holding companies, initial and secondary offerings, mutual-to-stock conversions of savings institutions, as well as business valuations for other corporate purposes for financial institutions and real estate related companies. FBR has experience in, and knowledge of, the valuation of bank and thrift securities in Illinois and the rest of the United States.

Board of Directors
Alliance Bancorp
December 16, 1997
Page 3

FBR has acted as a financial advisor to Alliance in connection with the Merger and will receive a fee for services rendered which is contingent upon the consummation of the Merger. In the ordinary course of FBR's business, it may effect transactions in the securities of Alliance or SWBI for its own account and/or for the accounts of its customers and, accordingly, may at any time hold long or short positions in such securities. From time to time, principals and/or employees of FBR may also have positions in the securities.

Based upon and subject to the foregoing, as well as any such other matters as we consider relevant, it is FBR's opinion, as of the date hereof, that the Consideration is fair, from a financial point of view, to the Stockholders of Alliance.


                         Very truly yours,

                         /s/ Friedman, Billings, Ramsey & Co., Inc.

                         FRIEDMAN, BILLINGS, RAMSEY & CO., INC.

                                                                     APPENDIX IV

                [ROBERT W. BAIRD & CO. INCORPORATED LETTERHEAD]


                                    December 16, 1997



Board of Directors
Southwest Bancshares, Inc.
4062 Southwest Highway
Hometown, IL  60456



Gentlemen:

     Southwest Bancshares, Inc., a Delaware corporation, ( "Southwest") proposes to enter into an Agreement and Plan of Merger (the "Agreement") with Alliance Bancorp, a Delaware corporation ("Alliance"). Pursuant to the Agreement (i) Southwest will merge with and into Alliance (the "Company Merger") at the Company Merger Effective Date (as defined in the Agreement); and (ii) each outstanding share of common stock, par value $0.01 per share (the "Southwest Common Stock") of Southwest (except for those held by Southwest or Alliance or any of their respective subsidiaries) will be converted into the right to receive the number of shares of common stock, par value $0.01 per share (the "Alliance Common Stock") of Alliance equal to the Exchange Ratio (as defined in the Agreement).

     You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of the Southwest Common Stock (other than Alliance and its affiliates).

     Robert W. Baird & Co. Incorporated ("Baird"), as part of its investment banking business, is engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes.

     In conducting our investigation and analysis and in arriving at our opinion herein, we have reviewed such information and taken into account such financial and economic factors as we have deemed relevant under the circumstances. In that connection, we have, among other things: (i) reviewed certain internal information, primarily financial in nature, including projections, concerning the business and operations of Southwest and Alliance furnished to us for purposes of our analysis, as well as publicly available information, including but not limited to, Southwest's and Alliance's recent filings with the Securities and Exchange Commission and equity analyst research reports on

Southwest Bancshares, Inc.
December 16, 1997
Page 2

Southwest and Alliance prepared by various investment banking firms including Baird; (ii) reviewed the draft Agreement in the form presented to Southwest's Board of Directors; (iii) compared the historical market prices and trading activity of the Southwest Common Stock and the Alliance Common Stock with those of certain other publicly traded companies we deemed relevant; (iv) compared the financial position and operating results of Southwest and Alliance with those of other publicly traded companies we deemed relevant; (v) reviewed forecasts pertaining to prospective cost savings following the Company Merger furnished to us by Alliance and deemed reasonable by Southwest; (vi) compared the proposed financial terms of the Company Merger with the financial terms of certain other business combinations involving thrift institutions that we deemed relevant; and
(vii) reviewed the potential pro forma financial effects of the Company Merger on Alliance. We have held discussions with members of Southwest's and Alliance's respective senior management concerning Southwest's and Alliance's historical and current financial condition and operating results, as well as the future prospects of Southwest and Alliance, respectively, and have consulted with Alliance's senior management concerning Alliance's supervisory goodwill lawsuit. As a part of our engagement, we were requested to and did solicit third party indications of interest in acquiring Southwest. We have also considered such other information, financial studies, analysis and investigations and financial, economic and market criteria which we deemed relevant for the preparation of this opinion.

     In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information that was publicly available or provided to us by or on behalf of Southwest and Alliance, and have not been engaged to independently verify any such information. We have assumed, with your consent, that (i) all material assets and liabilities (contingent or otherwise, known or unknown) of Southwest and Alliance are as set forth in their respective financial statements; (ii) the Company Merger will be accounted for under the pooling-of-interests method; (iii) the prospective cost savings currently contemplated by Alliance's and Southwest's management following the Company Merger will be realized; (iv) the Company Merger will be consummated in accordance with the terms of the Agreement without any amendment thereto or waiver by Southwest or Alliance of any condition to their respective obligations; and (v) Alliance will receive all regulatory approvals required to effect the Company Merger without undue delay. We have also assumed that the financial forecasts, including but not limited to Southwest and Alliance management's forecast of prospective cost savings following the Company Merger, examined by us were reasonably prepared on bases reflecting the best available estimates and good faith judgments of Southwest's and Alliance's respective senior managements as to future performance of Southwest and Alliance, respectively. In conducting our review, we have not undertaken nor obtained an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Southwest and Alliance nor have we made a physical inspection of the properties or facilities of Southwest or Alliance. We express no opinion concerning the merits of, or ultimate recovery from, Alliance's supervisory goodwill lawsuit. Our opinion necessarily is based upon economic, monetary and market conditions as they exist and can be evaluated on the date hereof, and does not predict or take into account any changes which may occur, or information which

Southwest Bancshares, Inc.
December 16, 1997
Page 3

may become available, after the date hereof. Furthermore, we express no opinion as to the price or trading range at which the Southwest Common Stock or the Alliance Common Stock will trade following the date hereof.

     Our opinion has been prepared at the request and for the information of the Board of Directors of Southwest, and shall not be used for any other purpose or disclosed to any other party without the prior written consent of Baird; provided, however, that this letter may be reproduced in full in the Prospectus/Proxy Statement to be provided to Southwest's and Alliance's stockholders in connection with the Company Merger. This opinion does not address the relative merits of the Company Merger and any other potential transactions or business strategies considered by Southwest's Board of Directors, and does not constitute a recommendation to any shareholder of Southwest as to how any such shareholder should vote with respect to the Company Merger. Baird will receive a fee for rendering this opinion and a fee upon successful completion of the Company Merger. From time to time, Baird has provided investment banking services to Alliance and its predecessor companies, for which it has received its customary compensation.

     In the ordinary course of our business, we may from time to time trade the securities of Southwest or Alliance for our own account or the accounts of our customers and, accordingly, may at any time hold long or short positions in such securities.

     Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of Southwest Common Stock (other than Alliance and its affiliates).

Very truly yours,

/s/ Robert W. Baird & Co. Incorporated

ROBERT W. BAIRD & CO. INCORPORATED

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article TENTH of the Registrant's Restated Certificate of Incorporation provides for the following indemnification for Directors and Officers.

       A. Each person who was or is made a party-or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

       B. The right to indemnification conferred Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, services to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

       C. If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within sixty days after a written claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its

Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article TENTH or otherwise shall be on the Corporation.

       D. The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, By-laws, agreement, vote of stockholders or Disinterested Directors or otherwise.

       E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

       F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

ITEM 21.  EXHIBITS & FINANCIAL STATEMENT SCHEDULES.

     (a)    Exhibits

            Number       Description
            ------       -----------

             (2) The Agreement and Plan of Merger (included as APPENDIX A to the Joint Proxy Statement/Prospectus).

             (3)(a)      Restated Certificate of Incorporation of Alliance
                         Bancorp./1/

             (3)(b)      By-laws of Alliance Bancorp./2/

             (5) Legal Opinion of Luse Lehman Gorman Pomerenk & Schick, A Professional Corporation.

             (8) Tax opinion of Luse Lehman Gorman Pomerenk & Schick, A Professional Corporation.

             (10)(a) Employment Agreement between Liberty Federal Bank and Mr. Bristol./2/

             (10)(b) Employment Agreements between Fredric G. Novy and Liberty Bancorp, Inc. and Liberty Federal Savings Bank and assumed by the Registrant and its subsidiary./1/

             (10)(c) Employment Agreement between the Company and Howard A. Davis (incorporated by reference from Exhibit 10.3 of Hinsdale Financial's Form 10-K, Annual Report for the fiscal year ended September 30, 1995).

             (10)(d) Form of Change in Control Agreements entered into between Alliance Bancorp and its senior officers./1/

             (10)(e)     Bank Recognition and Retention Plans and Trust./3/

             (10)(f)     Incentive Stock Option Plan./3/

             (10)(g)     Stock Option Plan for Outside Directors./3/

             (10)(h) 1994 Incentive Stock Option Plan (incorporated by reference from the attachments to Hinsdale Financial's Proxy Statement dated December 26, 1994 for the Annual Meeting of Stockholders held on February 8, 1995.)

             (10)(i)     1997 Long-Term Incentive Stock Benefit Plan/4/

             (11)        Computation of per share earnings

             (13) Annual Report to Security Holders/ Form 10-K, as amended (incorporated by reference to such reports as previously filed with the Commission)

             (23)(a)     Consent of KPMG Peat Marwick LLP.

             (23)(b)     Consent of Cobitz, Vandenberg & Fennessy.

             (23)(c) Consent of Luse Lehman Gorman Pomerenk & Schick, A Professional Corporation (contained in Exhibits 5 and 8 included in the Form S-4).

             (23)(d)     Consent of Freidman, Billings, Ramsey & Co., Inc.

             (23)(e)     Consent of Robert W.  Baird & Co., Incorporated

             (24)        Power of Attorney (included in the signature pages).

             (27)        Alliance Bancorp's Financial Data Schedule./1/

             (99) Form of proxy for the Annual Meeting of Stockholders of Alliance Bancorp.

                         Form of proxy for the Annual Meeting of Stockholders of Southwest Bancshares, Inc.

     (b)     Financial Statement Schedules - Not applicable.

     (c)     Not applicable.

     _______________________

     /1/  Incorporated by reference from the Registrant's 1997 From 10-K.

     /2/ Incorporated by reference from Form S-1, Registration Statement, filed on March 31, 1992, Registration No. 33-46877.

     /3/ Incorporated by reference from the attachments to the Proxy Statement dated December 27, 1993 for the Annual Meeting of Stockholders held on February 9, 1994.

     /4/ Incorporated by reference into this document from the attachments to the Proxy Statement dated May 1, 1997 for the Annual Meeting of Stockholders held on May 28, 1997.

ITEM 22.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:


     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any factors or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security-holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (6) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reoffering by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (7) That every prospectus (i) that is filed pursuant to paragraph (6) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 ((S) 230.415) of this chapter), will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (8) That insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions of this Item 22, or otherwise (other than insurance), the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (9) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (10) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hinsdale, State of Illinois, on May 4, 1998.

                                   ALLIANCE BANCORP
                                   ----------------


Date: May 4, 1998
                              By   /s/ Kenne P. Bristol
                                   ------------------------------------------
                                   Kenne P. Bristol
                                   President and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

     By so signing, each of the undersigned in his or her capacity as a director or officer, or both, as the case may be, of the Company, does hereby appoint Kenne P. Bristol, Fredric G. Novy and Richard A. Hojnicki, and each of them, with full power of substitution, his or her true and lawful attorneys or attorney in-fact and agent to execute in his or her name, place or stead, in his or her capacity as a director or officer or both as the case may be, of the Company, any and all amendments thereto and all instruments necessary or incidental in connection therewith, and to file the same with the Securities and Exchange Commission. Each of said attorneys shall have full power and authority to do and perform in the name and on behalf of each of the undersigned, in any and all capacities, every act whatsoever requisite or necessary to be done in the premises as fully and to all intents and purposes as each of the undersigned might or could do in person, hereby ratifying and approving the acts of said attorney and each of them.

Signature                          Title                                   Date
---------                          -----                                   ----
/s/ Kenne P. Bristol               President, Chief Executive Officer      May 4, 1998
-----------------------------                                              ---------------------
Kenne P. Bristol                   and Director

/s/ Fredric G. Novy                Chairman of the Board of                May 4, 1998
-----------------------------                                              ---------------------
Fredric G. Novy                    Directors

/s/ Richard A. Hojnicki            Executive Vice President                May 4, 1998
-----------------------------                                              ---------------------
Richard A. Hojnicki                Chief Financial Officer and
                                   Corporate Secretary
                                   (Principal Financial Officer)

/s/ Ilene M. Bock                  Senior Vice President and Controller    May 4, 1998
-----------------------------                                              ---------------------
Ilene M. Bock                      (Principal Accounting Officer)

/s/ Edward J. Burns                Director                                May 4, 1998
-----------------------------                                              ---------------------
Edward J. Burns

/s/ Howard A. Davis                Director                                May 4, 1998
-----------------------------                                              ---------------------
Howard A. Davis

/s/ Whit G. Hughes                 Director                                May 4, 1998
-----------------------------                                              ---------------------
Whit G. Hughes

/s/ Howard R. Jones                Director                                May 4, 1998
-----------------------------                                              ---------------------
Howard R. Jones

/s/ H. Verne Loeppert              Director                                May 4, 1998
-----------------------------                                              ---------------------
H. Verne Loeppert

/s/ David D. Mill                  Director                                May 4, 1998
-----------------------------                                              ---------------------
David D. Mill

/s/ Edward J. Nusrala              Director                                May 4, 1998
-----------------------------                                              ---------------------
Edward J. Nusrala

/s/ William C. O'Donnell           Director                                May 4, 1998
-----------------------------                                              ---------------------
William C. O'Donnell

/s/ William R. Rybak               Director                                May 4, 1998
-----------------------------                                              ---------------------
William R. Rybak

/s/ Russell F. Stephens, Jr.       Director                                May 4, 1998
-----------------------------                                              ---------------------
Russell F. Stephens, Jr.

/s/ Donald E. Sveen                Director                                May 4, 1998
-----------------------------                                              ---------------------
Donald E. Sveen

/s/ Vernon B. Thomas, Jr.          Director                                May 4, 1998
-----------------------------                                              ---------------------
Vernon B. Thomas, Jr.

                                 EXHIBIT INDEX


            Number       Description
            ------       -----------

             (2) The Agreement and Plan of Merger (included as APPENDIX A to the Joint Proxy Statement/Prospectus).

             (3)(a)      Restated Certificate of Incorporation of Alliance
                         Bancorp./1/

             (3)(b)      By-laws of Alliance Bancorp./2/

             (5) Legal Opinion of Luse Lehman Gorman Pomerenk & Schick, A Professional Corporation.

             (8) Tax opinion of Luse Lehman Gorman Pomerenk & Schick, A Professional Corporation.

             (10)(a) Employment Agreement between Liberty Federal Bank and Mr. Bristol./2/

             (10)(b) Employment Agreements between Fredric G. Novy and Liberty Bancorp, Inc. and Liberty Federal Savings Bank and assumed by the Registrant and its subsidiary./1/

             (10)(c) Employment Agreement between the Company and Howard A. Davis (incorporated by reference from Exhibit 10.3 of Hinsdale Financial's Form 10-K, Annual Report for the fiscal year ended September 30, 1995).

             (10)(d) Form of Change in Control Agreements entered into between Alliance Bancorp and its senior officers./1/

             (10)(e)     Bank Recognition and Retention Plans and Trust./3/

             (10)(f)     Incentive Stock Option Plan./3/

             (10)(g)     Stock Option Plan for Outside Directors./3/

             (10)(h) 1994 Incentive Stock Option Plan (incorporated by reference from the attachments to Hinsdale Financial's Proxy Statement dated December 26, 1994 for the Annual Meeting of Stockholders held on February 8, 1995.)

             (10)(i)     1997 Long-Term Incentive Stock Benefit Plan/4/

             (11)        Computation of per share earnings

             (13) Annual Report to Security Holders/ Form 10-K, as amended (incorporated by reference to such reports as previously filed with the Commission)

             (23)(a)     Consent of KPMG Peat Marwick LLP.

             (23)(b)     Consent of Cobitz, Vandenberg & Fennessy.

             (23)(c) Consent of Luse Lehman Gorman Pomerenk & Schick, A Professional Corporation (contained in Exhibits 5 and 8 included in the Form S-4).

             (23)(d)     Consent of Freidman, Billings, Ramsey & Co., Inc.

             (23)(e)     Consent of Robert W.  Baird & Co., Incorporated

             (24)        Power of Attorney (included in the signature pages).

             (27)        Alliance Bancorp's Financial Data Schedule./1/

             (99) Form of proxy for the Annual Meeting of Stockholders of Alliance Bancorp.

                         Form of proxy for the Annual Meeting of Stockholders of Southwest Bancshares, Inc.

     (b)     Financial Statement Schedules - Not applicable.

     (c)     Not applicable.

     ________________________

     /1/  Incorporated by reference from the Registrant's 1997 From 10-K.

     /2/ Incorporated by reference from Form S-1, Registration Statement, filed on March 31, 1992, Registration No. 33-46877.

     /3/ Incorporated by reference from the attachments to the Proxy Statement dated December 27, 1993 for the Annual Meeting of Stockholders held on February 9, 1994.

     /4/ Incorporated by reference into this document from the attachments to the Proxy Statement dated May 1, 1997 for the Annual Meeting of Stockholders held on May 28, 1997.